UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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ROI Acquisition Corp. II

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ROI ACQUISITION CORP. II
601 Lexington Avenue
51st Floor
New York, New York 10022

Dear ROI Acquisition Corp. II Stockholders and Public Warrantholders:

You are cordially invited to attend the special meeting of stockholders and/or the special meeting of public warrantholders of ROI Acquisition Corp. II, or ROI, on October 23, 2015, at 9:00 a.m., Eastern time, and 9:30 a.m., Eastern time, respectively, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York.

At the special meeting of stockholders, ROI’s stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve an Agreement and Plan of Merger, dated July 23, 2015 and amended on August 19, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India, or Ascend India, Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, or Ascend Holdings, ROI, and NSR-PE Mauritius LLC, a Mauritius private company limited by shares, or NSR (as may be amended, the “Merger Agreement”). Ascend India is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunications operators in India. If the Merger Agreement is approved and ROI consummates the transactions contemplated thereby, which we refer to collectively as the “Business Combination,” then Ascend Holdings, a newly formed entity, will acquire ROI and Ascend India. As a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock at the closing, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, as described below, then ROI’s public stockholders will own approximately 31.8%, ROI’s sponsor, GEH Capital, Inc., or the Sponsor, will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 ROI shares (or approximately 18.1% of ROI’s shares that were included in the units sold in ROI’s initial public offering, or public shares) are redeemed from the trust account that holds the proceeds of ROI’s initial public offering. Due to the redemption of 3,215,528 ROI shares at $10.00 per share in connection with its special meeting of stockholders held to extend the date by which ROI must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading. In addition, Ascend Holdings will issue 2,000,000 of its ordinary shares to NSR and 307,652 of its ordinary shares to the Sponsor (or its designee), which, collectively with the 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. The closing of the Business Combination is subject to a number of conditions, as described herein. See “Summary of the Proxy Statement/Prospectus” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. The parties thereto entered into an Amendment to the Merger Agreement on August 19, 2015 (“the First Amendment to the Merger Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B.

At the special meeting of public warrantholders, ROI’s public warrantholders will be asked to consider and vote on a proposal, which is referred to herein as the “Warrant Amendment Proposal,” to approve and consent to an amendment to the terms of the warrant agreement governing ROI’s outstanding warrants that provides that, upon the consummation of the Business Combination, warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in the accompanying proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares. If all warrantholders were to exercise the option to exchange their warrants, an additional 625,000 ordinary shares of Ascend Holdings would be issued pursuant to this proxy statement/prospectus, resulting in an aggregate of 16,250,000 ordinary shares of Ascend Holdings being offered pursuant to this proxy statement/prospectus. In connection with the Business Combination, Clinton Magnolia Master Fund Ltd., or CMMF, an affiliate of the Sponsor, has agreed to forfeit to

ROI all of the 8,000,000 private placement warrants held by it. Accordingly the private placement warrants will neither survive the Business Combination nor be exchanged for cash or shares at the closing. The approval of the Business Combination Proposal is not conditioned on the approval of the Warrant Amendment Proposal.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

ROI’s common stock, units and warrants are currently listed on the NASDAQ Capital Market under the symbols “ROIQ,” “ROIQU” and “ROIQW,” respectively. Ascend Holdings intends to apply to list its ordinary shares on the NASDAQ Stock Market LLC, or NASDAQ, under the symbol “ASCE” in connection with the closing of the Business Combination. We cannot assure you that Ascend Holdings’ ordinary shares will be approved for listing on NASDAQ. Following the Business Combination, ROI public warrants that remain outstanding, if any, will be assumed by Ascend Holdings and are expected to be quoted on the OTC markets under the symbol “ASCEW”.

As described above, an aggregate of 13,034,472 ordinary shares of Ascend Holdings are being offered pursuant to this proxy statement/prospectus. This proxy statement/prospectus also covers the resale by the persons identified in this proxy statement/prospectus under the heading “Selling Shareholders,” or selling shareholders, of up to 2,353,752 Ascend Holdings ordinary shares received by such selling shareholders in the Business Combination. Each selling shareholder may sell all, some or none of such shares. Ascend Holdings will not receive any proceeds from any such offer or sale by the selling shareholders.

Ascend Holdings is an “emerging growth company” under applicable U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in Ascend Holdings’ securities involves a high degree of risk. See “Risk Factors” beginning on page 33 for a discussion of information that should be considered in connection with investing in Ascend Holdings’ securities.

Pursuant to ROI’s amended and restated certificate of incorporation, ROI is providing its public stockholders with the opportunity to redeem all or a portion of their shares of ROI common stock at a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in ROI’s trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), by (b) the total number of then outstanding shares of common stock that were sold as part of the units in ROI’s initial public offering, which are referred to collectively as public shares, subject to the limitations described herein. The estimated per share redemption price is approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Holders of ROI’s outstanding public warrants do not have redemption rights in connection with the Business Combination.

ROI is providing this proxy statement/prospectus and accompanying proxy card to its stockholders and public warrantholders in connection with the solicitation of proxies to be voted at the special meetings and at any adjournments or postponements of the special meetings. Whether or not you plan to attend the applicable special meeting(s), we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors,” which begins on page 33 ..

ROI’s board of directors has unanimously approved the Merger Agreement and Warrant Agreement Amendment and unanimously recommends that (i) its stockholders vote FOR all of the proposals presented to its stockholders and (ii) its public warrantholders vote FOR all of the proposals presented to its public warrantholders. When you consider the board recommendation of these proposals, you should keep in mind that ROI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder or public warrantholder, as applicable. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination.”

ROI’s board of directors has fixed the close of business on September 18, 2015 as the record date for the determination of stockholders and public warrantholders entitled to notice of and to vote at the special meeting of stockholders and the special meeting of public warrantholders, respectively, and at any adjournments or postponements thereof.

On behalf of the board of directors of ROI, I thank you for your support and we look forward to the successful completion of the Business Combination.

Sincerely,

October 2, 2015
Thomas J. Baldwin Chairman of the Board and Chief Executive Officer

This proxy statement/prospectus is dated October 2, 2015, and is first being mailed to stockholders and public warrantholders of ROI on or about October 2, 2015.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ROI ACQUISITION CORP. II
601 Lexington Avenue
51st Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF ROI ACQUISITION CORP. II
To Be Held On October 23, 2015

To the Stockholders of ROI Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of ROI Acquisition Corp. II, a Delaware corporation (“ROI” or the “Company”), will be held at 9:00 a.m., Eastern time, on Friday, October 23, 2015, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal — to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated July 23, 2015 and amended on August 19, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (“Ascend India”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Ascend Holdings”), ROI, and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (as may be amended, the “Merger Agreement”), and the transactions contemplated thereby (the “Business Combination” and the proposal, the “Business Combination Proposal”);

(2) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Business Combination Proposal or that one or more closing conditions under the Merger Agreement will not be satisfied (the “Adjournment Proposal”); and

(3) to consider and transact such other procedural matters as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of ROI’s common stock at the close of business on September 18, 2015 are entitled to notice of the special meeting of stockholders and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of ROI’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at ROI’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

ROI is also holding a special meeting of its public warrantholders where its public warrantholders will be asked to consider and vote on a proposal (the “Warrant Amendment Proposal”) to approve and consent to an amendment to the warrant agreement governing ROI’s outstanding warrants that provides that, upon the consummation of the Business Combination, warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in the proxy statement/prospectus relating to the Business Combination will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares.

Approval of the Business Combination Proposal at the special meeting requires the affirmative vote of holders of a majority of the outstanding shares of ROI common stock. GEH Capital, Inc., ROI’s sponsor, holders of ROI’s common stock issued prior to its initial public offering and ROI’s officers and independent directors have agreed to vote their shares of common stock, which in the aggregate constitute 33.8% of ROI’s outstanding common stock, and any other shares held by them in favor of the Business Combination Proposal. The board of directors of Ascend Holdings has already approved the Merger Agreement.

Pursuant to ROI’s amended and restated certificate of incorporation, ROI is providing its public stockholders with the opportunity to redeem all or a portion of their shares of ROI common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of ROI’s initial public offering as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), upon the closing of the Business Combination. The estimated per share redemption price is $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, her or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. The holders of ROI shares issued prior to its initial public offering (“founder shares”) have agreed to waive their redemption rights with respect to their founder shares and any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Business Combination will be consummated only if a majority of the outstanding shares of ROI’s common stock are voted in favor of the Business Combination Proposal. ROI has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Merger Agreement, however, that the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI common stock shall not exceed $22,580,000. Due to the redemption of 3,215,528 of our shares at $10.00 per share in connection with our special meeting of stockholders held to extend the date by which we must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, we are required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this notice, we have not entered into a definitive agreement with respect to such private placement, and no assurance can be made that we will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.

By Order of the Board of Directors
October 2, 2015
Daniel A. Strauss Chief Operating Officer and Secretary

ROI ACQUISITION CORP. II
601 Lexington Avenue
51st Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS
OF ROI ACQUISITION CORP. II
To Be Held On October 23, 2015

To the Public Warrantholders of ROI Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting of public warrantholders (the “special meeting”) of ROI Acquisition Corp. II, a Delaware corporation (“ROI” or the “Company”), owning warrants originally issued in the Company’s initial public offering, will be held at 9:30 a.m., Eastern time, on Friday, October 23, 2015 at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Warrant Amendment Proposal — to consider and vote upon an amendment to the warrant agreement governing all of ROI’s warrants that provides that, upon consummation of the transactions contemplated by the Agreement and Plan of Merger, dated July 23, 2015 and amended on August 19, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (“Ascend India”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Ascend Holdings”), ROI, and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (as may be amended, the “Merger Agreement”), warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in the proxy statement/prospectus relating to the Business Combination (as defined below) will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares;

(2) The Warrantholder Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of public warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal; and

(3) to consider and transact such other procedural matters as may properly come before the special meeting of public warrantholders or any adjournment or postponement thereof.

Only holders of record of ROI’s public warrants at the close of business on September 18, 2015 are entitled to notice of the special meeting of public warrantholders and to vote at the special meeting of public warrantholders and any adjournments or postponements of the special meeting of public warrantholders. A complete list of the public warrantholders of record entitled to vote at the special meeting of public warrantholders will be available for ten days before the special meeting of public warrantholders at ROI’s principal executive offices for inspection by warrantholders during ordinary business hours for any purpose germane to the special meeting.

ROI is also holding a special meeting of stockholders to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby (the “Business Combination”).

Approval of the Warrant Amendment Proposal requires the affirmative vote of holders of 65% of the public warrants. In addition, the Warrant Amendment Proposal will be contingent upon ROI’s stockholders approving the Business Combination. Approval of the Business Combination requires the affirmative vote of holders of a majority of the outstanding shares of common stock of ROI. If the parties do not complete the Business Combination, the warrant agreement will not be amended, even if warrantholders have previously approved the proposed amendment. Pursuant to the terms of the warrant agreement, the private placement warrants may not be voted in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

By Order of the Board of Directors,
October 2, 2015
Daniel A. Strauss Chief Operating Officer and Secretary

i

*	The schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. ROI hereby agrees to furnish supplementally a copy of any omitted schedules or exhibits to the staff of the SEC upon request.

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Ascend Holdings (File No. 333-205872), constitutes a prospectus of Ascend Telecom Holdings Limited, or Ascend Holdings, under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Ascend Holdings ordinary shares to be issued to ROI stockholders if the Business Combination is consummated. This document also constitutes notices of meetings and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meetings of (i) ROI stockholders, at which ROI stockholders will be asked to consider and vote upon a proposal to approve the transactions contemplated by the Merger Agreement, among other matters, and (ii) ROI warrantholders, at which ROI public warrantholders will be asked to approve an amendment to the warrant agreement which governs the terms of ROI’s outstanding warrants in connection with ROI’s consummation of the transactions contemplated by the Merger Agreement.

Certain holders of Ascend Holdings ordinary shares after the Business Combination identified in this proxy statement/prospectus under the heading “Selling Shareholders”, including their pledgees, donees, assignees, transferees and successors-in-interest (referred to as the selling shareholders) may offer for sale and sell up to an aggregate of 2,353,752 Ascend Holdings ordinary shares they receive in the Business Combination. All of the ordinary shares that may be offered for resale by the selling shareholders hereunder will have been received by the selling shareholders in the Business Combination. Each selling shareholder may sell all, some or none of such shares.

Ascend Holdings will not receive any proceeds from any such offer or sale by the selling shareholders.

The selling shareholders may sell such Ascend Holdings ordinary shares from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods including the following:

•	in negotiated transactions;
•	in the trading markets for Ascend Holdings ordinary shares;
•	in the over-the-counter market or on any national securities exchange on which Ascend Holdings ordinary shares may be listed or quoted at the time of sale;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.

Ascend Holdings will bear all fees and expenses incident to the registration of the ordinary shares held by the selling shareholders.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$”, “USD”, “US$” and “U.S. dollar” each refer to the United States dollar;
•	“INR” and “Rupee” each refer to the Indian Rupee, the official currency of the Republic of India; and
•	“financial year” or “fiscal year” refers to each 12-month period ended March 31 of that particular year, which is the fiscal year end of Ascend India and Ascend Holdings.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

The combined audited financial statements of Ascend Holdings are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which is referred to in this proxy statement/prospectus as “IFRS.”

Ascend Holdings (including with respect to Ascend India) refers in various places within this proxy statement/prospectus to EBITDA which is a non-IFRS measure that is calculated as earnings before interest, tax and depreciation and amortization and more fully explained in “Predecessor Ascend’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The presentation of this non-IFRS information is not meant to be considered in isolation from or as a substitute for consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Ascend Holdings relies on and refers to information and statistics regarding market shares in the sectors in which it competes and other industry data. This information and statistics were obtained from third-party sources, including reports by market research firms. This information has been supplemented where necessary with information from discussions with Ascend India’s customers and internal estimates, taking into account publicly available information about other industry participants and Ascend India’s management’s best views as to information that is not publicly available.

IMPORTANT INFORMATION ABOUT EXCHANGE RATES

Certain information presented in this proxy statement/prospectus has been converted from Indian rupees to U.S. dollars at specified exchange rates. Exchange rates fluctuate, and such fluctuation can be significant. See “Exchange Rates.”

FREQUENTLY USED TERMS

In this document:

“Ascend Group” means Ascend Holdings and its subsidiaries on a consolidated basis after giving effect to the Business Combination.

“Ascend Holdings” means Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Ascend India” means Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India.

“Ascend Mauritius” means Ascend Telcom Holdings Mauritius, LLC, a Mauritius private company limited by shares, which, immediately prior to the Business Combination, will be a wholly owned subsidiary of Ascend Holdings.

“Ascend Telecom Holdings Limited Predecessor” means the accounting predecessor of Ascend Holdings, which is comprised of Ascend Telecom Holdings Mauritius, LLC (f/k/a NSR QSR PE Mauritius, LLC), the carved out portion of NSR PE Mauritius, LLC representing its 44% ownership stake in Ascend India, and Ascend India.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“CMMF” means Clinton Magnolia Master Fund Ltd., an affiliate of the Sponsor.

“Department of Telecommunications” means the Department of Telecommunications, Ministry of Communications and Information Technology, Government of India.

“earnout shares” means (i) 2,000,000 ordinary shares of Ascend Holdings that will be issued to NSR at the closing of the Business Combination and (ii) 307,652 ordinary shares of Ascend Holdings that will be issued to the Sponsor at closing, and (iii) 781,250 earnout shares issued to the Sponsor in connection with ROI’s initial public offering and that will be exchanged for shares in Ascend Holdings in connection with the Business Combination, in each case which are subject to forfeiture in the event that the last sales price of Ascend Holdings ordinary shares do not equal or exceed certain price targets within a period of time after the closing date under the Merger Agreement.

“equity shares” means the equity shares of Ascend India with face value of INR 10 each.

“founder shares” means the shares of ROI common stock issued prior to ROI’s initial public offering.

“founders” means the Sponsor and ROI’s officers and independent directors.

“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“IL&FS Parties” means Infrastructure Leasing & Financial Services Limited and N.K. Tele Systems Limited.

“Indian Companies Act” means together, the notified provisions of the Companies Act, 2013 (along with applicable rules framed thereunder) and the Companies Act, 1956, as amended (to the extent in force).

“MSA” means master services agreement, including infrastructure support services agreements, master infrastructure provisioning agreements, infrastructure sharing agreements, infrastructure services agreements, passive infrastructure sharing agreements and any assignments, amendments or modifications thereto.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 23, 2015 and amended on August 19, 2015, by and among Ascend India, Ascend Holdings, ROI, and NSR, as may be further amended from time to time.

“Merger Sub” means a wholly owned subsidiary formed by Ascend Holdings into which ROI will merge in accordance with the Merger Agreement.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NSR” means NSR-PE Mauritius LLC, a Mauritius private company limited by shares.

“ordinary shares” means the ordinary shares of Ascend Holdings with par value $1.00 per share.

“Predecessor Ascend” means Ascend Telecom Holdings Limited Predecessor.

“public shares” means shares of ROI common stock issued as part of the units sold in ROI’s initial public offering.

“public stockholders” means the holders of public shares, other than the founders.

“public warrants” means the warrants included in the units sold in ROI’s initial public offering, each of which is exercisable for one half of one share of ROI common stock, in accordance with its terms.

“public warrantholders” means holders of the public warrants.

“RBI” means the Reserve Bank of India.

“ROI” means ROI Acquisition Corp. II, a Delaware corporation.

“SEC” means the U.S. Securities and Exchange Commission.

“Sponsor” means GEH Capital, Inc.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
FOR STOCKHOLDERS AND PUBLIC WARRANTHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meetings of stockholders and public warrantholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to ROI stockholders and public warrantholders. Stockholders and public warrantholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?
A:	ROI has entered into the Merger Agreement with Ascend Holdings and the other parties thereto pursuant to which ROI will merge with and into Merger Sub, with each outstanding share of common stock of ROI, par value $0.0001 per share, being converted into the right to receive one newly issued ordinary share, par value $1.00 per share, of Ascend Holdings. In connection therewith, from the aggregate amount on deposit in ROI’s trust account, following the payment of (i) $6,250,000 to the warrantholders, assuming all of the warrantholders elect to exchange their warrants for cash in the amount of $0.50, 0.05 ordinary shares in Ascend Holdings and cash in lieu of fractional shares and (ii) $8,200,000 in certain transaction expenses, and assuming that ROI consummates a private placement of 1,000,000 shares of common stock at $10.00 per share at the closing and holders of 42,472 public shares exercise their redemption rights in connection with the stockholder vote to approve the Business Combination, Ascend Holdings estimates that between approximately INR 5,155,322,223 (or $82,736,675, using an exchange rate of 62.31, as of March 31, 2015) and INR 5,585,461,616 (or $89,639,891, using an exchange rate of 62.31, as of March 31, 2015) (depending on the U.S. dollar to Indian Rupee foreign exchange rate) will be made available to it as a result of the Business Combination. Ascend Holdings will use such proceeds to purchase, through its subsidiary, the equity shares of Ascend India not already owned by it, for an aggregate purchase price of INR 2,700,000,000 (or $43,331,728, using an exchange rate of 62.31, as of March 31, 2015), resulting in Ascend India becoming an indirect wholly-owned subsidiary of Ascend Holdings. Ascend Holdings also expects to repay the outstanding subordinated debt of an amount equal to INR 1,800,000,000 (or $28,887,818 using an exchange rate of 62.31, as of March 31, 2015) owed by Ascend India to IL&FS Financial Services Limited, an affiliate of Infrastructure Leasing and Financial Services Limited, under the terms of the Optionally Convertible Debentures accruing interest at 12.00% per annum from July 1, 2015 until redemption of these Optionally Convertible Debentures, issued by Ascend India. Following such payments, Ascend Holdings estimates that between approximately INR 655,322,223 (or $10,517,127, using an exchange rate of 62.31, as of March 31, 2015) and INR 1,085,461,616 (or $17,420,343, using an exchange rate of 62.31, as of March 31, 2015) will remain from the trust account for use by Ascend Holdings for general corporate purposes. No consideration will be paid to NSR or its affiliates from the amounts deposited in the trust account.

In addition, Ascend Holdings will issue 2,000,000 of its ordinary shares to NSR and 307,652 of its ordinary shares to the Sponsor (or its designee), which, collectively with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. Such shares subject to forfeiture are referred to as the “earnout shares”. See “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In addition, ROI’s public warrantholders are being asked to consider and vote on a proposal to amend the agreement governing its outstanding warrants to provide that the warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares. CMMF, an affiliate of the Sponsor, has agreed to forfeit to ROI all of the 8,000,000 private placement warrants held by it. Accordingly, the private placement warrants will neither survive the Business

Combination nor be exchanged for cash or shares at the closing. A copy of the form of amendment to the warrant agreement is attached to this prospectus as Annex C.

As described in more detail below, the management and board of directors of ROI determined that an approximately $335 million proposed pro forma enterprise value for Ascend India is appropriate based on their evaluation of Ascend India’s profitability (specifically focused on actual EBITDA for fiscal 2015 and projected EBITDA for fiscal 2016), free cash flow, growth prospects and the implied trading multiples of other telecom tower companies. The pro forma enterprise value of $335 million represents a fair market value of at least 80% of the assets held in ROI’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under NASDAQ listing rules. See “Proposal No. 1 — Approval of the Business Combination — ROI’s Board of Directors’ Reasons for the Approval of the Business Combination” for more information.

As a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, then ROI’s public stockholders will own approximately 31.8%, the Sponsor will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading.

A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A and a copy of the First Amendment to the Merger Agreement is attached as Annex B. ROI’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

ROI’s common stock, units and warrants are currently listed on NASDAQ under the symbols “ROIQ,” “ROIQU,” and “ROIQW,” respectively. Ascend Holdings has applied to list the ordinary shares that will be issued to ROI’s stockholders in the Business Combination on NASDAQ under the symbol “ASCE” upon the closing of the Business Combination. Following the Business Combination, ROI public warrants that remain outstanding, if any, will be assumed by Ascend Holdings and are expected to be quoted on the OTC markets under the symbol “ASCEW”.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meetings. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus with respect to the issuance by Ascend Holdings of its ordinary shares and a reoffer prospectus relating to the Ascend Holdings ordinary shares that will be received by certain affiliates of ROI specified under “Selling Shareholders.”

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the special meetings?
A:	Below are proposals on which ROI’s stockholders and public warrantholders are being asked to vote.
Proposals for the Special Meeting of Stockholders
1.	To approve the Merger Agreement and the transactions contemplated thereby (this proposal is referred to herein as the “Business Combination Proposal”); and
2.	To approve the adjournment of the special meeting of stockholders to a later date or dates if ROI determines that there are not sufficient votes to approve the Business Combination Proposal or the Warrant Amendment Proposal or that one or more closing conditions under the Merger Agreement will not be satisfied (this proposal is referred to herein as the “Adjournment Proposal”).
Proposals for the Special Meeting of Public Warrantholders
1.	To approve an amendment (the “Warrant Amendment”) to the warrant agreement that governs all of the outstanding warrants of ROI to provide that, upon the consummation of the Business Combination warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares; and
2.	To approve the adjournment of the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies (this proposal is referred to herein as the “Warrantholder Adjournment Proposal”) if there are not sufficient votes to approve the Warrant Amendment Proposal.
Q:	Are the proposals conditioned on one another?
A:	The approval of the Business Combination Proposal is not conditioned on the approval of the Warrant Amendment Proposal. The approval of the Warrant Amendment Proposal, however, is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal and the Warrantholder Adjournment Proposal (which are collectively referred to herein as the “Adjournment Proposals”) do not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, then ROI will not consummate the Business Combination. If ROI does not consummate the Business Combination and fails to complete an initial business combination by October 26, 2015, ROI will be required to dissolve and liquidate the trust account.
Q:	Why is ROI proposing the Business Combination Proposal?
A:	ROI was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets. ROI consummated its initial public offering on September 20, 2013. Approximately $125 million of the proceeds of its initial public offering and the private placement of private placement warrants was placed in a trust account immediately following the initial public offering and, in accordance with ROI’s amended and restated certificate of incorporation, will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the Business Combination?”

The Business Combination constitutes the initial business combination of ROI. Therefore, under ROI’s amended and restated certificate of incorporation, it is providing all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of the Business Combination.

Q:	Why is ROI holding a special meeting of public warrantholders?
A:	At a special meeting of public warrantholders, ROI will ask its public warrantholders to approve and consent to an amendment to the terms of the warrant agreement governing ROI’s outstanding warrants that provides that, upon the consummation of the Business Combination, warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares (the “Warrant Amendment Proposal”). CMMF has agreed to forfeit to ROI all of the 8,000,000 private placement warrants held by it. Accordingly, the private placement warrants will not survive the closing of the Business Combination or be exchanged for cash and shares. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the public warrantholders have approved the Warrant Amendment Proposal. The holders of the private placement warrants are not permitted to vote the private placement warrants on the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.
Q:	What will happen in the Business Combination?
A:	Pursuant to the Merger Agreement, ROI will merge with and into Merger Sub, with each outstanding share of common stock of ROI, par value $0.0001 per share, held by ROI’s stockholders being converted into the right to receive such number of newly issued ordinary shares, par value $1.00 per share, of Ascend Holdings. In connection therewith, Ascend Holdings, through its subsidiary, will purchase from the Infrastructure Leasing and Financial Services Limited and N.K. Tele Systems Limited, or IL&FS Parties, 100% of the equity shares of Ascend India owned by the IL&FS Parties for an aggregate purchase price of INR 2,700,000,000, resulting in Ascend India becoming an indirect wholly-owned subsidiary of Ascend Holdings. Taking into account the earnout shares described below, as a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, then ROI’s public stockholders will own approximately 31.8%, the Sponsor will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held on September 18, 2015 to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading. In addition, Ascend Holdings will issue 2,000,000 of its ordinary shares to NSR and 307,652 of its ordinary shares to the Sponsor (or its designee), which, collectively with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. Such ordinary shares subject to forfeiture are referred to as the “earnout shares”. See “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the First Amendment to the Merger Agreement is attached as Annex B. In addition, ROI is proposing to amend the agreement governing its outstanding warrants to provide that warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares following the closing of the Business Combination in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares. CMMF has agreed to forfeit to ROI all of the 8,000,000 private placement warrants held by it. Accordingly, the private placement warrants will not survive the closing of the Business Combination or be exchanged for cash and shares. Approval of the Warrant Amendment Proposal is not a condition to the approval of the Business Combination Proposal. As a result of the Business Combination, ROI stockholders will become shareholders of Ascend Holdings through holding ordinary shares which are expected to trade on NASDAQ following the consummation of the Business Combination.
Q:	What equity stake will current ROI stockholders hold in Ascend Holdings after the closing?
A:	Taking into account the earnout shares, ROI estimates that, upon completion of the Business Combination, ROI’s public stockholders will retain an ownership interest of 31.8% of the issued share capital of Ascend Holdings, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) no more than 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings. See “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. The maximum amount of ROI shareholder redemptions allowed under the Merger Agreement is $22,580,000, representative of 18.1% of ROI’s public shares outstanding. Due to the redemption payment of $32,155,280 made to public stockholders in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of up to 1,000,000 shares of common stock for proceeds of at least $10,000,000, assuming 42,472 public shares are redeemed in connection with the vote to approve the Business Combination. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.

The following table illustrates the anticipated ownership of Ascend Holdings ordinary shares, assuming ROI consummates a private placement of 1,000,000 shares of common stock at the closing, holders of 42,472 public shares exercise their redemption rights, and taking into account the earnout shares:

% of ROI Public Shares Redeemed	18.1%
Equity Ownership of Ascend Holdings (assuming all warrantholders exchange their warrants for cash and ordinary shares in Ascend Holdings)
NSR (and its affiliates)	50.7%
ROI Public Stockholders	31.8%
Sponsor	11.8%
Former Warrantholders	2.2%
Private Placement Shareholder	3.4%

Equity Ownership of Ascend Holdings (assuming all warrantholders elect to have their warrants survive)
NSR (and its affiliates)	51.9%
ROI Public Stockholders	32.5%
Sponsor	12.1%
Private Placement Shareholder	3.5%

In addition, Ascend Holdings will issue 2,000,000 earnout shares to NSR and 307,652 earnout shares to the Sponsor (or its designee) which, collectively with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. See “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information. Based on the value ascribed by the parties to the Ascend Holdings ordinary shares in the Business Combination of $10.00 per share, the value of the ordinary shares to be issued under these earnouts to NSR and the Sponsor would be up to $20.0 million and $3.08 million, respectively. Such ordinary shares will be forfeited, however, if the share price performance hurdles of the ordinary shares described below are not satisfied. The share price performance hurdles are as follows: (i) On the nine-month anniversary of the closing date under the Merger Agreement, NSR will forfeit (a) 2,000,000 shares in the event that the last sales price on NASDAQ does not equal or exceed $11.50 per share (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period within nine months of the closing date under the Merger Agreement, and (b) 1,000,000 shares in the event that the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $13.00 per share (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within nine months of the closing date under the Merger Agreement; and (ii) on the five-year anniversary of the closing date under the Merger Agreement, the Sponsor will forfeit 1,088,902 ordinary shares in the event that the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $13.00 per share (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within five years of the closing date under the Merger Agreement.

Q:	What are the United States federal income tax consequences to ROI stockholders receiving Ascend Holdings ordinary shares in the Business Combination?
A:	The merger of ROI with and into Merger Sub in exchange for Ascend Holdings ordinary shares may qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code (the “Code”). However, it is unclear whether the requirements of Section 368(a) can be satisfied and such qualification is not a condition of the Business Combination. If the Business Combination is a tax-free reorganization under Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. holder of ROI common stock who receives Ascend Holdings ordinary shares would be as follows: no gain or loss will be recognized upon the exchange of shares of ROI common stock for Ascend Holdings ordinary shares; the aggregate tax basis of the shares of Ascend Holdings ordinary shares will be the same as the aggregate tax basis of the shares of ROI common stock immediately before the exchange; and the holding period of the Ascend Holdings ordinary shares received in the exchange will include the holding period of the shares of ROI common stock, provided that the shares of ROI common stock are held as capital assets on the effective date of the Business Combination. If the Business Combination is a taxable transaction to the ROI shareholders, in general, a U.S. holder of shares of ROI common stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the exchange of the Ascend Holdings ordinary shares received by such U.S. holder in exchange for such U.S. holder’s ROI common stock and (2) the U.S. holder’s adjusted tax basis in such ROI common stock. If a U.S. holder acquired different blocks of ROI common stock surrendered in such exchange at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of ROI common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation. The deductibility of capital losses is subject to certain limitations. A U.S. holder should have a tax basis in the Ascend Holdings ordinary shares received equal to their fair market value on the date of the exchange, and the U.S. holder’s holding period with respect to such Ascend Holdings ordinary shares should begin on the day after the date of the Business Combination. For additional information, see “Material U.S. Federal Income Tax Considerations.” You should consult with your own tax advisor as to the tax consequences of the merger of ROI with and into Merger Sub.
Q:	What are the United States federal income tax consequences of the Warrant Amendment?
A:	Pursuant to the Warrant Amendment, holders of public warrants who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus have the option in connection with the Business Combination to either: (1) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares following the closing of the Business Combination; or (2) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash and 0.05 of an ordinary share of Ascend Holdings.

Alternative 1: Public Warrants Become Exercisable in Accordance with their Terms for Ascend Holdings Ordinary Shares

If the Business Combination is a tax-free reorganization under Section 368(a) of the Code, and a U.S. holder of public warrants elects to have such holder’s warrants survive and become exercisable in accordance with their terms for Ascend Holdings ordinary shares, no gain or loss will be recognized upon the closing of the Business Combination; the aggregate tax basis of such warrants will be the same as the aggregate tax basis of such warrants immediately before the closing of the Business Combination; and the holding period of such warrants will continue, provided that the public warrants are held as capital assets on the effective date of the closing of the Business Combination.

If, however, the Business Combination is a taxable transaction to the ROI shareholders, the U.S. federal income tax consequences to a U.S. holder of public warrants of such holder’s warrants surviving and becoming exercisable in accordance with their terms for Ascend Holdings ordinary shares will depend on whether the warrants becoming exercisable for Ascend Holdings ordinary shares is treated for U.S. federal income tax purposes as giving rise to a taxable exchange of the warrants for new warrants.

If the Business Combination is a taxable transaction to the ROI shareholders and the warrants becoming exercisable for Ascend Holdings ordinary shares is treated for U.S. federal income tax purposes as giving rise to a taxable exchange of the warrants for new warrants, a holder of such public warrants would be required to recognize gain or loss as a result of the Business Combination. For additional information, see “Material U.S. Federal Income Tax Considerations — U.S. Holders of Public Warrants.”

Alternative 2: Receipt of Ascend Holdings Ordinary Shares and Cash in the Business Combination by U.S. Holders of Public Warrants

If the Business Combination is a tax-free reorganization under Section 368(a) of the Code, a U.S. holder of public warrants whose warrants are exchanged for Ascend Holdings ordinary shares and cash will recognize gain equal to the lesser of the gain realized on the exchange of the public warrants and the amount of cash received for those warrants. Any gain will be long-term capital gain provided that a

U.S. holder’s holding period for such warrants is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation.

If the Business Combination is a taxable transaction to the ROI shareholders, in general, a U.S. holder of public warrants will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the exchange of the Ascend Holdings ordinary shares and cash received by such U.S. holder in exchange for such U.S. holder’s public warrants and (2) the U.S. holder’s adjusted tax basis in such public warrants. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such warrants is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation. The deductibility of capital losses is subject to certain limitations.

For additional information, see “Material U.S. Federal Income Tax Considerations — U.S. Holders of Public Warrants.” You should consult with your own tax advisor as to the tax consequences of the Warrant Amendment.

Q:	Has ROI obtained a fairness opinion in connection with the Business Combination?
A:	No.
Q:	Is the Business Combination the first step in a “going-private” transaction?
A:	The Business Combination is not intended to be the first step in a “going-private” transaction. Indeed, one of the primary purposes of the Business Combination is to provide a platform for Ascend Holdings to access the U.S. public markets.
Q:	What conditions must be satisfied to complete the Business Combination?
A:	There are a number of closing conditions in the Merger Agreement, including that (i) ROI’s stockholders approve the Business Combination Proposal, (ii) the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI common stock shall not exceed $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), (iii) each of ROI’s outstanding warrants shall have been exchanged in accordance with the terms of the Merger Agreement, and (iv) ROI holds not less than INR 5,585,461,616 (approximately $89,639,891), subject to a downward adjustment in the event of certain fluctuations in the U.S. Dollar/Indian Rupee exchange rate, following the payment to ROI stockholders redeeming their shares for cash, to ROI public warrantholders in connection with the Warrant Amendment Proposal (if approved), and of certain transaction expenses. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement.”
Q:	What happens if I sell my shares of ROI common stock or public warrants before the special meeting of stockholders or public warrantholders?
A:	The record date for the special meeting of stockholders and special meeting of public warrantholders is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of ROI common stock or public warrants after the record date, but before the special meeting of stockholders or special meeting of public warrantholders, unless the transferee obtains from you a proxy to vote those shares or warrants, you will retain your right to vote at the special meeting of stockholders or special meeting of public warrantholders, as applicable. However, you will not be entitled to seek redemption of your shares because you will not be able to deliver them for cancellation upon consummation of the Business Combination, and you will not be entitled to receive any Ascend Holdings ordinary shares following the closing of the Business Combination because only ROI’s stockholders on the date of the closing of the Business Combination will be entitled to receive Ascend Holdings ordinary shares in connection with the closing of the Business Combination.

Q:	What vote is required to approve the proposals presented at the special meeting of stockholders?
A:	The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of ROI’s common stock. Accordingly, a ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or the failure of a ROI stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting of stockholders. Accordingly, abstentions, broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal. ROI is not asking the warrantholders to vote on the Business Combination Proposal or any other proposal being considered at the special meeting of stockholders.

Q:	What vote is required to approve the proposals presented at the special meeting of public warrantholders?
A:	The approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of 65% of the outstanding public warrants as of the record date. Accordingly, a ROI warrantholder’s failure to vote by proxy or to vote in person at the special meeting of public warrantholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the public warrants represented in person or by proxy and entitled to vote thereon at the special meeting of public warrantholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal, while a broker non-vote and warrants not in attendance at the special meeting of public warrantholders will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Q:	May ROI or the Sponsor, ROI’s directors, officers, advisors or their affiliates purchase shares or warrants in connection with the Business Combination Proposal or the Warrant Amendment Proposal?
A:	In connection with the stockholder vote to approve the proposed Business Combination or the warrantholder vote to approve the Warrant Amendment Proposal, ROI may not privately negotiate transactions to purchase shares after the closing of the Business Combination from stockholders who would have otherwise elected to have their shares redeemed, or warrants from its public warrantholders. However, the Sponsor, ROI’s directors, officers, or advisors or their respective affiliates may purchase or agree to purchase shares or warrants in privately negotiated transactions or otherwise before the closing of the Business Combination. None of ROI’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of shares of ROI’s common stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights and may include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, ROI’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of any such share purchases may be to satisfy the closing condition in the Merger Agreement that the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI common stock shall not exceed $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), and the purpose of any such warrant purchases may be to increase the likelihood that the Warrant Amendment Proposal is approved.

Q:	How many votes do I have at the special meeting of stockholders?
A:	ROI’s stockholders are entitled to one vote at the special meeting for each share of ROI’s common stock held of record as of the record date. As of the close of business on the record date, there were 12,409,472 outstanding shares of ROI’s common stock.
Q:	What constitutes a quorum at the special meeting of stockholders?
A:	Holders of a majority in voting power of ROI’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting will have power to adjourn the special meeting.

As of the record date for the special meeting, 7,812,501 shares of ROI’s common stock would be required to achieve a quorum.

Q:	How many votes do I have at the special meeting of public warrantholders?
A:	ROI’s warrantholders are entitled to one vote at the special meeting of public warrantholders for each public warrant held of record as of the record date. As of the close of business on the record date, there were 12,500,000 public warrants outstanding.
Q:	How will ROI’s Sponsor, directors and officers vote?
A:	In connection with its initial public offering, ROI entered into agreements with each of its initial stockholders, consisting of the Sponsor, Thomas J. Baldwin and Joseph A. De Perio, and with each of its executive officers and directors, pursuant to which each agreed to vote his or its founder shares and any other shares acquired during and after the initial public offering in favor of the Business Combination Proposal. Other than Thomas J. Baldwin, one of ROI’s founders, who purchased 10,000 of ROI’s units on September 17, 2013, none of initial stockholders or ROI’s officers or directors have purchased any ROI shares during or after the initial public offering, and none of the initial stockholders or ROI’s officers or directors have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, the Sponsor, directors and officers of ROI collectively own 33.8% of the issued and outstanding shares of ROI’s common stock, including 100% of the founder shares.

Pursuant to the terms of the warrant agreement, CMMF is not permitted to vote the private placement warrants that it purchased in connection with ROI’s initial public offering in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. CMMF may, however, vote any public warrants that it owns in any manner it wishes. CMMF does not own any public warrants. In order for the Warrant Amendment Proposal to be approved, holders of at least 8,125,000 of the 12,500,000 outstanding public warrants must vote in favor of the Warrant Amendment Proposal. See the section entitled “Special Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders — Vote of ROI Founders” for additional information.

Q:	What interests do ROI’s current officers and directors have in the Business Combination?
A:	ROI’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, yours. These interests include:
•	the right of the Sponsor, Thomas J. Baldwin and Joseph A. De Perio to receive Ascend Holdings ordinary shares in connection with and following the Business Combination, subject to the lock-up agreements;
•	the appointment of two of ROI’s directors and executive officers as directors (but not officers) of Ascend Holdings; and
•	the continued indemnification of current directors and officers of ROI and the continuation of directors’ and officers’ liability insurance after the Business Combination.

In addition, ROI’s board of directors is expected to adopt a resolution providing that the disposition of ROI shares by ROI’s officers and directors in exchange for Ascend Holdings ordinary shares in the Business

Combination is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act. These interests may influence ROI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?
A:	If the Business Combination Proposal is not approved and ROI does not consummate a business combination by October 26, 2015, then ROI will be required to dissolve and liquidate the trust account.
Q:	Do I have redemption rights?
A:	If you are a holder of public shares, you may redeem all or a portion of your public shares at a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in ROI’s trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), by (b) the total number of then outstanding public shares, subject to the limitations described herein. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. ROI’s initial stockholders and executive officers and directors have agreed to waive their redemption rights with respect to their founder shares and with respect to any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $125,090,083 on June 30, 2015, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account (including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of interest to pay dissolution expenses)) in connection with the liquidation of the trust account.
Q:	Will how I vote affect my ability to exercise redemption rights?
A:	No. You may exercise your redemption rights whether you vote your shares for or against the Business Combination Proposal. As a result, the Merger Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their public shares holding ordinary shares with a less liquid trading market and fewer shareholders, and Ascend Holdings with less cash and potentially the inability to meet the listing standards of NASDAQ.
Q:	How do I exercise my redemption rights?
A:	In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on October 21, 2015 (two business days before the special meeting of stockholders), (i) submit a written request to ROI’s transfer agent that ROI redeem your public shares for cash, and (ii) deliver your stock to ROI’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of the transfer agent, Continental Stock Transfer & Trust Company, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ROI’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to ROI’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that ROI’s transfer agent return the shares (physically or electronically). You may make such request by contacting ROI’s transfer agent at the email or physical address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:	A U.S. holder of ROI shares of common stock who properly exercises its redemption rights with respect to its shares will receive cash in exchange for the tendered shares, and will be considered for U.S. federal income tax purposes either to have made a sale of the tendered shares (a “Sale”), or will considered to have received a distribution with respect to his shares (a “Distribution”) that may be treated as (i) dividend income, (ii) or a nontaxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the Distribution was made had been sold.

If a redemption of shares is treated as a Sale, the U.S. holder will recognize gain or loss equal to the difference between the amount of cash received in the redemption and the holder’s adjusted tax basis in the redeemed shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the redeemed shares exceeds one year as of the date of the redemption. A U.S. holder’s adjusted tax basis in the redeemed shares generally will equal the holder’s acquisition cost for those shares. If the holder purchased an investment unit consisting of both shares and warrants, the cost of such unit must be allocated between the shares and warrants that comprised such unit based on their relative fair market values at the time of the purchase. Calculation of gain or loss must be made separately for each block of shares owned by a stockholder. Depending upon a U.S. holder’s particular circumstances, a U.S. holder may be able to designate which blocks of stock are redeemed in connection with the Business Combination.

A redemption will be treated as a Sale with respect to a U.S. holder if the redemption of the holder’s shares (i) results in a “complete termination” of the holder’s interest in ROI, (ii) is “substantially disproportionate” with respect to the holder or (iii) is “not essentially equivalent to a dividend” with respect to such holder. In determining whether any of these tests has been met, each U.S. holder must consider not only shares actually owned but also shares deemed to be owned by reason of applicable constructive ownership rules. A U.S. holder may be considered to constructively own shares that are actually owned by certain related individuals or entities. In addition, a right to acquire shares pursuant to an option causes the covered shares to be constructively owned by the holder of the option. Accordingly, any U.S. holder who has tendered all of his actually owned shares for redemption but continues to hold warrants after the redemption will generally not be considered to have experienced a complete termination of his interest in ROI.

Q:	If I am a ROI warrantholder, can I exercise redemption rights with respect to my warrants?
A:	No. There are no redemption rights with respect to ROI’s warrants.
Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:	ROI stockholders do not have appraisal rights in connection with the Business Combination.
Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) ROI stockholders who properly exercise their redemption rights, (ii) $6.25 million to ROI’s public warrantholders (if the Warrant Amendment Proposal is approved), (iii) an estimated $7.8 million relating to deferred underwriting commissions to the underwriters of ROI’s initial public offering and other designated persons for advisory services, and all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by ROI in connection with the Business Combination, (iv) unpaid franchise and income taxes of ROI of approximately $245,000, (v) the IL&FS Parties approximately $43 million for their ordinary shares of Ascend India and (vi) the outstanding subordinated debt in an amount equal to INR 1,800 million, plus interest, to IL&FS Financial Services Limited, an affiliate of Infrastructure Leasing and Financial Services Limited, under the terms of the Optionally Convertible Debentures issued by Ascend India, with the balance being used for working capital purposes.

Q:	What happens if the Business Combination is not consummated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, ROI is unable to complete the Business Combination or another business combination transaction by October 26, 2015, then ROI’s amended and restated certificate of incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and ROI’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to ROI’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

ROI expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination (approximately $10.00 per share), subject in each case to ROI’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of the founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to ROI’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?
A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meetings of stockholders and public warrantholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

In order to complete the Business Combination, Ascend India must obtain the consent of its lenders under certain of its debt instruments. See “Summary of the Proxy Statement/Prospectus — Indebtedness of Ascend India.” No regulatory approvals are required by Ascend India to complete the Business Combination.

Q:	What do I need to do now?
A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder or public warrantholder. You should then submit your proxy as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares or warrants, as applicable through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q:	How do I vote?
A:	If you were a holder of record of ROI’s common stock or public warrants on September 18, 2015, the record date for the special meeting of stockholders and special meeting of public warrantholders, respectively, you may vote with respect to the applicable proposals in person at the special meeting of stockholders and special meeting of public warrantholders, respectively, or you may have your shares voted by proxy by (1) calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted, (2) accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, or (3) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you are a registered stockholder as of the record date, and you have already submitted a proxy card or submitted a proxy by telephone or over the Internet, you do not need to do anything unless you wish to change your vote. If you are a public warrantholder, you must submit the attached revised proxy card or vote by telephone or over the Internet whether or not you have already submitted a proxy card or voted by telephone or over the Internet. If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the special meeting of stockholders or warrantholders, as applicable, and vote in person, obtain a proxy from your broker, bank or nominee.
Q:	What will happen if I abstain from voting or fail to vote at the applicable special meeting?
A:	At the special meeting of stockholders, ROI will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal.

At the special meeting of public warrantholders, a failure to vote or an abstention will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by ROI without an indication of how the stockholder or public warrantholder, as applicable, intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders and public warrantholders, as applicable.
Q:	If I am not going to attend the special meeting of stockholders or public warrantholders, as applicable, in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the applicable special meeting(s) or not, please read the enclosed proxy statement/prospectus carefully, and submit your proxy, as applicable, by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
Q:	If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares or warrants, as applicable, for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. ROI believes the proposals presented to the stockholders and public warrantholders will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants, as applicable; this indication that a bank, broker, or nominee is not voting your shares or warrants is referred to as a “broker non-vote.” Broker non-votes will be not counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meetings. Your bank, broker, or other nominee can vote your shares or warrants only if you provide instructions on how to vote. You should instruct your broker to vote your shares or warrants, as applicable in accordance with directions you provide.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. You may change your vote by sending a later-dated, signed proxy card to ROI’s secretary at the address listed below so that it is received by ROI’s secretary prior to the special meeting of stockholders or warrantholders, as applicable, or attend the applicable special meeting(s) in person and vote. You also may revoke your proxy by sending a notice of revocation to ROI’s secretary, which must be received by ROI’s secretary prior to the applicable special meeting(s).
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares and warrants, as applicable.
Q:	What are the procedures for exchanging my public warrants?
A:	Continental Stock Transfer & Trust Company, or the warrant agent, has been appointed by ROI to receive elections by ROI public warrantholders to have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or exchange their warrants for cash and ordinary shares, or an election. If a public warrantholder wishes to have their warrants survive the Business Combination, such public warrantholder must vote in favor of the Warrant Amendment Proposal and make an election to have their warrants survive by marking the appropriate space on the proxy card. Such warrantholder must also provide physical or electronic delivery of such warrantholder’s public warrant certificates or warrants, as appropriate, as described below, prior to or at the special meeting of public warrantholders. Public warrantholders wishing to receive cash and ordinary shares in exchange for their public warrants must make the election by marking the appropriate space on the proxy card, but need not provide physical or electronic delivery of such warrantholder’s public warrant certificates or warrants, as appropriate, as described below, prior to or at the special meeting of public warrantholders. In order to validly make an election, a holder of ROI units must first separate its ROI units into the component common stock and public warrant in order to validly tender its public warrants to the warrant agent. If the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares. As such, only those warrantholders who vote for the warrant amendment proposal and correctly follow the procedures for making an election will be able to have their warrants survive the Business Combination.

Any public warrant holder may at any time prior to the date and time of the special meeting of public warrantholders, or the election date, change such holder’s election if the warrant agent receives (i) prior to the election date written notice of such change accompanied by a new, properly completed proxy card or (ii) at the special meeting of public warrantholders a new, properly completed proxy card. ROI will have the right in its sole discretion to permit changes in elections after the election date.

Public warrantholders making an election to have their warrants survive the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, must, prior to the special meeting of public warrantholders, tender their public warrant certificates to the warrant agent or deliver their public warrants to the warrant agent electronically using the Depository Trust Company’s Automated Tender Offer Program (ATOP). Once you tender your public warrants to the warrant agent, you may not transfer your public warrants until the Business Combination is completed, unless you properly revoke your election.

To physically surrender warrants for exchange, holders should deliver certificates representing their warrants to the Exchange Agent, at the following address:

Continental Stock Transfer & Trust Co.
17 Battery Place 8th Flr
New York, NY 10004

Q:	Who will solicit and pay the cost of soliciting proxies?
A:	ROI will pay the cost of soliciting proxies for the special meeting. ROI has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the special meeting. ROI has agreed to pay Okapi a fee of $15,000. ROI will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. ROI also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of ROI’s common stock for their expenses in forwarding soliciting materials to beneficial owners of ROI’s common stock and in obtaining voting instructions from those owners. ROI’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Daniel A. Strauss, Secretary
ROI Acquisition Corp. II
601 Lexington Avenue, 51st Floor
New York, New York 10022
Tel: (212) 825-0400
Email: daniel.strauss@clinton.com

You may also contact ROI’s proxy solicitor at:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Telephone: 1-877-629-6355 (toll free) or 1-212-297-0720
Email: info@okapipartners.com

To obtain timely delivery, ROI stockholders and public warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about ROI from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to ROI’s transfer agent prior to 4:30 p.m. Eastern time on October 21, 2015 (two business days before the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meetings, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations (i) assume no exercise of redemption by ROI’s public stockholders, and (ii) do not include any shares of ROI common stock issuable upon exercise of ROI’s warrants.

Parties to the Business Combination

ROI

ROI Acquisition Corp. II (“ROI”) is a Delaware corporation formed in 2013 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets.

ROI’s common stock, warrants and units are listed on NASDAQ under the ticker symbols “ROIQ,” “ROIQW” and “ROIQU,” respectively. Following the Business Combination, ROI public warrants that remain outstanding, if any, will be assumed by Ascend Holdings and are expected to be quoted on the OTC markets under the symbol “ASCEW”.

The mailing address of ROI’s principal executive office is 601 Lexington Avenue, 51st Floor, New York, New York 10022.

Ascend India

Ascend Telecom Infrastructure Private Limited (“Ascend India”) (formerly known as Aster Infrastructure Private Limited) is a private limited company incorporated in March 2002 under the Indian Companies Act, 1956 in the Republic of India, and its name was changed in 2010. Ascend India is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for all 11 wireless telecommunications service providers in India. As of March 31, 2015, Ascend India has 4,843 towers.

The mailing address of Ascend India’s principal executive office is Ground Floor B Block, Bagmane Lakeview Building, Bagmane Tech Park, C V Raman Nagar, Bengaluru — 560093, India.

Ascend Holdings

Ascend Telecom Holdings Limited, or “Ascend Holdings”, is an exempted company incorporated with limited liability under the laws of the Cayman Islands formed in 2015. Ascend Holdings is a special purpose entity whose sole assets will consist of 100% of the equity shares of Merger Sub and Ascend Mauritius (which will own 100% of the equity shares of Ascend India), and cash from the Trust Account upon completion of the Business Combination.

The mailing address of Ascend Holdings’ principal executive office is the same as Ascend India, and its registered office is at Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands.

Merger Sub

Merger Sub (“Merger Sub”) will be a Delaware limited liability company formed in 2015 to consummate the Business Combination. ROI will merge with and into Merger Sub, with the shares of common stock of ROI, par value $0.0001 per share, held by ROI’s stockholders being converted into the right to receive such number of newly issued ordinary shares, par value $1.00 per share, of Ascend Holdings.

NSR

NSR-PE Mauritius LLC (“NSR”) is a Mauritius private company limited by shares. NSR’s principal purpose is to invest in private securities in the Indian subcontinent and other parts of Asia.

The Business Combination

Pursuant to the Merger Agreement, ROI will merge with and into Merger Sub, with each outstanding share of common stock of ROI, par value $0.0001 per share, held by ROI’s stockholders being converted into the right to receive one newly issued ordinary share, par value $1.00 per share, of Ascend Holdings. In connection therewith, Ascend Mauritius will purchase from the IL&FS Parties 100% of the equity shares of Ascend India owned by the IL&FS Parties for an aggregate purchase of INR 2,700,000,000 resulting in Ascend India becoming an indirect wholly-owned subsidiary of Ascend Holdings. Taking into account the earnout shares described below, as a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connecton with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, then ROI’s public stockholders will own approximately 31.8%, the Sponsor will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held on September 18, 2015 to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading. In addition, Ascend Holdings will issue 2,000,000 earnout shares to NSR and 307,652 earnout shares to the Sponsor (or its designee) which, collectively with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. See “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the First Amendment to the Merger Agreement is attached as Annex B.

As described in more detail below, the management and board of directors of ROI determined that an approximately $335 million proposed pro forma enterprise value for Ascend India is appropriate based on their evaluation of Ascend India’s profitability (specifically focused on actual EBITDA for fiscal 2015 and projected EBITDA for fiscal 2016), free cash flow, growth prospects and the implied trading multiples of other telecom tower companies. The pro forma enterprise value of $335 million represents a fair market value of at least 80% of the assets held in ROI’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under NASDAQ listing rules. See “Proposal No. 1 — Approval of the Business Combination — ROI’s Board of Directors’ Reasons for the Approval of the Business Combination” for more information.

In addition, ROI is proposing to amend the agreement governing its outstanding warrants to provide that warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares. In addition, CMMF has agreed to forfeit to ROI all of the 8,000,000 private placement warrants held by it. Accordingly, the private placement warrants will not survive the Business Combination and will not be exchanged for cash and shares. If the Warrant Amendment Proposal is approved, then the warrants held by ROI’s public warrantholders who elect to have their warrants survive the Business Combination will be assumed by Ascend Holdings and be exercisable for Ascend Holdings ordinary shares on the same terms as ROI’s public warrants. Approval of the Business Combination Proposal is not conditioned upon the approval of the Warrant Amendment Proposal. A copy of the form of amendment to the warrant agreement is attached to this proxy statement/prospectus as Annex C.

Redemption Rights (Page 100)

Pursuant to ROI’s amended and restated certificate of incorporation, ROI is providing its public stockholders with the opportunity to redeem all or a portion of their shares of ROI common stock at a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in ROI’s trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), by (b) the total number of then outstanding shares of common stock that were sold as part of the units in ROI’s initial public offering, which are referred to collectively as public shares, subject to the limitations described herein. As of June 30, 2015, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of ROI common stock for cash and will no longer own shares of ROI common stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to ROI’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If ROI does not consummate the Business Combination and fails to complete an initial business combination by October 26, 2015, ROI will be required to dissolve and redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. As of June 30, 2015, this would have amounted to approximately $10.00 per share.

Ascend Holdings Ordinary Shares to be Issued in the Business Combination

Under the Merger Agreement, ROI will merge with and into Merger Sub, with each outstanding share of common stock of ROI, par value $0.0001 per share, held by ROI’s stockholders being converted into the right to receive one newly issued ordinary share of Ascend Holdings, taking into account the earnout shares described below, constituting approximately 49.3% of the issued share capital of Ascend Holdings, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock at the closing, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the

Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading. In addition, Ascend Holdings will issue 2,000,000 earnout shares to NSR and 307,652 earnout shares to the Sponsor (or its designee) which, collectively with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. Such earnout shares will be forfeited if the share price performance hurdles of the ordinary shares described below are not satisfied. The share price performance hurdles of the ordinary shares to which the issuance of additional ordinary shares to NSR and the Sponsor is subject are as follows: (i) on the nine-month anniversary of the closing date under the Merger Agreement NSR will forfeit (a) 2,000,000 shares in the event that the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $11.50 per share (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period within nine months of the closing date under the Merger Agreement; and (b) 1,000,000 ordinary shares will be forfeited if the last sales price of the Ascend Holdings shares on NASDAQ does not equal or exceed $13.00 per share, (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within nine months of the closing date; and (ii) on the five-year anniversary of the closing date under the Merger Agreement, the Sponsor will forfeit 1,088,902 ordinary shares in the event that the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $13.00 per share (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within five years of the closing date under the Merger Agreement. The following table sets forth the anticipated ownership levels of Ascend Holdings taking into account the earnout shares and assuming ROI consummates a private placement of 1,000,000 shares of common stock at the closing and holders of 42,472 public shares exercise their redemption rights. You should read “Proposal No. 1 — Approval of the Business Combination” and “Unaudited Pro Forma Condensed Financial Information” for further information.

% of ROI Public Shares Redeemed	18.1%
Equity Ownership of Ascend Holdings (assuming all warrantholders exchange their warrants for cash and ordinary shares in Ascend Holdings)
NSR (and its affiliates)	50.7%
ROI Public Stockholders	31.8%
Sponsor	11.8%
Former Warrantholders	2.2%
Private Placement Shareholder	3.4%
Equity Ownership of Ascend Holdings (assuming all warrantholders elect to have their warrants survive)
NSR (and its affiliates)	51.9%
ROI Public Stockholders	32.5%
Sponsor	12.1%
Private Placement Shareholder	3.5%

Organizational Structure

The charts below set forth the organizational structure of ROI and Ascend Holdings prior to and following the Business Combination. The ownership percentages reflected under “Final Structure” set forth the range of post-closing ownership, taking into account the earnout shares and assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock at the closing, (ii) 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings.

Initial Structure

Final Structure

Board of Directors of Ascend Holdings Following the Business Combination

The Merger Agreement provides that in connection with the Business Combination, the board of directors of Ascend Holdings will consist of seven members, including Parag Saxena, Thomas J. Baldwin, Joseph A. De Perio, Vivek Sett, Sushil Kumar Chaturvedi, Catherine Rosenberg and Madhukar Pandya. See the sections entitled “Proposal No. 1 — Approval of the Business Combination” and “Ascend Group’s Executive Officers and Management” for additional information.

Accounting Treatment (Page 107)

Ascend Holdings is considered to be the acquirer for accounting purposes because it will obtain control of ROI. Ascend Holdings does not have a change in control since the Ascend Holdings operations will comprise the ongoing operations of the combined entity, its senior management will serve as the senior management of the combined entity, and its former equity owners will own a majority voting interest in the combined entity and be able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of International Financial Reporting Standards 3. As a result, the assets and liabilities of Ascend Holdings and ROI will be carried at historical cost and there will be no step-up in basis or any intangible assets or goodwill as a result of the Business Combination.

Appraisal Rights (Page 74)

ROI’s stockholders will not have appraisal rights.

Reasons for the Business Combination (Page 95)

In determining to vote in favor of the Business Combination and to recommend to ROI’s stockholders that they vote in favor of the Business Combination, ROI’s board considered the following positive factors relating to Ascend India, although not weighted or in any order of significance:

•	Established Company with Proven Track Record of operational success. Ascend India is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunications operators in India. As of March 31, 2015 Ascend India operates a high-quality portfolio of 4,843 towers with 8,769 tenancies. It operates towers in 19 of 22 circles in India covering most of India except for three metro areas of Delhi, Mumbai and Kolkata. Ascend India has a demonstrated track record of operating excellence and driving margin expansion through reduction in operating costs and utilization of “Green” initiatives.
•	Company with Strong Free Cash Flow Generation. Strong and consistent operating performance and earnings growth prospects should yield significant free cash flow.
•	Strong Competitive Position. Ascend India is an independent telecom tower operator with strategically located towers and marquee tenancies with high quality wireless operators. Approximately 75% of the towers are located in circles with high growth potential and approximately 83% of the towers are less than eight years old. Of Ascend India’s towers, 20% are one to three years old, 63% are four to seven years old and 17% are eight to ten years old.
•	Experienced and Motivated Management Team. Led by Sushil Kumar Chaturvedi, Ascend India’s Chief Executive Officer, Ascend India’s management team possesses a history of growth and performance in the public markets with significant telecommunications industry expertise. J. Rajagopalan, Ascend India’s Chief Financial Officer, brings both telecommunications industry and public market experience as well as a proven record of performance in controls, systems and reporting.
•	Business with Revenue and Earnings Growth. There are significant barriers to entry in the Indian telecom tower industry, including high initial capital expenditure requirements and Government of India’s regulatory requirements
•	Attractive Industry Tailwinds. India has the second largest population globally and the youngest demographic profile with a median age of 27. Voice telecommunications traffic has grown at a Compound Annual Growth Rate, or CAGR, of approximately 25% over the past five years. Despite this high growth, the voice market remains underpenetrated with 65% active subscriber penetration. Data telecommunications users are expected to grow approximately 42% through 2018.

In evaluating the consideration to be paid to Ascend India shareholders, ROI’s board of directors considered various industry and financial data, including equity research reports regarding Ascend India’s competitors, general industry trends, industry reports describing the outlook and expected growth rates of Ascend India’s competitive dynamics and telecommunications industry data. ROI’s board of directors further considered certain financial analyses developed by ROI management in its financial model, including analyses regarding Ascend India’s historical revenues by customer, detailed gross margin data, historical working capital and capital expenditure needs, historical and projected operating synergies, free cash flow generation and historical and projected revenues in evaluating the consideration to be paid to Ascend India shareholders.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders (Page 71)

A quorum of ROI’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the shares of ROI’s common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ROI’s common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

The approval of the Business Combination Proposal is not conditioned upon the approval of the Warrant Amendment Proposal. The approval of the Warrant Amendment Proposal, however, is conditioned on the approval of the Business Combination Proposal.

The Warrant Amendment (Page 103)

At the special meeting of public warrantholders, ROI will ask its public warrantholders to consider and vote on a proposal, referred to as the “Warrant Amendment Proposal,” to approve and consent to an amendment to the terms of the warrant agreement governing ROI’s outstanding warrants to provide that, upon the consummation of the Business Combination, warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares. In connection with the Business Combination, CMMF has agreed to forfeit to ROI 8,000,000 private placement warrants held by it. Accordingly, the private placement warrants will not survive the closing of the Business Combination and will not be exchanged for cash and shares. If the Warrant Amendment Proposal is approved, then the warrants held by ROI’s public warrantholders who elect to have their warrants survive the Business Combination will be assumed by Ascend Holdings and be exercisable for Ascend Holdings ordinary shares on the same terms as ROI’s public warrants. The Warrant Amendment will not become effective if the Business Combination is not completed.

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of 65% of the outstanding public warrants as of the record date. Pursuant to the terms of the warrant agreement, CMMF is not permitted to vote the private placement warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

No vote of the holders of any stock issued by ROI is necessary to approve the Warrant Amendment Proposal, and ROI is not asking its stockholders to vote on the Warrant Amendment Proposal or any other proposal being considered at the special meeting of public warrantholders.

Warrant Exchange Procedures

Continental Stock Transfer & Trust Company, or the warrant agent, has been appointed by ROI to receive elections by ROI public warrantholders to have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or exchange their warrants for cash and ordinary shares, or an election. If a public warrantholder wishes to have their warrants survive the Business Combination, such public warrantholder must vote in favor of the Warrant Amendment Proposal and make an election to have their warrants survive by marking the appropriate space on the proxy card. Such warrantholder must also provide physical or electronic delivery of such warrantholder’s public warrant certificates or warrants, as appropriate, as described below, prior to or at the special meeting of public warrantholders. Public warrantholders wishing to receive cash and ordinary shares in exchange for their public warrants must make the election by marking the appropriate space on the proxy card, but need not provide physical or electronic delivery of such warrantholder’s public warrant certificates or warrants, as appropriate, as described below, prior to or at the special meeting of public warrantholders. In order to validly make an election, a holder of ROI units must first separate its ROI units into the component common stock and public warrant in order to validly tender its public warrants to the warrant agent. If the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares. As such, only those warrantholders who vote for the warrant amendment proposal and correctly follow the procedures for making an election will be able to have their warrants survive the Business Combination.

Any public warrant holder may at any time prior to the date and time of the special meeting of public warrantholders, or the election date, change such holder’s election if the warrant agent receives (i) prior to the election date written notice of such change accompanied by a new, properly completed proxy card or (ii) at the special meeting of public warrantholders a new, properly completed proxy card. ROI will have the right in its sole discretion to permit changes in elections after the election date.

Public warrantholders making an election to have their warrants survive the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, must, prior to the special meeting of public warrantholders, tender their public warrant certificates to the warrant agent or deliver their public warrants to the warrant agent electronically using the Depository Trust Company’s Automated Tender Offer Program (ATOP). Once you tender your public warrants to the warrant agent, you may not transfer your public warrants until the Business Combination is completed, unless you properly revoke your election.

To physically surrender warrants for exchange, holders should deliver certificates representing their warrants to the Exchange Agent, at the following address:

Continental Stock Transfer & Trust Co.
17 Battery Place 8th Flr
New York, NY 10004

Recommendation to ROI Stockholders and Public Warrantholders (Pages 101 – 105)

ROI’s board of directors believes that (a) each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders and (b) each of the Warrant Amendment Proposal and Warrantholder Adjournment Proposal is in the best interests of ROI and its stockholders and public warrantholders, respectively, and unanimously recommends that its stockholders and public warrantholders, as applicable, vote “FOR” each of the proposals.

When you consider the recommendation of ROI’s board of directors in favor of approval of these proposals, you should keep in mind that its directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the right of the Sponsor, Thomas J. Baldwin and Joseph A. De Perio to receive Ascend Holdings ordinary shares in connection with the Business Combination, subject to the lock-up agreements;

•	the appointment of two of ROI’s directors and executive officers as directors (but not officers) of Ascend Holdings; and
•	the continued indemnification of current directors and officers of ROI and the continuation of directors’ and officers’ liability insurance after the Business Combination.

In addition, ROI’s board of directors is expected to adopt a resolution providing that the disposition of ROI shares by ROI’s officers and directors in exchange for Ascend Holdings ordinary shares in the Business Combination is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Additional Share Issuances

In addition to the up to 12,409,472 ordinary shares of Ascend Holdings to be issued to ROI stockholders pursuant to the Merger Agreement, the up to 625,000 ordinary shares of Ascend Holdings to be issued to warrantholders and the 2,307,652 ordinary shares of Ascend Holdings to be issued as earnout shares, which, collectively with the 781,250 earnout shares issued to GEH Capital, Inc. at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, are subject to forfeiture as described above, the following additional ordinary shares of Ascend Holdings will be outstanding following the consummation of the Business Combination:

•	12,545,000 ordinary shares to be held by NSR and its affiliates, reflecting NSR's pro forma ownership of Ascend Holdings following the consummation of the Business Combination;
•	189,873 ordinary shares to be held by NSR, to be received as consideration for the contribution of INR 120,000,000 to Ascend India prior to the execution of the Merger Agreement; and
•	Up to 100,000 ordinary shares to be held by NSR in connection with a contribution by NSR to Ascend India, Ascend Holdings, Ascend Mauritius or Merger Sub of the premium with respect to a U.S. Dollar / Indian Rupee currency put option transaction to be entered into by Ascend India, Ascend Holdings, Ascend Mauritius or Merger Sub following the execution of the Merger Agreement and prior to the consummation of the Business Combination.

In addition, after the closing of the Business Combination, restricted stock units for ordinary shares equivalent to 2.5% of the issued and outstanding ordinary shares of Ascend Holdings will be granted to the directors and executive officers of Ascend Holdings as determined by the compensation committee pursuant to the equity incentive plan of Ascend Holdings, as described below under “Ascend Group's Executive Officers and Management — Equity Plan.” Further, immediately after the closing of the Business Combination restricted stock units for ordinary shares equivalent to 13.5% of the issued and outstanding ordinary shares at the time of the closing of the Business Combination will be granted to an affiliate of NSR as compensation for services to be provided under the Consultancy Services Agreement, as described under “Certain Relationships and Related Transactions — Ascend Holdings — Consultancy Services Agreement.”

Indebtedness of Ascend India

As of March 31, 2015, Ascend India had the following indebtedness outstanding:

•	INR 1,804.7 million of Optionally Convertible Debentures, which accrue interest at 12.00% per annum. The Optionally Convertible Debentures are subordinated and were issued by Ascend India. The Optionally Convertible Debentures are payable to IL&FS Financial Services Limited, an affiliate of Infrastructure Leasing and Financial Services Limited and will be repaid in full with a portion of the proceeds from the consummation of the Business Combination. Since the Optionally Convertible Debentures are proposed to be repaid in connection with the consummation of the Business Combination, no lender consent thereunder is required.
•	INR 6,046.9 million of indebtedness represented by a corporate debt restructuring arrangement, or CDR. The indebtedness represented by the CDR accrues interest at annual rates ranging from 12.00% to 14.50%, linked to the lead CDR lender’s base rate and is secured by a first priority lien on all of Ascend India's movable and immovable assets. The indebtedness represented by the CDR is also secured by a first priority lien on all cash held in the trust account established pursuant to the CDR which, as of March 31, 2015, was INR 169.8 million. Additionally, a negative lien on the equity shares of Ascend India has been executed by the shareholders of Ascend India in favor of the CDR lenders. Such indebtedness is payable to the CDR lenders, comprising 24 banks. The consent of the CDR lenders, as a whole, is required in order to consummate the Business Combination. None of this indebtedness is being repaid with the proceeds from the Business Combination. As part of the CDR package, Company also has access to cash credit facility from Canara Bank. The drawn down amount as of March 31, 2015 was INR 237.1 million and accrues interest at an annual rate of 16.25%. This facility is secured by first pari passu charge on the current assets and fixed assets of Ascend India along with the term loan of the lenders.
•	INR 483.1 million of indebtedness payable to L&T Infrastructure Finance Company Limited (“L&T”), which is not covered by the CDR. Such indebtedness accrues interest at annual rates ranging from 14.25% to 14.75% and is secured by a first priority lien on all of Ascend India's movable and immovable assets. The consent of L&T is required to consummate the Business Combination. Additionally, a negative lien on the equity shares of Ascend India has been executed by the shareholders of Ascend India in favor of the lender. None of this indebtedness is being repaid with the proceeds from the Business Combination.

See “Risk Factors — Risks Related to Ascend India's Indebtedness and Debt Restructuring Package.”

As of the date of this prospectus, Ascend Holdings has no outstanding indebtedness, other than inter-company indebtedness incurred to fund certain transaction expenses prior to consummation of the Business Combination.

RECENT DEVELOPMENTS

Set forth below is summary of certain preliminary unaudited financial data for Predecessor Ascend (in INR) as of and for the quarters ended June 30, 2014 and 2015. Neither Predecessor Ascend nor Ascend India have previously prepared interim financial information and the financial information presented below may change as Predecessor Ascend finalizes such information.

	Three months ended June 30,
	2015 (unaudited)	2014 (unaudited)
Total Revenue	1,172,954,032	1,075,706,847
Total Expenses	1,298,096,682	1,235,622,263
Other Income	1,315,590	208,004
Finance Income	1,573,333	25,448,181
Loss before tax	(122,253,727)	(134,259,231)
Tax expense	—	—
Loss for the quarter	(122,253,727)	(134,259,231)
Tax expense	—	—
Interest expense	314,038,442	258,895,435
Depreciation, impairment and amortization expense	249,571,144	244,000,961
EBITDA	441,355,859	368,637,166

	As of June 30,
	2015 (unaudited)	2014 (unaudited)
Interest bearing loans and borrowings	7,888,531,011	7,735,580,622
Cash and cash equivalents	406,823,534	726,317,028

EBITDA, as reconciled above, is a Non-IFRS financial measure. This presentation, together with the comparable IFRS measure, reflects one of the key metrics used by Ascend India to assess its operating performance. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. Non-IFRS financial measures as reported by Predecessor Ascend may not be comparable to similarly titled amounts reported by other companies.

Highlights for the three months ended June 30, 2015 compared to the three months ended June 30, 2014 include:

•	From June 30, 2014 to June 30, 2015, Ascend India’s number of towers increased from 4,367 to 4,924 and tenancies increased 19.2%, from 7,570 to 9,020, respectively. Overall tenancy ratio improved from 1.73x as of June 30, 2014 to 1.83x as of June 30, 2015.
•	Total revenue from operations for the three months ended June 30, 2015 increased by 9.0% to INR 1,173.0 million from INR 1,075.7 million in the three months ended June 30, 2014. Of this revenue, revenue attributable to rent and infrastructure support services increased by 18.3%, from INR 636.3 million in the three months ended June 30, 2014 to INR 752.6 million in the three months ended June 30, 2015.
•	Declining energy prices (together with improved power efficiency at certain towers) resulted in a 4.3% decrease in revenue attributable to recovery of power and fuel (from INR 439.4 million to INR 420.4 million) as well a corresponding decrease of 8.8% in expenses attributable to power and fuel (from INR 430.5 million to INR 392.6 million). Under the terms of Ascend India’s agreements with its customers, fluctuations in underlying energy rates are generally passed through to customers.
•	The increase in interest expense was primarily attributable to an INR 47.0 million interest credit received in the three months ended June 30, 2014.

RISK FACTORS (Page 33)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the Business Combination Proposal.

Risks Related to Ascend India and the Industry in which Ascend India operates

Increasing competition in the tower infrastructure industry and increasing tariff pressures on Ascend India’s customers may create pricing pressures that may adversely affect its business, prospects and results of operations.

The tower infrastructure business in India is highly competitive in nature. Ascend India faces competition in the market from the tower infrastructure provided by wireless telecommunications service providers, tower infrastructure companies backed by wireless telecommunications service providers and independent tower infrastructure companies. Certain established wireless telecommunications service providers, such as Bharat Sanchar Nigam Limited (“BSNL”) and Mahanagar Telephone Nigam Limited (“MTNL”), have their own telecommunications tower portfolios. Certain wireless telecommunications service providers, including Bharti Airtel Limited, Reliance Communications Limited and Tata Teleservices Limited, have demerged their tower infrastructure business into separate tower companies, Bharti Infratel Limited, Reliance Infratel Limited and VIOM Networks Limited (formerly known as Wireless TT Infoservices Limited), respectively. In addition, Ascend India faces competition from independent tower infrastructure companies, including GTL Infrastructure Limited, ATC Tower Corporation Private Limited and Tower Vision India Private Limited, tower infrastructure companies such as Indus Towers Limited, which is a joint venture amongst Vodafone India Limited, Bharti Airtel Limited and Idea Cellular Limited, as well as competition from power transmission operators such as Power Grid Corporation of India Limited, who may permit their existing infrastructure to be utilized by wireless telecommunications service providers for installation of active telecommunications equipment. Ascend India cannot assure you that Indian wireless telecommunications service providers will not increasingly share existing and new tower infrastructure constructed by other Indian telecommunications operators, other existing telecommunications infrastructure companies or their respective affiliates, or power transmission operators, which could adversely affect Ascend India’s business, prospects and results of operations.

Certain of Ascend India’s competitors may have access to greater financial resources than Ascend India does, or may act in unison with each other to Ascend India’s disadvantage. Further, Ascend India believes there may be large international tower operators that are considering or have taken steps towards entry into the Indian market, which may lead to consolidation and investment by international companies and the emergence of stronger competitors. Ascend India operates in a small market with a limited number of customers and in the event it loses any of its customers due to any such pressures or otherwise, or such customers choose to use the services of other tower providers in the expansion of its networks, Ascend India may not be able to find new customers for its towers and may not benefit from the rollout plans of such customers, which may adversely affect its business, prospects and results of operations. Increasing competition could also make securing the rights to land for Ascend India’s towers more costly. Ascend India cannot assure you that it will be able to successfully compete within this increasingly competitive industry.

The loss of any major customers would have an adverse effect on Ascend India’s business and results of operations.

Historically, the telecommunications industry in India has had a limited number of wireless telecommunications service providers and this has led to a substantial percentage of Ascend India’s revenues being attributable to a small number of customers. As of March 31, 2015, Ascend India had master service agreements, or MSAs, with all 11 wireless telecommunications service providers in India. The top five customers of Ascend India contributed to 84%, 83% and 82%, of its revenues for financial years 2013, 2014 and 2015, respectively. Any adverse impact on the operations or financial condition of these key customers would have a direct impact on our revenues and results of operations. The loss of a major customer, if not replaced, could adversely affect Ascend India’s business and prospects.

Ascend India expects to continue to depend on revenues from its largest customers and the loss of any of these customers or a reduction in demand for new towers or additional co-locations from any of these customers may have an adverse effect on its business and results of operations. Additionally, from time to time, telecommunications licenses, permits and spectrum allocation of Ascend India’s key customers will require renewal. For instance, some of Ascend India’s key customers may be required to renew their telecommunications licenses between the years 2016 and 2020. Further, Ascend India’s customers may choose to move their operations to towers owned and operated by its competitors for various reasons, including larger tower portfolios and better connectivity. If any of Ascend India’s key customers choose to move their operations from Ascend India’s towers or are unable to renew their respective licenses, permits or spectrum allocations, it may have an adverse effect on Ascend India’s business, prospects and results of operations.

Additionally, although lock-in obligations exist for fixed periods of time in Ascend India’s MSAs, wireless telecommunications service providers may be entitled to terminate their MSAs with Ascend India entirely or in respect of certain towers upon the occurrence of certain events. For example, in the event Ascend India is unable to meet agreed upon levels of service, the wireless telecommunications service provider may be entitled to terminate the agreement in respect of towers where such service levels have not been achieved. Further, under the terms of MSAs with one wireless telecommunication service provider, any change in the management or control of Ascend India involving 50% or more of its shares to a new shareholder, may entitle the wireless telecommunications service provider to terminate its MSA with Ascend India. Further, the MSA with one other wireless telecommunications service provider requires Ascend India to obtain consent for any significant change in its shareholding. While Ascend India has sought consent from each of these service providers, and expects to receive such consent prior to the consummation of the Business Combination, there can be no assurance that they or any of Ascend India’s other customers will not seek to terminate their MSA’s with Ascend India on any other account in the ordinary course of business.

Additionally, under certain MSAs, Ascend India is required to obtain the wireless telecommunications service provider’s prior consent for infrastructure sharing, and under certain other MSAs, prior notice in respect of such sharing is required to be provided to the wireless telecommunication service provider. In the event any of Ascend India’s customers terminates its agreement in respect of any tower or terminates the MSA in its entirety, the closing sharing factor (tenancy ratio) of Ascend India’s towers would be negatively impacted, thereby adversely affecting Ascend India’s cash flows and results of operations.

A decrease in demand for tower infrastructure in India could adversely affect Ascend India’s business and results of operations.

Ascend India’s business consists of building, acquiring, owning and operating telecommunications towers and related passive infrastructure and providing access to these towers primarily to wireless telecommunications service providers. Factors adversely affecting the demand for tower space in India in general, and space on towers operated by infrastructure providers such as Ascend India in particular, would adversely affect its business and results of operations. Such factors could include:

•	a decrease in demand for wireless telecommunications services, including wireless telecommunications infrastructure;
•	a deterioration in the business and financial condition of wireless telecommunications service providers, due to declining tariffs, media convergence, high debt levels or other factors or access to capital;
•	mergers or consolidations among wireless telecommunications service providers, resulting in a reduction in demand for new towers or additional space at existing sites;
•	the ability and willingness of wireless telecommunications service providers to maintain or increase capital expenditures;
•	a decrease in the overall growth rate of the wireless telecommunications sector or of a particular segment of the wireless telecommunications sector;

•	the development and implementation of new technologies that enhance the efficiency of telecommunications networks, including those that enhance spectral capacity and encourage the sharing of active infrastructure;
•	adverse developments with respect to governmental licensing of spectrum and changes in telecommunications regulations, including uncertainties in licensing regulations;
•	unstable infrastructure, including frequent power failures, which may affect operations;
•	increased use of network sharing, roaming or resale arrangements by wireless telecommunications service providers among themselves;
•	delays or changes in the deployment of 3G, 4G or other telecommunications technologies;
•	delays in regulatory changes that would permit tower infrastructure providers to use towers for other revenue-generating purposes;
•	changing strategies of wireless telecommunications service providers with respect to owning or sharing towers;
•	adverse developments with regard to increase in stamp duty rates on lease agreements, zoning, environmental, health and other government regulations; and
•	technological changes and advancements, including alternatives to wireless communication such as video conferencing.

Ascend India’s business, proposed capital expenditure and strategic plans are based on the assumption that the subscriber base for wireless telecommunications services in India will grow at a rapid pace and that Indian wireless telecommunications service providers will adopt the tower sharing model on a widespread basis. Further, there can be no assurance that wireless technologies such as 3G or 4G in India will be deployed or adopted as rapidly as Ascend India expects, or that these new technologies will be implemented in the manner that it anticipates. If the Indian wireless telecommunications services market does not grow or grows at a slower rate than Ascend India expects, or the behavior of market players does not meet Ascend India’s current expectations, the demand for Ascend India’s services will be adversely affected, which would have an adverse effect on its business, prospects and results of operations.

A failure by Ascend India to meet its service level obligations could have an adverse impact on its business and results of operations.

As a part of the standard MSAs that Ascend India enters into with its customers, Ascend India has committed to maintain certain service level standards, which impose stringent obligations upon Ascend India and its operations, including in relation to tower deployment timelines, electromagnetic field restrictions and required minimum availability levels. The uptime service level below which service level credits become applicable may vary by telecommunications circle and broadly range from 99.91% to 99.99%.

Any failure by Ascend India to comply with applicable service levels could damage its reputation or result in claims for substantial damages against it. As failure to meet contractually stipulated uptime service levels would be reflected in Ascend Holdings’ financial statements as an expense (along with bad debts written off and other miscellaneous expenses), any such failure to meet service levels would have an adverse impact on Ascend Holdings’ rental revenue or revenue from operations. Successful assertions of one or more large claims against Ascend India could have a significant adverse effect on its business, prospects, results of operations, cash flows and financial condition.

Any failure in the implementation or operation of Ascend India’s information systems could disrupt its business operations and cause an unanticipated increase in costs.

Ascend India has implemented various information systems to integrate all of its business functions through the automation of business processes through remote sensing that have resulted in achieving higher uptimes and increased efficiencies in monitoring of its towers. Any failure in the operation of Ascend India’s information systems, could result in material adverse consequences, including disruption of its operations, loss of information and an unanticipated increase in costs, which could have a material adverse effect on Ascend India’s business, prospects, results of operations, cash flows and financial condition.

Further, Ascend India’s operations are coordinated through its centralized tower operations center located in Hyderabad. A large number of Ascend India’s technical personnel are also located at the centralized tower operations center. Because of its importance to Ascend India’s continued operations and the concentration of employees at this facility, Ascend India’s results of operations could be materially adversely affected if the centralized tower operations center is rendered inoperative for any reason, or is materially damaged as a result of a natural disaster or other catastrophic event. Although Ascend India has back-up facilities for some of its operations, it could be difficult for Ascend India to maintain or resume operations upon the occurrence of such an event, and any such occurrence could have a material adverse effect on its business and results of operations. Further, Ascend India’s centralized tower operations center is dependent on the systems of its customers for the information that flows into the centralized tower operations center, and any disruption of these systems could have a material adverse effect on Ascend India’s business and operations. In addition, Ascend India’s centralized tower operations center is situated on leased land, the lease agreement for which expires on September 30, 2017, on which date Ascend India is required to restore vacant possession of the property to the landlord. The lease agreement does not contain a provision for automatic renewal or extension of the lease beyond this date. Ascend India’s inability to renew the lease on commercially acceptable terms or at all or identify suitable alternative premises in time may lead to a disruption in its business and operations. Any disruption of Ascend India’s business or operations could have a material adverse impact on Ascend India’s cash flows and results of operations.

Ascend India’s expansion plans may be subject to change for a variety of reasons and it may be unable to effectively manage its growth.

Ascend India’s ability to develop new towers is dependent upon a number of factors, including the availability of sufficient capital to fund development, its ability to assess customers’ needs, its ability to locate, and lease or acquire, at commercially reasonable prices, suitable locations for these towers and related infrastructure and its ability to obtain the necessary licenses and permits. Identifying a location to establish a site requires expertise in telecommunications infrastructure engineering, tower management and network consultancy. Before a tower can be constructed for a sharing operator, Ascend India is required to take several steps, including identifying the sharing operator’s needs, considering the proposed capital expenditure, site selection, network planning, designing, site engineering and documentation, site construction, equipment installation, testing, commissioning and integration, and training. Ascend India cannot assure you that it will be successful in selecting the right site locations and acquiring such sites and managing new properties at the rate required to meet its expansion plans. A failure to do so could have an adverse effect on its business, prospects and results of operations.

In addition to building new towers, Ascend India may also grow by acquiring existing towers that meet its investment and operational requirements. As a result of consolidation in the tower industry, however, there are fewer of these transactions available and there is more competition to acquire existing towers. Increased competition for acquisitions may result in fewer acquisition opportunities for Ascend India, higher acquisition prices and increased difficulty in negotiating and consummating agreements to acquire such towers. Further, to the extent that acquisition opportunities are for significant tower portfolios, some of Ascend India’s competitors seeking to acquire the same portfolios may have greater financial resources than it does. A failure to acquire such tower portfolios, and the success of any of Ascend India’s competitors in doing so, could have an adverse effect on Ascend India’s business and results of operations.

The growth of Ascend India’s business is expected to place significant demands on its management and operational resources. In order to manage growth effectively, Ascend India must implement and improve operational systems, procedures and internal controls on a timely basis. If it fails to do so, or if there are any present or future weaknesses in such systems that would result in inconsistent internal standard operating procedures, Ascend India may not be able to service its customers’ needs, hire and retain new employees, pursue new business opportunities or operate its business effectively, any of which could have a material adverse effect on Ascend India’s results of operations.

Ascend India requires substantial amounts of capital for its business and operations and the failure to obtain additional equity or debt financing on favorable commercial terms may hinder its growth.

The business of Ascend India is highly capital intensive, requiring substantial amounts of capital to build and maintain its tower portfolio. It may also require significant amounts of capital to develop new services, develop and implement new technologies and expand its operations. The actual amount and timing of future capital requirements may also differ from estimates as a result of, among other things, unforeseen delays or cost overruns in establishing, expanding or upgrading networks, unanticipated expenses, regulatory reform, delays in obtaining requisite approvals, engineering issues, design changes and technological advances.

Ascend India may also rely on borrowings in order to implement some of its expansion plans, including inorganic expansion, if any. Ascend India is highly leveraged and its ability to obtain additional financing on acceptable terms, or at all, will depend on a number of factors, including its financial condition and leverage, results of operations and cash flows, general market conditions for companies within the telecommunications sector and economic, political and other conditions in India and elsewhere. Ascend India’s ability to raise additional funding through debt is restricted under the covenants imposed on it under its existing debt agreements, as described below. Further, additional equity financing by Ascend Holdings to fund the operations of Ascend India could dilute Ascend Holdings’ earnings per share and dilute your shareholding interests in Ascend Holdings. Any inability to obtain sufficient financing could result in the delay or abandonment of development and expansion plans or an inability to continue to provide appropriate levels of service in all or a portion of Ascend India’s markets.

Agreements that Ascend India may enter into, subject to the terms of its existing debt agreements, as described below, to raise capital may contain covenants, which may further limit its ability to borrow additional funds, make capital expenditures and investments, declare dividends, merge or incur additional liens, or may impose other restrictions on Ascend India. In addition, Ascend India is subject to a number of risks associated with debt financing, including the risk that cash flow from its operations will be insufficient to meet the required payments of principal and interest; the risk that, to the extent that it maintains floating rate indebtedness, interest rates will fluctuate to its detriment; and the risk that it may not be able to obtain refinancing on favorable terms, or at all, when required. Any inability by Ascend India to procure adequate amounts and types of financing could have an adverse effect on its business, prospects, results of operations and financial condition.

Ascend India may not generate sufficient revenue or cash flows to satisfy its debt service obligations.

Ascend India expects to continue to use cash flow from operations and additional borrowings to meet its current and future financial obligations, including debt service requirements. Ascend India’s ability to make these payments depends on its future performance, which will be affected by financial, business, economic and other factors, many of which it cannot control. Ascend India’s business may not generate sufficient cash flow from operations in the future, which could result in its being unable to repay indebtedness or to fund other liquidity needs. Any failure by Ascend India to satisfy its obligations under its debt agreements, as described below, could result in adverse actions by its lenders that would have a material adverse impact on the holders of Ascend India’s equity shares.

Further, Ascend India may be able to incur substantial additional indebtedness in the future. If new indebtedness is added to Ascend India’s current debt levels, the related risks related to indebtedness that Ascend India now faces could intensify, especially with respect to the demands on its liquidity as a result of increased interest commitments.

The regulatory environment in which Ascend India operates is evolving, and may impose additional compliance requirements on Ascend India in the future.

The Government of India has been active in its regulation of the Indian telecommunications industry. Presently, Ascend India is only required to register with the Department of Telecommunications, Ministry of Communications and Information Technology, Government of India (“Department of Telecommunications”) as a Category I Infrastructure Provider (“IP-I Provider”) to operate as an infrastructure provider in India. However, there have been policy recommendations for this to change to a licensing requirement and for formulating stricter guidelines on tower sharing. In the event that these policy recommendations are accepted by the Government of India and issued as mandatory regulations, infrastructure service providers may be required to adhere to certain norms, including standardization of design of towers, introduction of revenue sharing for IP-I Providers and mandatory camouflaging of towers in certain areas. While such amendments in Indian law have not yet been promulgated, any implementation of such policy recommendations may require Ascend India to comply with stricter regulatory requirements and increase its compliance costs significantly.

Additionally, certain states or local authorities in India may levy additional taxes on tower sites, including property taxes and/or tower taxes, which has in the past resulted in and could in the future result in increased cost of operations for Ascend India. Any failure to comply with applicable requirements may lead to penalties or require Ascend India to assume indemnification obligations for breaching contractual provisions.

Additionally, the development and construction of towers requires approvals or permits from various local authorities, including environmental approvals from pollution control boards for operating diesel generator sets, approvals from the Airports Authority of India when towers are located near airports and registration under central and local labor laws. Further, under Indian laws, in the event that the contractor does not fulfill its obligations under the Indian labor laws, the principal employer would be held responsible. Ascend India cannot assure you that the relevant authorities will issue such permits, licenses or approvals or that they will be issued in a timely manner, on the expected terms or at all. Further, these permits, licenses and approvals are subject to conditions and Ascend India cannot assure you that it will be able to meet these conditions on an ongoing basis, which may lead to cancellation, revocation or suspension of the relevant permits, licenses or approvals. In addition, Ascend India cannot assure you that such licenses will be obtained and renewed in a timely manner in all instances, or that commercially unreasonable or onerous conditions will not be imposed, which may interrupt Ascend India’s operations and adversely affect its business.

While advisory guidelines issued by the Department of Telecommunications to state governments contemplate single window clearance, the procedure for obtaining and renewing such approvals varies from state to state, and local village and town and municipal authorities may also impose additional requirements to obtain site clearances. In the absence of a unified national or state-level authority granting requisite permissions, there is significant uncertainty with respect to the requirement and procedure for obtaining and renewing such approvals and permits, which may result in Ascend India’s involvement in legal proceedings or otherwise result in delays in receiving necessary approvals to deploy or operate towers. For instance, the requirement by infrastructure service providers to obtain an approval from state pollution control boards is inconsistently applied across states, which has resulted in Ascend India receiving notices from certain state pollution control boards in the past, from which it has not obtained such approval. While Ascend India has subsequently obtained requisite approvals from the state pollution control board pursuant to receipt of notice from them, there is no assurance that Ascend India will not receive similar notices in the future or that it will not be subject to any future litigation for not obtaining relevant approvals.

In addition, concerns have recently been raised regarding the health and aesthetic effects of the installation of large numbers of towers, particularly in metropolitan and urban areas of India, as well as rising pollution levels due to the use of diesel generators at towers. As a result, certain conditions have been imposed by various civic authorities for the deployment of towers, which could restrict Ascend India’s ability to expand its business or force it to relocate its existing towers, which Ascend India would only be able to do at considerable expense.

The implementation of recommendations on telecommunications service providers, including electromagnetic frequency radiation standards, could affect Ascend India’s business, prospects, results of operations, cash flows and financial conditions.

Currently electromagnetic frequency, or EMF, radiation standards are applicable only to telecommunications service providers. While there have been policy recommendations for the formulation of clearer guidelines on stricter enforcement of EMF radiation standards for infrastructure providers (with directions for non-complying towers to be taken down), such amendments to applicable Indian law have not yet been promulgated. However, if these standards are promulgated by the Government of India, the cost for compliance with such norms may increase significantly for Ascend India. Further, if stricter enforcement of these EMF radiation standards are applied in respect of telecommunications service providers, their compliance costs may increase, which could in turn have an adverse effect on Ascend India’s business, prospects, results of operations, cash flows and financial condition.

Environmental regulations and associated litigation impose additional costs and may affect the results of Ascend India’s operations.

Ascend India is subject to various national, state level and municipal environmental laws and regulations in India concerning issues such as damage caused by air emissions and noise emissions by its diesel generator sets, some of which may impose overlapping requirements and varying standards of compliance on Ascend India. These laws can impose liability for non-compliance with regulations and are increasingly becoming more stringent and may in the future create substantial environmental compliance or remediation liabilities and costs. There may also be new regulations and policies imposed by the relevant authorities in relation to its business which may result in increased compliance costs.

While Ascend India believes that it is currently in compliance in all material respects with all applicable and environmental laws and regulations, discharge of pollutants into the air or water may nevertheless cause it to be liable to the government where its towers are located. In addition to potential clean-up liability, it may become subject to monetary fines and penalties for violation of applicable environmental laws, regulations or administrative orders. This may also result in closure or temporary suspension or adverse restrictions on its operations. Ascend India may also, in the future, become involved in proceedings with various regulatory authorities that may require it to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. In addition, third parties may sue Ascend India for damages and costs resulting from environmental contamination emanating from its properties.

Various petitions have been filed against Ascend India and others in relation to the installation of towers near residential areas owing to concerns relating to the adverse effects of EMF radiation and other environmental issues. While no specific monetary demand has been raised under these petitions against Ascend India, Ascend India can not assure you that they will not have a material adverse effect on its business or results of operations.

As a result of any claims that its properties or towers are not in compliance with all applicable environmental laws, unidentified environmental liabilities could arise which may have an adverse effect on Ascend India’s business, prospects, results of operations, cash flows and financial condition.

Ascend India may be unable to attract and retain management and skilled personnel.

The current management team of Ascend India contributes significant experience and expertise to the management and growth of Ascend India’s business. The continued success of Ascend India’s business and its ability to execute its business strategies in the future will depend largely on its ability to attract, retain and motivate its key management and operational personnel. Ascend India’s management team has been involved in the telecommunications industry in India for a significant period of time and has overseen the development of Ascend India’s existing tower portfolio. During this process, the management team has developed sector-specific project and operational management expertise and an understanding of the key opportunities and risks associated with the tower business. Any failure to retain key management personnel, or to replace them with equally qualified persons in the event of their departure, could have an adverse effect on Ascend India’s business, prospects and results of operations. Further, as Ascend India’s business continues to grow, it will need to recruit and train additional qualified personnel. If it fails to attract and retain qualified personnel, its business, prospects and results of operations may also be adversely affected. Ascend India does not maintain key person insurance in relation to its key managerial personnel.

The tower sharing model may not develop in India in the manner that Ascend India anticipates.

Ascend India’s business model involves increased sharing of towers by wireless telecommunications service providers, as the addition of sharing operators at existing towers facilitates better capacity utilization at relatively low incremental capital expense, enhancing Ascend India’s cost and operational efficiencies. As of March 31, 2015, Ascend India had an average sharing factor of 1.81 co-locations per tower. Ascend India’s prospects are directly dependent upon the sharing factor of Ascend India’s towers, and increasing its co-location sharing factor per tower is a key element of its growth strategy.

Tower sharing in the wireless telecommunications sector and integrated telecommunications networks are relatively recent concepts in India. The success of the model depends on a number of factors including geography, population density in rural and urban areas, financial conditions affecting operators and customer behavioral patterns which are specific to telecommunications industries in different countries, including India.

Ascend India cannot assure you that growth in the wireless telecommunications sector in India will continue or that wireless service providers will seek to reduce costs by increasing their reliance on shared towers, either with other wireless telecommunications service providers or with third party stand-alone tower operators, such as Ascend India. In particular, wireless telecommunications service providers may be unwilling to outsource tower operations to third parties because they may not consider it to be economically beneficial or may be unwilling to surrender what they believe to be competitive advantages offered by ownership of proprietary networks, or for other reasons. Any failure of tower sharing to continue to develop within the Indian wireless telecommunications sector in the way Ascend India anticipates may adversely affect its business, prospects and results of operations.

There are legal proceedings against Ascend India and there can be no assurance that Ascend India will prevail in these actions.

Ascend India is involved in certain legal and regulatory proceedings, pending at different levels of adjudication before various courts and tribunals, in India. These include commercial tax proceedings and claims, as well as claims and proceedings (including public interest litigation) pertaining to its title and rights to operate from certain of its tower sites and its ability to operate its business in certain locations under locally applicable laws and approvals, as well as in respect of environmental issues, such as EMF radiation from towers. In a number of cases, the aggregate claim against Ascend India has not been quantified or may not be presently ascertainable. Further, while Ascend India enters into settlement agreements with its customers from time to time for recovery of fees, there can be no assurance that Ascend India’s customers would make timely payments of fees or that in the event of failure of such timely payment would be willing to enter into a settlement with Ascend India.

If Ascend India is found to be liable in any such proceeding, Ascend India would incur a charge against its earnings, to the extent a reserve had not been established. Charges and write-downs associated with such legal proceedings could have a material adverse effect on Ascend India’s financial condition, results of operations and cash flow. Moreover, legal proceedings, particularly those resulting in judgments or findings against Ascend India, may harm its reputation and ability to compete in the market.

Further, unlike in the United States, in India, private citizens are permitted to initiate criminal complaints against companies and other individuals. Ascend India and certain executives may from time to time be named in criminal complaints, in the ordinary course of business. If, as a result of such complaints, criminal proceedings are initiated in the future by the relevant authorities in India and Ascend India or any of its executives are found guilty in such criminal proceedings, Ascend India could be subject to monetary penalties and its executives could be subject to imprisonment as well as monetary penalties.

Additionally, Ascend India has initiated legal proceedings against two of its customers for recovery of amounts due from them. Such non-payment has primarily been on account of cancellation of the customers’ 2G licenses in certain circles. There can be no assurance that these proceedings will be decided in Ascend India’s favor.

Ascend India is heavily dependent on factors affecting the wireless telecommunications industry in India and the growth of its customers. Adverse industry factors may result in Ascend India’s inability to collect fee payments from its customers.

Ascend India’s operations and performance is directly related to the performance of the Indian wireless telecommunications industry and is therefore, affected by factors that generally affect that industry. The wireless telecommunications industry is sensitive to factors such as consumer demand and wireless telecommunications service providers’ debt levels, their ability to service their debt and other obligations and general economic conditions. In addition, the Indian telecommunications industry may face policy changes in response to industry developments and the highly leveraged financial condition of certain operators coupled with increasing competition and declining average revenues per user.

Any deterioration in the creditworthiness of Ascend India’s customers could adversely affect its financial condition and growth prospects, which in turn could adversely affect its revenues and financial condition. There can be no assurance that Ascend India will be able to successfully collect payments due from its customers, including termination fees applicable in the event of co-location exits. For instance, Ascend India has faced, and continues to face delays associated with the collection of receivables from certain of its customers. Further, Ascend India may encounter difficulties in invoking payment escalation or adjustment clauses under its contracts with such or other customers. In respect of certain customers, Ascend India has initiated legal or arbitration proceedings to recover long term receivables. Such receivables from such customers as at March 31, 2015 aggregated INR 12.9 million. Subsequently, Ascend India sent an arbitration notice in June 2015 to one of its customers for recovery of service charges and lock-in period charges under the MSA with such customer, of an aggregate amount of INR 91.4 million. Delayed collection of receivables and losses and write-offs on such account could adversely affect Ascend India’s borrowing costs, cash flows, liquidity, business, results of operations, financial condition and prospects. Delayed receivables may also affect Ascend India’s credit profile, which may diminish its ability to obtain future financing on terms that it considers viable, in terms of borrowing costs as well as in terms of the collateral it may be required to provide or the restrictive terms that may become applicable to it pursuant to the terms of such future financing arrangements.

Ascend India’s insurance coverage may not be adequate to protect it against any operational risks or claims.

Ascend India maintains insurance coverage on its ground-based towers and rooftop towers for a variety of risks, including, among others, risks relating to fire, burglary, earthquake, public liability and certain other losses and damages. Ascend India also maintains director and officer liability insurance. However, any claim under the insurance policies maintained by Ascend India may be subject to certain exceptions, may not be honored fully, in part, in a timely manner, or at all, and Ascend India may not have purchased sufficient insurance to cover all losses that it may incur. Ascend India is not insured for certain risks and losses, such as loss of business or business interruption, loss of profit, environmental liabilities and other natural disasters, or against defects in title to lands it owns or leases and uses. If Ascend India’s insurance coverage does not adequately protect it against any operational risks or claims, its business, financial condition and results of operations may be adversely affected. Additionally, in the future, insurance coverage may not be available to Ascend India on commercially acceptable terms, or at all.

Any inability to protect Ascend India’s rights to the land on which its towers are located may adversely affect its business and results of operations.

Ascend India leases substantially all of the land and rooftops on which its towers are located. In general, these lease arrangements are for periods of between 10 and 15 years and grant Ascend India the right to use the leased premises for the purpose of carrying on its business. Under its lease arrangements, Ascend India may require the prior written consent of the lessor for any further assignment of the lease. Moreover, such leased lands may be subject to onerous conditions under the lease agreements through which Ascend India acquires rights to use such land and rights of way, and Ascend India’s operational flexibility may be restricted to the extent that it is unable to obtain required waivers and consents from lessors. Further, lease deeds and other commercial agreements entered into by Ascend India in relation to the lease or purchase of land may not be duly stamped or registered. In the event that Ascend India is required to enforce its rights under such agreements in a court of law, the required stamp duty, in addition to any penalty that may be imposed, will need to be paid by Ascend India in order for it to do so.

A loss of Ascend India’s leasehold interests, including through actual or alleged non-compliance with the terms of these lease arrangements, the termination of leases by lessors, or an inability to secure renewal thereof on commercially acceptable terms when they expire, would interfere with Ascend India’s ability to operate its tower portfolio and to generate revenues. Although not specified in the lease arrangements between Ascend India and the current landowners of the land on which Ascend India’s towers are located, such landowners could attempt to significantly increase the rental rates upon the addition of new sharing operators or on expiration of current leases, or on account of environmental or other concerns, which may increase Ascend India’s cost of operations. The cost of relocating a site is significant. Ascend India may not be able to pass these costs on to its customers and any such relocation could cause disruption to its customers. In addition, Ascend India may not always have the ability to access, analyze and verify all information regarding titles and other issues prior to entering into lease arrangements in respect of its leased sites, and to the extent there is any defect in the titles of any of such leased sites, its ability to continue operating at such leased sites may be adversely affected.

Ascend India has been named as a party to certain litigation proceedings in respect of towers constructed on leased land. Most of these proceedings pertain to disputes regarding the ownership of the lessors of these parcels of lands or Ascend India’s ability to use such land for installing towers, as well as suits for permanent and mandatory injunctions and determination of title. Ascend India’s inability to protect its rights to the land on which its towers are located could have an adverse effect on its business and results of operations.

Additionally, some of Ascend India’s tower sites may be located in zones classified as agricultural land that has not been converted into non-agricultural or commercial land. Local authorities may claim property taxes or tower taxes, or may levy penalties, or otherwise seek to enforce claims against Ascend India on account of actual or alleged failure to obtain no-objection certificates from local or municipal authorities for conversion in permitted land use. Furthermore, the Government of India may exercise its rights of eminent domain or compulsory acquisition in respect of land on which Ascend India’s towers are or will be located. Any of this may adversely affect Ascend India’s business, results of operations and cash flows in the future.

Ascend India’s business depends on the delivery of an adequate and uninterrupted supply of electrical power and fuel at a reasonable cost.

Ascend India’s towers require adequate and cost-effective supply of electrical power to function effectively and Ascend India depends primarily on power supplied by regional and local electricity transmission grids operated by state electricity providers. In areas where power supply is erratic or not available, in order to ensure that the power supply to its sites is constant and uninterrupted, Ascend India also relies largely on batteries and diesel generator sets, the use of the latter of which may be restricted at night in certain states. A lack of availability or adequate power supply or power outages could result in significant downtime at Ascend India’s towers, resulting in service level credits becoming due to its customers. Further, certain customers will be entitled to terminate their agreement with Ascend India with respect to certain towers if Ascend India is unable to maintain agreed upon service levels for sustained periods of time.

Ascend India’s operating costs will increase if the price at which it purchases electrical power from the state electricity providers or the price of fuel increases. Ascend India cannot assure you that it will have an adequate or cost effective supply of electrical power at its sites or fuel for diesel generator sets, the lack of which could disrupt its, and its customers’, businesses, adversely affecting its business and results of operations. For the fiscal year 2015, Ascend India spent INR 1,614.9 million in power and fuel, which represented 36% of its revenue from operations.

To the extent that Ascend India’s estimates of fuel and electricity requirements are affected by external factors and it incurs additional expenses as a result of these factors that it is unable to pass through to its customers, Ascend India may suffer an adverse effect on its business, prospects and results of operations. In the event of a material price increase or significant interruption or limitation in the supply of fuel from Ascend India’s current suppliers, it may need to procure fuel from other sources, which may result in significantly higher expenses.

Ascend India’s costs are affected by global commodity and equipment prices as well as labor costs.

Ascend India purchases or relies on the purchase of commodities such as steel and diesel to support the development and maintenance of its tower network. Volatility in global commodity prices and, in particular, metal prices will make it more difficult for it to accurately forecast and plan the cost of equipment required for network maintenance and expansion. In addition, supply shortages or delays in deliveries of raw materials or components can also result in increased costs. Increases in such global commodity prices will increase the amount of capital expenditure required to finance Ascend India’s expansion plans, which will adversely impact its cash flows and results of operations if Ascend India is unable to pass these cost increases through to its customers, and could have a material adverse effect on Ascend India’s business, prospects, cash flows and results of operations.

Increasing labor costs, including for outsourced activities, in India may also negatively impact Ascend India’s results of operations and financial condition and compromise its price competitiveness. If Ascend India is unable to manage material increases in its labor and other overhead costs, this could have a material adverse effect on Ascend India’s business, prospects, results of operations, cash flows and financial condition.

Ascend India relies on certain third parties to provide services or products, and the inability of these key vendors to meet Ascend India’s needs could have a material adverse effect on its business and results of operations.

Historically, Ascend India has contracted, and in the future it will likely continue to contract, with a single vendor or a limited number of vendors to provide certain key services or products. In certain instances, Ascend India may be vulnerable to vendor error, service inefficiencies, service interruptions, or service delays. Vendor failures could occur in various ways including vendor error, inability to meet Ascend India’s needs in a timely manner, or termination or delay in the services or products provided by a vendor because the vendor failed to perform adequately, is no longer in business, experiences shortages, or discontinues a certain product or service that Ascend India utilizes. If Ascend India’s vendors are unable to meet its needs and it is not able to develop alternative sources for these services and products quickly and cost-effectively, it could result in a material and adverse impact on Ascend India’s business and results of operations.

Risks Related to Ascend India’s Indebtedness and Debt Restructuring Package

All but one of Ascend India’s lenders have entered into a master restructuring agreement to implement a corporate debt restructuring package, under which they retain rights, which, if exercised, may adversely affect Ascend India’s business, financial condition, results of operations and prospects and may have a materially adverse affect on the shareholders of Ascend Holdings.

All but one of Ascend India’s lenders entered into a corporate debt restructuring arrangement, or CDR, with Ascend India in 2013 involving an aggregate amount of indebtedness of INR 5,893.60 million as of March 31, 2012 and secured by all movable and fixed assets of Ascend India. Under the master restructuring agreement, the lenders party thereto, which are referred to as the CDR lenders, retain certain rights, the exercise of which may have an adverse impact on Ascend India and, as a result, on Ascend Holdings. For instance, the CDR lenders are permitted to revoke all or part of the CDR upon the occurrence of certain events of default. Such revocation would entitle the CDR lenders to declare a default under both the restructuring agreement and financing arrangements that had been originally entered into with them and further entitle the CDR lenders to charge default interest or liquidated damages. Ascend India may have to dedicate a substantial portion of its cash flow from operations to make payments to its CDR lenders, thereby reducing the availability of cash flow to fund other capital expenditures, working capital requirements and other general corporate purposes. If the CDR lenders declare an event of default, Ascend India may be unable to pay its debts as they fall due.

The CDR also provides the CDR lenders the option to convert a part of their outstanding debt or the defaulted amount, as the case may be, into equity shares of Ascend India upon default by Ascend India in repayment of three consecutive installments of the principal amounts. If the CDR lenders exercise their rights to convert their outstanding debt into equity shares of Ascend India, Ascend Holdings’ shareholding in Ascend India will be diluted, and such dilution could be substantial. The CDR lenders, in certain circumstances, may also retain the right to nominate directors to the Ascend India board of directors. In either case, if the CDR lenders take such action, Ascend Holdings’ ability to control Ascend India may be limited, which may have a materially adverse impact on the shareholders of Ascend Holdings.

Further, if, in the opinion of the CDR lenders, the profitability and cash flows of Ascend India permit, the CDR lenders are entitled to seek compensation, estimated at INR 1,180 million, for the concessions extended by them under the CDR. The CDR lenders are also entitled to renegotiate the terms of the CDR, including accelerating repayment in the event of better performance by Ascend India, in comparison to projections made in accordance with the terms of the restructuring agreement. In these circumstances, Ascend India may be required to allocate substantial cash flows towards such recompense or accelerated repayment, which could have an adverse effect on its liquidity, financial condition, results of operations and prospects.

There can be no assurance that there will not be an adverse change in the terms of the CDR in the future, or that the CDR lenders will approve any matters for which Ascend India may seek consent in the future. Any such variation in the terms of the CDR or failure to receive required consents of or waivers from the CDR lenders may adversely affect Ascend India’s liquidity, business, financial condition, results of operations and prospects.

Ascend India is subject to certain restrictive and other covenants under the CDR, which limit its operational flexibility.

The CDR lenders have acquired certain rights under the CDR, including, among other things, the right to nominate directors to the board of directors of Ascend India. In addition, the CDR limits Ascend India’s operational flexibility in certain significant and material ways. For instance, Ascend India would require the prior approval of Canara Bank, the monitoring institution (acting on behalf of, and on the instructions of, the CDR lenders) in order to undertake certain actions, including the following:

•	undertake any new project, diversification, modernization or substantial expansion in the portfolio of its towers;
•	incur any new indebtedness or issuance of any Ascend India equity or preference capital, change Ascend India’s capital structure or issue any corporate guarantees;
•	pay any commission to Ascend India’s promoters, directors, managers or others for furnishing any guarantee, counter-guarantee or indemnity or for undertaking any other liability in connection with any financial assistance obtained for or by Ascend India;
•	create any subsidiary, or permit any company to become Ascend India’s subsidiary;
•	undertake any merger, reorganization, demerger, consolidation, scheme of arrangement or compromise with creditors or shareholders or effect any scheme of amalgamation or reconstruction;
•	undertake any change in management or remove any person exercising substantial powers of management of Ascend India’s affairs;
•	recognize or register any transfer of Ascend India’s shares made by its promoters and associates, as may be specified by the CDR lenders;
•	make any investments, including by way of deposits, loans or share capital;
•	undertake any revaluation of the assets of Ascend India;
•	undertake any settlement with any non-CDR lender;
•	enter into any joint venture, merger, acquisition, sale of investment or fixed assets, or spinning off divisions or substantial parts of Ascend India’s normal business;
•	undertake any capital expenditure other than normal capital expenditure as per the CDR; and/or
•	declare or pay any dividend on Ascend India’s equity shares or undertake any other capital distribution in any manner.

Additionally, pursuant to a supplementary agreement executed in 2014, the CDR lenders have acquired a negative lien on the entire shareholding of Ascend India, pursuant to which Ascend India’s shareholders have undertaken restrictions not to transfer Ascend India’s shares in favor of the CDR lenders.

Such restraints on Ascend India’s operational flexibility could result in it being forced to act in a manner adverse to or unable to act in a manner that best benefits the shareholders of Ascend Holdings.

One of Ascend India’s lenders is not a party to the CDR and may choose to pursue legal recourse against Ascend India.

One of Ascend India’s lenders, L&T Infrastructure Finance Limited (“L&T Infra”), has not agreed to the CDR, and its facilities are not governed by the terms of the CDR. Under the terms of the facility agreements entered into by Ascend India with L&T Infra, L&T Infra has imposed certain conditions upon Ascend India, including the requirement to obtain its prior approval for undertaking certain activities, including:

•	changes in Ascend India’s management or in its shareholding, directly or indirectly;
•	undertaking any merger or acquisition activity;
•	declaring any dividend on its equity shares;
•	changes in Ascend India’s capital structure or further issuance of shares; or
•	disposal or transfer of shares of Ascend India.

Such conditions restrain Ascend India’s operational flexibility, which may materially adversely affect its business, results of operations and projects. Further, under the facility agreements, Ascend India’s debt is secured by all its movable and fixed assets.

Additionally, L&T Infra retains the right to convert its debt into equity upon consecutive defaults in repayment by Ascend India. Further, L&T Infra retains the right to accelerate its repayment schedule, in the event of better performance by Ascend India, in addition to receiving any recompense commensurate with Ascend India’s CDR lenders. Any conversion of this debt into Ascend India’s equity will result in dilution, which could be substantial, of Ascend Holdings’ equity ownership of Ascend India.

Further, while the CDR provides that any settlement that Ascend India may enter into with lenders who have not acceded to the CDR will be subject to prior approval of the CDR lenders, lenders such as L&T Infra who are not party to the CDR are not bound by the terms of the CDR. In the event L&T Infra does not consent to any future concessions, waivers or amendments sought by Ascend India of the terms of its facilities, it may declare a default or pursue enforcement actions against Ascend India, which would have an adverse impact on Ascend India’s financial condition, assets, reputation and prospects. Further, any enforcement action or revocation of the CDR may trigger a cross default under the L&T Infra facility agreements.

Risks Related to Ascend India’s Operations in India

Substantially all of Ascend India’s business and operations are located in India and Ascend India is subject to regulatory, economic, social and political uncertainties in India.

Substantially all of Ascend India’s business and employees are located in India, and Ascend India intends to continue to develop and expand its business in India. Consequently, Ascend India’s financial performance and, as a result, the market price of Ascend Holdings’ ordinary shares will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India. An election or a new administration could result in uncertainty in the telecommunications market, which could harm Ascend India’s operations.

The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and Ascend India cannot assure you that such liberalization policies will continue. The rate of economic liberalization could change, and specific laws and policies affecting telecom infrastructure, foreign investments, currency exchange rates and other matters affecting investments in India could change as well.

Further, protests against privatizations and government corruption scandals, which have occurred in the past, could slow the pace of liberalization and deregulation. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could significantly harm business and economic conditions in India generally and Ascend India’s business and prospects.

Changing laws, rules and regulations and legal uncertainties, including adverse application of corporate and tax laws, may adversely affect Ascend India’s business, financial condition, results of operations, cash flows and prospects.

The regulatory and policy environment in which Ascend India operates is evolving and subject to change. Such changes, including the instances mentioned below, may adversely affect its business, financial condition, results of operations, cash flows and prospects, to the extent that it is unable to suitably respond to and comply with any such changes in applicable law and policy.

•	The notified provisions of the Indian Companies Act contain significant changes to Indian company law, including in relation to the issue of capital by companies, related party transactions, corporate governance, audit matters, shareholder class actions and restrictions on the number of layers of subsidiaries. The Indian Companies Act has also introduced certain additional requirements, including the introduction of a provision allowing the initiation of class action suits in India against companies by shareholders or depositors, a restriction on investment by an Indian company through more than two layers of subsidiary investment companies (subject to certain permitted exceptions), and prohibitions on advances to directors. Moreover, effective April 1, 2014, companies exceeding certain net worth, revenue or profit thresholds are required to spend at least 2% of average net profits from the immediately preceding three fiscal years on corporate social responsibility projects, failing which an explanation is required to be provided in such companies’ annual reports. Further, the Indian Companies Act imposes greater monetary and other liability on Indian companies, their directors and officers for any non-compliance of its requirements. Ascend India may incur increased costs and other burdens to interpret and ensure its compliance with these new requirements, which may also require significant management time and other resources. Any failure to comply may also adversely affect Ascend India’s business and results of operations.
•	The Government of India has proposed a comprehensive national goods and services tax that will combine taxes and levies by the central and state governments into a unified rate structure. The Finance Minister of India in his budget speech for the fiscal year 2015 – 2016 has given an indication that a goods and services tax will be introduced and take effect beginning in April 1, 2016, although it remains subject to approval by the Indian Parliament. While the central and state governments have announced that all committed incentives will be protected following the implementation of the goods and services tax, given the limited availability of information in the public domain concerning the goods and services tax, Ascend India cannot provide any assurance as to this or any other aspect of the tax regime following implementation of the goods and services tax. These amendments may affect the overall tax efficiency of companies operating in India and may result in significant additional taxes becoming payable.

Ascend India has not determined the impact of these recent and proposed legislations on its business. Uncertainty in the applicability, interpretation or implementation of any amendment to, or change in, governing law, regulation or policy in the jurisdictions in which Ascend India operates, including by reason of an absence, or a limited body, of administrative or judicial precedent may be time consuming as well as costly for Ascend India to resolve and may impact the viability of Ascend India’s current business or restrict its ability to grow its business in the future.

A slowdown in economic growth in India may adversely affect Ascend India’s business, financial condition, results of operations and, as a result, the value of Ascend Holdings’ ordinary shares.

Ascend India’s results of operations and financial condition are dependent on, and have been adversely affected by, conditions in financial markets in the global economy, and particularly, in India. The Indian economy could be adversely affected by various factors such as political or regulatory action, including adverse changes in liberalization policies, corruption, social disturbances, terrorist attacks and other acts of violence or war, natural calamities, interest rates, inflation, commodity and energy prices and various other factors. Any slowdown in the Indian economy may adversely affect Ascend India’s business, financial condition, results of operations and, as a result, the value of Ascend Holdings’ ordinary shares.

Foreign investment laws in India include certain restrictions, which may affect future acquisitions or investments in India.

India regulates ownership of Indian companies by non-residents, although some restrictions on foreign investment have been relaxed in recent years. Under current Indian regulations, transfers of shares between nonresidents and residents are permitted (subject to certain exceptions) if they comply with, among other things, the guidelines specified by the RBI in relation to pricing and valuation of such shares and certain reporting requirements for such transactions specified by the RBI. If the transfer of shares is not in compliance with such pricing guidelines or reporting requirements, or falls under any of the exceptions specified by the RBI, the prior approval of the RBI will be required before any such transfer may be consummated. Ascend India may not be able to obtain any required approval from the RBI or any other Indian regulatory authority on any particular terms or at all.

For example, under its consolidated foreign direct investment policy, the Government of India has set out additional requirements for foreign investments in India, including requirements with respect to downstream investments by Indian companies owned or controlled by non-resident entities and the transfer of ownership or control, from resident Indian persons or entities to non-residents, of Indian companies in sectors with limits on foreign investment. As substantially all of Ascend India’s equity shares will continue to be held by Ascend Holdings, it would be considered an entity owned and controlled by non-residents under applicable Indian laws. Accordingly, any downstream investment by Ascend Holdings into another Indian company will have to be in compliance with conditions applicable to such Indian entity, in accordance with the consolidated foreign direct investment policy. There are guidelines in relation to pricing and valuation of shares and restrictions on sources of funding for such investments. While these guidelines currently do not materially limit Ascend Holdings’ planned investments in India, to the extent they become more restrictive in the future, they may restrict Ascend Holdings’ ability to make further equity investments in India, including through Ascend India.

Further, India’s Foreign Exchange Management Act, 1999, as amended, and the rules and regulations promulgated thereunder prohibit Ascend Holdings from borrowing from Ascend India, although Ascend Holdings is permitted to lend to Ascend India subject to compliance with India’s policy on external commercial borrowings as notified by the RBI from time to time, which specifies certain conditions, including in relation to eligible lenders and borrowers, permitted end use and limits on the all-in-cost.

Regional hostilities, terrorist attacks, communal disturbances, civil unrest and other acts of violence or war involving India and other countries may result in a loss of investor confidence and, as a result, a decline in the value of Ascend Holdings’ ordinary shares.

Terrorist attacks, civil unrest and other acts of violence or war may negatively affect the Indian markets in which Ascend India operates its business and also adversely affect the worldwide financial markets. In addition, Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries. Hostilities and tensions may occur in the future and on a wider scale. Military activity or terrorist attacks in India, such as the attacks in Mumbai in November 2008 and in July 2011, may result in investor concern about stability in the region, which may adversely affect the value of Ascend Holdings’ ordinary shares. Events of this nature in the future, as well as social and civil unrest within other countries in Asia, could influence the Indian economy and could have an adverse effect on Ascend India’s business and the value of Ascend Holdings’ ordinary shares. Terrorist activities have in the past, such as in the state of Jammu and Kashmir, where Ascend India’s towers have been subject to terrorist attacks, and any military activity or terrorist attacks in the future could have a material adverse affect on Ascend India’s business and could significantly harm the Indian economy by disrupting communications and making travel more difficult. Resulting political tensions could create a greater perception that investments in Indian companies involve a high degree of risk. Furthermore, if India were to become engaged in armed hostilities, particularly hostilities that were protracted or involved the threat or use of nuclear weapons, Ascend India might not be able to continue its operations.

The occurrence of natural disasters may adversely affect Ascend India’s business, financial condition and results of operations.

The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and pandemic disease may adversely affect Ascend India’s business, financial condition or results of operations.

India has experienced natural calamities such as earthquakes, tsunamis, floods and drought in the past few years, such as widespread floods and landslides in June 2013 in the state of Uttarakhand in northern India and a series of high-magnitude earthquakes in May 2015 in northern parts of India. The extent and severity of such natural disasters determines their impact on the Indian economy. If climatic conditions or natural disasters occur in areas where Ascend India’s towers are located, the services of wireless telecommunications service providers in such areas may be adversely affected. Substantially all of Ascend India’s operations and employees are located in India and there can be no assurance that Ascend India will not be adversely affected by natural disasters in the future.

In recent years, certain regions of the world, including India, have experienced outbreaks of swine flu caused by the H1N1 virus. Any future outbreak of swine flu or other health epidemics, such as the outbreak of the Ebola virus or Middle Eastern Respiratory Syndrome, or MERS, may restrict the level of business activity in affected areas which could adversely affect Ascend India’s business. Ascend India cannot assure you that natural disasters will not occur in the future or that its business, financial condition and results of operations will not be adversely affected.

Any downgrade of credit ratings of India or Indian companies may adversely affect Ascend India’s ability to raise debt financing.

India’s sovereign foreign currency long-term debt is currently rated (i) “BBB-” (negative) by Standard & Poor’s Rating Group, a division of McGraw-Hill Companies, Inc., or Standard & Poor’s, (ii) “BBB-” (negative) by Fitch Ratings Ltd, or Fitch, and (iii) “Baa3” (stable) by Moody’s Investors Services Limited, or Moody’s. These ratings reflect an assessment of the Government of India’s overall financial capacity to pay its obligations and its ability or willingness to meet its financial commitments as they become due.

No assurance can be given that Standard & Poor’s, Fitch, Moody’s or any other statistical rating organization will not downgrade India’s sovereign credit ratings. Any downgrade could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with Ascend India’s current variable rate debt and its ability to access the debt markets on favorable terms in the future. This could have an adverse effect on Ascend India’s financial condition.

A decline in India’s foreign exchange reserves may affect liquidity and interest rates in the Indian economy.

According to the weekly statistical supplement released on June 12, 2015 by the RBI, India’s foreign exchange reserves totaled approximately US$352.7 billion as of June 5, 2015. India’s foreign exchange reserves have declined recently and may have negatively affected the valuation of the Rupee. Further declines in foreign exchange reserves could adversely affect the valuation of the Rupee and could result in reduced liquidity and higher interest rates that could adversely affect Ascend India’s future financial condition and the value of Ascend Holdings’ ordinary shares.

Ascend Holdings has relied on certain data from third parties in this proxy statement/prospectus.

Ascend Holdings and Ascend India have relied on third party data from the Government of India and industry publications contained herein. Such data may also be produced on a different basis from comparable information compiled with regard to other countries. Therefore, discussions of matters relating to India, its economy or the telecommunications and telecommunications infrastructure industry herein are subject to the caveat that the statistical and other data upon which such discussions are based may be incomplete or unreliable.

These facts and other statistics include the facts and statistics included in “Ascend India’s Industry Overview”. Due to possibly flawed or ineffective data collection methods or discrepancies between published information and market practice and other problems, the statistics herein may be inaccurate or may not be comparable to statistics produced elsewhere and should not be unduly relied upon. Further, Ascend Holdings and Ascend India cannot assure you that such statistics are stated or compiled on the same basis or with the same degree of accuracy, as the case may be, elsewhere.

Ascend Holdings’ international corporate structure requires it to comply with anti-corruption laws and regulations of the United States government and various non-U.S. jurisdictions. The implementation of compliance procedures may be time consuming and expensive, and if it is not in compliance with applicable legal requirements, Ascend Holdings may be subject to civil or criminal penalties and other remedial measures.

Following this offering, Ascend Holdings will be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which prohibits, in relevant part, U.S. nationals, companies that have securities registered in the U.S. and any officer, director, employee, or agent of such issuer or any shareholder thereof acting on behalf of such issuer from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and other laws concerning its international operations. Similar legislation in other jurisdictions contains similar prohibitions, although varying in both scope and jurisdiction. The current and future jurisdictions in which Ascend Holdings operate its business may have experienced governmental corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices, which may negatively impact Ascend Holdings’ results of operations.

Ascend Holdings is currently in the process of developing and implementing formal controls and procedures to ensure that it is in compliance with the FCPA and similar laws, regulations and sanctions. The implementation of such procedures may be time consuming and expensive, and could result in the discovery of issues or violations with respect to the foregoing by them or their employees, independent contractors, subcontractors or agents of which they were previously unaware. Any violations of these laws, regulations and procedures by their employees, independent contractors, subcontractors and agents could expose Ascend Holdings to administrative, civil or criminal penalties, fines or restrictions on export activities (including other U.S. and Indian laws and regulations as well as foreign laws). A violation of these laws and regulations, or even an alleged violation, could harm Ascend Holdings’ reputation and cause some of Ascend Holdings’ U.S. investors to sell their interests in Ascend Holdings to be consistent with their internal investment policies or to avoid reputational damage, and some U.S. institutional investors might forego the purchase of Ascend Holdings’ ordinary shares, all of which may negatively impact the trading prices of Ascend Holdings’ ordinary shares.

Risks Related to this Issue

After this offering, NSR will have substantial influence over Ascend Holdings, and its interests in Ascend Holdings’ business (including Ascend India) may be different from yours.

Upon completion of the Business Combination, NSR will beneficially own between approximately 47.1% and 51.9% of Ascend Holdings’ outstanding ordinary shares. NSR will, for the foreseeable future, have significant influence over Ascend Holdings’ and Ascend India’s reporting and corporate management and affairs, and virtually all matters requiring shareholder approval. In particular, NSR will be able to exert a significant degree of influence over the election of directors and actions to be taken by Ascend Holdings and its board of directors, including amendments to its organizational documents and approval of significant corporate transactions, including mergers and sales of substantially all of Ascend Holdings’ assets. The directors so elected will have the authority, subject to governing law, to issue additional ordinary shares, implement share repurchase programs, declare dividends and make other decisions. It is possible that the interests of NSR may in some circumstances conflict with Ascend Holdings’ interests and the interests of Ascend Holdings’ other shareholders, including you. For example, NSR may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance the value of its investment, even through such transactions might involve risks to you as a holder of Ascend Holdings’ ordinary shares or that could depress its share price.

Since a majority of Ascend Holdings’ directors, officers and assets reside or are located outside of the United States, investors may have difficulty enforcing judgments against Ascend Holdings, its directors and officers.

Ascend Holdings is incorporated under the laws of the Cayman Islands. Further, Ascend Holdings conducts substantially all of its operations in India through Ascend India, Ascend Holdings’ key operating subsidiary in India. The majority of its directors and officers, and some of the experts named in this proxy statement/prospectus, reside outside the United States, and a majority of Ascend Holdings’ assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon Ascend Holdings or those persons, or to recover against Ascend Holdings or those persons on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. An award of punitive damages under a United States court judgment based upon United States federal securities laws is may be construed by Cayman Islands and Indian courts to be penal in nature and therefore unenforceable in both the Cayman Islands and India; however, the Cayman Islands court’s position on this issue has yet to be established. Further, no claim may be brought in the Cayman Islands or India against Ascend Holdings or its directors and officers in the first instance for violation of United States federal securities laws because these laws have no extraterritorial application under Cayman Islands or Indian law and do not have force of law in the Cayman Islands or India. However, a Cayman Islands or Indian court may impose civil liability, including the possibility of monetary damages, on Ascend Holdings or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Cayman Islands or Indian law. Moreover, it is not certain that a court in the Cayman Islands or India would award damages on the same basis as a foreign court if an action were brought in the Cayman Islands or India or that a Cayman Islands or Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Cayman Islands or Indian practice or public policy.

The courts of the Cayman Islands or India would not automatically enforce judgments of United States courts obtained in actions against Ascend Holdings or its directors and officers, or some of the experts named herein, predicated upon the civil liability provisions of the United States federal securities laws, or entertain actions brought in the Cayman Islands or India against Ascend Holdings or such persons predicated solely upon United States federal securities laws. Further, there is no treaty in effect between the United States and the Cayman Islands providing for the enforcement of judgments of United States courts in civil and commercial matters, and the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Cayman Islands or Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Cayman Islands or Indian courts if contrary to public policy in the Cayman Islands or India. Because judgments of United States courts are not automatically enforceable in the Cayman Islands or India, it may be difficult for you to recover against Ascend Holdings or its directors and officers or some experts named in this prospectus based upon such judgments. In India, prior approval of the RBI is required in order to repatriate any amount recovered pursuant to such judgments. See “Enforceability of Civil Liabilities.”

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a definite sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; and (v) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Ascend Holdings’ shareholders may be subject to Indian taxes on income arising through the sale of its ordinary shares.

Pursuant to recent amendments to the Indian Income Tax Act, 1961, as amended, income arising directly or indirectly through the sale of a capital asset, including any share or interest in a company or entity registered or incorporated outside of India, will be liable to tax in India, if such share or interest derives, directly or indirectly, its value substantially from assets (whether tangible or intangible) located in India and whether or not the seller of such share or interest has a residence, place or business, business connection, or any other presences in India. The share or interest of the company or entity registered or incorporated outside of India is deemed to derive its value substantially from the assets located in India if the value of such Indian assets exceeds INR 100 million and represents at least 50% of the value of all the assets owned by the company or entity registered or incorporated outside of India. A substantial portion of Ascend India’s, and therefore Ascend Holdings’, assets are located in India.

However, if the transferor of share or interest in a company or entity registered or incorporated outside of India (along with its associated enterprises), neither holds the right of management or control in the company or entity registered or incorporated outside of India nor holds voting power or share capital or interest exceeding 5% of the total voting power or total share capital or interest in the company or entity registered or incorporated outside of India, at any time during the twelve months preceding the date of transfer, such small shareholders are exempt from the indirect transfer provisions mentioned above. The amendments also do not deal with the interplay between the amendments to the Indian Income Tax Act, 1961, as amended, and the existing Double Taxation Avoidance Agreements that India has entered into with countries such as the United States in case of an indirect transfer. Accordingly, the implications of the recent amendments are presently unclear. If it is determined that these amendments apply to a holder of Ascend Holdings’ ordinary shares, such holder could be liable to pay taxes in India on such income.

As a foreign private issuer, Ascend Holdings is permitted to, and Ascend Holdings may in the future choose to follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers. As a result, Ascend Holdings’ shareholders may not have the protections afforded by these corporate governance requirements, which may make its ordinary shares less attractive to investors or otherwise harm the trading price or value of its ordinary shares.

As a foreign private issuer whose ordinary shares will be listed on NASDAQ, Ascend Holdings will be permitted to follow certain home country corporate governance practices in lieu of certain NASDAQ requirements, although Ascend Holdings will be subject to certain independence requirements with respect to its audit committee under NASDAQ rules. NASDAQ listing rules require, inter alia, that (i) a majority of the board of directors of a listed company be comprised of independent directors; (ii) each listed company have an audit committee comprised of at least three members, each of whom must be an independent director; and (iii) each listed company have a compensation committee comprised of at least two members, each of whom must be an independent director.

Under Cayman Islands law, the directors of Ascend Holdings owe to it fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in good faith and in a manner they believe to be in Ascend Holdings’ best interests. The directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to Ascend Holdings, the directors must ensure compliance with its amended articles of association, as amended and restated from time to time.

A foreign private issuer must disclose in its annual reports filed with the SEC each NASDAQ requirement it does not comply with, followed by a description of its applicable home country practice. As a company incorporated in the Cayman Islands and listed on the NASDAQ, Ascend Holdings may in the future choose to follow its home country practice with respect to the composition of Ascend Holdings’ board of directors and Nomination and Compensation Committees. Unlike the requirements of the NASDAQ, Ascend Holdings would not be required to:

•	have a majority of the board be independent;
•	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;
•	have regularly scheduled executive sessions with only independent directors;
•	have executive sessions of solely independent directors each year; or
•	adopt and disclose a code of ethics for directors, officers and employees.

Accordingly, if Ascend Holdings were to rely on such exemptions, its shareholders would not have the same protection afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements, which could make its ordinary shares less attractive to some investors or could otherwise harm the ordinary share price.

An active trading market for Ascend Holdings’ ordinary shares may not develop and the trading price for Ascend Holdings’ ordinary shares may fluctuate significantly.

Prior to this issue, there has been no public market for Ascend Holdings’ ordinary shares. If an active public market for Ascend Holdings’ ordinary shares does not develop after this issue, the market price and liquidity of Ascend Holdings’ ordinary shares may be adversely affected. Assuming Ascend Holdings’ ordinary shares are approved for listing on the NASDAQ Global Market, a liquid public market for Ascend Holdings’ ordinary shares may not develop or be sustained. The offering price for Ascend Holdings’ ordinary shares was determined by negotiation and the price at which the ordinary shares are traded after this issue may decline below the offering price, which means you may experience a decrease in the value of your ordinary shares regardless of Ascend Holdings’ and Ascend India’s operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class actions against that company. If Ascend Holdings were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have an adverse effect on Ascend Holdings’ business, results of operations and financial condition.

Ascend Holdings will have to rely principally on dividends and other distributions on equity paid by Ascend India and limitations on its ability to pay dividends to Ascend Holdings could adversely impact your ability to receive dividends on Ascend Holdings’ ordinary shares.

Since Ascend Holdings cannot borrow from its Indian subsidiaries, dividends and other distributions on equity paid by its operating subsidiaries will be its principal source for cash in order for Ascend Holdings to fund its operations including corporate expenses. While Ascend Holdings will retain approximately $     million from the proceeds of this offering for general corporate purposes, this may not be sufficient to fund Ascend Holdings’ operations. Accordingly, Ascend Holdings may need to issue additional equity or borrow funds, either of which may be unavailable on attractive terms, if at all.

The terms of the Ascend India’s current debt instruments restrict, and if in the future Ascend India incurs debt on its own behalf, the instruments governing such debt may restrict, its ability to pay dividends or make other distributions to Ascend Holdings. As Ascend India, Ascend Holdings’ key operating subsidiary, is established in India, it is also subject to certain limitations with respect to dividend payments under Indian law. As of the date of this prospectus, Ascend India has not paid any cash dividends on its equity shares and does not intend to pay dividends to its equity shareholder, Ascend Holdings, in the foreseeable future.

The sale or availability for sale of substantial amounts of Ascend Holdings’ ordinary shares could adversely affect its market price.

Sales of substantial amounts of Ascend Holdings’ ordinary shares in the public market after the completion of this issuance, or the perception that such sales could occur, could adversely affect the market price of Ascend Holdings’ ordinary shares and could materially impair Ascend Holdings’ future ability to raise capital through offerings of other ordinary shares.

Ascend Holdings will have approximately 30 million ordinary shares outstanding immediately after this issuance, a portion of which may be subject to forfeiture if certain price targets of Ascend Holdings’ ordinary shares are not met. Further, although certain of Ascend Holdings’ shareholders are subject to restrictions on selling shares until the expiration of the lock-up period, all of the ordinary shares exchanged in this issuance will be freely tradable without restriction or further registration under the Securities Act, unless held by Ascend Holdings’ “affiliates” or ROI’s “affiliates” as that term is defined in Rule 144 under the Securities Act. Subject to the one year or 365-day lock-up restrictions described below and other applicable restrictions and limitations under Rule 144 of the Securities Act, all of Ascend Holdings’ ordinary shares outstanding prior to this issuance will be eligible for sale in the public market. If these ordinary shares are sold, or if it is perceived that they will be sold, in the public market, the value of Ascend Holdings’ ordinary shares could decline.

In connection with this issuance, Ascend Holdings and its principal shareholders have agreed, subject to some exceptions, not to sell any ordinary shares for a period of one year after the date of this proxy statement/prospectus without the approval of the Audit Committee to amend such agreement. However, after the lock-up agreement expires, Ascend Holdings cannot predict what effect, if any, market sales of ordinary shares held by Ascend Holdings’ principal shareholders or any other shareholder or the availability of these ordinary shares for future sale will have on the market price of Ascend Holdings ordinary shares.

Future issuances of any ordinary shares by Ascend Holdings may dilute your holdings and decrease the market value of your ordinary shares.

Any issuance of ordinary shares by Ascend Holdings after this issuance could dilute the interests of Ascend Holdings shareholders and could substantially decrease the value of Ascend Holdings’ ordinary shares. Ascend Holdings may issue equity or equity-linked securities in the future for a number of reasons, including to finance Ascend Holdings’ operations and business strategy (including in connection with acquisitions and other transactions), to adjust Ascend Holdings’ ratio of debt to equity, to satisfy Ascend Holdings’ obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

The requirements of being a public company may strain Ascend Holdings’ resources, divert management’s attention and affect its ability to attract and retain qualified board members.

As a public company, Ascend Holdings will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 and NASDAQ rules, including those promulgated in response to the Sarbanes-Oxley Act of 2002. The requirements of these rules and regulations will increase Ascend Holdings’ legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on its systems and resources. The Exchange Act requires, among other things, that Ascend Holdings file annual and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act of 2002 requires, among other things, that Ascend Holdings maintain effective disclosure controls and procedures and internal controls for financial reporting. To maintain and improve the effectiveness of Ascend Holdings’ disclosure controls and procedures, it will need to commit significant resources, hire additional staff and provide additional management oversight. Ascend Holdings will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining Ascend Holdings’ growth also will require it to commit additional management, operational and financial resources to identify new professionals to join its organization and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have an adverse effect on Ascend Holdings’ business, results of operations and financial condition.

Ascend Holdings expects to incur significant additional annual expenses related to these steps associated with, among other things, director fees, reporting requirements, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. Ascend Holdings also expects that the new rules and regulations to which it will be subject as a result of being a public company will make it more expensive for Ascend Holdings to obtain director and officer liability insurance, and it may be required to accept reduced coverage for such directors and officers. Any of these factors could make it more difficult for Ascend Holdings to attract and retain qualified members of its board of directors.

Ascend Holdings has no operating history as a publicly-traded company, and its inexperience could adversely affect the company and its shareholders.

Ascend Holdings has no operating history as a publicly-traded company. Its board of directors and senior management team will have overall responsibility for the company’s management, and only a limited number of Ascend Holdings’ directors or members of its senior management team have prior experience in operating a public company. As a publicly-traded company, Ascend Holdings will be required to develop and implement substantial control systems, policies and procedures in order to satisfy its periodic SEC reporting and NASDAQ obligations. Ascend Holdings cannot assure you that management’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate the company. Failure to do so could jeopardize Ascend Holdings’ status as a public company, and the loss of such status may adversely affect the company and its shareholders.

The quarterly financial results reported in “Recent Developments” are preliminary, unaudited and subject to completion and are not a comprehensive statement of the financial results of Predecessor Ascend for the quarters ended June 30, 2015 and 2014.

The quarterly financial results reported in “Recent Developments” are preliminary, unaudited and subject to completion, reflect management’s estimates based solely upon information available to it as of September 8, 2015, and are not a comprehensive statement of the financial results of Predecessor Ascend for the quarters ended June 30, 2015 and 2014. Neither Ascend Holdings nor Ascend India have previously prepared quarterly financial statements and these preliminary results are subject to the closing of the accounts for the three month periods ended June 30, 2014 and 2015 and finalization of Ascend Holdings’ accounting procedures (which have yet to be completed) for such periods and should not be viewed as a substitute for quarterly financial statements prepared in accordance with IFRS. Ascend Holdings’ independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. As a result, there is a possibility that Predecessor Ascend’s financial results for the quarters ended June 30, 2014 and 2015 could vary from these preliminary results. Therefore, you are cautioned that such preliminary financial results are forward-looking statements and are not guarantees of future performance or outcomes, and that actual results may differ materially. In addition to the completion of Ascend Holdings’ financial closing procedures, factors that could cause actual results to differ from those described in “Recent Developments” are set forth in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Accordingly, you should not place undue reliance upon this preliminary information and are encouraged to read this information together with Predecessor Ascend’s financial statements and the related notes and “Predecessor Ascend Management's Discussion and Analysis of Financial Condition and Results of Operations” for prior periods.

Certain projections and other forward-looking information contained in this proxy statement/prospectus constitute forward-looking statements and should not be unduly relied upon.

This proxy statement/prospectus contains certain projections and other forward-looking information about the expected operating and financial performance of Ascend India and Ascend Holdings in subsequent periods. This information has been, in part, provided to ROI in connection with its evaluation of Ascend India and the Business Combination and represents the best estimates of Ascend India and constitutes forward-looking statements. However, as with all forward-looking statements, such forward-looking information, including projections, are subject to a number of risks and uncertainties, including those described under “Cautionary Note Regarding Forward-Looking Statements” and in this “Risk Factors” section. As such, undue reliance should not be placed on these projections and other forward-looking information.

If Ascend Holdings fails to establish and maintain an effective system of integrated internal controls, it may not be able to report its financial results accurately, which could have an adverse effect on its business, financial condition and results of operations.

Ensuring that Ascend Holdings has adequate internal financial and accounting controls and procedures in place so that it can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act of 2002 requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Ascend Holdings would be required to perform the annual review and evaluation of its internal controls no later than for the fiscal year ending March 31, 2021. Ascend Holdings initially expects to qualify as an emerging growth company, and thus, would be exempt from the auditors’ attestation requirement until such time as Ascend Holdings no longer qualifies as an emerging growth company. Ascend Holdings will need to implement substantial control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable NASDAQ requirements, among other items. Establishing these internal controls will be costly and may divert management’s attention.

Evaluation by Ascend Holdings of its internal controls over financial reporting may identify material weaknesses that may cause it to be unable to report its financial information on a timely basis and thereby subject it to adverse regulatory consequences, including sanctions by the SEC or violations of NASDAQ listing rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in Ascend Holdings and the reliability of its financial statements. Confidence in the reliability of Ascend Holdings’ financial statements also could suffer if it or its independent registered public accounting firm were to report a material weakness in its internal controls over financial reporting. This could adversely affect Ascend Holdings’ business, financial condition and results of operations and could also lead to a decline in the price of its ordinary shares.

Litigation or regulatory proceedings involving Ascend Holdings' significant equity holders or their affiliates could impact Ascend Holdings' market reputation, and adversely impact the trading price of Ascend Holdings' ordinary shares or otherwise have a material adverse effect on Ascend Holdings.

Following the closing of the Business Combination, the largest holder of Ascend Holdings' ordinary shares will be funds affiliated with NSR, and three of Ascend Holdings' directors will be nominated by NSR. NSR and its affiliates are and may be, from time to time, subject to litigation and regulatory proceedings, which may adversely impact NSR's reputation. In particular, NSR and its affiliates are currently engaged in litigation matters with three of its limited partners and a portfolio company.

NSR and its affiliates are regulated pursuant to a number of United States federal and state laws, including the Investment Advisors Act of 1940. Any regulatory or investigative action or proceeding undertaken by any regulator, whether with or without merit, could have a materially adverse impact on NSR's reputation. For example, on July 23, 2014, an NSR-affiliated entity received a notice that the SEC Division of Enforcement (“SEC DOE”) is conducting a confidential non-public formal investigation. The SEC DOE has requested New Silk Route Partners, Ltd. to voluntarily produce certain records and provide testimony and certain information. NSR is cooperating with such requests. Further, while Rajat K. Gupta is currently only an indirect owner of a minority interest of greater than 25% of the voting interest of the general partner of the general partner of NSR’s management company, he has no on-going management position with NSR or any of its affiliated funds. Mr. Gupta was convicted in the United States District Court for the Southern District of New York on one count of conspiracy to commit securities fraud and three counts of securities fraud on June 15, 2012, and, in a related civil suit in the United States District Court for the Southern District of New York, the SEC charged Mr. Gupta with insider trading.

Any negative publicity or market perception involving NSR or its affiliates could negatively impact the market reputation of Ascend Holdings, which could adversely impact the trading price of Ascend Holdings' ordinary shares. In addition, prior, existing or future litigation, regulatory or similar actions involving NSR-affiliated entities or any other significant shareholders of Ascend Holdings could have a material adverse effect on Ascend Holdings, including on the trading price for its ordinary shares.

If securities or industry analysts do not publish research or reports about Ascend Holdings’ business, or if they downgrade their recommendations regarding its ordinary shares, the ordinary share price and trading volume could decline.

The trading market for Ascend Holdings’ ordinary shares will be influenced by the research and reports that industry or securities analysts publish about Ascend Holdings or its business. If any of the analysts who cover Ascend Holdings downgrades its ordinary shares or publishes inaccurate or unfavorable research about its business, its ordinary share price may decline. If analysts cease coverage of Ascend Holdings or fail to regularly publish reports on Ascend Holdings, Ascend Holdings could lose visibility in the financial markets, which in turn could cause its ordinary share price or trading volume to decline and its ordinary shares to be less liquid.

Ascend Holdings’ ordinary share price may be volatile and may decline substantially from the offering price.

Even if a trading market develops, the market price of Ascend Holdings’ ordinary shares may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of its ordinary shares in spite of its operating performance. In addition, Ascend Holdings’ operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in its quarterly operating results or dividends, if any, to holders of its ordinary shares, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about its industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting its business, adverse market reaction to any indebtedness Ascend Holdings may incur or securities it may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by its competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industry Ascend Holdings operates in or individual scandals, and in response to these events the market price of Ascend Holdings’ ordinary shares could decrease significantly.

Ascend Holdings may be classified as a passive foreign investment company, or PFIC, which could result in adverse United States federal income tax consequences to U.S. holders.

Based on the composition, as determined below, of Ascend Holdings’ income and assets, including goodwill, Ascend Holdings does not believe it will be a PFIC for United States federal income tax purposes for its taxable year ended March 31, 2016. However, the application of the PFIC rules is subject to uncertainty in several respects and, therefore, the IRS may assert that, contrary to its belief, Ascend Holdings is a PFIC for such taxable year. Moreover, although the asset test (defined below) is required to be calculated based on the fair market value of its assets, Ascend Holdings has not undertaken, and will not undertake, a valuation of its assets for purposes of determing its PFIC status. Ascend Holdings’ belief that it will not be a PFIC for its taxable year ended March 31, 2016 is, in part, based on the expected book value of its assets. A foreign corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income for such year is passive income, or (2) at least 50% of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether Ascend Holdings was a PFIC for that year. Because the aggregate value of its assets for purposes of the PFIC test will generally be determined by reference to the market price of its ordinary shares, fluctuations in the market price of the ordinary shares may cause Ascend Holdings to become a PFIC. In addition, changes in the composition of its income or assets may cause it to become a PFIC. Accordingly, Ascend Holdings cannot assure you that it will not be a PFIC for the taxable year that will end on March 31, 2016 or any future taxable year. If it is a PFIC for any taxable year during which a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) holds an ordinary share, certain adverse United States federal income tax consequences could apply to the U.S. holder. A U.S. holder of shares in a PFIC may mitigate such adverse tax consequences under the PFIC rules by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, if Ascend Holdings is a PFIC, you may make a qualified electing fund election with respect to its ordinary shares only if Ascend Holdings agrees to furnish you annually with certain tax information, and it currently does not intend to prepare or provide such information. See “Material U.S. Federal Income Tax Considerations — Ownership of Ordinary Shares — U.S. Holders — Passive Foreign Investment Company.”

Risks Related to ROI and the Business Combination

ROI’s founders either directly or beneficially own shares of ROI common stock and have obligations and interests in the Business Combination that are different from, or in addition to, ROI stockholders. If the Business Combination is not approved, the securities held by the founders will likely become worthless.

The founders have agreed to vote their founder shares, as well as any additional shares purchased during or after ROI’s initial public offering, in favor of the Business Combination. Accordingly, it is more likely that the requisite stockholder approval will be received than would be the case if the founders had agreed to vote their founder shares in accordance with the majority of votes cast by ROI’s public stockholders. As of the record date, the founders beneficially own, in the aggregate, approximately 33.8% of the issued and outstanding shares ROI common stock.

In light of the amount of consideration paid, the founders will likely significantly benefit from the consummation of the Business Combination, even if the Business Combination causes the market price of ROI’s securities to significantly decline. This factor may influence the founders in promoting the Business

Combination and/or soliciting proxies for the approval and adoption of the Business Combination Proposal and approval of the Warrant Amendment Proposal. ROI’s common stock held by the founders had an aggregate market value (without taking into account any discount that may be attributed to such securities due to their restricted nature) of $30.0 million based on the closing sale prices of $10.00 on NASDAQ on September 22, 2015. The founder shares are subject to lock-up agreements, and the founders have waived any rights to receive any liquidation proceeds that may be distributed upon ROI’s liquidation in respect of the founder shares. Therefore, if the Business Combination Proposal is not approved by ROI’s stockholders, and ROI is subsequently required to commence proceedings to dissolve and liquidate, the founder shares held directly or beneficially by the founders will be worthless.

In addition, in considering the recommendation of ROI’s board of directors elsewhere in this proxy statement/prospectus to vote “FOR” the Business Combination Proposal and “FOR” the Warrant Amendment Proposal, you should also be aware that (i) it is currently anticipated that Thomas J. Baldwin and Joseph A. De Perio, each of whom is an executive officer of ROI, will join the board of directors of Ascend Holdings following the Business Combination and will be compensated for such service in the same manner as the other directors of Ascend Holdings, and (ii) if the Business Combination Proposal is not approved and ROI has not completed an alternative business combination by October 26, 2015, the founder shares and private placement warrants held by the founders will be worthless because they are not entitled to receive any of the funds held in the trust account that may be distributed upon liquidation of ROI.

In addition, if ROI dissolves and liquidates prior to the consummation of an initial business combination, the Sponsor, Joseph A. De Perio and George E. Hall, pursuant to certain written agreements executed in connection with ROI’s initial public offering, will be jointly and severally liable for any successful claims made by third parties for services rendered or products sold to ROI and by potential target businesses who entered into written agreements, such as a letter of intent or confidentiality agreement, with ROI and who did not waive all of their rights to make claims against the proceeds in the trust account, to the extent such claims reduce the amounts in the trust account to below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account, in each case less franchise and income taxes payable.

ROI’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on ROI’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated.

The personal and financial interests of ROI’s directors may have influenced their decision as members of ROI’s board of directors to approve and adopt the Merger Agreement. In considering the recommendations of ROI’s board of directors to vote “FOR” the adoption of the Business Combination Proposal and the Warrant Amendment Proposal, you should consider these interests. Additionally, the exercise of the directors’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement prior to the vote by the stockholders or warrantholders, as applicable, may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the stockholders’ or warrantholders’, as applicable, best interest.

Ascend India’s business is outside ROI management’s area of expertise. As a result, ROI’s management may not have identified all material risk factors present in Ascend India’s business.

As disclosed in the prospectus relating to ROI’s initial public offering, ROI was focused initially on identifying business combination candidates in the consumer sector (in particular the consumer products, retail, and restaurant industries), and the financial services sector (in particular the asset management industry) in the United States and globally. In the course of its search for a business combination candidate, ROI became aware of the opportunity for a business combination transaction with Ascend India, and determined that this represented the most attractive business combination opportunity for ROI and its stockholders. The telecommunications infrastructure business, however, is outside of ROI management’s area of expertise, and although ROI’s management has endeavored to identify and evaluate the risks inherent in Ascend India’s business, ROI cannot assure you that it has adequately ascertained or assessed all of the significant risk factors because its management’s expertise may not be directly applicable to an evaluation of Ascend India and its operations.

There may be tax consequences of the Business Combination that may adversely affect ROI stockholders.

The Business Combination is intended to be tax free to ROI stockholders pursuant to Section 368 of the Code. To the extent the Business Combination does not so qualify, it could result in the imposition of substantial taxes on ROI stockholders. In addition, there is a risk that a U.S. holder of ROI common stock will be taxed at ordinary income rates to the extent the stockholder is deemed to receive Ascend Holdings ordinary shares other than as consideration for the stockholder's ROI common stock surrendered in the Business Combination. See “Material U.S. Federal Income Tax Considerations” on page 116.

In connection with the stockholder vote to approve the Business Combination Proposal, the Sponsor, ROI’s directors, executive officers, advisors or their affiliates may elect to purchase public shares from ROI’s public stockholders, which may influence the vote on the Business Combination Proposal or public warrants from warrantholders, which may influence the vote on the Warrant Amendment Proposal.

In connection with the stockholder vote to approve the Business Combination Proposal, the Sponsor, ROI’s directors, executive officers, advisors or their affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a share purchase may include a contractual acknowledgement that such stockholder, although still the record holder of ROI shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, ROI’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from ROI’s public stockholders who have already elected to exercise their redemption rights, such public stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing condition in the Merger Agreement that requires the redemption amount to not exceed $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), and where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. Similarly, the purchase of warrants could increase the likelihood that the Warrant Amendment Proposal is approved in circumstances in which such approval could not be otherwise obtained.

If a stockholder fails to receive notice of ROI’s offer of redemption in connection with the vote to approve the Business Combination Proposal, such shares may not be redeemed.

ROI will comply with the proxy rules when conducting redemptions in connection with the stockholder vote to approve the Business Combination Proposal. Despite compliance with these rules, if a stockholder fails to receive the proxy materials, such stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that ROI is furnishing to holders of its shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the shares. In the event that a stockholder fails to comply with these procedures, such stockholder’s shares may not be redeemed.

ROI’s securityholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate their investment, therefore, ROI’s securityholders may be forced to sell their shares or warrants, potentially at a loss.

ROI’s public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) ROI’s completion of an initial business combination, and then only in connection with those shares of ROI’s common stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of ROI’s public shares if it is unable to complete an initial business combination by October 26, 2015, subject to applicable law and as further described herein. In addition, if ROI’s plan to redeem its shares if it is unable to complete an initial business combination by October 26,

2015 is not completed for any reason, compliance with Delaware law may require that ROI submit a proposal to dissolve to its then-existing stockholders for approval prior to the distribution of the proceeds held in the trust account. In that case, ROI’s public stockholders may be forced to wait beyond October 26, 2015 before they receive funds from the trust account. In no other circumstances will a ROI public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate their investment, ROI’s securityholders may be forced to sell their ROI shares or warrants, potentially at a loss.

Because the market price of Ascend Holdings’ ordinary shares will fluctuate and because there is currently no trading market for Ascend Holdings’ ordinary shares, ROI stockholders cannot be sure of the value of the consideration they will receive when the Business Combination is completed, and the value may be less than what respective shareholders originally paid for their shares of ROI common stock.

If the Business Combination is completed, each share of ROI Stock issued and outstanding will automatically convert into the right to receive one newly issued Ascend Holdings ordinary share. Each holder of one share of ROI common stock for which the holder did not validly exercise redemption rights will receive one Ascend Holdings ordinary share in the Business Combination, subject to adjustment in accordance with the Merger Agreement. The value of Ascend Holdings’ ordinary shares may vary significantly from the closing price of ROI’s equity shares on the date the Business Combination was announced, on the date the parties entered into the Merger Agreement, on the date that this proxy statement/prospectus was mailed to ROI’s stockholders and warrantholders or on the date of the special meetings of ROI’s stockholders and warrantholders, or thereafter. No trading market for Ascend Holdings’ ordinary shares currently exists and, therefore, ROI’s securityholders cannot be sure of the price at which the Share will trade if the Business Combination is completed.

Therefore, the value of the Ascend Holdings ordinary shares that ROI’s stockholders receive in the Business Combination, either upon or after the completion of the Business Combination, may be lower than what ROI’s securityholders originally paid for their corresponding securities of ROI prior to the Business Combination.

The ability of ROI’s stockholders to exercise redemption rights with respect to a large number of ROI’s shares could increase the probability that the Business Combination would be unsuccessful and that ROI’s stockholders would have to wait for liquidation in order to redeem their stock.

Since the Merger Agreement requires that the Redemption Amount not exceed $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), and, due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share, the probability that the Business Combination with Ascend Holdings will be unsuccessful is increased if holders of more than 42,472 of ROI’s public shares are tendered for redemption. If the Business Combination is unsuccessful, ROI’s public stockholders will not receive their pro rata portion of the trust account until the trust account is liquidated. If ROI’s public stockholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time, ROI’s stock may trade at a discount to the pro rata per share amount in the trust account. In either situation, ROI’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until ROI is liquidated or ROI’s stockholders are able to sell their stock in the open market.

If a ROI stockholder chooses to redeem his, her or its shares, he, she or it may not exercise his, her or its redemption rights to cause the redemption of his, her or its shares of ROI’s common stock for a pro rata portion of the trust account, including any interest earned thereon, less franchise and income taxes payable, until the date that is two business days prior to the date of the special meeting of ROI’s stockholders.

Stockholders holding shares of ROI’s common stock issued in ROI’s initial public offering, whether or not they vote against the Business Combination Proposal or do not vote at all, may elect to redeem all or a portion of their shares of common stock upon the completion of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of ROI’s initial public offering as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement, including interest (which interest shall be net of franchise and income taxes payable), upon the closing of the Business Combination. Any stockholder who seeks to exercise this redemption right must, with respect to the portion of shares he, she or it wishes to redeem, prior to 4:30 p.m. Eastern time on October 21, 2015 (two business days before the special meeting), (i) submit a written request to ROI’s transfer agent that ROI redeem such public shares for cash, and (ii) deliver their stock to ROI’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, ROI’s transfer agent, is listed on page 73.

If an individual stockholder or a “group” of stockholders are deemed to hold in excess of 10% of ROI’s common stock, that individual or group will lose the ability to redeem all such shares in excess of 10% of ROI’s common stock.

ROI’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the public shares (the “Excess Shares”). However, stockholders are not restricted from voting all of their shares (including Excess Shares) for or against the Business Combination. The inability to redeem the Excess Shares will reduce the influence of ROI’s stockholders over ROI’s ability to complete the Business Combination, and such stockholders could suffer a material loss on their investment in ROI if they sell their Excess Shares in open market transactions. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if ROI completes the Business Combination. As a result, such stockholders would continue to hold that number of shares exceeding 10% and, in order to dispose of such shares, would be required to sell their stock in open market transactions, potentially at a loss.

ROI expects to incur significant costs associated with the Business Combination, whether or not the Business Combination is completed, and if ROI incurs costs in excess of a specified amount, Ascend Holdings and Ascend India may not be obligated to consummate the Business Combination.

Whether or not the Business Combination is completed, ROI expects to incur significant costs associated with the Business Combination, including due diligence, legal, accounting and other expenses associated with structuring, negotiating and documenting the Business Combination. If the parties do not consummate the Business Combination, and if time permits ROI to seek an alternative business combination, then the costs ROI will have incurred with respect to its proposed business combination with Ascend Holdings will reduce the amount of cash otherwise available to complete an alternative business combination. ROI estimates that it will incur significant transaction costs associated with the Business Combination of at least approximately $7.75 million. In addition, if the combination of deferred underwriting fees and commissions, ROI’s transaction expenses and payments to warrantholders exceed approximately $14.0 million, together with redemptions of public shares in excess of 2,258,000 shares (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), then ROI may not be able to meet the closing condition contained in the Merger Agreement that the Redemption Amount not exceed $22,580,000 and Ascend Holdings will not be obligated to consummate the Business Combination.

There are significant limitations on ROI’s right to make damage claims against NSR for the breach of any representations, warranties or covenants made by NSR in the Merger Agreement.

The Merger Agreement provides that NSR will indemnify the ROI stockholders and its affiliated indemnitees under the Merger Agreement from and against damages suffered as a result of a breach by Ascend India, NSR and Ascend Holdings of certain representations of Ascend India, NSR and Ascend Holdings. However, there are significant limitations on ROI’s right to indemnification under the Merger Agreement, including:

•	NSR will have no liability with respect to a claim for breach of a representation or warranty of Ascend India, NSR or Ascend Holdings except as such breach relates to certain fundamental representations during a one-year period after the closing date with regard to organization, authorization, capitalization, broker’s fees, assets, legal compliance, tax matters, certain business relationships, restrictions on business activities, affiliate transactions, non-investment company representation, and ownership of Shares.
•	ROI will not be entitled to indemnification with respect to the inaccuracy of any representations and warranties of Ascend India, NSR or Ascend Holdings in the Merger Agreement or any other certificate or document delivered pursuant to the Merger Agreement if ROI obtained knowledge of such inaccuracy or noncompliance prior to entering into the Merger Agreement.
•	NSR will have no liability with respect to a claim for breach of a representation or warranty of Ascend India, NSR or Ascend Holdings until ROI and its affiliated indemnitees have suffered aggregate damages by reason of all such breaches in excess of an amount equal to 1.00% of the value of the Shares held by NSR as of the closing date (the “Threshold”) after which point NSR will only be liable for those indemnifiable losses in excess of the Threshold.
•	Other than with respect to damages relating to any actual fraud of Ascend India, NSR or Ascend Holdings, the aggregate maximum liability of NSR with respect to any and all claims for breach of a representation or warranty of Ascend India, NSR or Ascend Holdings will be an amount equal 627,750 Shares owned by NSR, each having a value equal to the price of a Share as of the closing date.

As a “foreign private issuer” under the rules and regulations of the SEC, Ascend Holdings is exempt from a number of rules under the Exchange Act and may be permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules.

Ascend Holdings is considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Ascend Holdings is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Ascend Holdings currently prepares its financial statements in accordance with IFRS. Ascend Holdings will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board, which do not differ from IFRS as adopted by the European Union. Ascend Holdings is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Ascend Holdings’ officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Ascend Holdings ordinary shares. Accordingly, after the Business Combination, if you continue to hold Ascend Holdings ordinary shares, you may receive less or different information about Ascend Holdings than you currently receive about ROI.

Ascend Holdings could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Ascend Holdings’ outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Ascend Holdings’ directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Ascend Holdings’ assets are located in the United States; or (iii) Ascend Holdings’ business is administered principally in the United States. If Ascend Holdings loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Ascend Holdings would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Ascend Holdings’ management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Ascend Holdings has not previously operated as a foreign private issuer in the United States, and fulfilling its obligations as a foreign private issuer after the Business Combination may be expensive and time consuming.

Ascend Holdings has not previously been required to prepare or file periodic and other reports with the SEC or to comply with the other requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act of 2002. Although Ascend Holdings currently maintains separate legal and compliance and internal audit functions, Ascend Holdings has not previously been required to establish and maintain disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations and shares registered in the United States.

Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of NASDAQ, where Ascend Holdings has applied for listing of the Ascend Holdings ordinary shares, Ascend Holdings may be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. However, as a “foreign private issuer,” Ascend Holdings may be exempt from some corporate governance practices, reporting requirements and accounting rules under the rules of NASDAQ and under the Sarbanes-Oxley Act of 2002. For example, Ascend Holdings is permitted to follow its home country corporate governance practices in lieu of NASDAQ rules with some exceptions so long as it discloses the ways in which its corporate governance practices differ from those followed by U.S. issuers under NASDAQ listing standards. As an additional example, the Sarbanes-Oxley Act of 2002 gives foreign private issuers certain exemptions from the requirement that each member of the foreign private issuer’s audit committee be “independent.”

Under the Sarbanes-Oxley Act of 2002, an audit committee member generally may not receive, directly or indirectly, any compensation from the issuer except for service as a director, and may not be an affiliate of the issuer. For foreign private issuers, an exemption is available from those requirements for an employee of the issuer, other than an executive officer, who is elected or named to the audit committee pursuant to the issuer’s governing law or documents, an employee collective bargaining or similar agreement or other home country legal or listing requirements. Exemptions from the limitation on affiliates are available for a member of the audit committee who is a representative or designee of a foreign government or foreign governmental entity that is an affiliate of the issuer, provided the member is not an executive officer of the issuer, and a member who is an affiliate of the issuer or a representative of an affiliate who has only observer status on, and is not a voting member or the chair of, the audit committee; provided neither the member nor the affiliate is an executive officer of the issuer. Ascend Holdings is not, however, relying on any exemption from the independence standards for any of its audit committee members.

Compliance with obligations from which foreign private issuers are not exempt may require members of Ascend Holdings’ management and its finance and accounting staff to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled and may increase Ascend Holdings’ legal, insurance and financial compliance costs.

There is no guarantee that, once listed, the ordinary shares will continue to qualify for listing on the exchange for any period of time, and the failure to have the ordinary shares listed for either reason may negatively affect the value of Ascend Holdings’ Shares.

Ascend Holdings has applied to have its shares approved for listing on NASDAQ prior to consummation of the Business Combination so that as soon as practicable following the closing of the Business Combination, the shares can begin trading, and it is a mutual condition to closing of the Business Combination that the shares be admitted to trading only subject to official notice of the issuance of the shares. There are no guarantees that, once listed, the Ascend Holdings ordinary shares will continue to qualify for listing on the exchange, and the Ascend Holdings ordinary shares may become subject to trading and other restrictions imposed by the exchange for failure to meet certain listing standards or the shares may be delisted by the exchange. If the Ascend Holdings ordinary shares are ever in the future delisted, the holders could face significant consequences, including:

•	a limited availability for market quotations for Ascend Holdings’ securities;

•	reduced liquidity with respect to Ascend Holdings’ securities;
•	a determination that Ascend Holdings’ shares are a “penny stock,” which will require brokers trading in Ascend Holdings’ shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Ascend Holdings’ shares;
•	limited amount of news and analyst coverage for Ascend Holdings in the United States; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Shareholders may decide to sell ROI’s common stock and Ascend Holdings’ ordinary shares, which could cause a decline in their market prices.

Some holders of ROI’s common stock may be disinclined to own shares of a company that is not a U.S. company. This or other factors could result in the sale of shares of ROI’s common stock prior to the parties consummating the Business Combination (in addition to exercises by ROI’s stockholders of their redemption rights) or the sale of Ascend Holdings’ ordinary shares after completion of the Business Combination. In addition, the market price of ROI’s common stock and Ascend Holdings’ ordinary shares may be adversely affected by arbitrage activities occurring prior to completion of the Business Combination. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of ROI’s common stock before the Business Combination is completed, and Ascend Holdings’ ordinary shares after the completion of the Business Combination.

Ascend Holdings may fail to realize all of the anticipated benefits of the Business Combination.

The success of the Business Combination will depend, in part, on Ascend Holdings’ ability to realize the anticipated benefits from the availability of the cash currently in ROI’s trust account to Ascend Holdings following the completion of the Business Combination. To realize these anticipated benefits, Ascend Holdings must successfully manage and apply ROI’s cash, including for the purposes set forth in “Use of Proceeds.”

Subsequent to the completion of the Business Combination, Ascend Holdings may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Even if ROI conducts extensive due diligence on Ascend Holdings, this diligence may not expose all material issues that may be present inside Ascend Holdings, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Ascend Holdings’ and ROI’s control will not later arise. As a result of these factors, Ascend Holdings may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Ascend Holdings’ liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about Ascend Holdings or its securities. In addition, charges of this nature may cause Ascend Holdings to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by a target business or by virtue of its obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by ROI’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.

Public stockholders or warrantholders at the time of the Business Combination who purchased their ROI units in ROI’s initial public offering and do not exercise their redemption rights may pursue rescission rights and related claims.

ROI’s public stockholders or warrantholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by ROI in connection with the offer and sale in its initial public offering of units consisting of common stock and warrants. These may include: (i) the structure of the proposed business combination with Ascend Holdings (including that ROI itself is not acquiring voting securities of Ascend Holdings) and (ii) that the ROI warrant agreement would be amended so that the public warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares. Consequently, a ROI stockholder or warrantholder who purchased units in the initial public offering (excluding the founders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders or warrantholders bring successful rescission claims against ROI, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against Ascend Holdings following the consummation of the Business Combination, Ascend Holdings’ results of operations could be adversely affected and, in any event, Ascend Holdings may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

If Ascend Holdings or third parties bring claims against ROI, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

ROI’s placing of funds in the trust account may not protect those funds from third party claims against it. Although Ascend Holdings has agreed and ROI will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business agree to waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of ROI’s public stockholders, such parties may not execute such agreements, or, even if they execute such agreements, may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against ROI’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, ROI’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if ROI’s management believes that such third party’s engagement would be significantly more beneficial to ROI than any other alternative.

Examples of possible instances where ROI may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by ROI’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ROI’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims that they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ROI and will not seek recourse against the trust account for any reason. Upon redemption of its shares if ROI is unable to complete the Business Combination with Ascend Holdings within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, ROI will be required to provide for payment of claims of creditors that were not waived that may be brought against ROI within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share currently held in the trust account, due to claims of such creditors. The Sponsor, Joseph A. De Perio and George E. Hall have agreed that they will be jointly and severally liable to ROI if and to the extent any claims by a vendor for services rendered or products sold to ROI, or a prospective target business with which ROI has discussed entering into a transaction agreement, reduce the amounts in the trust account to below (i) $10.00 per share and (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under ROI’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor and Messrs. De Perio and Hall will not be responsible to the extent of any liability for such third party claims. However, ROI has not asked the Sponsor and Messrs. De Perio and Hall to reserve for such indemnification obligations, and ROI cannot assure you that the Sponsor and Messrs. De Perio and Hall would be able to satisfy those obligations. None of ROI’s other officers or directors will indemnify ROI for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after ROI distributes the proceeds in the trust account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of ROI’s board of directors may be viewed as having breached their fiduciary duties to ROI’s creditors, thereby exposing the members of the board of directors and ROI to claims of punitive damages.

If, after the proceeds in the trust account are distributed to ROI’s public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by ROI’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ROI’s stockholders. In addition, ROI’s board of directors may be viewed as having breached its fiduciary duty to ROI’s creditors and/or having acted in bad faith, thereby exposing itself and ROI to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to its public stockholders, ROI files a bankruptcy petition or an involuntary bankruptcy petition is filed against ROI that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of ROI’s stockholders and the per-share amount that would otherwise be received by ROI’s stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public stockholders, ROI files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in ROI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ROI’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by ROI’s stockholders in connection with its liquidation may be reduced.

The acquisition and integration of businesses by Ascend India in the future, if any, may not yield the desired benefits and may be more difficult, costly or time-consuming than expected.

The success of any future acquisition of a business by Ascend India will depend, in part, on the ability to successfully combine the businesses of Ascend India with such business. It is possible that any such integration process could result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability to maintain relationships with customers and employees or to achieve the anticipated benefits of any such transaction. The loss of key employees could adversely affect Ascend India’s ability to successfully conduct business, which could have an adverse effect on its financial results and the value of its ordinary shares. If Ascend India experiences difficulties with the integration process, the anticipated benefits of any such transaction may not be realized fully or at all, or may take longer to realize than expected. There also may be business disruptions that cause the loss of customers. Any future integration efforts may also divert management attention and resources.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ROI

The following table sets forth selected historical financial information derived from ROI’s (i) audited financial statements included elsewhere in this proxy statement/prospectus for the period June 28, 2013 (inception) to December 31, 2013 and for the year ended December 31, 2014, and (ii) unaudited financial statements included elsewhere in this proxy statement/prospectus for the period ended June 30, 2015. You should read the following selected financial information in conjunction with the section entitled “ROI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and ROI’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months ended June 30, 2015	Year ended December 31, 2014	June 28, 2013 (inception) to December 31, 2013
Statement of Operations Data:
Operating expenses:
Formation and operating costs	$854,966	$607,859	$158,641
State franchise taxes, other than income taxes	90,000	181,894	51,000
Loss from operations before other income and income tax expense	(944,966)	(789,753)	(209,641)
Other income – Interest income:	16,805	60,112	17,816
Net loss	$(928,161)	$(729,641)	$(191,825)
Loss per common share (excluding shares subject to possible redemption):
Basic and diluted	$(0.23)	$(0.18)	$(0.05)
Weighted average shares outstanding:
Basic and diluted	4,063,922	4,007,333	3,861,964
Balance Sheet Data:
Cash and cash equivalents	$179,472	$352,218	$961,544
Investments and cash held in trust	$125,090,083	$125,073,277	$125,015,160
Total assets	$125,269,555	$125,425,495	$125,976,704
Common stock subject to possible redemption (at fair value): 11,497,124, 11,573,940 and 11,646,904 shares at June 30, 2015, December 31, 2014 and December 31, 2013, respectively	$114,971,240	$115,739,399	$116,469,040
Total stockholders’ equity	$5,000,005	$5,000,007	$5,000,007
Cash Flow Data:
Net cash used in operating activities	$(155,940)	$(533,709)	$(76,668)
Net cash used in investing activities	$(16,806)	$(58,117)	$(125,015,160)
Net cash (used in) provided by financing activities	$—	$(17,500)	$126,053,372

SELECTED HISTORICAL FINANCIAL INFORMATION OF PREDECESSOR ASCEND

The following table sets forth selected historical financial information derived from Predecessor Ascend’s audited financial statements (restated) included elsewhere in this proxy statement/prospectus as of March 31, 2015, 2014 and 2013 and for the years ended March 31, 2015, 2014 and 2013. This discussion and analysis of financial condition and results of operations for Predecessor Ascend presents such financial condition and results of operations as derived from the audited Combined Financial Statements of Ascend Telecom Holdings Limited Predecessor, which are included elsewhere in this proxy statement/prospectus. For the periods presented and prior to the consummation of the Business Combination, the financial condition and results of operations of Predecessor Ascend are comprised primarily of the financial condition and results of operations of Ascend India, other than with respect to the non-controlling interest in Ascend India held by the IL&FS Parties prior to the consummation of the Business Combination. Historical results are not necessarily indicative of results to be expected in any future period. You should read the following selected financial information in conjunction with the section entitled “Predecessor Ascend Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Predecessor Ascend’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Year ended March 31,
	2015	2014	2013
Income Statement Data:
Total Revenue	INR 4,464,239,556	INR 3,791,634,932	INR 3,731,226,058
Rent	460,375,033	407,667,356	391,175,339
Power and fuel	1,614,851,999	1,406,630,727	1,343,699,150
Operating and maintenance expense	344,988,487	341,298,157	344,590,708
Employee benefits expense	183,664,568	195,179,728	215,967,144
Other expenses	390,765,009	363,906,215	593,565,333
Depreciation, impairment and amortization expense	944,977,546	899,704,462	1,179,262,600
Other income	(29,984,454)	(57,304,797)	(26,572,715)
Finance costs	1,177,764,771	1,172,647,945	1,081,724,966
Finance income	(18,389,730)	(8,417,509)	(1,179,927)
Total Expenses	INR 5,069,013,229	INR 4,721,312,284	INR 5,122,232,598
Profit/(Loss) before tax	INR (604,773,673)	INR (929,677,352)	INR (1,391,006,540)
Statement of Financial Position Information (at period end):
Total non-current assets	INR 10,703,658,953	INR 10,037,230,439	INR 11,021,919,196
Total current assets	1,114,834,606	1,689,698,923	1,323,157,295
Total Assets	11,818,493,559	11,726,929,362	12,345,076,491
Total Equity	2,120,836,853	2,727,845,516	3,637,348,936
Total non-current liabilities	8,229,838,911	8,014,137,065	1,512,393,753
Total current liabilities	1,467,817,795	984,946,781	7,195,333,802
Total Liabilities	9,697,656,706	8,999,083,846	8,707,727,555
Total equity and liabilities	11,818,493,559	11,726,929,362	12,345,076,491
Statement of Cash Flows:
Net cash flows from operating activities	INR 2,131,796,551	INR 1,073,733,654	INR 1,184,895,208
Net cash flows used in investing activities	(1,577,964,997)	(729,254,331)	(449,411,766)
Net cash flows from/(used in) financing activities	(976,291,361)	372,004,361	(950,198,505)

EXCHANGE RATES

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the Rupee. This information is provided solely for your convenience, and Ascend Holdings, Ascend India and ROI do not represent that Rupees have been converted into U.S. dollars at these rates or at any other rate. These rates may differ from the rates used by Ascend India in the preparation of its consolidated financial statements or other financial information appearing in this proxy statement/prospectus.

The data provided in the following tables are expressed in Indian Rupees per U.S. dollar and are based on the noon buying rate in The City of New York for cable transfers of Indian Rupees as certified for customs purposes by the Federal Reserve Bank of New York and as set forth in the H.10 statistical release of the Federal Reserve Board.

On July 22, 2015, the last trading day before Ascend India and ROI announced the execution of the Merger Agreement, the exchange rate between the U.S. dollar and the Rupee expressed in Indian Rupees per U.S. dollar was $1 = INR 63.60. On July 23, 2015, the day of the public disclosure of the Business Combination, the exchange rate between the U.S. dollar and the Rupee expressed in Indian Rupees per U.S. dollar was $1 = INR 63.86. On September 25, 2015, the most recent practicable day prior to the date of this proxy statement/prospectus, the exchange rate between the U.S. dollar and the Rupee expressed in Indian Rupees per U.S. dollar was $1 = INR 66.12.

Year Ended December 31	Average(1)	High	Low	Period End
	(Indian Rupees per U.S. Dollar)
2010	45.58	47.49	43.90	44.80
2011	46.82	53.71	44.00	53.01
2012	53.41	57.13	48.65	54.86
2013	58.91	68.80	52.99	61.92
2014	61.21	63.67	58.30	63.04
2015 (through September 25)	63.18	66.80	61.32	66.12
January	62.13	63.57	61.32	62.01
February	61.99	62.41	61.67	61.67
March	62.48	63.06	61.76	62.31
April	62.64	63.58	61.99	63.58
May	63.72	64.19	63.31	63.71
June	63.78	64.21	63.43	63.59
July	63.60	64.24	63.24	63.87
August	65.10	66.80	63.67	66.39
September (through September 25)	66.22	66.70	65.66	66.12

(Source: Federal Reserve Statistical Release, Board of Governors of the Federal Reserve System)

(1)	Annual averages are calculated using the average of exchange rates on the last day of each month during the period. Monthly averages are calculated using the average of the daily rates during the relevant period.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Ascend Holdings, Ascend India and ROI make forward-looking statements in this proxy statement/prospectus. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for their respective businesses, and the timing and ability to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;
•	the future financial performance of Ascend Holdings following the Business Combination;
•	changes in the market for Ascend India products;
•	expansion plans and opportunities; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to Ascend Holdings, Ascend India or ROI, as applicable, as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of Ascend Holdings, Ascend India or ROI as of any subsequent date, and neither Ascend Holdings, Ascend India nor ROI undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that may be instituted against Ascend Holdings, Ascend India or ROI following announcement of the proposed Business Combination and related transactions contemplated thereby;
•	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of ROI, the prior approval of the Department of Telecommunications, or other conditions to closing in the Merger Agreement;
•	the ability to obtain or maintain the listing of Ascend Holdings’ ordinary shares on NASDAQ following the Business Combination;
•	the risk that the proposed Business Combination disrupts current plans and operations of Ascend India as a result of the announcement and consummation of the Business Combination;
•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Ascend India to grow and manage growth profitably;
•	costs related to the Business Combination;
•	changes in applicable laws or regulations;
•	the possibility that Ascend Holdings, Ascend India or ROI may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors.”

SPECIAL MEETING OF ROI STOCKHOLDERS AND
SPECIAL MEETING OF ROI PUBLIC WARRANTHOLDERS

General

ROI is furnishing this proxy statement/prospectus to its stockholders and public warrantholders as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders and special meeting of public warrantholders to be held on October 23, 2015, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to ROI stockholders and public warrantholders on or about October 2, 2015. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders or public warrantholders, as applicable.

Date, Time and Place of Special Meetings

The special meeting of stockholders of ROI will be held at 9:00 a.m. Eastern time, on October 23, 2015, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

The special meeting of public warrantholders of ROI will be held at 9:30 a.m. Eastern time, on October 23, 2015, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders or warrantholders if you owned shares of ROI common stock or warrants, respectively, at the close of business on September 18, 2015, which is the record date for the special meetings of stockholders and public warrantholders. With respect to the special meeting of stockholders, you are entitled to one vote for each share of ROI common stock that you owned as of the close of business on the record date, and with respect to the special meeting of warrantholders, you are entitled to one vote for each warrant that you owned as of the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were (i) 12,409,472 shares of ROI common stock outstanding, consisting of 9,284,472 public shares and 3,125,000 are founder shares, and (ii) 20,500,000 warrants of ROI outstanding, consisting of 12,500,000 public warrants and 8,000,000 private placement warrants.

Vote of ROI Founders

ROI’s founders have agreed to vote their founder shares and any other shares acquired during and after ROI’s initial public offering in favor of the Business Combination Proposal.

Pursuant to the terms of the warrant agreement, the holder of the private placement warrants (CMMF) is not permitted to vote the private placement warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. None of the founders own any public warrants other than Thomas J. Baldwin, who owns 10,000 ROI units. In order for the Warrant Amendment Proposal to be approved, 8,125,000 public warrants must be voted in favor of the Warrant Amendment Proposal.

The founders have waived any redemption rights, including with respect to shares of common stock purchased in ROI’s initial public offering or in the aftermarket, in connection with the Business Combination. The founder shares held by the founders have no redemption rights upon ROI’s liquidation and will be worthless if no business combination is effected by ROI prior to by October 26, 2015. However, the founders are entitled to redemption rights upon ROI’s liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of ROI stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the ROI common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of ROI’s common stock. Accordingly, a ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Recommendation to ROI Stockholders

ROI’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of ROI and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of ROI’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that its directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the right of the Sponsor, Thomas J. Baldwin and Joseph A. De Perio to receive Ascend Holdings ordinary shares in connection with and following the Business Combination, subject to the lock-up agreements;
•	the appointment of two of ROI’s executive officers as directors (but not officers) of Ascend Holdings; and
•	the continued indemnification of current directors and officers of ROI and the continuation of directors’ and officers’ liability insurance after the Business Combination.

In addition, ROI’s board of directors is expected to adopt a resolution providing that the disposition of ROI shares by ROI’s officers and directors in exchange for Ascend Holdings ordinary shares in the Business Combination is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Required Vote for Proposals for the Special Meeting of Public Warrantholders

The approval of the Warrant Amendment Proposal requires approval by public warrantholders holding 65% of the outstanding public warrants. Accordingly, a warrantholder’s failure to vote by proxy or to vote in person at the special meeting of public warrantholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of ROI’s public warrants represented in person or by proxy and entitled to vote thereon at the special meeting of public warrantholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal, while a broker non-vote and warrants not in attendance at the special meeting of public warrantholders will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

ROI is not asking its stockholders to vote on the Warrant Amendment Proposal or any other proposal being considered at the special meeting of public warrantholders.

Recommendation to ROI Warrantholders

ROI’s board of directors believes that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal to be presented at the special meeting of public warrantholders is in the best interests of ROI and its warrantholders and unanimously recommends that its warrantholders vote “FOR” each of the proposals.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. ROI believes the proposals presented to its stockholders and public warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote.”

With respect to the special meeting of stockholders, abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Business Combination Proposal but will have no effect on the Adjournment Proposal.

With respect to the special meeting of public warrantholders, abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Warrant Amendment Proposal and will have no effect on the Warrantholder Adjournment Proposal.

Voting Your Shares or Warrants

Each share of ROI common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Each public warrant that you own in your name entitles you to one vote on each of the proposals for the special meeting of public warrantholders. Your one or more proxy cards show the number of shares of ROI common stock and/or public warrants, as applicable that you own. There are several ways to have your shares or warrants voted:

•	You can submit your proxy by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares or warrants are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares or warrants, your shares of ROI common stock or public warrants, as applicable, will be voted, as recommended by ROI’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal. With respect to the special meeting of warrantholders, that means: “FOR” the Warrant Amendment Proposal and “FOR” the Warrantholder Adjournment Proposal.
•	You can attend the applicable special meeting(s) and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock or public warrants are held in the name of your broker, bank or other nominee. That is the only way ROI can be sure that the broker, bank or nominee has not already voted your shares of common stock or public warrants.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meetings, or at either such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Daniel A. Strauss, ROI’s Secretary, in writing before the applicable special meeting that you have revoked your proxy; or
•	you may attend the applicable special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The special meeting of stockholders has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. The special meeting of public warrantholders has been called only to consider the approval of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. Under ROI’s bylaws, no other matters may be considered at the special meetings if they are not included in the notice of the special meeting(s).

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of ROI common stock or warrants, you may call Okapi Partners LLC, ROI’s proxy solicitor, at (212) 297-0720 or (877) 629-6355 (toll free).

Redemption Rights

Pursuant to ROI’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $125,083,860, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on October 21, 2015 (two business days before the special meeting), both:

•	Submit a request in writing that ROI redeem your public shares for cash to Continental Stock Transfer & Trust Company, ROI’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•	Deliver your public shares either physically or electronically through DTC to the transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is ROI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, ROI does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ROI’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to ROI’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the email or physical address listed above.

It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.

Prior to exercising redemption rights, stockholders should verify the market price of ROI common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. No assurance can be made that you will be able to sell your shares of ROI common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in ROI common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of ROI common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive the per-share redemption price. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination is not approved and ROI does not consummate an initial business combination by September 20, 2015, ROI will be required to dissolve and liquidate and its warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of ROI common stock or warrants in connection with the Business Combination.

PROPOSALS TO BE CONSIDERED BY THE PUBLIC STOCKHOLDERS

This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A hereto and the First Amendment to the Merger Agreement, a copy of which is attached as Annex B hereto.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

ROI is asking its stockholders to approve and adopt the Merger Agreement. ROI stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, as amended by the First Amendment to the Merger Agreement, which is attached as Annex B to this Proxy Statement/Prospectus, and each of which is incorporated by reference herein. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because ROI is holding a stockholder vote on the Business Combination, its amended and restated certificate of incorporation provides that it may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of ROI common stock that are voted at the special meeting of stockholders. Under Section 264 of the General Corporation Law of the State of Delaware (“DGCL”), approval of a merger between a Delaware corporation and a limited liability company requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. As such, the Business Combination Proposal requires the approval of a majority of the outstanding shares of ROI common stock entitled to vote.

The Business Combination

Pursuant to the Merger Agreement, ROI will merge with and into Merger Sub, with each outstanding share of common stock of ROI, par value $0.0001 per share, held by ROI’s stockholders being converted into the right to receive one newly issued ordinary share, par value $1.00 per share of Ascend Holdings. In connection therewith, Ascend Mauritius, a subsidiary of Ascend Holdings, will purchase from the IL&FS Parties 100% of the equity shares of Ascend India owned by the IL&FS Parties for an aggregate purchase price of INR 2,700,000,000 resulting in Ascend India becoming an indirect wholly-owned subsidiary of Ascend Holdings. Taking into account the earnout shares described below, as a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, then ROI’s public stockholders will own approximately 31.8%, the Sponsor will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held on September 18, 2015 to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading. In addition, Ascend Holdings will issue 2,000,000 earnout shares to NSR and 307,652 earnout shares to the Sponsor (or its designee) which, collectively with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture if certain share price targets are not achieved within a specified time period following the closing of the Business Combination. See “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the First Amendment to the Merger Agreement is attached as Annex B.

As described in more detail below, the management and board of directors of ROI determined that an approximately $335 million proposed pro forma enterprise value for Ascend India is appropriate based on their evaluation of Ascend India’s profitability (specifically focused on actual EBITDA for fiscal 2015 and projected EBITDA for fiscal 2016), free cash flow, growth prospects and the implied trading multiples of other telecom tower companies. The pro forma enterprise value of $335 million represents a fair market value of at least 80% of the assets held in ROI’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under NASDAQ listing rules. See “Proposal No. 1 — Approval of the Business Combination — ROI’s Board of Directors’ Reasons for the Approval of the Business Combination” for more information.

In addition, ROI is proposing to amend the agreement governing its outstanding warrants to provide that warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares. In addition, CMMF has agreed to forfeit to ROI all of the 8,000,000 private placement warrants held by them. Accordingly, the private placement warrants will not survive the closing of the Business Combination and will not be exchanged for cash and shares. If the Warrant Amendment Proposal is approved, then the warrants held by ROI’s public warrantholders who elect to have their warrants survive the Business Combination will be assumed by Ascend Holdings and be exercisable for Ascend Holdings ordinary shares on the same terms as ROI’s public warrants. Approval of the Warrant Amendment Proposal is not a condition to the approval of the Business Combination Proposal. A copy of the form of amendment to the warrant agreement is attached to this proxy statement/prospectus as Annex C.

The Merger Agreement

The following is a summary of the material provisions of the Merger Agreement among ROI, Ascend India, Ascend Holdings and NSR. This summary is qualified in its entirety by reference to the Merger Agreement and the First Amendment to the Merger Agreement, a copy of each of which is included as Annex A and Annex B, respectively, to this proxy statement/prospectus and each of which is incorporated into this proxy statement/prospectus by reference. References to the Merger Agreement include its exhibits and schedules unless the context otherwise requires. You should read the Merger Agreement in its entirety, as it is the legal document governing this Business Combination. The Merger Agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the Merger Agreement.

In reviewing the representations and warranties contained in the Merger Agreement and described in this summary it must be recognized that the parties negotiated the representations and warranties with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have liability in the event that a representation or warranty is untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts.

Closing and Effective Time of the Merger

Under the terms of the Merger Agreement, the closing of the Business Combination is to take place two business days following the satisfaction or waiver of the conditions described under the subsection below entitled “Conditions to Complete the Business Combination” (other than conditions with respect to actions the parties will take at the closing itself) or such other date as ROI and Ascend Holdings may mutually determine (the “closing date”). Any delay in satisfying any conditions to the Business Combination could delay completion of the Business Combination. If ROI and Ascend Holdings fail to complete the Business Combination on or before September 20, 2015, either party may terminate the agreement and abandon the contemplated transactions, absent any extensions provided for in the Merger Agreement. However, the right to terminate is not available to a party whose failure to fulfill any material obligation under this Agreement caused or resulted in the date of the merger to become effective (“Effective Date”) to be after September 20, 2015.

Consideration to Be Received by ROI Stockholders in the Business Combination

The Merger Agreement provides for the conversion of each outstanding share of common stock of ROI, par value $0.0001 per share, held by ROI’s stockholders into the right to receive one newly issued ordinary share, par value $1.00 per share of Ascend Holdings.

Taking into account the earnout shares, as a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, then ROI’s public stockholders will own approximately 31.8%, the Sponsor will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held on September 18, 2015 to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading.

The following table illustrates anticipated ownership levels of Ascend Holdings ordinary shares, assuming that ROI consummates a private placement of 1,000,000 shares at closing, holders of 42,472 public shares exercise their redemption rights, and, taking into account the earnout shares:

% of ROI Public Shares Redeemed	18.1%
Equity Ownership of Ascend Holdings (assuming all warrantholders exchange their warrants for cash and ordinary shares in Ascend Holdings)
NSR (and its affiliates)	50.7%
ROI Public Stockholders	31.8%
Sponsor	11.8%
Former Warrantholders	2.2%
Private Placement Shareholder	3.4%
Equity Ownership of Ascend Holdings (assuming all warrantholders elect to have their warrants survive)
NSR (and its affiliates)	51.9%
ROI Public Stockholders	32.5%
Sponsor	12.1%
Private Placement Shareholder	3.5%

Net Indebtedness Adjustment

Within 90 days after closing of the Business Combination, NSR will submit to Thomas J. Baldwin and/or Joseph A. De Perio (“ROI Agent”), a statement setting forth NSR’s calculation of (i) cash on hand, and (ii) indebtedness of Ascend India, each as of 11:59 p.m. Eastern time on the closing date as compared to the target for indebtedness provided for in the Merger Agreement. Subject to the dispute resolution procedures described in Section 1.4(b) of the Merger Agreement, to the extent that the adjustment is positive, Ascend Holdings will deliver such number of shares equal to the net adjustment amount divided by ten and rounded down to the nearest whole Ascend Holdings ordinary share to NSR, and to the extent that the adjustment is negative, NSR and the ROI Agent will instruct Continental Stock Transfer & Trust Company (the “Escrow Agent”) to hold the number of Ascend Holdings ordinary shares equal to the absolute value of the net adjustment amount, divided by ten and rounded down to the nearest whole Ascend Holdings ordinary share until the 12-month anniversary date of the closing date of the Business Combination. At the 12-month anniversary, NSR and ROI will instruct the Escrow Agent to forfeit these Ascend Holdings ordinary shares to Ascend Holdings, and Ascend Holdings will accept the forfeiture of and cancel these shares.

Earn out

Upon the closing, Ascend Holdings will issue to NSR 2,000,000 ordinary shares of Ascend Holdings (“NSR Earn Out Shares”), subject to forfeiture of (i) 2,000,000 shares in the event that NSR does not reach its initial performance hurdle or (ii) 1,000,000 shares in the event that NSR does not reach its subsequent performance hurdle. To satisfy the initial performance hurdle, Ascend Holdings’ last sales price on NASDAQ must equal or exceed $11.50 per share (with adjustments for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period within nine months of the closing date of the Merger Agreement. To satisfy the subsequent performance hurdle, the last sales price of the Ascend Holdings ordinary shares on NASDAQ must equal or exceed $13.00 per share (with adjustments for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within nine months of the closing date.

Ascend Holdings will also issue to the Sponsor 307,652 ordinary shares of Ascend Holdings (“Sponsor Earn Out Shares”) upon the closing, which, together with 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination, will be subject to forfeiture in the event that the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $13.00 per share (with adjustments for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within five years of the closing date.

Representations and Warranties

The Merger Agreement contains certain representations and warranties of ROI and Ascend India, NSR, and Ascend Holdings relating to their respective businesses. The accuracy of each party’s representations and warranties, subject in certain cases to a materiality or material adverse effect standard, is a condition to completing the Business Combination. See “— Conduct of Business Pending the Business Combination— Conditions to Complete the Business Combination.”

The representations and warranties set forth in the Merger Agreement have been qualified by information in Ascend India and ROI’s disclosure schedules. In addition, certain of the representations and warranties are qualified by materiality or material adverse effect. The Merger Agreement defines material adverse effect as any event, change, development, occurrence, condition or effect with respect to a party that has had a material and adverse effect on the business, financial condition or results of operations of that party, taken as a whole, or on the ability of a party to consummate the Business Combination. However, none of the following will constitute a material adverse effect or change: (i) changes in financial markets, general economic conditions (including prevailing interest rates and exchange rates); (ii) changes in general legal, tax regulatory, political or business conditions in countries in which the party does business; (iii) the impact of the negotiation, execution, announcement, pendency or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement and Ancillary Agreements; (iv) failure to meet any internal or published projections, forecasts, estimates or predictions with respect to revenues, earnings, or other financial or operating metrics for any period, provided that the facts and circumstances underlying any such failure may be considered in determining whether a material adverse effect or material adverse change has occurred; (v) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism (vi) general conditions (including market or economic conditions) in the industries in which the party operates (except if the party suffers in a materially disproportionate manner relative to other companies in the industry); (vii) a change in IFRS or the generally accepted accounting principles in the United States; (viii) natural disasters; or (ix) any action taken by a party at the written request or with the written consent of the other parties, provided further, in each of clauses (i), (ii), and (v) of this definition, as long as the event, change, condition or effect does not have a disproportionate effect on that party.

Ascend India, NSR, and Ascend Holdings made customary representations and warranties, including those relating to: incorporation, organization, standing and corporate power; capital structure; authority; non-contravention; broker’s fees; assets; compliance with law; SEC reports and financial statements; absence of changes; undisclosed liabilities; taxes; real property; intellectual property; contracts; insurance; no litigation; employee matters; environmental, health, and safety matters; business continuity; suppliers; restrictions on business activities; regulatory matters; affiliate transactions; compliance with the Investment Company Act; Ascend Holdings and NSR’s activities; ownership of Ascend India Shares; certain business relationships with Ascend Holdings; and certain business relationships with Ascend Mauritius.

Under the Merger Agreement, ROI also made customary representations and warranties, including those relating to: incorporation, organization, standing and corporate power; capital structure; authority; non-contravention; broker’s fees; SEC filings and financial statements; compliance with law; taxes; intellectual property; contracts; insurance; litigation; employee benefit plans; certain business relationships with ROI; title to property; NASDAQ Stock Market Quotation; and trust account.

Conduct of Business Pending the Business Combination

Each of Ascend India, NSR, Ascend Holdings, and ROI, have undertaken customary covenants that place restrictions on it until the earlier of the effective time of the Business Combination or the termination of the Merger Agreement.

Each of them have agreed to use all commercially reasonable best efforts to take all action and do all things necessary, proper, or advisable in order to consummate and make effective the Business Combination, and in addition, each of them have agreed to obtain any consents or permits required from the applicable governmental body and to avoid any action or proceeding by the applicable governmental body in connection with the authorization, execution, and delivery of the Merger Agreement and the consummation of the Business Combination. In addition, ROI, Ascend India, NSR, and Ascend Holdings have agreed to, as promptly as possible, make all necessary filings and other required submissions required under applicable law, including any antitrust laws. The parties have further agreed to cooperate with each other in making the filings and providing copies of all non-proprietary documents to the non-filing parties and its advisors. Furthermore, NSR may cause Ascend India, Ascend Holdings, Ascend Mauritius or Merger Sub to, on or prior to the closing of the Business Combination, enter into a U.S. Dollar/Indian Rupee currency put option transaction having a put currency amount not to exceed $80,000,000 and a premium not to exceed $1,000,000 (the “Premium”), to be paid by NSR. In connection with entering into this transaction, NSR will receive such number of ordinary shares of Ascend Holdings, par value $1.00 per share, equal to the amount of the Premium, divided by $10.00, rounded down to the nearest whole share.

In addition, Ascend India has specifically agreed to:

•	Solicit all consents necessary to consummate the Business Combination per Ascend India’s Disclosure Schedule;
•	Conduct the business of Ascend India in the ordinary course of business consistent with past practices;
•	Use commercially reasonable efforts to maintain the business, properties, physical facilities, and operations of Ascend India, preserve intact the current business organization of Ascend India, keep available the services of the current officers, employees, and agents of Ascend India, and maintain the relations and goodwill with its suppliers, customers, lessors, licensors, lenders, and key employees; and
•	Not take any action, or fail to take any reasonable action within its control, that would otherwise require disclosure under certain sections of the Merger Agreement.

Ascend Holdings has specifically agreed to not engage in any business activities or conduct any operations other than in connection with holding its investment in Ascend India and effecting the NSR reorganization of NSR and its affiliates, except as agreed to in the Merger Agreement or Ascend India’s disclosure schedule.

ROI has specifically agreed to:

•	Conduct the business of ROI in the ordinary course of business consistent with past practices; and
•	Take any reasonable action within its control to continue conducting the business in the ordinary course of business and to not effect a material adverse change or an event that would reasonably be expected to result in a material adverse change. However, in connection with satisfying the closing condition that the redemption award not exceed $22,580,000, ROI may issue up to 1,000,000 of its shares in a private placement with each share having a minimum value of $10 per share.

Access and Cooperation

Subject to the terms of their existing confidentiality agreement, Ascend India has agreed to permit ROI and its representatives to have reasonable access, upon prior written notice and during normal business hours, to key personnel, books, properties, customers, suppliers, records, contracts, documents, and data in connection with the Business Combination. Ascend India has further agreed to furnish to ROI and its representatives copies of books, records, tax returns, contracts, documents, data, and information that ROI reasonably request. The investigations and inquiries made by ROI must not unreasonably interfere with normal operators or customer or employee relations.

Notice of Developments

Each of the parties will provide the others with prompt written notice of any event that:

•	Is reasonably expected to cause any of the party’s representations and warranties to become untrue or misleading or which would affect its liability to consummate the transactions under the Merger Agreement and the Ancillary Agreements;
•	Existed or was known that would have been required to be disclosed under the Merger Agreement;

•	Gives the party any reason to believe that any of the conditions to the obligations to close will not be reasonably satisfied, is of a nature that would reasonably expected to result in a material adverse effect on Ascend India, ROI, or Ascend Holdings; or
•	Would require an amendment or supplement to this proxy statement/prospectus.

Exclusivity

Subject to certain exceptions detailed in the Merger Agreement, ROI, Ascend India, NSR, and Ascend Holdings have agreed to exclusivity arrangements pursuant to which neither will entertain alternative business combinations, sales, reorganizations, or other organic transactions.

Conditions to Complete the Business Combination

Each of ROI, Ascend Holdings, and Ascend India’s obligations to complete the Business Combination is separately subject to the satisfaction or written waiver, if waivable, of other conditions, including:

•	The F-4 is declared effective by the SEC and no stop order suspending the effectiveness of the F-4 is issued by the SEC and no proceeding for that purpose has been initiated by the SEC;
•	The required ROI vote to approve, as set forth in ROI’s proxy statement, the adoption of the Merger Agreement and any other proposals in the proxy statement, is obtained;
•	There is no order in effect preventing the consummation of any of the transactions contemplated by the Merger Agreement or any proceeding seeking to restrain, prevent, change, or delay the consummation of any of the transactions contemplated by the Merger Agreement;
•	The Ascend Holdings ordinary shares are authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance; and
•	The closing conditions in the IL&FS Purchase Agreement, other than the closing condition with respect to the closing of the transactions contemplated by the Merger Agreement, are satisfied or waived in writing by the applicable parties to that agreement.

Conditions to Ascend India and Ascend Holdings’ Obligations

Ascend Holdings and Ascend India’s obligations to complete the Business Combination are separately subject to the satisfaction or written waiver, if waivable, of the following conditions:

•	All of ROI’s representations and warranties under the Merger Agreement being true and correct, without giving effect to any limitation as to materiality or Material Adverse Effect as of the effective time, except where failure of all ROI’s representations to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ROI;
•	ROI having performed and complied in all material respects with all of its covenants and agreements in the Merger Agreement prior to or at the closing;
•	There not being a material adverse change to ROI since the date of the Merger Agreement;
•	ROI having delivered to Ascend Holdings at the closing a certificate, in a form and substance reasonably satisfactory to Ascend Holdings, confirming that the three above conditions have been satisfied;
•	ROI having delivered to Ascend Holdings at the closing a certificate from ROI’s Secretary, in a attaching and certifying the organizational documents and authorizing resolutions of ROI and certifying the incumbency and signatures of the persons signing the Merger Agreement and the Ancillary Agreements;
•	No proceeding being pending or threatened in writing against ROI which would prevent consummation of any of the transactions contemplated by the Merger Agreement or the Ancillary Agreements or cause the transactions to be rescinded after consummation;
•	ROI holding not less than INR 5,585,461,616 (approximately $89,639,891) (the “Minimum Cash Amount”) based on the Reserve Bank of India Reference Rate on the last business day prior to the closing of the Business Combination after the payment of the transaction expenses, amounts to retire the issued and outstanding public warrants, and the redemption amount from the trust account, except that if the Minimum Cash Amount is less than INR 5,585,461,616 as a result of the Reserve Bank of India Reference Rate on the last business day prior to the closing of the Business Combination being less than 63.4929, then the Minimum Cash Amount will be the greater of (1) INR 5,155,332,223 and (2) INR 5,585,461,616 multiplied by the quotient obtained by dividing the Reserve Bank of India Reference Rate on the last business day prior to the closing of the Business Combination by 63.4929;
•	The redemption amount, or the amount payable to ROI’s stockholders who have properly elected to exercise their redemption rights, not exceeding $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition);
•	The Escrow Agreement having been executed by ROI (and/or Thomas J. Baldwin and/or Joseph A. De Perio, who will be deemed to be ROI Agents) if ROI receives the required shareholder vote, pursuant to this prospectus) and being delivered to Ascend Holdings;
•	The Sponsor Warrant Forfeiture Agreement having been executed and delivered by the parties to the agreement;
•	The Sponsor Lockup Agreement being executed by the Sponsor and being delivered to Ascend Holdings;
•	The Governance Agreement being executed by ROI and being delivered to Ascend Holdings;
•	The Registration Rights Agreement being executed by ROI and being delivered to Ascend Holdings;
•	The five (5) representatives designated by NSR having been appointed to serve as a director on the Ascend Holdings board of directors in accordance with the Governance Agreement;
•	A reorganization of NSR having occurred (except the failure of such reorganization to have occurred is principally due to Ascend India or NSR’s action or inaction);
•	The 2,000,000 NSR earnout shares having been issued to NSR; and
•	All of the issued and outstanding public warrants of ROI have been exchanged in accordance with Ascend India’s Disclosure Schedule.

Conditions to ROI’s Obligations

ROI’s obligation to complete the Business Combination is separately subject to the satisfaction or written waiver, if waivable, of the following conditions:

•	Ascend Holdings having issued and delivered the Ascend Holdings ordinary shares;
•	NSR depositing in escrow with the Escrow Agent, in accordance with the Escrow Agreement, the adjustment and indemnity shares;
•	All of Ascend India and Ascend Holdings’ representations and warranties under the Merger Agreement being true and correct, without giving effect to any limitation as to materiality or Material Adverse Effect as of the effective time, except where failure of all such representations of Ascend India and Ascend Holdings to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Ascend India, Ascend Holdings, or NSR, as applicable;
•	Ascend India, Ascend Holdings, NSR, and Merger Sub having performed and complied in all material respects with all of the covenants and agreements in the Merger Agreement to be performed by such party prior to or at the closing of the Business Combination;
•	There not being a material adverse change to Ascend Holdings or Ascend India since the date of the Merger Agreement;

•	Ascend Holdings and Ascend India each having delivered to ROI at the closing a certificate, in form and substance reasonably satisfactory to ROI confirming that the forgoing three conditions have been satisfied;
•	No proceeding being pending or threatened in writing against Ascend Holdings or Ascend India which would prevent consummation of any of the transactions contemplated by the Merger Agreement or the Ancillary Agreements or cause the transactions to be rescinded after consummation;
•	The consents or permits identified in Ascend India’s disclosure schedule having been obtained (such consents and permits have already been sought and will be obtained prior to closing);
•	Ascend India having delivered to ROI a certificate of Ascend India’s Secretary, dated the closing date, attaching and certifying: (1) the organizational documents of Ascend India (2) authorizing resolutions of Ascend India, (3) incumbency and signatures of the persons signing the Merger Agreement and the Ancillary Agreements on behalf of Ascend India;
•	Ascend Holdings having delivered to ROI a certificate of the secretary of Ascend Holdings, dated the closing date, attaching and certifying (1) the organizational documents of Ascend Holdings, the authorizing resolutions of Ascend Holdings, and (3) the incumbency and signatures of the persons signing the Merger Agreement and the Ancillary Agreements on behalf of Ascend Holdings;
•	Ascend Holdings having delivered to ROI a good standing certificate for Ascend Holdings from the jurisdiction of Ascend Holdings’ organization and each jurisdiction in which Ascend Holdings is qualified to do business;
•	The Escrow Agreement being executed by NSR, Ascend Holdings, and the Escrow Agent and being delivered to ROI;
•	The Shareholder Lockup Agreement being executed by Ascend Holdings, NSR, and NSR Towers Mauritius, LLC and being delivered to ROI;
•	The Governance Agreement being executed by Ascend Holdings, NSR, and NSR Towers Mauritius, LLC and being delivered to ROI;
•	The Registration Rights Agreement being executed by Ascend Holdings, NSR, and NSR Towers Mauritius, LLC and being delivered to ROI;
•	The Letter Agreement being executed by Ascend Holdings, NSR, and NSR Towers Mauritius, LLC and being delivered to ROI;
•	Each related party contract set forth in Ascend India’s Disclosure Schedule being terminated;
•	The directors designated by ROI having been appointed to serve on Ascend Holdings’ board of directors in accordance with the Governance Agreement;
•	Either of Thomas J. Baldwin or Joseph A. De Perio having been appointed to the audit committee of Ascend Holdings’ board of directors;
•	Ascend Holdings, NSR, and Ascend India having provided to ROI the authorizing resolutions and agreements necessary to effect the reorganization of NSR, and the reorganization of NSR having had occurred;
•	A reorganization of NSR having occurred (except the failure of such reorganization to have occurred is principally due to ROI’s action or inaction);
•	The 307,652 Sponsor earnout shares having been issued to the sponsor, or a designee of the sponsor or any affiliates of the sponsor; and
•	The organizational documents of Ascend Holdings having been amended and restated in form and substance reasonably satisfactory to ROI.

Each party to the Merger Agreement reserves their right to waive any condition to such party’s obligation to close the Business Combination. In the event that any party to the Merger Agreement waives a condition, ROI’s board of directors will assess the materiality of such waiver, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders materially misleading.

Post-Closing Covenants of the Parties

ROI, Ascend India, NSR, and Ascend Holdings have the following post-closing covenants under the Merger Agreement:

•	Continued Listing of Shares. Ascend Holdings will take the actions necessary to maintain the listing of the Ascend Holdings ordinary shares on the NASDAQ Stock Market;
•	Indemnification.
º	From the effective date, Ascend Holdings will, subject to any change in additional or lesser coverage in amount, scope, cost of premium or otherwise as decided by a majority of the Ascend Holdings board of directors, provide or will cause to be provided to each individual who becomes a director of Ascend Holdings (“Covered Person”), rights to indemnification, advancement of expenses, exculpation from liability and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, exculpation from liability and directors’ and officers’ insurance set forth in the organizational documents of ROI, currently maintained by ROI or its affiliates, and with respect to such insurance, coverage with an annual premium in the range of $150,000 to $200,000;
º	For six (6) years after the closing, Ascend Holdings will either maintain director and officer liability insurance or acquire a director and officer liability run-off policy. In either case, Ascend Holdings will provide coverage for the individuals who were officers, directors, or managers of ROI and Ascend Holdings prior to closing, comparable to the coverage provided as of the date under the policy or policies maintained by ROI of its affiliates for the benefit of those individuals;
•	NSR Earnout Shares. Upon the closing of the transaction, Ascend Holdings will issue to NSR 2,000,000 earnout Ascend Holdings ordinary shares subject to forfeiture of all the earnout shares in the event that the NSR initial performance hurdle, as described above, has not been satisfied within nine months after the closing. 1,000,000 of the earnout shares will be subject to forfeiture in the event that the NSR subsequent performance hurdle, as described above, has not been satisfied within nine months after the closing date.
•	Sponsor Earnout Shares. Upon the closing of the transaction, Ascend Holdings will issue to the Sponsor (or a designee of the Sponsor or any affiliates of the Sponsor), 307,562 earnout Ascend Holdings ordinary shares subject to forfeiture of all 307,562 earnout shares and the 781,250 earnout shares issued to GEH Capital, Inc. at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination in the event that the Sponsor performance hurdle, as described above, has not been satisfied within five years after the closing date.
•	Ascend Holdings Board Committees. In addition to any committees of Ascend Holdings’ board of directors required by applicable law or stock exchange requirements, Ascend Holdings will establish and maintain the existence of a nominating and corporate governance committee and a compensation committee of the Ascend Holdings board of directors.
•	Ascend Holdings Committee Membership. Thomas J. Baldwin will be a member of the audit committee and compensation committee of Ascend Holdings’ board of directors. Joseph A. De Perio will be a member of the nominating and corporate governance committee of Ascend Holdings’ board of directors, in each case for as long as either Mr. Baldwin or Mr. De Perio remain a director on Ascend Holdings’ board of directors.
•	Public Relations. For one year after closing, Ascend Holdings will be required to engage and maintain the existence of an engagement with an investor relations firm mutually satisfactory to Ascend Holdings and ROI (or ROI’s Agent).

Termination

The Merger Agreement may be terminated by:

•	Mutual consent. The parties may terminate by mutual written consent at any time prior to the closing.
•	Either ROI or Ascend Holdings if the effective time has not occurred by a certain date. Either ROI or Ascend Holdings may terminate the Merger Agreement if the effective time has not occurred by 5 P.M. Eastern Time on September 20, 2015, unless extended as provided for in the Merger Agreement. The right to terminate is not available to a party if its failure to fulfill a material obligation as defined by the Merger Agreement is the cause of, or resulted in, the failure of the Business Combination to close prior to the date provided.
•	ROI based on Ascend India, NSR, Ascend Holdings, or Merger Sub’s breaches. ROI may terminate the Merger Agreement in the event that Ascend India, NSR, Ascend Holdings, or Merger Sub has breached any representation, warranty, covenant, or agreement or if any representation or warranty of Ascend India, Ascend Holdings, or Merger Sub has become untrue, such that the breach or representation has become material. If the breach is curable by Ascend India, Ascend Holdings, or Merger Sub, ROI may not terminate the Merger Agreement as long as ROI continues to exercise its best efforts to cure the breach, unless the breach is not cured within 30 days after notice of the breach is provided by ROI to the breaching party. The right to terminate is available to ROI as long as it is not in material breach of its obligations under the Merger Agreement.
•	Ascend Holdings based on ROI’s breaches. Ascend Holdings may terminate the Merger Agreement in the event that ROI has breached any representation, warranty, covenant, or agreement or if any representation or warranty of ROI has become untrue, such that the breach or representation has become material. If the breach is curable by ROI, Ascend Holdings may not terminate the Merger Agreement as long as ROI continues to exercise its best efforts to cure the breach, unless the breach is not cured within 30 days after notice of the breach is provided by Ascend Holdings to ROI. The right to terminate is available to Ascend Holdings as long as it is not in material breach of its obligations under the Merger Agreement.
•	Either ROI or Ascend Holdings based on governmental action. Either ROI or Ascend Holdings may terminate the Merger Agreement if any governmental body has enacted, issued, promulgated, enforced or entered an order which has become final and nonappealable and which permanently restrains, enjoins, or otherwise prohibits the transactions contemplated by the Merger Agreement.
•	Either ROI or Ascend Holdings based on ROI Stockholder Meeting. Either ROI or Ascend Holdings may terminate the Merger Agreement if at the ROI Stockholder Meeting, the ROI Stockholders fail to vote for and approve the adoption of the Merger Agreement and any other proposals submitted in the Proxy Statement and the required ROI vote necessary to approve the matters is not met. However, the right to terminate the Merger Agreement is not available to ROI or Ascend Holdings if the party requesting to terminate fails to fulfill its obligations to timely call and conduct the meeting.
•	Ascend Holdings if certain events occur — Ascend Holdings may terminate the Merger Agreement if any of the following events occur: (i) the ROI board of directors withdraws, modifies or changes its recommendation of the Merger Agreement or the transactions contemplated by the Merger Agreement in a manner adverse to Ascend India or Ascend Holdings, or if ROI has resolved to do so; (ii) the ROI board has recommended to the ROI stockholders an alternative transaction, has resolved to do so, or has entered into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction; (iii) ROI has failed to include in this proxy statement the recommendation of the ROI board in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by this the Merger Agreement and the Ancillary Agreements; or (iv) if, through the fault (whether by commission or omission) of ROI, the proposal to the adoption of the Merger Agreement and the mergers and transactions contemplated by the Merger Agreement and Ancillary Agreements and the other proposals in this proxy statement are not submitted for the approval at the meeting of the ROI Stockholders on or before October 31, 2015.

Expenses

Except as otherwise expressly provided in the Merger Agreement, each of ROI, Ascend India, NSR, and Ascend Holdings will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Merger Agreement and the Business Combination.

Indemnification

Indemnification of ROI Stockholders

Effective at and after closing, NSR will indemnify and hold harmless the ROI stockholders, each of their affiliates, and their respective successors and assigns from and against any indemnifiable losses that any ROI indemnitee actually suffered or incurred to the extent resulting from, arising out of, or relating to a breach of the fundamental representations. Any payment for an indemnifiable loss will be made by transferring to the ROI indemnitees the Ascend Holdings ordinary shares beneficially owned by NSR and held in the escrow account, equal to the amount of the indemnifiable loss divided by the price of the Ascend Holdings ordinary share as of the closing date of the Business Transaction, rounded down to the nearest whole number, and subject to the limitations on indemnification and the release of shares from the escrow account.

NSR’s indemnifiable losses are limited to the amount of losses multiplied by the percent of Ascend Holdings ordinary shares not owned by NSR and its affiliates. A loss includes all adverse consequences directly relating to a breach of a fundamental representation. Fundamental representations refer to representations that Ascend India, NSR, and Ascend Holdings made in regards to organization, qualification and power; authorization of transaction; capitalization and subsidiaries; brokers’ fees; assets; legal compliance; tax matters; certain business relationships with Ascend India; restrictions on business activities; affiliate transactions; compliance with the Investment Company Act; Ascend Holdings activities; ownership of Ascend India shares; and certain business relationships with Ascend Holdings and Ascend Mauritius.

Limitations on Indemnification

The representations, warranties, covenants, and agreements in the Merger Agreement and in any certificate delivered pursuant to the Merger Agreement will terminate at the effective time or upon termination of the Merger Agreement. However, fundamental representations, as listed above in “Indemnification of ROI Stockholders,” will survive the execution and delivery of the Merger Agreement until the twelve-month anniversary of the closing date of the Business Combination. At the twelve month anniversary of the closing date, the fundamental representations will expire, but the transactions information, post-closing covenants, indemnification, definitions, and miscellaneous agreements in the Merger Agreement will survive.

Subject to the other limitations in the Merger Agreement, NSR will not have to indemnify for an indemnifiable matter resulting from a breach of Ascend India, NSR and Ascend Holdings’ representations and warranties regarding assets, compliance with laws against illegal kickbacks and bribes to anyone, tax matters, or restrictions on business activities until the aggregate amount of the losses resulting therefrom is at least equal to 1% of the value of the Ascend Holdings ordinary shares held by NSR as of the closing date of the Business Combination, after which NSR will only be liable for the losses above that 1% value.

Other than in respect of fraud, NSR’s indemnification liability will be capped at 627,250 Ascend Holdings ordinary shares beneficially owned by NSR that have been deposited into the escrow account by NSR, with each such ordinary share having a value equal to the price of such share at the closing date of the Business Combination.

Other Indemnification Matters

To determine the amount of indemnifiable losses resulting from a breach of a fundamental representation, but not to determine whether there has been a breach of a fundamental representation, all qualifications or exceptions in any fundamental representation relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase will be disregarded. NSR agrees that it has no claims or rights to contribution or indemnity from Ascend Holdings, Ascend Mauritius, Merger Sub, or Ascend India with respect to any indemnifiable loss paid pursuant to the Merger Agreement. The ROI indemnitees’ right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired by the ROI indemnitees at any time, whether before or after the execution and delivery of the Merger Agreement, with respect to the accuracy or inaccuracy of any representation or warranty, except that the ROI indemnitees will not be entitled to indemnification if ROI or the ROI indemnitees obtained knowledge of an inaccuracy prior to entering into the Merger Agreement. For the purposes of determining whether ROI or the ROI Indemnitees acquired or obtained knowledge of any inaccuracy or non-compliance, they will be deemed to have acquired or obtained knowledge as it relates to the information and documents contained in the data room, which refers to the electronic data room maintained by Ascend India from June 14, 2015 to 11:59 p.m. Eastern time on July 22, 2015 in which documents and information in connection with the transactions contemplated by the Merger Agreement were disclosed or made available to ROI.

Release of Adjustment and Indemnity Shares from Escrow

Subject to the terms of the Escrow Agreement, to be entered into in connection with the closing of the Business Combination, in the event that the ROI indemnitees are entitled to indemnification from NSR, the Escrow Agent will, upon the receipt of a joint written instruction from the ROI Agent and NSR, or written instruction from the ROI Agent attaching a final non-appealable court order from a court of competent jurisdiction setting forth the amount of the indemnifiable loss, release and transfer to the ROI indemnitees a number of shares with an aggregate value, as of that date, equal to the amount owed to such ROI indemnitee to satisfy NSR’s indemnity obligations, so that each ROI stockholder (or, as directed by ROI Agent, such ROI stockholder’s affiliates, successors or assigns) receives such his, her, or its pro rata portion of the aggregate number of such shares to be released and transferred. The pro rata portion is obtained by dividing the number of shares of ROI stock owned by an ROI stockholder on the closing date, after taking into account any redemptions of ROI stock by ROI stockholders pursuant to ROI’s organization documents, by the total number of shares ROI stock issued and outstanding as of the closing date, after taking into account any redemptions of ROI stock by ROI stockholders pursuant to ROI’s organizational documents. The pro rata portion is to be rounded down to the nearest whole number, and any fractional shares will be forfeited to Ascend Holdings for no consideration.

Exclusive Remedy

ROI acknowledges and agrees that from and after the closing, the sole and exclusive remedy of ROI with respect to any and all claims for adverse consequences arising from the Merger Agreement, including for breaches of any representations and warranties made by Ascend India, NSR, or Ascend Holdings, will be pursuant and subject to the requirements of the indemnification of the Merger Agreement. ROI expressly waives and releases any remedy, liability, and any rights it may have pursuant to law or equity other than the remedies expressly provided under the indemnification terms of the Merger Agreement. ROI and each ROI agent on behalf of ROI and the ROI stockholders covenant not to sue or threaten any claim that includes any remedy waived by the preceding sentence, and ROI agrees that, to the extent required by applicable law to be effective, the Merger Agreement, waivers, and releases of other remedies are conspicuous. Nothing contained in the Merger Agreement impairs, modifies, or otherwise limits ROI’s right to bring any claim, demand, or suit against any other party based on some other party’s actual fraud.

Agreements Related to the Merger Agreement

Governance Agreement

The governance agreement sets forth that Ascend Holdings will initially have seven directors, five of whom are to be designated by NSR, and two of whom will be designated by the Sponsor. The governance agreement further sets forth that the board of directors will be determined by Ascend Holdings’ organizational documents, but that prior to the third anniversary of the closing date of the Business Combination, Ascend Holdings may not increase the size of the board to accommodate additional directors. If any NSR or Sponsor representative to the board ceases to serve for any reason, the designating party may designate the person’s successor in accordance with the Governance Agreement.

NSR will have the right to designate a proportionate number of the nominees for election to the board of directors or a committee of the board of directors of Ascend Holdings for so long as NSR beneficially owns 5% or more of the total shares of total voting power of the then outstanding Ascend Holdings ordinary shares. The Sponsor will have the corresponding right.

Ascend Holdings will use best efforts to ensure that the NSR Director or Sponsor Director will be included in the board of director’s slate of nominees to the stockholders for the election of directors at the next scheduled meeting if the corresponding NSR or Sponsor Director’s class is expiring at the next scheduled meeting and the Sponsor or NSR, as applicable, still beneficially owns 5% or more of the total voting power of the then outstanding Ascend Holdings ordinary shares.

Ascend Holdings will maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Sponsor. Ascend Holdings’ organizational documents will at all times provide for indemnification, exculpation, and advancement of expenses to the fullest extent permitted under applicable law.

NSR will have the right to designate at least one member of each committee of the board and of the board of directors of Ascend Holdings’ subsidiaries, provided that NSR beneficially owns 5% or more of the total voting power of the then outstanding Ascend Holdings ordinary shares. NSR does not have the right to designate more than  2/3 of the total number of directors serving on any such committee, and any designee will be a member of the board and will be eligible to serve on the applicable committee under applicable law or listing standards.

The Sponsor will have the right to designate at least one member of each committee of the board and of the board of directors of Ascend Holdings’ subsidiaries, provided that the Sponsor beneficially owns 5% or more of the total voting power of the then outstanding Ascend Holdings ordinary shares. The Sponsor does not have the right to designate more than  1/3 of the total number of directors serving on any such committee, and any designee will be a member of the board and will be eligible to serve on the applicable committee under applicable law or listing standards.

Ascend Holdings agrees to establish and maintain an Audit Committee, Nominating and Corporate Governance Committee, and a Compensation Committee, and any other committees as are required by applicable law or listing requirements.

The Audit Committee and the Compensation Committee will initially include Thomas J. Baldwin, and the Corporate Governance and Nominating Committee will initially include Joseph A. De Perio.

All other members of any other committee will be determined by the board of directors, and each member of the board will receive aggregate annual compensation in an amount to be determined by a majority of the board of directors.

Any related person transaction will be approved by the audit committee, provided that no director will participate in any discussion or approval of a related person transaction for which that director is a related person who has a direct or indirect material interest.

NSR and Ascend Holdings agree that there will not be any agreement, contract, document, undertaking or arrangement under which Ascend Holdings or any of its subsidiaries will be required to pay any advisory, management, monitoring, transaction or other type of fee to NSR or any of its affiliates other than the Consultancy Services Agreement to be entered into by an affiliate of NSR and Ascend Holdings on the closing date of the Merger Agreement. NSR agrees that until the end of 2016, it will not, and will cause New Silk Route PE Associates, L.P. and funds or other persons managed or controlled by New Silk Route PE Associates, L.P. not to directly or indirectly, invest in or acquire any equity securities or assets (except for ownership of securities traded on any national securities exchange held solely as an investment if NSR or such person is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own ten percent or more of any class of securities of such person) of any cell tower businesses located substantially all within the Republic of India, if the opportunity is one that Ascend Holdings or its affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. NSR, its affiliates, or NSR directors will have the duty to communicate or offer such business opportunity to Ascend Holdings or its subsidiaries.

The Sponsor and Ascend Holdings agree that for as long as the Sponsor is entitled to designate a director, the Sponsor director will be required to be an independent director under NASDAQ Listing Rules. Sponsor agrees that until the end of 2016, it and its affiliates will not directly or indirectly, invest in or acquire any equity securities or assets (except for ownership of securities traded on any national securities exchange held solely as an investment if the Sponsor or such affiliate is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own ten percent or more of any class of securities of such person) of any cell tower businesses located substantially all within the Republic of India, if the opportunity is one that Ascend Holdings or its affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Sponsor, its affiliates, or Sponsor directors will have the duty to communicate or offer such business opportunity to Ascend Holdings or its subsidiaries.

Ascend Holdings Equity Incentive Plan

Equity Plan

Pursuant to the terms of the Merger Agreement, prior to the consummation of the Business Combination, Ascend Holdings will adopt the 2015 Equity and Incentive Compensation Plan (referred to as the 2015 Equity Plan).

Summary of the 2015 Equity Plan

Shares Available Under the 2015 Equity Plan.  Subject to adjustment as provided in the 2015 Equity Plan, the number of ordinary shares that may be issued or transferred under the 2015 Equity Plan:

•	upon the exercise of stock options or SARs,
•	as restricted shares and released from substantial risks of forfeiture,
•	in payment of RSUs,
•	in payment of performance shares or performance units that have been earned,
•	as stock or other stock-based awards, or
•	in payment of dividend equivalents

will not exceed in the aggregate 725,865 ordinary shares, plus any shares recycled into the 2015 Equity Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. In addition, the aggregate number of ordinary shares available for issuance or transfer under the 2015 Equity Plan will be reduced by one share for every share issued or transferred under an award granted under the 2015 Equity Plan. Shares subject to awards will generally be added back to the 2015 Equity Plan to the extent such awards are forfeited, cancelled, expire or settled in cash (in whole or in part).

Ascend Holdings’ and its subsidiaries’ directors, officers and other employees may be selected by the Compensation Committee to receive awards under the 2015 Equity Plan. Any person who provides services to Ascend Holdings or a subsidiary that are equivalent to those typically provided by an employee may also be eligible to participate in the 2015 Equity Plan, subject to the terms of the 2015 Equity Plan. Consultants may also be eligible to participate in the 2015 Equity Plan. The Compensation Committee determines which persons will receive awards and the number of shares subject to or amount of such awards.

Grants under the 2015 Equity Plan may be in the form of stock options, restricted shares, restricted stock units, performance shares and units and other awards.

For more information on the 2015 Equity Plan, see “Ascend Group’s Executive Officers and Management — Equity Plan — Summary of the 2015 Equity Plan.”

Letter Agreement

Pursuant to the Letter Agreement, NSR and NSR Towers Mauritius LLC, an Affiliate of NSR, agree that they will not vote in favor of any proposal to de-stagger or declassify the board of directors of Ascend Holdings, which would take effect prior to the third (3rd) year anniversary of the closing date of the Business Combination.

Registration Rights Agreement

Upon the closing of the Business Combination, ROI and NSR expect to enter into a registration rights agreement with Ascend Holdings covering the shares received by the Sponsor, Mr. Baldwin, Mr. De Perio NSR, including Affiliates of NSR owning ordinary shares of Ascend Holdings, in the Business Combination which securities are collectively refer to as “registrable securities.” This proxy statement/prospectus covers the resale of the Ascend Holdings ordinary shares that will be issued to the Sponsor, Mr. Baldwin and Mr. De Perio. The agreement is expected to provide that Ascend Holdings will file a shelf registration statement within 30 days after the closing of the Business Combination covering all registrable securities. The holders of (a) 10% of the registrable securities issued to the Sponsor, Mr. Baldwin and Mr. De Perio or (b) 10% of the registrable securities held by NSR, including affiliates of NSR owning ordinary shares of Ascend Holdings, upon the closing of the Business Combination will be entitled to require Ascend Holdings to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, subject to certain exceptions and limitations, including that the market value of the registrable securities included in any such offering must be at least $12.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by Ascend Holdings following the Business Combination. Ascend Holdings will pay the expenses in connection with the exercise of these rights.

Shareholder Lockup Agreement

Pursuant to the Shareholder Lockup Agreement, NSR and NSR Towers Mauritius LLC agree not to (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its equity securities in Ascend Holdings, which means all ordinary shares or other share capital of Ascend Holdings held by NSR and NSR Towers on the closing date and NSR earn out shares, (ii) enter into any swap or other arrangement that transfers, whole or in part, any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. NSR and NSR Towers Mauritius LLC agree to not do any of the above for the lock-up period, which begins on the closing date of the Merger Agreement and ends on the earlier of the date:

•	(a) that is 12 months following the closing date or earlier if the last sales price of the Ascend Holdings ordinary shares
º	(x) equals or exceeds $12.50 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) day trading period commencing at least ninety (90) days after the closing date, after which transfers of 50% of the equity securities will be permitted or
º	(y) equals or exceeds $15.00 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) trading day period commencing at least ninety (90) days after the closing date, after which transfers of the remaining 50% of the ordinary shares will be permitted, or

•	(b) Ascend Holdings consummates a liquidation, merger, exchange of stock or similar transaction that results in all of the equity holders of Ascend Holdings having the right to exchange their equity securities for cash, securities or other property.

Each of the shareholders may transfer its shares to any of its affiliates; by virtue of the applicable laws upon dissolution of NSR or NSR Towers Mauritius LLC, as applicable; to any of the current or former equityholders, partners, directors, managers, or officers of NSR or NSR Towers Mauritius LLC, as applicable, or any family members or affiliates of such direct or indirect equityholders, partners, directors managers, or officers; to the ROI indemnitees pursuant to the indemnifications provisions in the Merger Agreement or to Ascend Holdings in connection with any forfeitures resulting from any adjustments to the working capital or net indebtedness targets of Ascend India as provided for in the Merger Agreement.

Sponsor Lockup Agreement

Pursuant to the Sponsor Lockup Agreement, the Sponsor agrees not to (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its equity securities in Ascend Holdings, which includes all ordinary shares or other share capital of Ascend Holdings issued to Sponsor by Ascend Holdings on the closing date and the sponsor earn out shares, (ii) enter into any swap or other arrangement that transfers, whole or in part, any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. The Sponsor agrees to not do any of the above for the lock-up period, which begins on the closing date of the Merger Agreement and ends on the earlier of the date:

•	(a) that is 12 months following the closing date or earlier if the last sales price of the Ascend Holdings ordinary shares
º	(x) equals or exceeds $12.50 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) day trading period commencing at least ninety (90) days after the closing date, after which transfers of 50% of the equity securities will be permitted or
º	(y) equals or exceeds $15.00 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) trading day period commencing at least ninety (90) days after the closing date, after which transfers of the remaining 50% of the ordinary shares will be permitted, or
•	(b) Ascend Holdings consummates a liquidation, merger, exchange of stock or similar transaction that results in all of the equity holders of Ascend Holdings having the right to exchange their equity securities for cash, securities or other property;

The Sponsor may transfer its shares to any of its affiliates; by gift or other transfer to a member of the immediate family of a shareholder of the Sponsor or to a trust, corporation, partnership, or a limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners, or members of which are members of the immediate families of the shareholders of the Sponsor or a charitable organization; by virtue of the applicable laws upon dissolution of the Sponsor; pursuant to a qualified domestic relations order; to any of the current or former directors or officers of ROI Acquisition Corp II.; or to any of the current or former directors or officers of the Sponsor or any family members or affiliates of such directors or officers.

This proxy statement/prospectus also covers the resale by the Sponsor of 2,085,938 Ascend Holdings ordinary shares received by it in the Business Combination. The Sponsor may sell all, some or none of its shares. Ascend Holdings will not receive any proceeds from any such offer or sale by the Sponsor.

Sponsor Warrant Forfeiture Agreement

Pursuant to the sponsor warrant forfeiture agreement, CMMF has agreed to assign and surrender all of the 8,000,000 private placement warrants of ROI to ROI for cancellation. After the warrants are cancelled, CMMF will own no warrants in ROI.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of ROI, NSR and Ascend India. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

ROI is a blank check company incorporated on June 28, 2013 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 20, 2013, ROI consummated its initial public offering, or IPO, of 12,500,000 units, with each unit consisting of one share of ROI common stock and one warrant to purchase one-half of one share of ROI common stock at an exercise price of $11.50 per share. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $125,000,000. On June 28, 2013, the Sponsor purchased 3,593,750 founder shares for $25,000, or approximately $0.007 per share. On August 22, 2013, the Sponsor transferred 171,875 founder shares to each of Thomas J. Baldwin and Joseph A. De Perio, each of whom paid a purchase price of $1,195.65 for their respective shares (the same per-share purchase price initially paid by the Sponsor). As a result of the underwriters’ not exercising their over-allotment option for our IPO, the affiliate of our Sponsor forfeited an aggregate of 468,750 founder shares on September 20, 2013, which ROI cancelled.

Simultaneously with the consummation of its IPO, ROI consummated the private sale of 8,000,000 sponsor warrants to an affiliate of the Sponsor at a price of $0.50 per warrant, generating gross proceeds of $4,000,000. After the payment of approximately $500,000 in expenses relating to the IPO (other than underwriting commissions), approximately $125,000,000 of the net proceeds of the IPO and the private placement of the sponsor warrants (or approximately $10.00 per unit sold in the IPO) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Prior to the consummation of the IPO, neither ROI, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with ROI.

After the IPO, ROI’s officers and directors commenced an active search for prospective businesses and assets to acquire in an initial business combination. Representatives of ROI were contacted by numerous individuals and entities who offered to present ideas for acquisition opportunities. ROI’s officers and directors and their affiliates also brought to its attention target business candidates. During this search process, ROI’s management reviewed numerous acquisition opportunities of potential target businesses and entered into detailed discussions with a small subset of these target businesses (or their representatives). The companies other than Ascend India with which ROI entered into detailed discussions included a retailer, a quick service restaurant company and a specialty fitness company. ROI ultimately did not proceed with each of the other potential acquisition opportunities either because ROI concluded that the target business or the terms of a potential business combination would not be suitable for ROI, particularly in comparison to the acquisition of Ascend India, or because the target business decided to abandon the opportunity.

In December 2013, representatives of ROI were introduced to Rahul Nayar, the principal of Shree Capital Advisors (“Shree Capital”), an India-focused boutique cross border investment firm with professionals and relationships in New York, London and India, by representatives of Deutsche Bank Securities. Mr. Nayar was subsequently hired by ROI as its Vice President, International Operations, on March 6, 2015 to focus on indentifying international companies as potential business combination targets.

On August 4, 2014, Mr. De Perio had a teleconference call with Mr. Nayar regarding an introduction to Ascend India. On the call, the parties discussed the business, operations, financial condition and prospects of Ascend India. Based on this discussion, ROI determined to proceed with further discussions regarding a potential business combination. There was no discussion of the valuation or structure of a potential business combination on this call.

On August 5, 2014, representatives of ROI and Mr. Nayar met in New York regarding Ascend India. At the meeting, the parties discussed the business, operations, financial condition and prospects of Ascend India. ROI was informed that Ascend India was owned by affiliates of NSR and the IL&FS Parties.

Between August 5 and October 1, 2014, representatives of ROI had a number of conversations with its contacts in the investment banking community to evaluate the opportunity with Ascend India.

On October 2, 2014, ROI entered into a confidentiality agreement with Ascend India to facilitate the sharing of information between ROI and Ascend India. No business discussion or discussion of valuation or transaction structure occurred at this point.

Between October 2 and October 14, 2014, representatives of ROI reviewed a number of financial and business due diligence items prepared by Ascend India. Also, ROI internally conducted analyses on the pro forma combined entity and independently performed valuation analyses on Ascend India. Additionally during this time, ROI continued preliminary discussions with the investment banking and fundamental investor syndication teams of Deutsche Bank Securities regarding Ascend India and the potential business combination. In these discussions, ROI reviewed summary information on Ascend India’s business, historical and projected operating metrics and general terms for a proposed transaction.

On October 14, 2014, ROI provided a non-binding indication of interest for the business combination of ROI and Ascend India. The letter was directed to Parag Saxena, Chief Executive Officer and Founding General Partner of New Silk Route Growth Capital, Ascend India’s majority shareholder.

On October 16, 2014, representatives of ROI met with representatives of New Silk Route to discuss the non-binding indication of interest and structural considerations for a proposed transaction.

On November 7, 2014, Mr. De Perio and Mr. Saxena met regarding the potential transaction. At the meeting, Mr. Saxena provided Mr. De Perio with an updated business plan for Ascend India for the twelve month periods ended March 31, 2015 and March 31, 2016. At the meeting, both parties discussed the valuation of Ascend India and the pro forma business combination.

Between November 8 and December 18, 2014, representatives of ROI reviewed a number of additional financial and business due diligence items prepared by Ascend India. On December 19, 2014, ROI provided a revised non-binding indication of interest for the business combination of ROI and Ascend India.

On December 23, 2014, Mr. De Perio, Mr. Baldwin and Mr. Saxena had a conference call discussing the revised indication of interest. On December 23, 2014, ROI sent to Ascend India a draft of a non-binding letter of intent.

Between December 23, 2014 and March 26, 2015, representatives of ROI, Ascend India and New Silk Route had a number of conversations on the non-binding letter of intent. During these conversations, ROI was informed that the IL&FS Parties did not wish to continue as shareholders of the post-closing Company but instead wanted their stake purchased for cash.

On March 19, 2015, both parties executed the non-binding letter of intent. The proposed pre-money enterprise valuation of Ascend India in the non-binding letter of intent was $300 million, and the post-closing equity ownership ratios would be based on such valuation. This pre-money valuation implied a pro-forma enterprise value post-closing of $335 million, assuming maximum redemptions from ROI’s trust account of $22.5 million and payment of $44 million in cash to the IL&FS Parties for their equity in Ascend India. The non-binding letter of intent also included a provision that the parties would work together to retire ROI’s outstanding public warrants and private placement warrants, as the parties agreed that retiring the warrants would optimize the post transaction company’s capital structure.

During the week of March 23, 2015, representatives from ROI met with representatives of Ascend India and New Silk Route in India. At these meetings, representatives of ROI met with the senior leadership of Ascend India, visited facilities of Ascend India, and discussed a number of business and financial due diligence topics. In addition, representatives of ROI met with representatives of Deloitte LLP, ROI’s accounting advisor.

Between March 30, 2015 and May 25, 2015, representatives from ROI conducted further due diligence on the proposed business combination. ROI engaged McDermott Will & Emery LLP as legal counsel, continued to work with Deloitte on accounting matters, and engaged Trilegal to conduct due diligence in India on Ascend India.

In mid-May, 2015, the parties began discussing the proposed structure for the transaction. Given that Ascend India has no U.S. operations, it was decided that the post-transaction public company would not be ROI, which is a Delaware corporation, but instead would be a new holding company domiciled in the Cayman Islands, which is a jurisdiciton with a well-developed legal system and no corporate income tax. NSR requested that for its tax reasons, that the post-transaction public company hold its shares in Ascend India through a wholly owned entity formerly owned by NSR.

On May 25, 2015, ROI, Ascend India, New Silk Route, Infrastructure Leasing & Financial Services Limited, another shareholder of Ascend India, and Clinton Group, Inc., as investment manager of ROI’s sponsor, executed a revised binding letter of intent. The letter of intent included mutual exclusivity provisions. The parties also agreed that the Sponsor would forfeit at the closing all of its sponsor warrants; that the Sponsor would receive at the closing 307,652 earnout shares that would be subject to forfeiture if a specified post-closing trading price target is not achieved during the 5-year period post closing; and that NSR would receive at the closing 2 million earnout shares that would be subject to forfeiture if specified post-closing trading price targets are not achieved during the 9-month period post closing. The NSR earnout shares were intended to compensate NSR in the event that the parties ascribed too low a valuation to Ascend India in the transaction as evidenced by an increase in the share price during a relatively short time frame following the closing.

On June 1, 2015, ROI provided an initial draft of the transaction documentation to Ascend India, NSR and Jones Day, NSR’s legal counsel, incorporating the terms of the revised non-binding letter of intent.

Between June 1, 2015 and July 23, 2015, representatives of each of ROI, Ascend India and New Silk Route met in person or telephonically to discuss the business combination of ROI and Ascend India. Numerous drafts of the transaction documents were exchanged by the parties.

Between March 25, 2015 and July 23, 2015, representatives of ROI completed their due diligence investigation of Ascend Holdings.

On July 23, 2015, ROI, Ascend India, Ascend Holdings and NSR entered into the Merger Agreement.

On July 23, 2015, a press release was issued announcing the Business Combination and shortly thereafter ROI furnished to the SEC a Current Report on Form 8-K attaching the press release and an investor presentation to be used in an investor call the following day, as well as a copy of the Merger Agreement.

On August 16, 2015, representatives of NSR communicated to ROI and ROI’s representatives that the Merger Agreement should be amended to clarify that the number of ordinary shares held by the Sponsor that are subject to forfeiture should include the 781,250 earnout shares issued to the Sponsor in connection with the initial public offering of ROI and subsequently exchanged for ordinary shares of Ascend Holdings in connection with the Business Combination. On August 17, 2015, representatives of ROI confirmed that the total number of Sponsor held ordinary shares of Ascend Holdings that are subject to forfeiture is 1,088,902, in the aggregate.

On August 19, 2015, as a result of the feedback received from holders of public warrants to ROI’s initial proposal to amend its public warrants, ROI and Ascend India agreed that ROI would modify the proposed amendment to its warrant agreement in order to increase the likelihood that the Warrant Amendment Proposal would be approved by public warrantholders. As such, ROI modified the proposal to provide that warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in the proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares.

On September 18, 2015, ROI held a special meeting of stockholders to approve an amendment to its amended and restated certificate of incorporation to extend the date by which ROI must consummate a business combination from September 20, 2015 to October 26, 2015, to amend the trust agreement governing ROI’s trust account to extend the date by which the trustee must liquidate the trust account established in connection with ROI’s initial public offering if ROI has not completed a business combination from September 20, 2015 to October 26, 2015 and to permit the withdrawal of funds from the trust account to pay stockholders who properly exercise their redemption rights in connection with such meeting. At total of 3,215,528 public shares were tendered for redemption at the special meeting.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

ROI’s Board of Directors’ Reasons for the Approval of the Business Combination

ROI’s board of directors met telephonically on October 27, 2014, March 3, 2015 and June 25, 2015 to discuss Ascend India and the proposed Business Combination. In addition, during the months of May and June, 2015, there were numerous internal conference calls between ROI’s board of directors and executive team to discuss Ascend India and the proposed Business Combination. On June 29, 2015, ROI’s board of directors, by written consent, unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of ROI and its stockholders, (iii) directed that the Merger Agreement be submitted to ROI’s stockholders for approval and adoption, and (iv) recommended that ROI’s stockholders approve and adopt the Merger Agreement.

Before reaching its decision, ROI’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, cycles, operating cost projections, and other industry factors;
•	extensive meetings and communications with Ascend India’s directors and management team regarding operations and projections;
•	extensive meetings and communications calls with NSR regarding Ascend India operations and projections;
•	personal visits by ROI’s executive and support team to Ascend India’s headquarters in Bangalore, India;
•	review of Ascend India’s material contracts, environmental matters, intellectual property matters, labor matters, and other legal diligence;
•	financial, tax, and accounting diligence; and
•	creation of an independent financial model.

ROI’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of ROI’s board of directors may have given different weight to different factors.

In the prospectus for ROI’s IPO, it identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses.

•	Middle-Market Business. ROI would seek to acquire one or more businesses with an enterprise value of approximately $300 million to $600 million, determined in the sole discretion of ROI’s officers and directors according to reasonably accepted valuation standards and methodologies. ROI believed that the middle market segment would provide the greatest number of opportunities for investment and would be the market consistent with ROI’s previous investment history. This segment is where ROI believed it would have the strongest network to identify opportunities.
•	Established Companies with Proven Track Records. ROI would seek to acquire established companies with sound historical financial performance. ROI would typically focus on companies with a history of strong operating and financial results and strong fundamentals. ROI did not intend to acquire start-up companies or companies with recurring negative free cash flow.
•	Companies with, or with the Potential for, Strong Free Cash Flow Generation. ROI would seek to acquire one or more businesses that already have, or have the potential to generate, strong, stable and increasing free cash flow.
•	Strong Competitive Position. ROI intended to focus on targets that have a leading, growing or niche market position in their respective sectors. ROI would analyze the strengths and weaknesses of target businesses relative to their competitors. ROI would seek to acquire a business that demonstrates advantages when compared to their competitors, which may help to protect their market position and profitability.
•	Experienced Management Team. ROI would seek to acquire one or more businesses with a strong, experienced management team that provides a platform for ROI to further develop the acquired business’ management capabilities. ROI would seek to partner with a potential target’s management team and expected that the operating and financial abilities of ROI’s executive team will complement their own capabilities.
•	Business with Revenue and Earnings Growth or Potential for Revenue and Earnings Growth. ROI would seek to acquire one or more businesses that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, new unit expansion, brand and new product development, increased production capacity, expense reduction, synergistic follow-on acquisitions and increased operating leverage.
•	Benefit from Being a Public Company. ROI intended to acquire a company that would benefit from being publicly traded and could effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

As disclosed in the prospectus relating to ROI’s initial public offering, ROI was focused initially on identifying business combination candidates in the consumer sector (in particular the consumer products, retail, and restaurant industries), and the financial services sector (in particular the asset management industry) in the United States and globally. In the course of its search for a business combination candidate, ROI became aware of the opportunity for a business combination transaction with Ascend India, and determined that this represented the most attractive business combination opportunity for ROI and its stockholders. In considering the Business Combination, ROI’s board of directors concluded that Ascend India met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•	Established Company with Proven Track Record of operational success. Ascend India is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunications operators in India. As of March 31, 2015, Ascend India operates a high quality portfolio of 4,843 towers with 8,769 tenancies. It operates towers in 19 of 22 circles covering most of India except for three metro areas of Delhi, Mumbai and Kolkata. Ascend India has a demonstrated track record of operating excellence and driving margin expansion through reduction in operating costs and utilization of “Green” initiatives.

•	Company with, or with the Potential for, Strong Free Cash Flow Generation. Ascend India’s strong and consistent operating performance and earnings growth prospects provide the potential for generating strong, stable or increasing free cash flow.

•	Strong Competitive Position. Ascend India is an independent tower operator with strategically located towers and marquee tenancies with high quality wireless operators. Approximately 75% of the towers are located in circles with high growth potential and approximately 83% of the towers are less than eight years old.(1) Of Ascend India’s towers, 20% are one to three years old, 63% are four to seven years old and 17% are eight to ten years old.
•	Experienced and Motivated Management Team. Led by Sushil Kumar Chaturvedi, Ascend India’s management team possesses a history of growth and performance in the public markets with significant telecommunications industry expertise. J. Rajagopalan, Ascend India’s Chief Financial Officer, brings both telecommunications industry and public market experience as well as a proven record of performance in controls, systems and reporting.
•	Business with Revenue and Earnings Growth. There are significant barriers to entry in the Indian telecom tower industry, including high initial capital expenditure requirements and Government of India’s regulatory requirements.
•	Attractive Industry Tailwinds. India has the second largest population globally and the youngest demographic profile with a median age of 27. Voice telecommunications traffic has grown at a CAGR of approximately 25% over the past five years. Despite this high growth, the voice market remains under penetrated with 65% active subscriber penetration. Data telecommunications users are expected to grow approximately 42% through 2018.

In evaluating the consideration to be paid to Ascend India’s shareholders, ROI’s board of directors considered various industry and financial data, including equity research reports regarding Ascend India’s competitors, general industry trends, industry reports describing the outlook and expected growth rates of Ascend India’s competitive dynamics and telecommunications industry data. ROI’s board of directors further considered certain financial analyses developed by ROI management in its financial model, including analyses regarding Ascend India’s historical revenues by customer, detailed gross margin data, historical working capital and capital expenditure needs, historical and projected operating synergies, free cash flow generation and historical and projected revenues in evaluating the consideration to be paid to Ascend India shareholders. ROI’s management collectively has decades of experience in constructing financial models, conducting valuations of businesses, and drafting and evaluating financial projections. All of the members of ROI’s management are affiliated with Clinton Group, Inc., a multi-strategy investment management firm founded in 1991. Although ROI’s board of directors did not seek a third party valuation in connection with the Business Combination, the board of directors considered valuation information regarding Ascend India, including industry comparisons of the enterprise values of Ascend India and other telecommunications companies, projections and comparisons of revenue, gross profit and EBITDA, the growth outlook for the markets that Ascend India serves, the abilities and experiences of Ascend India’s management team, free cash flow characteristics, tower and market growth opportunities, organic revenue growth, and ratio of total enterprise value to EBITDA. The board considered these as widely-accepted valuation methods.

ROI and Ascend India’s management focused on Ascend India’s internal 2016 budget and assumed that Ascend India operated in accordance with its budget for 2016 in preparing a financial model for the pro forma combined company, which estimated a range of projected revenue of $77 to $80 million and projected 2016 EBITDA of $28 million to $29 million. The budget included certain assumptions relating to annual tower growth, tenancies for each tower, cost and operating margin and capital expenditures. The table below sets forth a reconciliation of projected net income to projected 2016 EBITDA for the fiscal year ending March 31, 2016.

(1)	Circles defined by Telecom Regulatory Authority of India. Circle A includes: Andhra Pradesh, Gujarat, Karnataka, Maharashtra, Tamil Nadu. Circle B includes: Haryana, Kerala, Madhya Pradesh, Punjab, Rajasthan, Uttar Pradesh (East and West), West Bengal

(dollars in thousands)	Pro Forma Projection for the Year Ending March 31, 2016(a)	Pro Forma Projection for the Year Ending March 31, 2016(b)
Projected Pro Forma Net income	$-1	$0
Interest expense	12	12
Income tax provision(c)	0	0
Depreciation and amortization	17	17
Projected 2016 Pro Forma EBITDA	$28	$29

(a)	Low end of EBITDA 2016 range. Assumes the Business Combination occurred on September 30, 2015.
(b)	High end of EBITDA 2016 range. Assumes the Business Combination occurred on September 30, 2015.
(c)	Assumes tax rate of 32.45%.

The amounts presented in U.S. dollars in the preceding table and paragraph were calculated based on an exchange rate of 62.31. See “Exchange Rates.”

Ascend India does not intend as a matter of course to make public projections as to future revenues, earnings, or other results. The prospective financial information set forth above was prepared solely for the purpose of estimating the enterprise value of Ascend India for purposes of the Business Combination. It was not prepared with a view towards public disclosure or with a view towards complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of ROI’s and Ascend India’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments, and presents, to the best of ROI and Ascend India’s management’s knowledge and belief, the expected future financial performance of Ascend India for the periods referenced above. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Ascend India’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

As described in more detail below, the management and board of directors of ROI determined that the approximately $335 million proposed pro forma enterprise value for Ascend India was appropriate based on their evaluation of Ascend India’s profitability (specifically focused on actual EBITDA for 2015 and projected EBITDA for 2016), free cash flow, growth prospects and the implied trading multiples of other telecom tower companies. ROI also considered Ascend India management’s stated long-term financial goals for fiscal years 2016 through 2018, which include annual tower growth of 600 – 700 towers, annual revenue growth of between 12% and 14%, annual EBITDA growth of between 20% and 24%, and fiscal year 2018 tenancy to tower ratio of between 1.9x and 2.2x.

Based on ROI’s review of equity research reports written on other tower companies, the primary valuation metric used by such equity analysts is ratio of total enterprise value to EBITDA. Typically, this metric is evaluated on the basis of current year’s and one year forward’s estimated results. When this analysis was prepared, ROI estimated that the relevant publicly traded global tower comparable companies (which are listed in the next succeeding paragraph) traded at an average of 21.5x enterprise value divided by LTM EBITDA and 17.5x enterprise value divided by calendar year 2015 estimated EBITDA. Thus, since ROI estimated that the pro forma enterprise value for Ascend India implied trading multiples of 14.1x 2015 EBITDA and 11.8x estimated 2016 EBITDA, the management and board of directors of ROI believed that the proposed transaction was priced at an attractive discount when compared to other publicly traded companies in the telecom tower sector.

ROI’s management determined that the most relevant publicly traded retail companies are:

India:  GTL Infrastructure Limited, Bharti Infratel Limited,

Indonesia:  PT Sarana Menara Nussantara Tbk, PT Tower Bersama Infrastructure Tbk,

U.S.:  America Tower Corporation, Crown Castle International Corp., SBA Communications Corp.

The sole criteria for this determination was that each of these companies is a telecommunications tower company.

The pro forma enterprise value of approximately $335 million represents a fair market value of at least 80% of the assets held in ROI’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under NASDAQ listing rules.

ROI’s management is solely responsible for all models, valuations and opinions concerning Ascend India and the consideration payable to the Ascend India shareholders contained in this proxy statement/prospectus.

ROI’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

Risks Related to Ascend India’s Indebtedness and Debt Restructuring Package

ROI’s board of directors considered the risks associated with Ascend India’s indebtedness and current debt restructuring. Pursuant to the Business Combination, Ascend India will reduce its indebtedness by approximately 28% and the pro forma cash balance is expected to increase significantly.

The Risk that its Public Stockholders would Vote Against the Business Combination Proposal or Exercise their Redemption Rights.

ROI’s board of directors considered the risk that some of the current public stockholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board of directors also considered the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

ROI’s Management and Directors may have Different Interests in the Business Combination than the Public Stockholders.

ROI’s board of directors considered the fact that members of ROI management and board of directors may have interests in the Business Combination that are different from, or are in addition to, the interests of ROI stockholders generally, including the matters described under “— Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination” below. However, ROI board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the IPO prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of common stock and (iv) up to 307,652 shares to be received by the Sponsor in the Business Combination and 781,250 earnout shares issued to the Sponsor at the time of ROI’s initial public offering and exchanged for shares of Ascend Holdings in connection with the Business Combination are subject to forfeiture if the last sales price of the shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within five (5) years from the closing date of the Business Combination (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $13.00 per share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of ROI’s board of directors in favor of approval of the Business Combination, you should keep in mind that ROI’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of the Sponsor and Messrs. Baldwin and De Perio to hold ordinary shares of Ascend Holdings following the Business Combination, subject to the lock-up agreements;
•	the continuation of certain of Messrs. Baldwin and De Perio as directors (but not officers) of the combined company; and
•	the continued indemnification of current directors and officers of ROI and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares or Public Warrants

In connection with the stockholder vote to approve the Business Combination or the warrantholder vote to approve the Warrant Amendment Proposal, the Sponsor, ROI’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account, or warrants from public warrantholders. None of ROI’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of ROI’s public shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, ROI’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, ROI’s directors, officers or advisors or their respective affiliates, to satisfy the closing condition in the Merger Agreement that the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI common stock shall not exceed $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), and the purpose of any such warrant purchases would be to increase the likelihood that the Warrant Amendment Proposal is approved.

Regulatory Approvals Required for the Business Combination

ROI, Ascend India, NSR, and Ascend Holdings are not required to obtain any consent or approval of any governmental body in order to consummate the transactions contemplated by the Merger Agreement or the Ancillary Agreements to which ROI, Ascend India, NSR, or Ascend Holdings is a party.

Redemption Rights

Holders of public shares may redeem their public shares at a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in ROI’s trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), by (b) the total number of then outstanding public shares, subject to the limitations described herein. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. ROI’s initial stockholders and executive officers and directors have agreed to waive their redemption rights with respect to their founder shares and with respect to any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The estimated per share redemption price is expected to be $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account (including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of interest to pay dissolution expenses)) in connection with the liquidation of the trust account. As of June 30, 2015, this would have amounted to approximately $10.00 per share.

Listing of Ascend Holdings Ordinary Shares

Ascend Holdings has applied to list its ordinary shares on NASDAQ. The listing of Ascend Holdings ordinary shares is a condition to the closing of the Business Combination.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of ROI common stock. The boards of directors of ROI and Ascend Holdings have already approved the Merger Agreement.

ROI has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.

The Sponsor, holders of the founder shares and ROI’s executive officers and independent directors have agreed to vote their founder shares and any other shares held by them in favor of the Business Combination Proposal. Pursuant to the terms of the warrant agreement, the private placement warrants are not permitted to be voted in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow ROI’s board of directors to adjourn the special meeting of stockholders to a later date or dates. The Adjournment Proposal will only be presented to stockholders if ROI determines that there are not sufficient votes to approve the Business Combination Proposal or the Warrant Amendment Proposal or that one or more closing conditions under the Merger Agreement will not be satisfied. In no event will ROI’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by ROI stockholders, ROI’s board of directors may not be able to adjourn the special meeting of stockholders to a later date, if ROI determines that there are not sufficient votes to approve the Business Combination Proposal or the Warrant Amendment Proposal or that one or more closing conditions under the Merger Agreement will not be satisfied.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast thereon at the special meeting of stockholders. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

PROPOSALS TO BE CONSIDERED BY THE PUBLIC WARRANTHOLDERS

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex C hereto.

PROPOSAL NO. 1 — THE WARRANT AMENDMENT PROPOSAL

In connection with the proposed Business Combination, public warrantholders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the warrant agreement (the “Warrant Amendment Proposal”). The approval of the Warrant Amendment Proposal is not a condition to the approval of the Business Combination Proposal.

The proposed Warrant Amendment provides that, upon the consummation of the Business Combination, warrantholders who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares.

If the requisite public warrantholders vote in favor of the Warrant Amendment Proposal and the Business Combination is completed, then the Warrant Amendment will be binding on all warrantholders, including warrantholders that did not vote in favor of the Warrant Amendment Proposal. CMMF has agreed to forfeit to ROI 8,000,000 private placement warrants held by it. Accordingly, the private placement warrants will neither survive the Business Combination nor be exchanged for cash or shares at the closing. If the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, all warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal.

Public warrantholders should note that there may be income tax consequences in connection with the Warrant Amendment. For a discussion of the tax consequences of the Warrant Amendment, please see the section entitled “Material U.S. Federal Income Tax Considerations.''

Warrant Election/Exchange Procedures

Continental Stock Transfer & Trust Company, or the warrant agent, has been appointed by ROI to receive elections by ROI public warrantholders to have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or exchange their warrants for cash and ordinary shares, or an election. If a public warrantholder wishes to have their warrants survive the Business Combination, such public warrantholder must vote in favor of the Warrant Amendment Proposal and make an election to have their warrants survive by marking the appropriate space on the proxy card. Such warrantholder must also provide physical or electronic delivery of such warrantholder’s public warrant certificates or warrants, as appropriate, as described below, prior to or at the special meeting of public warrantholders. Public warrantholders wishing to receive cash and ordinary shares in exchange for their public warrants must make an election by marking the appropriate space on the proxy card, but need not provide physical or electronic delivery of such warrantholder's public warrant certificates or warrants, as appropriate, as described below, prior to or at the special meeting of public warrantholders. In order to validly make an election, a holder of ROI units must first separate its ROI units into the component common stock and public warrant in order to validly tender its public warrants to the warrant agent. If the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares. As such, only those warrantholders who vote for the warrant amendment proposal and correctly follow the procedures for making an election will be able to have their warrants survive the Business Combination.

Any public warrant holder may at any time prior to the date and time of the special meeting of public warrantholders, withdraw such holder’s warrants from being exchanged if the warrant agent receives prior to the date of the special meeting of public warrantholders date written notice of such withdrawal. ROI will have the right in its sole discretion to permit withdrawals of public warrants from being exchanged after the date of the special meeting of public warrantholders.

Public warrantholders choosing to have their warrants survive the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, must, prior to the special meeting of public warrantholders, tender their public warrant certificates to the warrant agent or deliver their public warrants to the warrant agent electronically using the Depository Trust Company’s Automated Tender Offer Program (ATOP). Once you tender your public warrants to the warrant agent, you may not transfer your public warrants until the Business Combination is completed, unless you properly revoke your election.

To physically surrender warrants for exchange, holders should deliver certificates representing their warrants to the Warrant Agent, at the following address:

Continental Stock Transfer & Trust Co.
17 Battery Place 8th Flr
New York, NY 10004

Vote Required for Approval

Pursuant to Section 9.8 of the warrant agreement, ROI and the warrant agent may amend the warrant agreement with the written consent of the registered holders of 65% of the public warrants voting in favor of the Warrant Amendment Proposal. Pursuant to the terms of the warrant agreement, CMMF is not permitted to vote the private placement warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. None of ROI’s initial stockholders or officers or directors own any public warrants other than Thomas J. Baldwin, who owns 10,000 ROI units. As a result, in order for the Warrant Amendment Proposal to be approved, 8,125,000 public warrants must vote in favor of the Warrant Amendment Proposal.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PUBLIC WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

PROPOSAL NO. 2 — THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Warrantholder Adjournment Proposal, if adopted, will allow ROI’s board of directors to adjourn the special meeting of warrantholders to a later date or dates to permit further solicitation of proxies. The Warrantholder Adjournment Proposal will only be presented to public warrantholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal presented at the special meeting of Warrantholders. In no event will ROI’s board of directors adjourn the special meeting of warrantholders or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is not approved by ROI’s public warrantholders, ROI’s board of directors may not be able to adjourn the special meeting of warrantholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal.

Required Vote

Adoption of the Warrantholder Adjournment Proposal requires the affirmative vote of a majority of the public warrants as of the record date represented in person or by proxy at the special meeting of warrantholders and entitled to vote thereon. Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

USE OF PROCEEDS

From the aggregate amount on deposit in ROI’s trust account, following the payment of (i) $6,250,000 to the warrantholders, assuming all of the warrantholders elect to exchange their warrants for cash in the amount of $0.50, 0.05 ordinary shares in Ascend Holdings per warrant, and cash in lieu of fractional shares and (ii) $8,250,000 in certain transaction expenses, and assuming that ROI consummates a private placement of 1,000,000 shares of common stock at $10.00 per share at the closing and holders of 42,472 public shares exercise their redemption rights in connection with the stockholder vote to approve the Business Combination, Ascend Holdings estimates that between approximately INR 5,155,322,223 (or $82,736,675, using an exchange rate of 62.31, as of March 31, 2015) and INR 5,585,461,616 (or $89,639,891, using an exchange rate of 62.31, as of March 31, 2015) (depending on the foreign currency exchange rate at the time) will be made available to it as a result of the Business Combination. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held to extend the date by which it must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.

The transaction expenses described above include the repayment of $50,000 of intercompany loans (accruing annual interest at 0.48%) incurred to advance the payment of certain transaction expenses prior to closing and the payment of $4,375,000 of deferred underwriting expenses incurred in connection with ROI’s initial public offering. Ascend Holdings expects to pay to Infrastructure Leasing and Financial Services Limited INR 2,700,000,000 (or $43,331,728, using an exchange rate of 62.31, as of March 31, 2015) in cash for the IL&FS Parties’ entire equity interest in Ascend India. Ascend Holdings also expects to repay the outstanding subordinated debt of an amount equal to INR 1,800,000,000 (or $28,887,818, using an exchange rate of 62.31, as of March 31, 2015) owed by Ascend India to IL&FS Financial Services Limited, an affiliate of Infrastructure Leasing and Financial Services Limited, under the terms of the Optionally Convertible Debentures accruing interest at 12.00% per annum from July 1, 2015 until the redemption of these Optionally Convertible Debentures, issued by Ascend India. The remaining amount from the trust account following such payments, estimated to be between approximately INR 655,322,223 (or $10,517,127, using an exchange rate of 62.31, as of March 31, 2015) and INR 1,085,461,616 (or $17,420,343, using an exchange rate of 62.31, as of March 31, 2015), will be used by Ascend Holdings for general corporate purposes.

ACCOUNTING TREATMENT

Ascend Holdings is considered to be the acquirer for accounting purposes because it will obtain control of ROI. Ascend Holdings does not have a change in control since the Ascend Holdings operations will comprise the ongoing operations of the combined entity, its senior management will serve as the senior management of the combined entity, and its former equity owners will own a majority voting interest in the combined entity and be able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of International Financial Reporting Standards 3. As a result, the assets and liabilities of Ascend and ROI will be carried at historical cost and there will be no step-up in basis or any intangible assets or goodwill as a result of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2015 are based on the historical financial statements of Predecessor Ascend and ROI after giving effect to the Business Combination.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2015 gives pro forma effect to the Business Combination as if it had occurred on April 1, 2014. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 assumes that the Business Combination was completed on March 31, 2015.

The unaudited pro forma condensed combined financial information has been derived from:

•	the audited combined financial statements of Predecessor Ascend as at and for the year ended March 31, 2015, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB and in its reporting currency of Indian rupees (“INR”), and included elsewhere in this proxy statement/prospectus.
•	the audited financial statements of ROI as of and for the twelve-month period ended December 31, 2014, which have been prepared in accordance U.S Generally Accepted Accounting Principles (“US GAAP”) and in its reporting currency U.S. Dollars (“USD”), and included elsewhere in this proxy statement/prospectus, removing the unaudited financial information for the three months ended March 31, 2014 and adding the unaudited financial information for the three months ended March 31, 2015, to conform to the year end of Predecessor Ascend. These statements have been converted to IFRS, and translated into INR for purposes of presentation in the unaudited pro forma condensed combined financial information using the following historic exchange rates:
•	at the period end exchange rate as of March 31, 2015 of 1 USD to 62.31 INR for the balance sheet and;
•	the average exchange rate for the twelve-month period ended March 31, 2015 of 1 USD to 61.24 INR for the statement of operations.
•	US GAAP to IFRS differences are limited to reclass adjustments and are discussed in the notes to the unaudited pro forma condensed combined information.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “— Notes to Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations or financial position would have been had the Business Combination taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Predecessor Ascend Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of ROI and Predecessor Ascend.

Ascend Holdings is considered to be the acquirer for accounting purposes because it will obtain control of ROI. Ascend Holdings does not have a change in control since the Ascend Holdings operations will comprise the ongoing operations of the combined entity, its senior management will serve as the senior management of the combined entity, and its former equity owners will own a majority voting interest in the combined entity and be able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of IFRS 3. As a result, the assets and liabilities of Ascend Holdings and ROI will be carried at historical cost and there will be no step-up in basis or any intangible assets or goodwill as a result of the Business Combination. All direct costs of the Business Combination will be a charge to additional paid-in capital.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held on September 18, 2015 to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. In such circumstances, if this condition is not waived by Ascend Holdings, the Business Combination would not be consummated and, if ROI does not complete another business combination by October 26, 2015, then ROI will cease its operations and will be required to dissolve and liquidate the trust account. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.

The unaudited pro forma condensed combined financial statements have been prepared assuming maximum redemptions and maximum warrant restructuring.

We have not presented the pro forma balance sheet and statement of operations to reflect 0% participation in the warrant restructuring. However, if 0% participation in the warrant restructuring were to occur, the impact would be as follows, in each case assuming maximum redemptions:

•	Ownership interest would be 50.7% for NSR;
•	Total pro forma equity would be INR 5.3 billion as compared to INR 4.9 billion;
•	Total pro forma assets would be INR 12.8 billion; and
•	Total pro forma liabilities would be INR 7.5 billion.

Additionally we note the pro forma balance sheet does not reflect the issuance of earnout shares of 781,250 and 307,692 to the ROI sponsor. However, in the event that the earnout shares are issued, the impact to the financial statements would be a net zero impact to total equity and a decrease in basic EPS to (10.33).

In addition, after the closing of the Business Combination, restricted stock units (“RSUs”) for ordinary shares equivalent to 2.5% of the issued and outstanding ordinary shares of Ascend Holdings will be granted to the directors and executive officers of Ascend Holdings as determined by the compensation committee pursuant to the equity incentive plan of Ascend Holdings, as described below under “Ascend Group’s Executive Officers and Management — Equity Plan.” Further, immediately after the closing of the Business Combination, RSUs for ordinary shares equivalent to 13.5% of the issued and outstanding ordinary shares at the time of the closing of the Business Combination will be granted to an affiliate of NSR as compensation for services to be provided under the Consultancy Services Agreement, as described under “Certain Relationships and Related Transactions — Ascend Holdings — Consultancy Services Agreement.” As the aforementioned RSUs, described in more detail on page 29, will be granted subsequent to the close of the Business Combination, the Consultancy Services Agreement and Equity Plan will not be in effect until after close of the Business Combination, and the strike price of the RSUs is not yet finalized, the impact of the issuance of the RSUs cannot be reasonably estimated and factually supportable at this time and therefore is not reflected in the unaudited pro forma condensed combined financial statements.

The following table summarizes the consideration, sources and uses for the Business Combination and ownership interests following the Business Combination of NSR and the former shareholders of ROI, assuming 100% and no warrant exchanges, respectively, and in each case taking into account the earnout shares.

(In INR except per share data)	Assuming 100% Warrant Exchanges	Assuming no Warrant Exchanges
Business Combination consideration payable to IL&FS Parties and NSR (and affiliates)
Cash consideration to IL&FS Parties	2,700,000,000	2,700,000,000
Stock consideration to NSR (and affiliates) at $10.00 per share(1)	7,935,099,366	7,935,099,366
Stock consideration to NSR (and affiliates) – Earnout Shares at $10.00 per share(1)	1,437,922,885	1,437,922,885
Total	12,073,022,251	12,073,022,251
Shares
Shares held by NSR (and affiliates)	12,734,873	12,734,873
Shares issuable to ROI stockholders(2)	14,299,692	13,674,692
Earnout shares issuable to NSR (and affiliates)	2,000,000	2,000,000
Total	29,034,565	28,409,565
Ownership interest of NSR (and affiliates)(3)	49.1%	50.3%
Ownership interest of former stockholders of ROI(3)	50.9%	49.7%
Sources & (Uses) of Cash
Cash proceeds available from trust account	5,790,519,332	5,790,519,332
Private placement proceeds	623,100,000	623,100,000
Total sources	6,413,619,332	6,413,619,332
Redemption of shares from the trust account(1)	(26,464,303)	(26,464,303)
Cash consideration to IL&FS Parties	(2,700,000,000)	(2,700,000,000)
Repayment of Ascend India Debt(4)	(2,236,170,000)	(2,236,170,000)
Cash to Ascend India Balance Sheet	(545,240,700)	(934,678,200)
Deferred underwriting fees(1)	(272,606,250)	(272,606,250)
Warrant amendment(1)	(389,437,500)	0
Transaction costs(1)	(238,335,750)	(238,335,750)
Total uses	(6,408,254,503)	(6,408,254,503)
Ascend India cash balance at March 31, 2015	385,114,328	0
Total	(6,023,140,175)	(6,408,254,503)

1)	Assumes exchange rate of: 1US$= INR 62.31
2)	Includes ROI sponsor earnout shares of 781,250 and 307,692 which vest at $13.00 per share and 625,000 shares issued in connection with warrant amendment.
3)	The ownership interest percentages included in the above table represent the ownership interest excluding the impact of the earnout shares issuable to NSR and to the Sponsor, as they are not included in the pro forma financial information because they are subject to forfeiture. See page 24 for the impact on ownership interest if the earnout shares are not forfeited. Additionally, the ROI ownership interest in the above table includes the Sponsor ownership interest separately disclosed on page 24.
4)	Includes INR 436,170,000 buffer for recompensation.

Predecessor Ascend

Unaudited Pro Forma Condensed Combined Balance Sheet
as at March 31, 2015

(INR)	Ascend Historical	ROI Historical	Redemption Adjustments		Adjusted ROI Historical	Private Placement Adjustments		Business Combination Pro Forma Adjustments		Combined Pro Forma (assuming maximum redemptions)
ASSETS
Non Current Assets
Property, plant and equipment	7,793,769,018	-			-					7,793,769,018
Investment property	88,508,842	-			-					88,508,842
Intangible assets	2,363,491,935	-			-					2,363,491,935
Non-current financial assets	261,100,041	-			-					261,100,041
Other non-financial assets	280,000	-			-					280,000
Advance income tax	196,509,117	-			-					196,509,117
Total non current assets	10,703,658,953	-			-			-		10,703,658,953

Current assets:
Trade and other receivables	599,063,573	-			-					599,063,573
Prepayments and other assets	130,656,705	-			-					130,656,705
Other financial assets	-	-			-					-
Cash and short term deposits	385,114,328	15,998,466			15,998,466			6,413,619,332	A	957,718,323
								(2,700,000,000)	B
								(272,606,250)	F
								(2,236,170,000)	G
								(238,335,750)	H
								(389,437,500)	J
								(26,464,303)	N
Investments and cash held in Trust Account	-	7,794,114,829	(2,003,595,497)	L	5,790,519,332	623,100,000	M	(6,413,619,332)	A	0
Total current assets	1,114,834,606	7,810,113,295	(2,003,595,497)		5,806,517,798	623,100,000		(5,863,013,803)		1,681,438,601

Total assets	11,818,493,559	7,810,113,295	(2,003,595,497)		5,806,517,798	623,100,000		(5,863,013,803)		12,385,097,554

Equity

Share capital	4,238,698,476	-			-			(4,238,698,476)	K1	1,614,025,339
						62,310,000	M	(62,310,000)	K1
								823,161,833	K2
								793,509,937	K2
								(2,646,430)	N
Retained earnings	(2,196,454,758)	-			-
								(2,104,350,331)	K3	(4,783,745,786)
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued	-	-			-			(482,940,697)	G	0
Common stock, $.0001 par value	-	25,422			25,422			(77,349)	D	(0)
								51,926	C
Other components of equity	154,246,436									154,246,436
Additional paid-in capital	-	394,420,057			394,420,057	560,790,000	M	(2,700,000,000)	B	7,426,400,608
								5,192,565,632	C
								(5,192,565,632)	K5

								(394,420,057)	K1
								7,408,456,493	K2
								7,141,589,430	K2
								(3,696,400,890)	K4
								(560,790,000)	K1

								82,817,694	K1
								(82,817,694)	D
								(75,653,301)	E
								(238,335,750)	H
									I
								(389,437,500)	J
								(23,817,873)	N
Accumulated deficit	-	(82,895,043)			(82,895,043)			82,895,043	D	-
Equity attributable to the equity holders of the Parent	2,196,490,154	311,550,436	-		311,550,436	623,100,000		1,279,786,007		4,410,926,597

Non-controlling interests	(75,653,301)	-			-			75,653,301	E	-
Total Equity	2,120,836,853	311,550,436	-		311,550,436	623,100,000		1,355,439,308		4,410,926,597

Non Current Liabilities
Interest bearing loans and borrowings	7,668,019,541	-			-			(2,236,170,000)	G	5,914,790,238
								482,940,697	G
Other financial liabilities	408,914,097	-			-			-		408,914,097
Provisions	152,905,273	-			-			-		152,905,273
Deferred underwriter fee	-	272,606,250			272,606,250			(272,606,250)	F	-
Common stock subject to possible redemption 11,549,050 at $10.00	-	7,196,213,055	(2,003,595,497)	L	5,192,617,558			(5,192,617,558)	C	-
Total non current liabilities	8,229,838,911	7,468,819,305	(2,003,595,497)		5,465,223,808	-		(7,218,453,111)		6,476,609,608

Current liabilities:
Interest bearing loans and borrowings	457,009,841	-			-					457,009,841
Trade and other payables	794,022,129	-			-					794,022,129
Share Application Money pending Allotment	-	-			-					-
Deferred revenue	86,550,327	-			-					86,550,327
Other non-financial liabilities	130,235,498	-			-					130,235,498
Accounts payable and accrued expenses	-	17,040,850			17,040,850					17,040,850
Franchise tax accrual	-	12,702,704			12,702,704					12,702,704
Total current liabilities	1,467,817,795	29,743,554	-		29,743,554	-		-		1,497,561,349

Total liabilities	9,697,656,706	7,498,562,859	(2,003,595,497)		5,494,967,362	-		(7,218,453,111)		7,974,170,957

Total liabilities and stockholder’s equity	11,818,493,559	7,810,113,295	(2,003,595,497)		5,806,517,798	623,100,000		(5,863,013,804)		12,385,097,554

Predecessor Ascend

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended March 31, 2015

(In INR except per share data)	Ascend Historical	ROI Historical (Adapted)	Redemption Adustments		Pro Forma ROI Historical	Private Placement Adjustments		Business Combination Pro Forma Adjustments		Combined Pro Forma (assuming maximum redemptions)
Revenue from operations	4,464,239,556	—								4,464,239,556
Total revenue	4,464,239,556	—								4,464,239,556

Rent	460,375,033	—								460,375,033
Power and fuel	1,614,851,999	—								1,614,851,999
Operating and maintenance expense	344,988,487	—								344,988,487
Exmployee benefits expense	183,664,568	—								183,664,568
Other expenses	390,765,009	—								390,765,009
Depreciation, impairment and amortisation expense	944,977,546	—								944,977,546
Other income	(29,984,454)	—								(29,984,454)
Finance costs	1,177,764,771	—						(354,435,775)	O	823,328,996
Finance income	(18,389,730)	(3,535,453)			(3,525,453)					(21,925,183)
Formation and operating costs		47,273,619			47,273,619			(7,348,431)	P	39,925,188
State franchise taxes, other than income tax		11,022,646			11,022,646				Q	11,022,646
Loss before tax	(604,773,673)	(54,760,812)			(54,760,812)			361,784,206		(297,750,280)
Loss for the year attributable to:
Equity holders of the Parent	(412,312,804)
Non-controlling interests	(192,460,869)
	(604,773,673)
Remeasurment gains/(loss) on defined benefit plans	(2,255,141)	—								(2,255,141)
Exchange difference on foreign currency translation	20,151				—
Net other comprehensive income/(loss) not to be reclassified to profit or loss in subsequent period	(2,234,990)	—						—		(2,255,141)
Total comprehensive loss for the year, net of tax	(607,008,663)	(54,760,812)	—		(54,760,812)	—		361,784,206		(300,005,421)
Total comprehensive loss for the year, net of tax, attributable to:
Equity holders of the Parent	(413,828,677)							(193,179,986)		(607,008,663)
Non-controlling interests	(193,179,986)							193,179,986		—
	(607,008,663)							—		(607,008,663)
Net income (loss) per common share:
Basic	(0.04)	(3.30)			(4.10)					(11.56)
Diluted	(0.04)	(3.30)			(4.10)					(10.33)
Weighted average shares outstanding:
Basic	14,228,983,543	16,578,125	(3,215,528)	L	13,362,597	1,000,000	M	(14,217,400,517)		25,945,623
Diluted	14,228,983,543	16,578,125	(3,215,528)	L	13,362,597	1,000,000	M	(14,214,311.575)		29,034,565

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2015 are as follows:

A)	To record the reclassification of INR 6,413,619,332 of cash and investments held in the ROI trust account that become available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of Ascend Holdings following the Business Combination.
B)	To reflect the payment of the merger consideration, consisting of INR 2,700,000,000 of cash to the IL&FS Parties.
C)	To reflect the reclassification of 8,333,522 shares of common stock subject to possible redemption to permanent equity after the redemption of 3,215,528 shares as described further in Note L below, split between common stock (par value) and Additional paid in capital.
D)	To reflect the reclassification of INR 82,895,043 of Accumulated deficit to common stock (77,349) and Additional paid in capital (82,817,694). The remaining portion of historical ROI common stock has been eliminated through adjustment C above.
E)	To reflect the reclassification of INR 75,653,301 of non-controlling interests to permanent equity and to reflect the purchase of the remaining approximately 31% interest in Ascend India, with the use of cash received from ROI as part of the agreement.
F)	To reflect the payment of deferred underwriting fees relating to the ROI initial public offering.
G)	To increase the historical liability by INR 482,940,697, for the amount of interest not accrued for as of March 31, 2015, that is to be repaid early in line with the borrowing agreement and the merger agreement. As this amount will not have continuing impact on the income statement, this has not been recorded to the pro forma income statement in line with Article 11-02(b)(5) of Regulation S-X. Additionally, this entry reflects the repayment of borrowings of INR 2,236,170,000.
H)	To reflect the payment of transaction costs of INR 238,335,750 related to the Business Combination.
I)	To reflect the cancelation of 8,000,000 sponsor warrants. As the 8,000,000 warrants were previously purchased in a separate unrelated private placement at a price that was determined at the respective purchase date to ensure the price was equal to or above the fair market value of the warrant, thus resulting in no income statement charge at the time of acquisition (cash and Additional paid in capital). Accordingly, the entry recorded in the above pro forma balance sheet to cancel the warrants, was a credit to Additional paid in capital and a resulting debit to Additional paid in capital, as it is a related party transaction.
J)	To reflect the exchange of 12,500,000 ROI warrants at $0.50, or INR 31.16, per warrant, for $6,250,000 million or INR 389,437,500 in cash.
K1)	To eliminate the INR 4,238,698,476 share capital of Predecessor Ascend, the INR 394,420,057 of historical Additional paid in capital of ROI, the remaining accumulated deficit reclassed to Additional paid in capital of INR 82,817,694 of ROI, as noted in adjustment D above and the par value (INR 62,310,000) and additional paid in capital (INR 560,790,000) associated with the shares issued in the private placement that are exchanged for shares in the combined entity and included in the total number of shares issued as noted in adjustment K2 below.
K2)	To record the issuable shares to NSR and ROI of 12,734,873 and 13,210,750 (excluding earnout shares: 14,299,692 total potential shares minus earnout shares of 781,250 and 307,692), respectively, at $10 per share, with a $1.00 par value converted to INR at the period end exchange rate noted above and to record the resulting difference between the fair value of the issuable shares and the fair value of the identifiable net assets of ROI.
K3)	The difference of INR 2,104,350,331, between the fair value of the issuable shares to ROI of INR 8,231,618,325 (823,161,833 + 7,408,456,493), the fair value of identifiable net assets,

consisting of cash and cash equivalents, investments and cash held in trust accounts, deferred underwriter fee and current liabilities of ROI of INR 5,504,167,994 (total assets of INR 5,806,517,798 minus deferred underwriter fees of INR 272,606,250 and minus total current liabilities of INR 29,743,554 = 5,504,167,994) and the cash from the private placement of INR 623,100,000, represents listing expense in accordance with IFRS 2 paragraph 13A and has been recorded to retained earnings, as the amount does not have a continuing impact on the statement of operations and therefore is not recorded to the pro forma statement of operation in accordance with Article 11-02(b)(5) of Regulation S-X.
K4)	To record the difference of INR 3,696,400,890 between the carrying value of the historical Predecessor Ascend shares of INR 4,238,698,476 and the fair value of the issuable shares to NSR of INR 7,935,099,366, has been recorded to additional paid in capital, as total additional paid in capital related to the historical Ascend share capital cannot be greater than the historical balance.
K5)	To eliminate the historical equity balance of ROI, as it has been replaced with the fair value of the shares issued to ROI per adjustment K2 above.
L)	To record the redemption of 3,215,528 shares of ROI and the reduction of INR 2,003,595,497 of cash and investments held in the ROI trust account that occurred on September 18, 2015 pursuant to the redemption request by certain shareholders made at ROI’s special meeting on September 18. The purpose of the special meeting was to solicit stockholder approval to extend the date by which it must complete a business combination to October 26, 2015.
M)	To reflect the issuance of 1,000,000 shares of new common stock in the amount of INR 62,310,000 par value and INR 560,790,000 additional paid-in capital or $10 million pursuant to a private placement simultaneous with closing of the Business Combination which is permissible under the Merger Agreement. The consummation of the private placement is a requirement in order to satisfy the closing condition under the Merger Agreement that the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI common stock shall not exceed $22,580,000. Due to the redemption of 3,215,528 ROI shares at $10.00 per share in connection with its special meeting of stockholders held to extend the date by which ROI must complete a business combination, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. In such circumstances, if this condition is not waived by Ascend Holdings, the Business Combination would not be consummated and, if ROI does not complete another business combination by October 26, 2015, then ROI will cease its operations and will be required to dissolve and liquidate the trust account. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all.
N)	To reflect the cash payment to ROI public stockholders exercising redemption rights and reduction of related ROI common stock outstanding.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

O)	To reflect the elimination of Predecessor Ascend interest expense on debt repaid in connection with the Business Combination.
P)	To remove INR 7.35 million of expenses pursuant to the ROI administrative service agreement that terminates upon a business combination.
Q)	To adjust for income tax expense at Predecessor Ascend’s statutory rate of 34.61%.

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 2,258,000 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Financial Information of Predecessor Ascend” and “Pro Forma Financial Information of Predecessor Ascend” included elsewhere in this proxy statement/prospectus and the historical financial statements of Predecessor Ascend included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Predecessor Ascend would have been had the Business Combination been completed or to project Predecessor Ascend’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Predecessor Ascend would have been had the Business Combination been completed nor the book value per share for any future date or period.

Comparative Share Information	Historical	Pro Forma (min)	Pro Forma (max)
As of and for the twelve months ended March 31, 2015
Book value (deficit) per share (INR)	(0.02)	119.18	76.61
Shares outstanding	14,228,983,543	28,984,873	26,726,873
Basic earnings (loss attributable to common stock) per share (INR) for the twelve months ended March 31, 2015	(0.04)	(10.35)	(11.22)
Diluted earnings (loss attributable to common stock) per share (INR) for the year ended March 31, 2015	(0.04)	(9.59)	(10.33)

(a)	Book value per share is calculated using the following formula:

Book value per share = (Total Shareholders’ Equity excluding Preferred Equity)/Total Outstanding Shares)

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion describes certain material United States federal income tax consequences of (i) the Business Combination to U.S. holders and non-U.S. holders (each as defined below) of stock of ROI, and (ii) the ownership and disposition of the ordinary shares of stock of Ascend Holdings by such holders following the completion of the Business Combination. This summary applies only to investors that hold the ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the United States Internal Revenue Code of 1986, as amended, as in effect on the date hereof and on United States Treasury regulations in effect or, in some cases, proposed, as of the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•	banks;
•	certain financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	broker dealers;
•	United States expatriates;
•	traders that elect to use the mark-to-market method of accounting;
•	tax-exempt entities;
•	persons liable for the alternative minimum tax;
•	persons holding an ordinary share as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of Ascend Holdings voting stock;
•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or
•	persons holding ordinary shares through partnerships or other pass-through entities.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.

The discussion below of the United States federal income tax consequences to “U.S. holders” will apply to you if you are a beneficial owner of ordinary shares and you are, for United States federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for United states federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust that (i) is subject to the primary supervision of a Court within the United States and the control of one or more United States persons for all substantial decisions of the trust, or (ii) was in existence on August 20, 1996, was treated as a domestic trust on the previous day, and has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of ordinary shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds ordinary shares, the tax treatment of a partner will generally depend upon the status and the activities of the partnership. A U.S. holder that is a partner in a partnership holding ordinary shares is urged to consult its tax advisor.

U.S. Federal Income Tax Consequences of the Business Combination

Subject to the assumptions, limitations and qualifications stated herein and in Exhibit 8.2 to this Registration Statement, the statements as to United States federal income tax law set forth in this section captioned “U.S. Federal Income Tax Consequences of the Business Combination” are the opinion of McDermott Will & Emery LLP, ROI’s United States special tax counsel.

U.S. Federal Income Tax Classification of Ascend Holdings as a Result of the Business Combination

For U.S. federal income tax purposes, a corporation generally is considered a tax resident in the place of its creation or organization. Because Ascend Holdings is a Cayman Islands corporation, Code Section 7701(a)(5) would classify it as a foreign corporation (and therefore, not a domestic corporation) under these general rules. Code Section 7874, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a domestic corporation for U.S. federal income tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of Code Section 7874.

Under Code Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a domestic corporation for U.S. federal income tax purposes (and therefore, a U.S. tax resident) when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a domestic corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the domestic corporation), (ii) the shareholders of the acquired domestic corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the domestic acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the domestic corporation’s shares) (the “80% Ownership Test”), and (iii) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of creation or organization relative to the expanded affiliated group’s worldwide activities.

If a foreign corporation meets the requirements of (i) and (iii) above but the shareholders of the acquired domestic corporation hold less than 80% but at least 60%, by either vote or value, of the shares of the foreign acquiring corporation by reason of holdings shares in the domestic acquired corporation (the “60% Ownership Test” and, together with the 80% Ownership Test, the “Ownership Tests”), the foreign corporation would be respected as a foreign corporation for U.S. federal income tax purposes, but Code Section 7874 would generally impose a minimum level of tax on any “inversion gain” of the acquired domestic corporation and its U.S. affiliates after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the acquisition, and (ii) any income received or accrued during such period by reason of a license of any property by the domestic corporation and related U.S. persons to a foreign related person. In general, this provision would also deny the use of net operating losses, certain foreign tax credits or other tax attributes to offset U.S. federal income tax on the inversion gain.

For purposes of Code Section 7874 (including the Ownership Tests, other than with respect to the determination of the voting power as discussed below), an option with respect to a corporation will be treated as stock in the corporation with a value equal to the value of the stock that may be acquired pursuant to the option, less the exercise price (but in no case less than zero). Also for this purpose, the equity of the corporation will not include the amount of any property the holder of the option would be required to provide to the corporation under the terms of the option if such option were exercised (the “Option Rule”). For purposes of determining the voting power of a foreign corporation under Code Section 7874, an option will be treated as exercised only if a principal purpose of the issuance or transfer of the option is to avoid the application of Code Section 7874.

Furthermore, as provided in Notice 2014-52, the IRS requires that an amount equal to all non-ordinary course distributions (including redemptions and cash received in a merger or other reorganization) by the acquired domestic corporation occurring during the 36-month period ending on the inversion date be disregarded for purposes of applying the Ownership Tests. Accordingly, the amount of such non-ordinary course distributions must be included in the numerator (as value attributable to the shareholders of the acquired domestic corporation) for purposes of applying the Ownership Tests.

In addition, for purposes of the Ownership Tests, certain stock of the foreign acquiring corporation is not included in the denominator of the ownership fraction (“disqualified stock”) if it is (i) transferred to a person other than the domestic corporation in exchange for “nonqualified property”, or (ii) transferred to a person in exchange for property and, pursuant to the same plan (or series of related transactions), the transferee subsequently transfers such stock in exchange for the satisfaction or the assumption of one or more obligations associated with the property exchanged (e.g., the obligation arose from the conduct of a trade or business in which the property exchanged has been used, regardless of whether the obligation is a non-recourse obligation), in each case, in an exchange that is related to the acquisition of substantially all of the assets of a domestic corporation (including the indirect acquisition of assets by acquiring the outstanding shares of the domestic corporation) by a foreign corporation. For this purpose, “nonqualified property” is (i) cash or cash equivalents, (ii) marketable securities, (iii) an obligation owed by (A) a member of the expanded affiliated group that includes the foreign corporation, (B) a former shareholder of the acquired domestic corporation, or (C) a person that, before or after the acquisition, either owns stock of a person described in clause (A) or (B) or is related to such a person, or (iv) any other property acquired in a transaction (or series of transactions) related to the acquisition with a principal purpose of avoiding the purposes of Code Section 7874.

Pursuant to the Business Combination, ROI will merge with and into Merger Sub with Merger Sub surviving the merger, such that Merger Sub will acquire all of ROI’s assets (mostly cash) at the effective time. For U.S. federal income tax purposes, Merger Sub will be disregarded as an entity separate from its owner (Ascend Holdings), such that any assets owned by Merger Sub will be treated as owned by Ascend Holdings. Therefore, for Ascend Holdings to avoid being treated as a domestic corporation for U.S. federal income tax purposes, either (i) the former shareholders of ROI must own (within the meaning of Code Section 7874) less than 80% (by both vote and value) of Ascend Holdings ordinary shares by reason of holding shares of ROI common stock, or (ii) Ascend Holdings must have substantial business activities in the Cayman Islands after the merger (taking into account the activities of Ascend Holdings’ expanded affiliated group, including Ascend India and its subsidiaries, if any). Based on the rules for determining share ownership under Code Section 7874 and certain factual assumptions, the ROI shareholders are expected to be treated as holding less than 80% (by both vote and value) of Ascend Holdings ordinary shares by reason of their ownership of shares of ROI common stock. This expectation is not changed even if (i) cash received by ROI warrantholders pursuant to the warrant agreement is reflected in the Ownership Test computation as a non-ordinary course distribution as described in Notice 2014-52, and (ii) the value of any Ascend Holdings shares received by ROI warrantholders pursuant to the warrant agreement are reflected in the Ownership Test computations under the Option Rule. As a result, under current law, Ascend Holdings is expected to be treated as a foreign corporation for U.S. federal income tax purposes under Code Section 7874. However, whether the Ownership Tests have been satisfied for purposes of Code Section 7874 must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances, including a substantial change in the value of Ascend Holdings ordinary shares, which may impact the computations pursuant to the Ownership Tests. Furthermore, the IRS may successfully assert that a portion of the Ascend Holdings ordinary shares issued in the Business Combination should not be included in determining the percentage of Ascend Holdings ordinary shares owned by the ROI shareholders after the Business Combination, which may cause the ROI shareholders to be viewed as owning 80% or more of Ascend Holdings ordinary shares and cause Ascend Holdings to be treated as a U.S. corporation for domestic federal income tax purposes.

Moreover, a subsequent change in the applicable U.S. tax law might cause Ascend Holdings to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect. By the time of the completion of the Business Combination, there could be a change in law under Code Section 7874, in the Treasury regulations promulgated thereunder, or other changes in law that, if enacted, could (possibly retroactively) cause Ascend Holdings to be treated as a domestic corporation for U.S. federal income tax purposes. In particular, the Obama administration proposed policies in its published revenue proposal for fiscal year 2015 that would broaden the definition of an inversion transaction for purposes of Code Section 7874 by reducing the 80% Ownership Test to a greater than 50% test, and eliminating the 60% Ownership Test, and by adding a special rule whereby, regardless of the level of shareholder continuity, an acquiring foreign corporation would be treated as a domestic corporation for U.S. federal income tax purposes if the affiliated group that includes the acquiring foreign corporation is primarily engaged and controlled in the United States. In addition, Representative Levin introduced the Levin Bill, which would treat an acquiring foreign corporation as a domestic corporation for U.S. federal income tax purposes if the shareholders of the acquired domestic corporation own more than 50% of the stock (by vote or value) of the acquiring foreign corporation or if the management and control of the expanded affiliated group which includes the acquiring foreign corporation occurs, directly or indirectly, primarily within the United States and such expanded affiliated group has significant domestic business activities (i.e., at least 25% of the employees, employee compensation, assets or income of the group is based in the United States), with a retroactive effective date of May 8, 2014.

On September 22, 2014, the Treasury Department and the IRS jointly issued an advance notice of Proposed Regulations designed to curtail the inversion transactions and the tax benefits of such transactions with an effective date, in general, of September 22, 2014. While the Proposed Regulations are not expected to have a material adverse effect on Ascend Holdings, if the Levin Bill or another similar bill were enacted with a retroactive effective date that is prior to the closing date, Ascend Holdings could be treated as a domestic corporation notwithstanding that it was created and is organized in the Cayman Islands. In such event, Ascend Holdings could be liable for substantial additional U.S. federal income tax on its operations and income following the completion of the Business Combination. The remaining discussion assumes that Ascend Holdings will not be treated as a domestic corporation for U.S. federal income tax purposes under Code Section 7874.

Receipt of Ascend Holdings Ordinary Shares in the Business Combination by U.S. Holders of Shares of ROI Common Stock

Pursuant to the Business Combination, holders of ROI common stock will receive Ascend Holdings ordinary shares in proportion to their stockholdings in ROI. The following discussion sets forth the U.S. federal income tax consequences to holders of ROI common stock of the receipt of the Ascend Holdings ordinary shares.

The merger of ROI with and into Merger Sub in exchange for Ascend Holdings ordinary shares takes the form of a forward triangular merger, which subject to certain requirements and, with regard to the ROI shareholders, may qualify as a tax-free reorganization under Section 368(a) of the Code. However, to qualify as a reorganization, the acquiring corporation must either continue the acquired corporation’s historical business or use a significant portion of the acquired corporation’s historical business assets in a business. Since ROI has never been engaged in an active business, it is unclear whether this requirement can be satisfied. While it is possible that the merger of ROI with and into Merger Sub will qualify as reorganization under Section 368(a), such qualification is not a condition of the Business Combination. Due to the lack of authority, McDermott Will & Emery LLP, ROI’s counsel, has informed ROI that it is unable to opine that the merger of ROI with and into Merger Sub will qualify as reorganization under Section 368(a). A U.S. holder of ROI common stock should consult with such U.S. holder’s own tax advisor as to the tax consequences of the Merger.

ROI plans to report the Business Combination for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code. If the Business Combination is a tax-free reorganization under Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. holder of ROI common stock who receives Ascend Holdings ordinary shares would be as follows: no gain or loss will be recognized upon the exchange of shares of ROI common stock for Ascend Holdings ordinary shares; the aggregate tax basis of the shares of Ascend Holdings ordinary shares will be the same as the aggregate tax basis of the shares of ROI common stock immediately before the exchange; and the holding period of the Ascend Holdings ordinary shares received in the exchange will include the holding period of the shares of ROI common stock, provided that the shares of ROI common stock are held as capital assets on the effective date of the Business Combination.

If the Business Combination is a tax-free reorganization to the ROI shareholders, each U.S. holder of ROI common stock who is a “significant holder” will be required to file a statement with such holder’s federal income tax return setting forth such holder’s tax basis in, and the fair market value of, the ROI common stock surrendered by such holder the Business Combination, and to retain permanent records of the facts relating to the Business Combination. A “significant holder” is a shareholder who, immediately before the Business Combination, (i) owned at least five percent (by vote or value) of the outstanding ROI common stock, or (ii) owned outstanding ROI common stock with an adjusted tax basis of $1 million or more. An additional requirement for tax-free treatment may be applicable to any U.S. holder of ROI common stock that owns five percent or more of the stock of Ascend Holdings, if any ROI asset is transferred to Ascend India, or any other subsidiary of Ascend Holdings, in connection with the Business Combination; such holder may be required to file a gain recognition agreement with respect to the ROI common stock relinquished in the Business Combination. Although it is not anticipated that this will be required, each U.S. holder of ROI common stock that owns five percent or more of the stock of Ascend Holdings should consult with such U.S. holder’s own tax advisor as to whether a gain recognition agreement should be filed.

If the Business Combination is a taxable transaction to the ROI shareholders, in general, a U.S. holder of shares of ROI common stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the exchange of the Ascend Holdings ordinary shares received by such U.S. holder in exchange for such U.S. holder’s ROI common stock and (2) the U.S. holder’s adjusted tax basis in such ROI common stock. If a U.S. holder acquired different blocks of ROI common stock surrendered in such exchange at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of ROI common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation. The deductibility of capital losses is subject to certain limitations. A U.S. holder should have a tax basis in the Ascend Holdings ordinary shares received equal to their fair market value on the date of the exchange, and the U.S. holder’s holding period with respect to such Ascend Holdings ordinary shares should begin on the day after the date of the Business Combination.

Receipt of Cash by Holders of Shares of ROI Common Stock who Exercise their Redemption Rights

A U.S. holder who properly exercises its redemption rights with respect to its shares of ROI common stock will receive cash in exchange for the tendered shares, and will be considered for U.S. federal income tax purposes either to have made a sale of the tendered shares (a “Sale”), or will be considered to have received a distribution with respect to his shares (a “Distribution”) that may be treated as (i) dividend income, (ii) a nontaxable recovery of basis in his investment in the tendered shares or (iii) gain (but not loss) as if the shares with respect to which the Distribution was made had been sold.

If a redemption of shares is treated as a Sale, the U.S. holder will recognize gain or loss equal to the difference between the amount of cash received in the redemption and the holder’s adjusted tax basis in the redeemed shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the redeemed shares exceeds one year as of the date of the redemption. A U.S. holder’s adjusted tax basis in the redeemed shares generally will equal the holder’s acquisition cost for those shares. If the holder purchased an investment unit consisting of both shares and warrants, the cost of such unit must be allocated between the shares and warrants that comprised such unit based on their relative fair market values at the time of the purchase. Calculation of gain or loss must be made separately for each block of shares owned by a stockholder. Depending upon a U.S. holder’s particular circumstances, a U.S. holder may be able to designate which blocks of stock are redeemed in connection with the Business Combination.

A redemption will be treated as a Sale with respect to a U.S. holder if the redemption of the holder’s shares (i) results in a “complete termination” of the holder’s interest in ROI, (ii) is “substantially disproportionate” with respect to the holder or (iii) is “not essentially equivalent to a dividend” with respect to such holder. In determining whether any of these tests has been met, each U.S. holder must consider not only shares actually owned but also shares deemed to be owned by reason of applicable constructive ownership rules. A U.S. holder may be considered to constructively own shares that are actually owned by certain related individuals or entities. In addition, a right to acquire shares pursuant to an option causes the covered shares to be constructively owned by the holder of the option. Accordingly, any U.S. holder who has tendered all of his actually owned shares for redemption but continues to hold warrants after the redemption will generally not be considered to have experienced a complete termination of his interest in ROI.

In general, a distribution to a U.S. holder in redemption of shares will qualify as “substantially disproportionate” only if the percentage of company’s shares that are owned by the holder (actually and constructively) after the redemption is less than 80% of the percentage of outstanding company shares owned by such holder before the redemption. Whether the redemption will result in a more than 20% reduction in a holder’s percentage interest in the company will depend on the particular facts and circumstances, including the number of other tendering stockholders that are redeemed.

Even if the redemption of a U.S. holder’s shares in connection with the Business Combination is not treated as a Sale under either the “complete redemption” test or the “substantially disproportionate” test described above, the redemption may nevertheless be treated as a Sale of the shares (rather than as a Distribution) if the effect of the redemption is “not essentially equivalent to a dividend” with respect to that stockholder. A redemption will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the stockholder’s equity interest in ROI. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over and does not participate in the management of our corporate affairs may constitute such a meaningful reduction. However, the applicability of this ruling is uncertain and stockholders who do not qualify for Sale treatment under either of the other two tests should consult their own tax advisors regarding the potential application of the “not essentially equivalent to a dividend” test to their particular situations.

If none of the tests for Sale treatment are met with respect to a stockholder, amounts received in exchange for the U.S. holder’s redeemed shares will be taxable to the holder as a “dividend” to the extent of such holder’s ratable share of ROI’s current and accumulated earnings and profits. Although it is believed that ROI presently has no accumulated earnings and profits, it will not be possible to definitely determine whether ROI will have, as of the end of its taxable year, any current earnings. If there are no current or accumulated earnings or the amount of the Distribution to the holder exceeds his share of earnings and profits, the excess of redemption proceeds over any portion that is taxable as a dividend will be treated as a non-taxable return of capital to the holder (to the extent of the holder’s adjusted tax basis in the redeemed shares). Any amounts received in the Distribution in excess of the U.S. holder’s adjusted tax basis in the redeemed shares will constitute taxable gain of the same character as if the shares had been transferred in a Sale, and thus will result in recognition of capital gain to the extent of such excess. If the amounts received by a tendering U.S. holder are required to be treated as a “dividend,” the tax basis in the shares that were redeemed (after an adjustment for non-taxable return of capital discussed above) will be transferred to any remaining shares held by such holder. If the redemption is treated as a dividend but the U.S. holder has not retained any actually owned shares, the holder should consult his own tax advisor regarding possible allocation of the basis in the redeemed shares to other interests in ROI.

Information Reporting and Back-up Withholding.

In general, in the case of U.S. holders other than certain exempt holders, payors are required to report to the IRS the gross proceeds from the redemption of shares in connection with the Business Combination. U.S. federal income tax laws require that, in order to avoid potential backup withholding in respect of certain

“reportable payments”, each tendering U.S. holder (or other payee) must either (i) provide to ROI such stockholder’s correct taxpayer identification number (“TIN”) (or certify under penalty of perjury that such stockholder is awaiting a TIN) and certify that (A) such holder has not been notified by the IRS that such stockholder is subject to backup withholding as a result of a failure to report all interest and dividends or (B) the IRS has notified such holder that such holder is no longer subject to backup withholding, or (ii) provide an adequate basis for exemption. Each tendering U.S. holder that is a United States person is required to make such certifications by providing ROI a signed copy of Form W-9. Exempt tendering U.S. holders are not subject to backup withholding and reporting requirements, but will be required to certify their exemption from backup withholding on an applicable form. If ROI is not provided with the correct TIN or an adequate basis for exemption, the relevant tendering holder may be subject to a $50 penalty imposed by the IRS, and any “reportable payments” made to such stockholder pursuant to the redemption will be subject to backup withholding in an amount equal to 28% of such “reportable payments.” Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the stockholder timely furnishes the required information to the IRS.

U.S. Holders of Public Warrants

Pursuant to the Business Combination, holders of public warrants who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in this proxy statement/prospectus will have the option to either: (1) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended; or (2) have their warrants exchanged at the closing for $1.00, comprised of $0.50 in cash and 0.05 of an ordinary share of Ascend Holdings.

The following discussion sets forth the U.S. federal income tax consequences to holders of public warrants under each alternative.

A U.S. holder of public warrants should consult with such U.S. holder’s own tax advisor as to the tax consequences of the Business Combination.

Alternative 1: Public Warrants Become Exercisable in Accordance with their Terms for Ascend Holdings Ordinary Shares

If the Business Combination is a tax-free reorganization under Section 368(a) of the Code, and a U.S. holder of public warrants elects to have such holder’s warrants survive and become exercisable in accordance with their terms for Ascend Holdings ordinary shares, no gain or loss will be recognized upon the closing of the Business Combination; the aggregate tax basis of such warrants will be the same as the aggregate tax basis of such warrants immediately before the closing of the Business Combination; and the holding period of such warrants will continue, provided that the public warrants are held as capital assets on the effective date of the closing of the Business Combination.

If, however, the Business Combination is a taxable transaction to the ROI shareholders, the U.S. federal income tax consequences to a U.S. holder of public warrants of such holder’s warrants surviving and becoming exercisable in accordance with their terms for Ascend Holdings ordinary shares will depend on whether the warrants becoming exercisable for Ascend Holdings ordinary shares is treated for U.S. federal income tax purposes as giving rise to a taxable exchange of the warrants for new warrants. Because the relevant terms of the warrants are not otherwise being changed pursuant to the Business Combination and because the terms of the warrants, when originally issued, contemplated, among other things, the warrants becoming exercisable into shares of another corporation under circumstances similar to the Business Combination, it is possible that the warrants becoming exercisable for Ascend Holdings ordinary shares will not be treated for U.S. federal income tax purposes as giving rise to a taxable exchange of the warrants for new warrants. However, such result is not a condition of the Business Combination and due to the lack of authority, McDermott Will & Emery LLP, ROI’s counsel, has informed ROI that it is unable to opine as to whether the warrants becoming exercisable for Ascend Holdings ordinary shares will not be treated for U.S. federal income tax purposes as giving rise to a taxable exchange of the warrants for new warrants. A U.S. holder of public warrants should consult with such U.S. holder’s own tax advisor as to the tax consequences of the Business Combination.

If the Business Combination is a taxable transaction to the ROI shareholders and the warrants becoming exercisable for Ascend Holdings ordinary shares is treated for U.S. federal income tax purposes as giving rise to a taxable exchange of the warrants for new warrants, a holder of such public warrants would be required to recognize gain or loss as a result of the Business Combination. In general, a U.S. holder of public warrants will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the deemed exchange of the Ascend Holdings warrants deemed received by such U.S. holder in exchange for such U.S. holder’s public warrants and (2) the U.S. holder’s adjusted tax basis in such public warrants. If a U.S. holder acquired different blocks of public warrants surrendered in such deemed exchange at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of public warrants. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such warrants is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation. The deductibility of capital losses is subject to certain limitations. A U.S. holder should have a tax basis in the Ascend Holdings warrants deemed received equal to their fair market value on the date of the deemed exchange, and the U.S. holder’s holding period with respect to such Ascend Holdings warrants should begin on the day after the date of the Business Combination.

Alternative 2: Receipt of Ascend Holdings Ordinary Shares and Cash in the Business Combination by U.S. Holders of Public Warrants

If the Business Combination is a tax-free reorganization under Section 368(a) of the Code, a U.S. holder of public warrants whose warrants are exchanged for Ascend Holdings ordinary shares and cash will recognize gain equal to the lesser of the gain realized on the exchange of the public warrants and the amount of cash received for those warrants. For this purpose, the gain realized for U.S. federal income tax purposes will be an amount equal to the difference, if any, between (1) the fair market value at the time of the exchange of the Ascend Holdings ordinary shares and cash received by such U.S. holder in exchange for such U.S. holder’s public warrants, and (2) the U.S. holder’s adjusted tax basis in such public warrants. If a U.S. holder acquired different blocks of public warrants surrendered in such exchange at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of public warrants. Any gain will be long-term capital gain provided that a U.S. holder’s holding period for such warrants is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation.

If the Business Combination is a taxable transaction to the ROI shareholders, in general, a U.S. holder of public warrants will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the exchange of the Ascend Holdings ordinary shares and cash received by such U.S. holder in exchange for such U.S. holder’s public warrants and (2) the U.S. holder’s adjusted tax basis in such public warrants. If a U.S. holder acquired different blocks of public warrants surrendered in such exchange at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of public warrants. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such warrants is more than one year at the date of the Business Combination. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced U.S. federal income tax rates of federal income taxation. The deductibility of capital losses is subject to certain limitations. A U.S. holder should have a tax basis in the Ascend Holdings ordinary shares received equal to their fair market value on the date of the exchange, and the U.S. holder’s holding period with respect to such Ascend Holdings ordinary shares should begin on the day after the date of the Business Combination.

U.S. Federal Income Taxation of Ascend Holdings

Taxation of Operating Income

Under U.S. federal income tax law, a corporation formed in a jurisdiction outside the U.S. is generally not subject to U.S. federal income tax on its income until such income is repatriated to the U.S. in the form of dividends, except that such a foreign corporation (i) is subject to U.S. federal income tax at graduated rates up to 35% (plus potentially a 30% branch profits tax) on the portion of its income effectively connected with a trade or business operated in the U.S. (or, if required by applicable tax treaty, that is attributable to a permanent establishment maintained by the foreign corporation in the U.S.), and (ii) is subject to withholding tax at a gross rate of 30% on certain fixed, determinable, annual or periodic payments (such as, among others, interest, dividends, rents, wages, and certain gains) from sources within the U.S. It is not currently anticipated that Ascend Holdings will have a U.S. trade or business or will have significant U.S. source income subject to U.S. withholding tax. However, we can provide no assurance that Ascend Holdings will not have a U.S. trade or business or significant U.S. source income in the future.

In addition, if more than 50% of the voting power or value of the stock of a foreign corporation is owned, directly or indirectly, by one or more “United States shareholders” (such foreign corporations are referred to as “controlled foreign corporations”), then certain passive income and certain income from transactions with related parties may have to be include in U.S. taxable income (in the tax year such income is earned by the foreign corporation) of certain of the foreign corporation’s U.S. shareholders even if such income is not distributed to those U.S. shareholders. For this purpose, a United States shareholder is defined as a United States person (including any individual citizen or resident of the United States and any corporation or other entity formed under the laws of the United States or any State thereof or the District of Columbia) that owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. It is not currently anticipated that Ascend Holdings will be a controlled foreign corporation. However, we can provide no assurance that Ascend Holdings will not become a controlled foreign corporation in the future.

Ownership of Ordinary Shares

U.S. Holders

Taxation of Dividends and Other Distributions on the Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distributions Ascend Holdings makes to you with respect to the ordinary shares generally will be includible in your gross income as foreign source dividend income on the date of receipt by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of Ascend Holdings’ current or accumulated earnings and profits (as determined under United States federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other United States corporations. To the extent that the amount of the distribution exceeds Ascend Holdings’ current and accumulated earnings and profits (as determined under United States federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain. However, Ascend Holdings currently does not, and it does not intend to, calculate its earnings and profits under United States federal income tax principles. Therefore, a U.S. holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. holders, including individual U.S. holders, dividends may be taxed at the lower applicable capital gains tax rate applicable to “qualified dividend income,” provided that (i) the ordinary shares, as applicable, are readily tradable on an established securities market in the United States or Ascend Holdings is eligible for the benefits of a bi-lateral tax treaty to which the U.S. is a party, (ii) Ascend Holdings is neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (iii) the ordinary shares are held for a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Under IRS issued authority, ordinary shares are considered for the purpose of clause (i) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ, as Ascend Holdings’ ordinary shares will be. In addition, the reduced rate will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your tax advisors regarding the availability of the lower capital gains tax rate applicable to qualified dividend income for any dividends paid with respect to Ascend Holdings’ ordinary shares.

Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income, and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by Ascend Holdings with respect to ordinary shares will generally constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.” The rules relating to the determination of the foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether, and to what extent, a credit would be available in their particular circumstances, including the effects of any applicable income tax treaties.

Taxation of a Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, upon a sale or other disposition of ordinary shares, a U.S. holder will generally recognize a capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount realized for the ordinary shares and such U.S. holder’s tax basis in such ordinary shares. Any such gain or loss will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the ordinary shares at the time of the disposition exceeds one year. Long-term capital gains of individual U.S. holders generally will be subject to United States federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as United States source income or loss for foreign tax credit limitation purposes.

Because gains generally will be treated as United States source gain, as a result of the United States foreign tax credit limitation, any Indian income tax imposed upon capital gains or proceeds in respect of ordinary shares (as discussed under “Material Indian Tax Considerations”) may not be currently creditable unless a U.S. holder has other foreign source income for the year in the appropriate United States foreign tax credit limitation basket. U.S. holders should consult their tax advisors regarding the application of Indian taxes to a disposition of an ordinary share and their ability to credit an Indian tax against their United States federal income tax liability.

Passive Foreign Investment Company

Based on the composition, as determined below, of its income and assets, including goodwill, Ascend Holdings does not believe it will be a PFIC for United States federal income tax purposes for its taxable year ended March 31, 2016. However, the application of the PFIC rules is subject to uncertainty in several respects and, therefore, the IRS may assert that, contrary to its belief, Ascend Holdings is a PFIC for such taxable year. Moreover, although the asset test (defined below) is required to be calculated based on the fair market value of its assets, Ascend Holdings has not undertaken, and will not undertake, a valuation of its assets for purposes of determining its PFIC status. Ascend Holdings’ belief that it will not be a PFIC for its taxable year ended March 31, 2016 is, in part, based on the expected book value of its assets. Ascend Holdings must make a separate determination each taxable year as to whether it is a PFIC (after the close of each taxable year). A decrease in the market value of its non-passive assets and/or an increase in cash or other passive assets would increase the relative percentage of its passive assets. Accordingly, Ascend Holdings cannot assure you it will not be a PFIC for the taxable year ending on March 31, 2016 or any future taxable year.

A non-United States corporation will be a PFIC for United States federal income tax purposes for any taxable year if, applying certain look-through rules, either:

•	at least 75.0% of its gross income for such taxable year is passive income, or
•	at least 50.0% of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the asset test).

For this purpose, Ascend Holdings will be treated as (i) owning its proportionate share of the assets, and (ii) earning its proportionate share of the income, of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock. A separate determination must be made after the close of each taxable year as to whether Ascend Holdings was a PFIC for that year. Because the value of its assets for purposes of the PFIC test will generally be determined by reference to the market price of its ordinary shares, fluctuations in the market price of its ordinary shares may cause Ascend Holdings to become a PFIC. In addition, changes in the composition of its income or assets may cause it to become a PFIC.

If Ascend Holdings is a PFIC for any taxable year during which you hold ordinary shares, Ascend Holdings generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold its ordinary shares, unless Ascend Holdings ceases to be a PFIC and you make a “deemed sale” election with respect to the ordinary shares. If such election is timely made, you will be deemed to have sold the ordinary shares you hold at their fair market value on the last day of the last taxable year in which Ascend Holdings qualified as a PFIC and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. In addition, a new holding period would be deemed to begin for the ordinary shares for purposes of the PFIC rules. After the deemed sale election, your ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Ascend Holdings subsequently becomes a PFIC.

For each taxable year that Ascend Holdings is treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a deemed sale discussed in the precedent paragraph and a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;
•	the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which Ascend Holdings was a PFIC, will be treated as ordinary income; and
•	the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from Ascend Holdings (as described above under “— Taxation of Dividends and Other Distributions on the Ordinary Shares”) if Ascend Holdings is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ordinary shares cannot be treated as capital gains, even if you hold the ordinary shares as capital assets.

If Ascend Holdings is treated as a PFIC with respect to you for any taxable year, to the extent any of its subsidiaries are also PFICs or its makes direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by Ascend Holdings in that proportion which the value of the ordinary shares you own bears to the value of all of the ordinary shares, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisor regarding the applicability of the PFIC rules to any of Ascend Holdings’ PFIC subsidiaries.

A U.S. holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a valid mark-to-market election for the ordinary shares, you must include in income for each year that Ascend Holdings is a PFIC an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or other disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that Ascend Holdings makes would generally be subject to the tax rules discussed above under “— Taxation of Dividends and Other Distributions on the Ordinary Shares,” except that the lower rate applicable to qualified dividend income (discussed above) would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in the applicable United States Treasury regulations. The NASDAQ is a qualified exchange. Ascend Holdings’ ordinary shares will be listed on the NASDAQ and, consequently, if you are a holder of ordinary shares and the ordinary shares are regularly traded, the mark-to-market election would be available to you if Ascend Holdings becomes a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs Ascend Holdings owns, a U.S. holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by Ascend Holdings that are treated as an equity interest in a PFIC for United States federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a foreign corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to Ascend Holdings’ ordinary shares only if it agrees to furnish you annually with certain tax information. It currently does not intend to prepare or provide such information.

Unless otherwise provided by the United States Treasury, each U.S. holder of a PFIC is required to file an annual report containing such information as the United States Treasury may require. If Ascend Holdings is or becomes a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Information Reporting and Backup Withholding

Any dividend payments with respect to ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding (currently at a rate of 28%). Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

A non-U.S. holder (as discussed below) may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Additional Reporting Requirements

Certain U.S. holders may be required to report information (on IRS Form 8938, Statement of Specified Foreign Financial Assets) relating to an interest in Ascend Holdings’ ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ascend Holdings ordinary shares.

Non-U.S. Holders

In general, a non-U.S. holder of ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion above under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on ordinary shares or any gain recognized on a sale or other disposition of ordinary shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s ordinary shares) unless:

•	the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or
•	in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands, apart from standard anti-money laundering legislation.

Payments of dividends and capital in respect of the shares of Ascend Holdings will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or return of capital to any holder of any shares of Ascend Holdings, nor will gains derived from the disposal of the shares of Ascend Holdings be subject to Cayman Islands income or corporation tax.

MATERIAL INDIAN TAX CONSIDERATIONS

The discussion contained herein is based on the applicable tax laws of India as in effect on the date hereof and is subject to possible changes in Indian law that may come into effect after such date.

Dividend payments to Ascend Holdings by its indirect subsidiary, Ascend India, are subject to dividend distribution tax in India payable by Ascend India at an effective rate of 17.30% on the total amount distributed as a dividend as grossed up by the amount of such dividend distribution tax.

Pursuant to amendments to the Indian Income Tax Act, 1961, as amended, income arising directly or indirectly through the transfer of a capital asset, including any share or interest in a company or entity registered or incorporated outside India, will be liable to tax in India, if such share or interest derives, directly or indirectly, its value substantially from assets (whether tangible or intangible) located in India and whether or not the seller of such share or interest has a residence, place of business, business connection, or any other presence in India. The share or interest of the company or entity registered or incorporated outside of India, shall be deemed to derive its value substantially from the assets located in India, if the value of such Indian assets exceeds INR 100 million, and represents at least 50% of the value of all the assets owned by the company or entity registered or incorporated outside of India. Substantially all of Ascend Holdings’ assets are located in India. However, if the transferor of share or interest in a company or entity registered or incorporated outside of India (along with its associated enterprises) neither holds the right of management or control in the company or entity registered or incorporated outside of India nor holds voting power or share capital or interest exceeding 5% of the total voting power or total share capital or interest in the company or entity registered or incorporated outside of India, at any time during the twelve months preceding the date of transfer, such small shareholders are exempt from the indirect transfer provisions mentioned above.

The amendments also do not deal with the interplay between the Indian Income Tax Act, 1961, as amended, and the double taxation avoidance agreements that India has entered into with countries such as the United States, in case of an indirect transfer. Accordingly, the implications of these amendments are presently unclear. If it is determined that these amendments apply to a holder of Ascend Holdings’ ordinary shares, such holder could be liable to pay tax in India on such income.

Prospective investors should consult their own tax advisers as to the consequences of purchasing the ordinary shares of Ascend Holdings, including, without limitation, the consequences of the receipt of dividend and the sale, transfer or disposition of the ordinary shares.

INFORMATION ABOUT ROI

General

ROI is a blank check company formed in Delaware on June 28, 2013 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets. ROI’s management team has sought to capitalize on its substantial deal sourcing, investing and operating expertise to identify and combine with businesses in the consumer sector, and in particular the consumer products, retail, and restaurant industries, and the financial services sector, and in particular the asset management industry, although ROI may pursue business combination opportunities in other industries.

On September 20, 2013, ROI consummated its initial public offering of 12,500,000 units, with each unit consisting of one share of ROI’s common stock and one warrant to purchase one-half share of ROI’s common stock at an exercise price of $5.75 per half share ($11.50 per whole share). The shares of ROI’s common stock sold as part of the units in ROI’s initial public offering are referred to as the “public shares.” The units in ROI’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $125,000,000.

Simultaneously with the consummation of ROI’s initial public offering, ROI consummated the private sale of 8,000,000 private placement warrants, each exercisable to purchase one-half of one share of ROI’s common stock at $5.75 per half share ($11.50 per whole share) to the Sponsor at a price of $0.50 per warrant, generating gross proceeds of $4,000,000. Immediately after the closing of the private placement, the Sponsor transferred the private placement warrants to CMMF, which paid a purchase price of $4,000,000 for the private placement warrants. After deducting the underwriting discounts and commissions (excluding the deferred portion of $4,375,000 in underwriting discounts and commissions, which amount will be payable upon consummation of ROI’s initial business combination if consummated) and the estimated offering expenses, the total net proceeds from ROI’s initial public offering and the private placement of the private placement warrants was approximately $126,000,000, of which $125,000,000 (or approximately $10.00 per unit sold in ROI’s initial public offering) was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee. The trust proceeds are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. ROI’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes and franchise taxes, none of the funds held in trust will be released until the earlier of: (i) the completion of ROI’s business combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in ROI’s initial public offering if ROI is unable to complete a business combination by October 26, 2015.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $4,375,000 in underwriting discounts and commissions, which amount will be payable upon consummation of ROI’s initial business combination if consummated) and approximately $500,000 in expenses relating to ROI’s initial public offering, approximately $1,000,000 of the net proceeds of ROI’s initial public offering and private placement of the private placement warrants was not deposited into the trust account and was retained by ROI for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of June 30, 2015, there was $125,090,083 in investments and cash held in the trust account and $179,472 held outside the trust account available for working capital purposes. As of June 30, 2015, no amounts had been withdrawn from the trust account for the payment of taxes.

Fair Market Value of Target Business

ROI’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by ROI’s board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. ROI’s board of directors determined that the fair market value of Ascend Holdings satisfies the 80% of net assets test based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses.

Redemption Rights for Holders of Public Shares Upon Consummation of the Business Combination

ROI is providing its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of franchise and income taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.00 per public share. The per-share amount that ROI will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions that ROI will pay to the underwriters. ROI’s initial stockholders have entered into letter agreements with ROI, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the completion of the Business Combination.

Submission of the Business Combination to a Stockholder Vote

Since ROI is seeking stockholder approval of the Business Combination, ROI is distributing proxy materials and, in connection therewith, providing its public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less franchise and income taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus. ROI’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

ROI will complete the Business Combination only if a majority of the outstanding shares of common stock vote in favor of the Business Combination. ROI’s initial stockholders have agreed to vote their founder shares and any public shares purchased during or after ROI’s initial public offering in favor of the Business Combination. In addition, ROI’s initial stockholders have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the consummation of the Business Combination.

The Sponsor and ROI’s directors, officers, advisors or their affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a share purchase may include a contractual acknowledgement that such stockholder, although still the record holder of ROI shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or ROI’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. It is not anticipated that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such share purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in the Merger Agreement that the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI common stock shall not exceed $22,580,000 (subject to ROI’s right to privately place up to 1,000,000 shares of common stock at $10.00 per share in order to satisfy such condition), where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. Similarly, the purchase of warrants could increase the likelihood that the Warrant Amendment Proposal is approved in circumstances in which such approval could not be otherwise obtained.

Limitation on Redemption Rights Upon Completion of the Business Combination

Notwithstanding the foregoing, if ROI’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 10% of the shares sold in ROI’s initial public offering. Absent this provision, a public stockholder holding more than an aggregate of 10% of the shares sold in ROI’s initial public offering could threaten to exercise its redemption rights against a business combination if such holder’s shares are not purchased by ROI or its management at a premium to the then-current market price or on other undesirable terms. By limiting stockholders’ ability to redeem to no more than 10% of the shares sold in ROI’s initial public offering, the ability of a small group of stockholders to unreasonably attempt to block the completion of the Business Combination is limited. However, stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 10% of the shares sold in ROI’s initial public offering) for or against the Business Combination is not restricted.

Redemption of Public Shares and Liquidation if No Initial Business Combination

ROI has only until October 26, 2015 to consummate an initial business combination. If ROI is unable to consummate a business combination prior to October 26, 2015, ROI will:

•	cease all operations except for the purpose of winding up;
•	as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and
•	as promptly as reasonably possible following such redemption, subject to the approval of ROI’s remaining stockholders and its board of directors, dissolve and liquidate;

subject in each case to ROI’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to the terms of its amended and restated certificate of incorporation, ROI’s powers following the expiration of the permitted time period for consummating a business combination will automatically thereafter be limited to acts and activities related to dissolving and winding up its affairs.

Management

Directors and Executive Officers

ROI’s directors and executive officers are as follows:

Name	Age	Position
Thomas J. Baldwin	60	Chairman of the Board and Chief Executive Officer
Joseph A. De Perio	37	Vice Chairman of the Board and President
George E. Hall	54	Chief Investment Officer and Director
Daniel A. Strauss	30	Chief Operating Officer and Secretary
Francis A. Ruchalski	51	Chief Financial Officer
Tracy B. McKibben	46	Director
Jamal Mashburn	42	Director
Thomas Barber	41	Director
Andrew Reilly	46	Director

Thomas J. Baldwin has been Chairman of ROI’s board of directors and ROI’s Chief Executive Officer since July 2013. Mr. Baldwin is also a private investor and a Managing Director of the Clinton Group and serves on the boards of directors of Zoe’s Kitchen, Inc. (NYSE: ZOES) and Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG). Previously, Mr. Baldwin was Chairman and Chief Executive Officer of ROI Acquisition Corp., or ROI Acquisition, a blank check company formed for substantially similar purposes as ROI, which merged with EveryWare Global, Inc., a consumer products company, or EveryWare, in a business combination in May 2013 and served as Vice Chairman of EveryWare from May 2013 through June 2015. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Previously, Mr. Baldwin served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin served as Chief Financial Officer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005. During his tenure at Morton’s, the company grew from nine Midwest-based restaurants to a global organization of over 80 locations. Mr. Baldwin led Morton’s through two management-led buyouts and two initial public offering events. Prior to his employment at Morton’s Restaurant Group, Mr. Baldwin held management positions at Le Peep Restaurant, Citigroup and General Foods Corp., now part of Kraft Foods. In addition, Mr. Baldwin currently serves the private company boards including Benihana Asian Restaurants and Wood Fired Holding Corp., the parent company of Firebirds Wood Fired Grill Restaurants.

Joseph A. De Perio has been ROI’s Vice Chairman of the Board and President since ROI’s inception on June 28, 2013. Mr. De Perio has been a Senior Portfolio Manager of the Clinton Group from 2006 to December 2007 and October 2010 to the present. In his capacity at the Clinton Group, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at the Clinton Group, including origination, trading, structuring and research. Prior to joining the Clinton Group, he was a Vice President at Millennium Management executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio has served on the board of directors of Imation Corp. (NYSE: IMN), a data storage company, since May 2015. Mr. De Perio served on the board of directors of Overland Storage, Inc. (NASDAQ: OVRL) from April 2011 until its sale to Sphere 3D Corporation in December 2014 and served on the Board of Directors and Compensation Committee of Viking Systems, Inc. (OTC: VKNG) from June 2011 until its sale to Conmed Corporation in October 2012. Previously, Mr. De Perio was Vice Chairman and President of ROI Acquisition, which merged with EveryWare in a business combination in May 2013. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Mr. De Perio has over 15 years’ experience in corporate finance, including over 10 years as an investment analyst and portfolio manager in private equity and public equity. He has a strong understanding of corporate finance and strategic business planning activities. While serving as a member of the Clinton Group investment team, he gained significant experience advising and investing in public companies. In addition, his experience as a director of public companies enables Mr. De Perio to contribute additional perspective to ROI’s board discussions.

George E. Hall has been ROI’s Chief Investment Officer and a member of ROI’s board of directors since July 2013. Mr. Hall is the Founder, CEO, President and Chief Investment Officer of the Clinton Group. Mr. Hall is ultimately responsible for all final investment and trading decisions, risk management and quantitative analysis at the Clinton Group. Mr. Hall is a prominent business leader in the financial services industry, particularly in asset management. Previously, Mr. Hall served as Chief Investment Officer and Director of ROI Acquisition, which merged with EveryWare in a business combination in May 2013. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Before founding the Clinton Group in 1991, Mr. Hall was a Vice President at Greenwich Capital Markets, Inc., a primary dealer and mortgage securities broker-dealer. He headed the mortgage arbitrage group which traded mortgage securities, interest rate derivatives and futures and options. There, he created and implemented the firm’s analytical systems for CMOs and related securities. Prior to his time at Greenwich Capital Markets, he directed the trading of mortgage securities, including agency pass-throughs, options, whole loans, CMOs and interest rate derivatives, at Citicorp Investment Bank. Before pursuing his MBA, Mr. Hall was a nuclear engineer at Tenneco Corporation. Mr. Hall is a director of Rumson-Fair Haven Bank & Trust Company (OTC: RFHB). Mr. Hall is also Chairman of the Board and President of CGI Holdings, Inc. and holds similar positions throughout the family of companies and funds. Mr. Hall holds a BS from the U.S. Merchant Marine Academy and an MBA from the Wharton School at the University of Pennsylvania.

Daniel A. Strauss has been ROI’s Chief Operating Officer and Secretary since ROI’s inception on June 28, 2013. Mr. Strauss is a member of the private equity team at the Clinton Group and is responsible for evaluating and executing transactions across a range of industries. Mr. Strauss was Vice President and Director of Acquisitions of ROI Acquisition from February 2012 until its business combination with EveryWare in May 2013. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Prior to joining the Clinton Group in 2010, he was with Angelo, Gordon & Co. as a member of the firm’s private equity practice. Prior to his work at Angelo, Gordon & Co., he was a Financial Analyst at Houlihan Lokey, focusing on mergers and acquisitions in the consumer products industry. Mr. Strauss holds a B.S. in Finance and International Business from the Stern School of Business at New York University. Mr. Strauss is a director and member of the Finance & Risk and H. R. & Compensation Committees at Pacific Mercantile Bancorp (NASDAQ: PMBC) and a director and member of the Credit Risk and Governance Committees at Community Financial Shares, Inc. (OTC BB: CFIS).

Francis A. Ruchalski has been ROI’s Chief Financial Officer and Director since July 2013. Mr. Ruchalski is a CPA and the CFO of the Clinton Group. Mr. Ruchalski also served as Chief Financial Officer of ROI Acquisition from inception until its business combination with EveryWare in May 2013. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Prior to joining the Clinton Group in 1997, Mr. Ruchalski was an audit manager for Anchin, Block & Anchin, LLP, a certified public accounting firm. His responsibilities included client auditing and financial and taxation planning. Mr. Ruchalski serves as director and comptroller of CGI Holdings, Inc. and holds similar positions throughout the family of company and funds. Mr. Ruchalski holds a BS in Accounting from St. John’s University.

Tracy B. McKibben has served on ROI’s board of directors since September 20, 2013. Ms. McKibben is the President of MAC Energy Advisors, LLC, an adviser of companies and investors on alternative energy and clean technology investments and strategic opportunities across a global platform. In addition, Ms. McKibben is an advisor and serves on the board of directors of Sphaera Energy, which is a European energy boutique firm that finances, develops and acquires renewable energy assets, as well as offering integrated solutions for conventional energy assets. Prior to founding MAC Energy Advisors, LLC in January 2010, Ms. McKibben served as the Managing Director and Head of Environmental Banking Strategy at Citigroup Global Markets, Inc., a global investment bank, from September 2007 to August 2009. Previously, Ms. McKibben worked at the National Security Council where she served as the Director, European Economic Affairs and EU Relations from July 2003 to August 2007 and as the Acting Senior Director for European Affairs from June 2007 to August 2007. From March 2001 to July 2003, Ms. McKibben served at the U.S. Department of Commerce where she was the Director, Executive Secretariat for the Office of the Secretary from March 2001 to April 2002 and Special Counsel for International Trade and Investments from April 2002 to July 2003. Ms. McKibben received a B.A., summa cum laude, from West Virginia State University and a J.D. from Harvard Law School.

Jamal Mashburn has served on ROI’s board of directors since September 20, 2013. Mr. Mashburn is President and CEO of Mashburn Enterprises, LLC, a private investment firm. Mashburn is most notably known for his success on the basketball court — the former college and NBA All Star spent over 20 years with the Kentucky Wildcats, Dallas Mavericks, Miami Heat, and New Orleans Hornets. With a natural knack for teambuilding, Mr. Mashburn took his skills straight to the business world after his basketball career was over. Mr. Mashburn successfully assembled a team of savvy professionals specializing in administration, finance, project management, insurance, and advertising, and, to date, Mr. Mashburn has ownership interests in numerous restaurant franchises (38 Outback Steakhouse restaurants, 32 Papa John’s pizza restaurants, and three Dunkin Donuts stores), car dealerships (owner of Kentucky’s Toyota of Nicholasville and Lexus Store of Lexington), real estate, and the thoroughbred horse racing industry. Mr. Mashburn also served as a director of ROI Acquisition. Mr. Mashburn is active in the community and has established the Mashburn Scholarship Fund at the University of Kentucky. He is also a founding member, officer, and director of The MAP Foundation (focused on youth mentoring) and the Mashburn Family Foundation (offering programs and support for latch-key children and children of alcoholics and single mothers). Mr. Mashburn currently sits on the board of directors for the National Forest Foundation and has served on the Advisory Board for Central Bank & Trust Company in Lexington, Kentucky.

Thomas Barber has served on ROI’s board of directors since September 20, 2013. Mr. Barber is a Co-Founder and Managing Partner of Spanos Barber Jesse & Co., a lower middle market investment fund that makes junior debt and private equity investments in consumer and services businesses. From 2005 to 2013, Mr. Barber served as a senior investment professional at Black Canyon Capital, a fund that invests in junior debt and private equity. Mr. Barber originated, structured, negotiated and monitored investments in companies with between $5 million and $50 million of EBITDA across a variety of industries, with a particular focus on consumer, business services and media. Mr. Barber has served as an active Director on six boards and has extensive experience across a variety of corporate functions, including operations, finance, sales and marketing, real estate and executive recruiting. Prior to 2005, Mr. Barber spent six years at Donaldson, Lufkin & Jenrette/Credit Suisse First Boston in investment banking with a focus on leveraged finance. Mr. Barber graduated magna cum laude with a BA in Political Science and a minor in Business Administration from the University of California at Berkeley. Mr. Barber serves on the boards of Triton Media, Jefferson Dental Clinics, Grenax Broadcasting and Malibu Boats.

Andrew Reilly has served on ROI’s board of directors since September 20, 2013. Mr. Reilly is a Managing Director of Accretive Capital Partners, LLC and Accretive Capital Advisors, LLC (“Accretive”). Accretive is a private equity secondary and co-investment firm with offices in Boston, New York and West Palm Beach. Mr. Reilly is also a director of Defense Mobile Corp. Prior to Accretive, Andrew was with Fondinvest Capital, a Paris-based secondary private equity firm. In 2001, Andrew co-founded and managed Thomas Keenan Ventures, an early stage venture capital firm based in Westport, CT. Mr. Reilly started his career as an entrepreneur. Mr. Reilly was the co-founder of two high-tech businesses and successfully sold both to publicly traded companies in 2000. Andrew is also a current member of the Rhode Island State Investment Commission (SIC), a board that has investment management oversight of the pension fund for the Employees Retirement System of Rhode Island. Mr. Reilly acts as the Chairman of the Alternative Investments Sub-Committee of the SIC, which focuses on the investments and management of the pension’s alternative investments in Venture Capital, Buyout, and Real Estate funds. He also sits on the Rhode Island Tobacco Finance Corporation Board of Directors, the Board of Trustees of the Preservation Society of Newport County and the Dean’s Council of the University of Rhode Island’s Graduate School of Oceanography.

Employees

ROI currently has five executive officers. Members of ROI’s management team are not obligated to devote any specific number of hours to ROI’s matters, but they intend to devote as much of their time as they deem necessary to ROI’s affairs until ROI has completed its initial business combination. The amount of time that members of ROI’s management will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the current stage of the business combination process.

Legal Proceedings

There are no legal proceedings pending against ROI.

Properties

ROI currently maintains its executive offices at 601 Lexington Avenue, 51st Floor, New York, NY 10022. The cost for this space is included in the $10,000 per month fee that ROI pays to the Clinton Group for office space, utilities and secretarial and administrative services. ROI considers its current office space adequate for its current operations.

Available Information

ROI is required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC on a regular basis and is required to disclose certain material events (e.g., changes in corporate control, acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in Current Reports on Form 8-K. The public may read and copy any materials that ROI files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of ROI’s common stock as of August 18, 2015, by:

•	each person known by ROI to be the beneficial owner of more than 5% of ROI’s outstanding 12,409,472 shares of common stock;
•	each of ROI’s officers and directors; and
•	all of ROI’s officers and directors as a group.

Unless otherwise indicated, it is believed that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock(2)
GEH Capital, Inc. (the Sponsor)(2)	2,085,938	16.8%
Thomas J. Baldwin(3)	138,907	*
George E. Hall(4)	2,085,938	16.8%
Joseph A. De Perio(5)	128,907	*
Daniel A. Strauss	—	*
Francis A. Ruchalski	—	*
Tracy B. McKibben	—	*
Thomas Barber	—	*
Jamal Mashburn	—	*
Andrew Reilly	—	*
All directors and executive officers as a group (nine individuals)	2,353,752	19.0%
Fir Tree Inc.(6)	1,235,900	10.0%
Davidson Kempner Capital Management LLC(7)	1,050,000	8.5%
AQR Capital Management, LLC(8)	1,050,000	8.5%
TD Asset Management Inc.(9)	1,050,000	8.5%
North Pole Capital Master Fund(10)	801,741	6.5%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following is 601 Lexington Avenue, 51st Floor, New York, New York, 10022.
(2)	These shares represent one hundred percent of the shares of ROI’s common stock held by the Sponsor. As a result of the underwriters’ election not to exercise their over-allotment option for ROI’s initial public offering, the Sponsor forfeited an aggregate of 468,750 founder shares on September 20, 2013, which ROI has cancelled. The founder earnout shares (equal to 25% of the founder shares and 5% of ROI’s issued and outstanding shares after ROI’s initial public offering) are subject to forfeiture by the Sponsor (or its permitted transferees) on the fifth anniversary of ROI’s initial business combination unless, following ROI’s initial business combination, the last sale price of ROI’s stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). On March 6, 2015, the Sponsor assigned 695,312 founder shares for $0.007 per share in a private transaction.
(3)	On August 22, 2013, the Sponsor transferred 171,875 founder shares to Thomas J. Baldwin for a purchase price of $1,195.65. On September 20, 2013, Mr. Baldwin purchased 10,000 units for $10.00 per unit in a privately negotiated transaction. On March 6, 2015, Mr. Baldwin assigned 42,968 founder shares for $0.007 per share in a private transaction.
(4)	These shares represent the founder shares held by the Sponsor. Mr. Hall owns and controls the Sponsor and, consequently, has voting and dispositive control over such shares.
(5)	On August 22, 2013, the Sponsor transferred 171,875 founder shares to Joseph A. De Perio for a purchase price of $1,195.65. On March 6, 2015, Mr. De Perio assigned 42,968 founder shares for $0.007 per share in a private transaction.
(6)	According to a Schedule 13G/A filed with the SEC on February 17, 2015 on behalf of Fir Tree Inc., a New York corporation (“Fir Tree”), the shares reported above include shares purchased by certain private-pooled investment vehicles for which Fir Tree serves as the investment manager (the “Fir Tree Funds”). Fir Tree is the investment manager of the Fir Tree Funds, and has been granted investment discretion over portfolio investments, including the common stock of ROI held by the Fir Tree Funds. The business address of this stockholder is Fir Tree Inc., 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
(7)	According to a Schedule 13G filed with the SEC on September 27, 2013 on behalf of Davidson Kempner Partners, a New York limited partnership (“DKP”), Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”), Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”), Davidson Kempner Capital Management LLC, a New York limited liability company and a registered investment adviser with the U.S. Securities and Exchange Commission (“DKCM”), and Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz, DKCM acts as investment manager to each of DKP, DKIP, and DKIL, and Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz, through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. DKP beneficially owns 191,000 shares of ROI’s common stock, DKIP beneficially owns 431,550 shares of ROI’s common stock, DKIL beneficially owns 427,350 shares of ROI’s common stock, DKCM beneficially owns 1,050,000 shares of ROI’s common stock, Thomas L. Kempner, Jr. beneficially owns 1,050,000 shares of ROI’s common stock and Stephen M. Dowicz beneficially owns 1,050,000 shares of ROI’s commons stock. The business address of this stockholder is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.
(8)	According to a Schedule 13G/A filed with the SEC on February 17, 2015 on behalf AQR Capital Management, LLC, a Delaware limited liability company (“AQR Capital”), and AQR Capital Management Holdings, LLC, a Delaware limited liability company, the shares reported above include shares held by the AQR Diversified Arbitrage Fund, an open-end registered investment company. AQR Capital serves as the investment manager to the AQR Diversified Arbitrage Fund. AQR Capital is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. The business address of this stockholder is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(9)	The business address of this stockholder is TD Asset Management Inc., Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.
(10)	According to a Schedule 13G filed with the SEC on October 10, 2014 on behalf of North Pole Capital Master Fund, a Cayman Islands exempted company (“North Pole”) and Polar Securities Inc., a company incorporated under the laws of Ontario, Canada (“Polar Securities”), the shares reported above are directly held by North Pole. Polar Securities serves as investment advisor to North Pole with respect to the shares reported above. The business address of this stockholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

ROI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting ROI’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

ROI is a blank check company incorporated on June 28, 2013 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. ROI’s management team seeks to capitalize on its substantial deal sourcing, investing and operating expertise to identify and combine with businesses in the consumer sector, and in particular the consumer products, retail, and restaurant industries, and the financial services sector, and in particular the asset management industry, although ROI may pursue business combination opportunities in other industries. ROI’s amended and restated certificate of incorporation prohibits it from effectuating a business combination with another blank check company or similar company with nominal operations.

Merger Agreement

On July 23, 2015 ROI entered into the Merger Agreement with Ascend India, Ascend Holdings and NSR. Pursuant to the Merger Agreement, among other things, ROI will merge with and into Merger Sub, with the shares of common stock of ROI, par value $0.0001 per share held by ROI’s stockholders being converted into the right to receive such number of newly issued ordinary shares, par value $1.00 per share, of Ascend Holdings. Taking into account the earnout shares, as a result of the Business Combination, assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock, (ii) the maximum number of 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders in connection with the vote to approve the Business Combination and (iii) all of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings, then ROI’s public stockholders will own approximately 31.8%, the Sponsor will own approximately 11.8%, NSR, the prior majority shareholder of Ascend India, will own approximately 50.7%, the former ROI public warrantholders will own approximately 2.2% and the holders of the privately placed shares will own approximately 3.4% of the issued share capital of Ascend Holdings. It is a closing condition under the Merger Agreement (and not a limitation imposed by ROI’s amended and restated certificate of incorporation) that no more than 2,258,000 public shares (or approximately 18.1% of ROI’s public shares) are redeemed from the trust account. Due to the redemption of 3,215,528 public shares at $10.00 per share in connection with ROI’s special meeting of stockholders held on September 18, 2015 to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015, in order to satisfy the closing condition under the Merger Agreement, ROI is required to consummate a private placement of common stock to fund the shortfall in cash required to complete the Business Combination, up to 1,000,000 shares at $10.00 per share. If the closing condition cannot be satisfied as a result of such private placement or because of the redemption of more than 42,472 shares by public stockholders in connection with the vote to approve the Business Combination, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this proxy statement/prospectus, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates, and make a determination as to whether to supplement the proxy/statement prospectus, modify the timing of the special meetings and/or re-solicit stockholder approval of the Business Combination, or some combination of thereof. Such determination will be based on

ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading.

Results of Operations for Period ended June 30, 2015

Through June 30, 2015, ROI’s efforts have been limited to organizational activities, activities relating to ROI’s initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, conducting due diligence, structuring, negotiating and entering into the Business Combination and activities relating to general corporate matters. ROI has not generated any revenues. ROI has generated interest income earned on the proceeds held in the trust account. As of June 30, 2015, $125,090,083 was held in the trust account (including $4,375,000 of deferred underwriting discounts and commissions and $4,000,000 from the sale of the private placement warrants), and ROI had cash outside of trust of $179,472 and $674,448 in accounts payable and accrued expenses, excluding the deferred underwriting discounts and commission of $4,375,000. ROI’s amended and restated certificate of incorporation provides that, except for the withdrawal of interest to pay income taxes and franchise taxes, none of the funds held in the trust account (including the interest earned on the funds held in the trust account) will be released from the trust account until the earlier of (i) the completion of an initial business combination and (ii) the redemption of 100% of the public shares if ROI is unable to complete its initial business combination within 24 months from the closing of ROI’s initial public offering. Through June 30, 2015, ROI has not withdrawn any amounts from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of ROI’s initial public offering in the event of a business combination.

For the three and six months ended June 30, 2015, ROI had net losses of $519,262 and $928,161, respectively, which consist of operating, transaction and due diligence costs, offset by interest income of $3,984 and $16,805, respectively, on the trust account. For the three and six months ended June 30, 2014, ROI had net losses of $142,031 and $386,326, respectively, which consist of operating, transaction and due diligence costs, offset by interest income of $17,658 and $32,857, respectively, on the trust account. The funds in the trust account can be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

ROI has entered into an Administrative Services Agreement with the Clinton Group, pursuant to which ROI pays the Clinton Group a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of an initial business combination or ROI’s liquidation, ROI will cease paying these monthly fees. During the three and six-month periods ended June 30, 2015 and June 30, 2014, $30,000 and $60,000 was expensed under this agreement for the respective periods.

Results of Operations for the Years ended December 31, 2014 and December 31, 2013

Through December 31, 2014, ROI’s efforts were limited to organizational activities, activities relating to ROI’s initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. ROI has not generated any revenues, other than interest income earned on the proceeds held in the trust account. As of December 31, 2014, $125,073,277 was held in ROI’s trust account (including $4,375,000 of deferred underwriting discounts and commissions and $4,000,000 from the sale of the private placement warrants), and ROI had cash outside of trust of $352,218 and $152,227 in accounts payable and accrued expenses. As of December 31, 2013, $125,015,160 was held in ROI’s trust account (including $4,375,000 of deferred underwriting discounts and commissions and $4,000,000 from the sale of the private placement warrants), and ROI had cash outside of trust of $961,544 and $64,157 in accounts payable and accrued expenses.

For the fiscal year ended December 31, 2014 and for the period from June 28, 2013 (inception) through December 31, 2013, ROI had net losses of $729,641 and $191,825, respectively, which consist of operating, transaction and due diligence costs, offset by interest income of $60,112 and $17,816, respectively, on the trust account.

For the fiscal year ended December 31, 2014 and for the period from June 28, 2013 through December 31, 2013, ROI expensed $120,000 and $33,667, respectively, under the Administrative Services Agreement with the Clinton Group.

Liquidity and Capital Resources

As of June 30, 2015, ROI had cash outside the trust account of $179,472. Until the consummation of ROI’s initial public offering, ROI’s only source of liquidity was an initial purchase of founder shares by the Sponsor and a total of $100,000 loaned by the Sponsor to ROI under an unsecured promissory note. This note was repaid in full on September 23, 2013.

Prior to the consummation of its business combination, ROI anticipates incurring expenses for the following purposes:

•	due diligence and investigation of prospective target businesses;
•	legal and accounting fees relating to ROI’s SEC reporting obligations and general corporate matters;
•	structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and
•	other miscellaneous expenses.

ROI cannot assure you that it has sufficient available funds outside of the trust account to operate through the consummation of an initial business combination.

On September 20, 2013, ROI consummated its initial public offering of 12,500,000 units at a price of $10.00 per unit. Simultaneously with the consummation of its initial public offering, ROI consummated the private sale of an aggregate of 8,000,000 private placement warrants, each exercisable to purchase one-half of one share of ROI’s common stock at $5.75 per half share ($11.50 per whole share), to the Sponsor, at a price of $0.50 per private placement warrant, generating gross proceeds, before expenses, of $4,000,000. ROI received net proceeds from its initial public offering and the sale of the private placement warrants of approximately $126,000,000, net of the non-deferred portion of the underwriting commissions of $2,500,000 and offering costs and other expenses of approximately $500,000.

As of June 30, 2015, $125,090,083 was held in the trust account (including $4,375,000 of deferred underwriting discounts and commissions and $4,000,000 from the sale of the private placement warrants), and ROI had cash outside of trust of $179,472 and $674,448 in accounts payable and accrued expenses. Through June 30, 2015, ROI has not withdrawn any amounts from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of ROI’s initial public offering in the event of a business combination.

Off-Balance Sheet Financing Arrangements

ROI has no obligations, assets or liabilities which would be considered off-balance sheet arrangements, nor has it established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets. ROI does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Contractual Obligations

ROI does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an Administrative Services Agreement with the Clinton Group, pursuant to which ROI pays the Clinton Group a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of an initial business combination or ROI’s liquidation, ROI will cease paying these monthly fees.

Going Concern Consideration

If ROI does not complete a business combination by October 26, 2015, ROI will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of such net interest which may be distributed to ROI to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ROI’s remaining stockholders and ROI’s board of directors, dissolve and liquidate, subject in each case to ROI’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about ROI’s ability to continue as a going concern.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be approximately equal to the initial public offering price per share in ROI’s initial public offering (assuming no value is attributed to the warrants contained in the units sold in ROI’s initial public offering).

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. ROI has identified the following as its critical accounting policies:

Loss per common share

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

Income taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Recent accounting pronouncements

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update, or ASU, No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s balance sheet has not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. ROI adopted ASU 2014-10 effective January 1, 2015. Adoption of this standard had no impact on ROI’s financial position, results of operations or cash flows; however, the presentation of ROI’s condensed interim financial statements does not present the disclosures that are no longer required.

ROI’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on ROI’s condensed interim financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market driven rates or prices. ROI is not presently engaged in and, if it does not consummate a suitable business combination prior to the prescribed liquidation date of the trust account, may not engage in, any substantive commercial business. Accordingly, ROI is not and, until such time as it consummates a business combination, will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market driven rates or prices. The net proceeds of ROI’s initial public offering held in the trust account may be invested by the trustee only in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Given ROI’s limited risk in its exposure to government securities and money market funds, ROI’s management does not view the interest rate risk to be significant.

ASCEND INDIA’S INDUSTRY OVERVIEW

Telecommunication Tower Industry Background

Tower companies provide the entire range of tower infrastructure that is required by wireless telecommunication service providers to offer mobile voice and data services to their subscribers. A tower is any vertical structure that is on a small plot of land or a rooftop used to accommodate multiple tenants. The tenants (wireless carriers) lease vertical space on the tower as well as land and shelter underneath the tower for equipment on the ground. The wireless tenant owns and operates the electronic and radio equipment on the tower structure and shelter on the ground, while the tower company owns the tower, shelter and power plant, including backup batteries and diesel generator sets. The tower company is responsible for the tower structure, land and rooftop upkeep, fence structure, lighting, access to the tower, grid connectivity and backup power generation, and will be responsible for in providing construction services. A tower company generally owns or leases under a long-term contract the tower structure and ground interest. In turn, the wireless carriers generally sign long-term contracts with the tower companies. There are generally two types of towers, ground based towers and roof top based towers.

Wireless networks comprise three components:

Active infrastructure.  Active infrastructure consists of electronics that power a wireless network such as radio antennae, base transceiver station/cell sites and cables. Typically, a wireless telecommunication network in a telecommunication region or circle consists of several mobile switching centers, each of which is connected to eight to 10 base station controllers, which are connected to 60 to 80 base transceiver stations. The base transceiver stations are installed contiguously to facilitate the handing over of signals from one base transceiver station to another in a chain. The radius of each base transceiver station varies from between 500 meters to a few kilometers depending upon subscriber usage, topography, operative frequency and spectrum availability.

Passive infrastructure.  Passive infrastructure essentially consists of tower sites and complements the active network infrastructure; while it does not play any role in carrying wireless signals, it is a vital part of any wireless network as it is critical to ensure the active components are operational. It accounts for approximately 70% of the capital costs for setting up a wireless network in India. The tower infrastructure at a site is independent of the type of communication technology being used, whether it is GSM or CDMA and 3G technologies such as WCDMA and EVDO or 4G technologies. This makes passive infrastructure ideal for sharing by wireless telecommunication service providers, leading to cost savings for the telecommunication industry as a whole.

Backhaul.  Backhaul refers to the backbone that connects the active infrastructure at the tower site with the base station controller and the mobile switching center. In India, traditionally, wireless operators used microwave as backhaul. However, they are progressively moving to fiber-optic based links.

Infrastructure sharing

Infrastructure sharing is effective in optimizing the utilization of available resources and helps to bring down the cost of providing telecommunication services. With the introduction of a number of new service providers in various service areas, the reduction in overall tariffs and restrictions placed by local bodies on the installation of mobile towers, infrastructure sharing among wireless telecommunication service providers has become the norm rather than the exception in the Indian telecommunication industry. As the number of sharing operators on a tower increases, it results in better economics for tower companies as they are able to generate incremental revenue while incurring insignificant incremental capital expenditure.

Ground based and rooftop based towers

Ground based towers are typically installed on approximately 150 square meters of land, and are usually 40 to 50 meters tall and are mostly used in rural and semi-urban areas because of the easy availability of real estate space there. Ground based towers can accommodate 4 to 5 tenants and, with some adjustments, such as inserting a ring around the tower, can handle a higher number of tenants.

Rooftop towers are erected on top of high-rise buildings, and their height is typically 12 to 21 meters and are more common in urban and highly populated areas, where there is limited open space for ground-based towers. The occupancy capacity of a shared roof top tower is typically 3 to 4 tenants, which can be increased to accommodate more tenants through adjustments.

The Wireless Telecommunication and Tower Industry in India

Indian Economy

India’s demographics are attractive, with a large and young population. India’s population was estimated at 1,252.1 million in 2013, second only to China. India’s demographic profile is young, with approximately two-thirds below 35 years of age and a population median age of 27, according to the India 2011 Census.

(Source: World Bank Population Report (2014))

(Source: India 2011 Census)

India’s economic growth has provided a foundation for the growth of telecommunication sector. Recently, UN World Economic Situation and Prospects has projected the Indian economy to grow by 7.6% in 2015 and 7.7% in 2016. The economic growth is reflected in growing household incomes and an expanding middle class. There is also a trend of increased consumer spending, as disposable incomes rise in both urban and rural households.

India Households By Income Bracket
% million households, 2000 prices
189
222
273
322
0%
4%
31%
64%
1%
12%
34%
50%
1%
2%
3%
6%
25%
40%
26%
7%
17%
29%
32%
15%
2000
2008
2020
2030
Income Segment
(Rupees thousand)
Globals
>1000
Strivers
500-1,000
Seekers
200-500
Aspirers
90-200
Deprived
<90

(Source: McKinsey Global Institute Report: India’s urban awakening: Building inclusive cities, sustaining economic growth (April 2010))

(Source: Government of India Ministry of Statistics and Programme Implementation National Sample Survey Office Press Release (June 2013) and McKinsey Global Institute Report: The ‘Bird of Gold’: The Rise of India’s Consumer Market (May 2007))

The outcome of the 2014 elections has increased political stability in India. The new Government of India is expected to increase the pace of reform in order to achieve long-term economic growth. These reforms aim to remove supply chain problems to improve physical infrastructure and accelerate urbanization; simplify the tax structure with the implementation of a goods and services tax; and provide more transparent mechanisms to drive strategic investments across various sectors.

Indian wireless telecommunication services industry

Over the last decade, the main emphasis of the Indian wireless telecommunication operators has been on providing wireless telecommunication services across India’s urban and rural areas at reasonable prices by developing an affordable mass market telecommunication service model. The wireless telecommunication services sector has grown rapidly as the wireless subscriber base rose to approximately 969.89 million at the end of March 2015 from 98.77 million at the end of March 2006. (Source: Telecom Regulatory Authority of India)

The Department of Telecommunications and the Telecom Regulatory Authority of India have separated India into 22 telecommunication circles, with each roughly corresponding to a state. The Department of Telecommunications and the Telecom Regulatory Authority of India further classify these 22 circles into one of four categories (Metro, Circle A, Circle B and Circle C), based on revenue generation potential. For a geographic depiction of Circles A, B and C, please refer to the chart in “Ascend India’s Business — Overview.”

The Indian wireless telecommunication industry is competitive, with over ten operators existing in the market. The wireless market can be characterized as a high usage market with one of the lowest telecommunication tariffs, when compared with other countries. (Sources: Telecom Regulatory Authority of India Press Release (5/12/15) and Live Mint, Where is the telecom sector headed? (6/18/14)) The bulk of the revenue market share is concentrated amongst the top three operators. While subscriber numbers are growing, utilization figures are falling while data usage continues to grow with respect to both 2G and 3G handsets, as does total data traffic from the respective handsets. (Source: Ascend Holdings Management View) Voice traffic has grown at mid single digits over the last five years, and the Indian telecom market remains underpenetrated, with 69% active subscriber penetration. (Source: Telecom Regulatory Authority of India Press Release (5/12/15) and Ericsson Mobility Report (June 2015)) Compared to other developed and developing countries, India currently has low wireless penetration and low data usage, in the view of Ascend Holdings’ management.

(Source: World Bank Mobile Cellular Subscriptions Report (2013))

Rural wireless penetration is lower than the Indian average, at 47.8% as of March 31, 2015. (Source: Telecom Regulatory Authority of India) Wireless penetration in rural areas of Circles B and C are even lower, in the view of Ascend Holdings’ management. These represent opportunities for growth. The table below presents wireless subscribers and penetration by geography. Note that, in urban areas, a single user is more likely to subscribe to service on more than one device, resulting in a reported penetration amount in excess of 100%.

As at March 31,	2015
Wireless Subscribers (million)
Rural	414.18
Urban	555.71
Total	969.89
Wireless Penetration (%)
Rural	47.78
Urban	143.08
Total	77.27

(Source: Telecom Regulatory Authority of India,)

Several factors are driving the growth in the wireless telecommunication industry. Firstly, the expected increasing adoption of 3G and 4G services in India, which will add substantially to data traffic in India, will also necessitate more base stations/sites for additional coverage/capacity requirements than 2G. Mobile data consumption in India (Petabytes per month) is expected to grow at a CAGR of 62% between 2015 and 2020 driven by decreasing smartphone prices, availability of affordable data plans, mainstreaming of mobile internet and the launch of 4G services. (Source: Deloitte Indian Tower Industry Report (June 2015)) The second factor is the imminent entry of Reliance Jio into the market. Following the conclusion of the India spectrum auctions in February 2015, Reliance Jio now holds spectrum in 1800 MHz across 14 circles and spectrum in 2300 MHz across 22 circles, as it is planning to set up a pan-India telecommunication network. Reliance Jio’s expansion plans have in turn increased the demand for towers and tenancies. Further, as 3G spectrum operates on a higher frequency band, its reach is comparatively limited. As a result, operators will have to set up additional towers to ensure sufficient coverage. Operators will also likely leverage their existing 2G tower space for stationing their 3G base transceiver stations as there are a significant number of upgradeable base transceiver stations, which can operate as 2G as well as 3G stations.

Indian tower industry

Telecommunication towers can only be constructed by IP-I Providers, with registration allowing such infrastructure providers to provide assets such as dark fibers, right-of-ways, duct spaces and towers. Tower projects are often executed on a build-own-operate-lease (“BOOL”) basis, where the tower provider enters into an agreement with a customer who becomes the anchor tenant for the tower.

Historically, towers have been owned and installed by wireless telecommunication operators and tower sharing was not prevalent until 2007. As a result, operators installed towers independently (sometimes even in close proximity). However, as a result of increased competition, wireless telecommunication operators focused on better managing their cost structures, resulting in an increased emphasis on tower sharing. Specifically, some operators spun off their tower businesses into separate companies, while others formed joint ventures to share the costs.

Until April 2008, the regulatory framework in India allowed wireless operators to only share their tower infrastructure; service providers had to put up their own active infrastructure and establish backhaul connectivity to roll out services. In April 2008, the Government of India allowed operators to share their active infrastructure such as antennae, feeder cable, radio access network, transmission system and backhaul network. The guidelines were published in 2008, and to ensure consistency between regulations and policy, active infrastructure sharing was allowed in 2009. However, spectrum sharing, where two operators can pool their spectrum, is still not permitted.

There are approximately 400,000 telecom towers in India supporting 13 wireless telecom operators. One of the wireless telecom operators, Reliance Jio, has not commenced commercial operations yet, but has occupied tenancies on telecom towers in India. As of December 31, 2014, the largest tower companies in India were Indus Towers Limited, Reliance Infratel Limited, Bharti Infratel Limited, VIOM Networks Limited, GTL Infrastructure Limited, ATC India Tower Corporation Private Limited, Tower Vision India Private Limited and Ascend India, in the view of Ascend Holdings’ Management. A majority of these tower companies were formed as a result of demergers or divestments by wireless telecommunication operators, while others (such as Ascend India and ATC Tower Corporation Private Limited) have grown over time through acquisitions and organic growth. Telecommunication service providers such as BSNL and MTNL also have extensive tower assets within their primary telecommunication business.

ASCEND INDIA’S BUSINESS

Overview

Ascend India is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunications operators in India. Ascend India focuses its business on providing such infrastructure through its tower business and is not affiliated with any specific telecommunications services provider in India. As a result, Ascend India maintains independent decision making with respect to managing and operating its business. Ascend India has grown its towers from 4,083, as of March 31, 2013, to 4,843 towers, as of March 31, 2015. Ascend India has grown its tenants from 6,789 as of March 31, 2013 to 8,769 as of March 31, 2015.

Ascend India is an IP-I Provider registered with the Department of Telecommunications. Ascend India provides passive telecommunications infrastructure services, including services for site location, design, execution and maintenance of infrastructure for wireless telecommunications network operators. Subsequent to acquiring or leasing the site, Ascend India builds the passive telecommunications infrastructure and provides it to the tenants for occupancy. Ascend India retains the right to lease the tower infrastructure with other wireless communication network operators and service providers on a shared basis under long-term contracts.

As of March 31, 2015, Ascend India’s customer base included all 11 Indian wireless telecommunications service providers. For the fiscal year ended March 31, 2015, Ascend India’s top five customers accounted for approximately 82% of its revenue and 78% of its tenancies. Ascend India benefits from relatively low customer concentration, with its top five customers representing 22%, 19%, 13%, 13% and 11% of all tenancies as of March 31, 2015.

As of March 31, 2015, Ascend India owned and operated 4,843 towers. Ascend India’s tower footprint includes 19 telecommunications circles out of the total of 22 circles in India. This covers 28 out of 29 states across the length and breadth of the India, but excludes the metropolitan areas of Delhi, Mumbai and Kolkata, where Ascend India’s management believes that wireless telecommunications towers are currently over supplied. Although wireless growth in voice is slowing in urban centers, it continues to grow in rural markets and data usage has continued to grow rapidly with a much higher potential in semi-urban and rural areas. Ascend India believes this growth in data usage is resulting in additional 3G and 4G tenancies. Ascend India further believes that its significant presence in non-metropolitan markets well positions it to meet the current primary demand for coverage expansion in such areas by wireless telecommunications service providers.

Ascend India believes that wireless telecommunications service providers are increasingly relying on independent tower companies as they focus on their operational excellence and are thus willing to explore shared business models. Ascend India’s management believes that it maintains one of the lowest cost structures in the industry in India today, allowing it to benefit from future growth. Moreover, Ascend India has converted 25% of its portfolio to relying partially on alternative green and clean energy sources and its management believes there is potential to win new customer contracts relying on traditional energy sources.

The following map of India and table depict India’s telecommunications circles and Ascend India’s distribution of towers and tenancies in such circles, as of March 31, 2015.

JAMMU & KASHMIR
PUNJAB
HIMACHAL PRADESH
HARYANA
UP-W
RAJASTHAN
UP-E
ASSAM
BIHAR & JHARKHAND
WEST BENGAL & SIKKIM
NORTH EAST
GUJARAT
MADHYA PRADESH & CHATTISGARH
ORISSA
MAHARASHTRA
ANDHRA PRADESH
KARNATAKA
TAMIL NADU
KERALA
Circle A
Circle B
Circle C

State
Andhra Pradesh
Gujarat
Karnataka
Maharashtra
Tamil Nadu
Kerala
Haryana
Rajasthan
W. Bengal & Sikkim
Madhya Pradesh & Chattisgarh
UP-E
UP-W
Punjab
Jammu & Kashmir
Himachal Pradesh
Bihar & Jharkhand
Orissa
Assam
North East
Total

Note: Map not to scale

Circle	Towers	Tenants
Andhra Pradesh	407	787
Gujarat	195	458
Karnataka	546	1119
Maharashtra	422	1004
Tamil Nadu	508	772
Kerala	236	631
Haryana	85	149
Rajasthan	203	270
West Bengal and Sikkim	99	190
Madhya Pradesh and Chhattisgarh	215	400
Uttar Pradesh (East)	309	430
Uttar Pradesh (West)	101	114
Punjab	326	604
Jammu & Kashmir	172	328
Himachal Pradesh	13	25
Bihar & Jharkhand	642	909
Orissa	184	296
Assam	114	146
North East	66	137
Total	4,843	8,769

History

Ascend Telecom Infrastructure Private Limited (formerly Aster Infrastructure Private Limited) was incorporated in March 2002 under the Indian Companies Act, 1956 as a private limited company and its name was changed in 2010. In July 2007, NSR purchased a majority stake in Ascend India, followed by acquisition of the remaining shares of Ascend India in 2010. In financial year 2012, Ascend India merged with India Telecommunications Infra Limited, or ITIL, pursuant to a scheme of amalgamation filed before the High Court of Andhra Pradesh and the High Court of Madras, where the registered offices of Ascend India and ITIL, respectively, were situated. NSR currently holds a majority 68% stake in the merged entity, with the remaining stake being owned by IL&FS Parties. Subsequent to the completion of the Business Combination, the application of the proceeds received in connection therewith and the closing of the transaction contemplated by the IL&FS Purchase Agreement, Ascend India will be 100% owned by Ascend Mauritius, an affiliate of NSR, which in turn will be 100% owned by Ascend Holdings, which in turn will be owned by NSR and its affiliates, public shareholders and the Sponsor and its affiliates.

Strengths

Independent owner and operator of passive telecommunications infrastructure in India with low-cost of operations in an industry with a high entry cost.

Ascend India is an independent owner and operator of passive wireless telecommunications infrastructure in India. Ascend India believes that the high costs of entry in the tower infrastructure industry gives it, with its existing nationwide network of towers, a unique advantage over new entrants. The costs of establishing a tower infrastructure business are high, including the significant capital expenditure required to acquire and develop towers, the high costs incurred to ensure ongoing compliance with local laws and the time and expenses required to enter into long-term contracts with tower providers and wireless telecommunications service providers. In addition, Ascend India leverages advanced technology such as its centralized tower operations center and green energy solutions to manage costs and achieve cost efficiencies. Green technology initiatives such as solar panels, lithium ion batteries, tubular batteries and wind chimneys allow Ascend India to improve its operational performance.

Ascend India has built all its towers to permit multiple tenancies, which enhances the ability of Ascend India’s towers to host the equipment of multiple wireless telecommunications service providers. For the year ended March 31, 2015, Ascend India’s average sharing factor was 1.81 co-locations per tower. Ascend India’s management believes that the capacity available on Ascend India’s tower portfolio positions it well to capitalize on the increase in tower sharing in India that Ascend India believes is likely to result from increased data usage. Ascend India has focused on building sites with multiple tenancy potential and 3G and 4G tenancies to drive revenue and profitability. As of March 31, 2015, Ascend India’s tower portfolio includes 4% that are unoccupied, 55% with a single tenant, 28% with two tenants, 13% with three tenants and 9% with four or more tenants. Ascend India’s closing sharing factor (tenancy ratio) (which Ascend India calculates on a per-carrier basis irrespective of the number of wireless services provided per carrier) has improved from 1.66 on March 31, 2013 to 1.81 on March 31, 2015.

Extensive presence in telecommunications circles in India with high growth potential.

Ascend India maintains nationwide operations across 19 telecommunications circles out of a total of 22 circles in India (except the metropolitan areas of Delhi, Mumbai and Kolkata). Ascend India has a significant presence in all three categories of telecommunications circles, which are generally divided on the basis of value generation.

Ascend India believes that, as wireless telecommunications subscribers have grown and the demand for data services and newer technologies has increased, wireless telecommunications services providers will continue to seek coverage expansion in non-metropolitan and rural areas, seeking to expand their existing networks for coverage and capacity. Ascend India’s management believes that this will benefit Ascend India, as its towers are already present in non-metropolitan and rural areas. Rural areas in India currently suffer from low penetration of telecommunications services, and Ascend India believes that these areas offer potential for growth of voice and, over time, data services. Given the absence of extensive wire-line services in these areas, Ascend India’s management believes that wireless services will be the preferred solution to the growing demand for broadband across India and that technologies such as 3G and 4G will be the primary means of providing such broadband services. As wireless telecommunications service providers seek to attract new customers and roll out or expand their networks in these circles, Ascend India believes that its existing portfolio of towers, which are generally configured to host multiple service providers, will permit Ascend India to provide its customers with operational efficiencies, such as strategically located towers and faster time to market.

Long-term contracts with all wireless telecommunications service providers in India, providing visibility on future revenues

Ascend India has long-term service contracts with all 11 wireless telecommunications service providers in India. These agreements set out the terms on which access is provided to Ascend India’s towers, with all wireless telecommunications service providers being offered substantially similar terms.

Under these agreements, Ascend India enters into separate service contracts or service orders in respect of individual towers. Together, these agreements govern Ascend India’s relationship with its customers, the services provided and the applicable charges, including annual escalation clauses. Early termination by a customer of a service contract, which typically have terms ranging from five to 20 years, generally triggers significant penalty payments, which could be as much as the net present value of the rent for the remaining period until lock-in expiration. Further, the cost to the customer of moving equipment from one tower to another is likely to discourage relocation. Ascend India’s management believes that these adverse consequences of contract termination for operators and efficient customer management provide stability to Ascend India’s business and revenue throughout the term of its customer agreements.

Comprehensive deployment and operational experience supported by well-developed processes, systems and IT infrastructure.

The management and operations team of Ascend India has extensive experience in the telecommunications business. Ascend India’s management team has been central in Ascend India successfully building and operating telecommunications towers in non-metropolitan category circles and has contributed towards enhanced site deployment capabilities and expertise in this field.

Ascend India seeks to maximize operational efficiencies and reduce costs at each tower through the use of technological innovations that allow it to automate a number of its processes. This includes Ascend India’s ability to monitor its towers on a continuous basis, ensuring faster response times on the ground and enabling Ascend India to achieve, on average, 99.96% uptime on a country-wide basis and a committed service uptime level of 99.95%. In addition, Ascend India has rolled out several environmentally-friendly initiatives, such as towers powered by integrated power solutions (including solar) and efficient energy storage, resulting in what Ascend India’s management believes to be reduced environmental impact and lower energy costs at these sites. This technology will also assist Ascend India in achieving compliance with statutory requirements mandating use of alternate sources of energy for operating telecommunications towers by 2020. See “— Regulations”.

Ascend India believes that this operational experience facilitated the successful acquisition and integration of ITIL. At the time of such acquisition, in March 2012, Ascend India had 1,296 towers and ITIL had 2,568 towers. Ascend India has successfully integrated ITIL’s management teams and processes while continuing to focus on its growth.

Experienced management team.

Ascend India’s management team has been involved in the telecommunications and infrastructure industries in India for several years. Consequently, Ascend India’s management team has developed strong relationships with the wireless telecommunications service providers who are now its customers. Its management team has developed sector-specific project and operational management expertise and an understanding of the key opportunities and risks associated with Ascend India’s business. Ascend India believes that this experience provides it with an advantage in commercial negotiations with suppliers and customers, identifying cost and operational efficiencies, anticipating and avoiding potential execution roadblocks and completing expansion and roll out plans on time and within budget. The depth of management experience further extends to the field management team, which is responsible for managing tower operations.

Ascend India believes that this knowledge and expertise will be a key advantage as Ascend India seeks further to expand and develop its operations through increased sharing at towers and by developing stronger customer relationships.

Strategies

The following are the key elements of Ascend India’s business strategy:

Focus on increasing revenue and profitability across its existing tower portfolio through tower sharing.

According to industry sources, India is the second-largest and fastest-growing telecommunications market in the world, projected to reach a wireless subscriber base of more than one billion by March 31, 2016. Ascend India believes that catch up coverage and additional capacity in urban areas will result in significant incremental tower deployment. Within this overall growth opportunity, Ascend India believes that there are compelling reasons for wireless telecommunications service providers to increasingly seek to share tower infrastructure. Ascend India believes that wireless telecommunications service providers are under pressure to reduce their operating and capital expenditures. Consequently, Ascend India believes that sharing space on towers owned and operated by third parties makes more economic sense to the wireless telecommunications service providers than building and operating their own telecommunications towers.

Ascend India provides and expects to continue to provide access to their towers to all wireless telecommunications service providers in India across its tower portfolio. As the customers of Ascend India seek to expand their networks and gain access to additional towers, Ascend India also intends to leverage its existing relationships with these customers across management and operational levels to encourage the sharing of towers, thereby enhancing operational efficiencies. The sales and marketing teams of Ascend India are in contact with wireless telecommunications service providers, seeking to anticipate their requirements and needs while keeping them informed of Ascend India’s services and plans. Ascend India believes that its strong relationships with its customers will ensure a continuous flow of information to and from current and potential customers and will provide a better view of the growth and expansion opportunities available.

The cost of establishing a tower is generally a one-time expenditure and the incremental capital expenditure and operating costs required to provide for loading of equipment by additional sharing operators at a tower are relatively low. In light of this, each additional sharing operator at a tower generally has a positive effect on that tower’s margins. Ascend India’s management believes that this will also be attractive to existing customers at these sites, as additional sharing operators will result in reduced individual rental costs for them as well as sharing of operating expenses such as fuel and energy costs. At the same time, additional sharing operators will increase Ascend India’s revenues and margins at these sites.

Capitalize on the rollout of wireless services in underpenetrated rural areas.

Wireless telecommunications services providers continue to expand their existing network into non-metropolitan and rural areas. Ascend India’s management believes that this will benefit Ascend India, as it has an extensive presence in non-metropolitan and rural areas. Rural areas in India currently suffer from low penetration of telecommunications services, and it believes that these areas offer potential for growth of voice and, over time, data services. Given the absence of extensive wire-line services in these areas, Ascend India’s management believes that wireless services will be the preferred solution to the growing demand for broadband across India. As wireless telecommunications service providers seek to attract new customers and roll out or expand their networks in these circles, Ascend India believes that its existing portfolio of towers, which are generally configured to host multiple service providers, will stand to benefit.

Capitalize on the rollout of new wireless technologies and data services.

The Indian wireless telecommunications market is experiencing an increase in demand for data services, the key catalysts of which are India’s growing young, urban population, the availability of affordable smartphones and the production and proliferation of relevant content. Ascend India’s management expects that the resulting expansion of 3G and 4G network services will require wireless telecommunications service providers to install additional active telecommunications transmission equipment at the towers which are currently providing primarily voice services. Ascend India’s towers are generally configured to handle multiple customers as well as additional base stations and antennae. Ascend India believes that an increase in the active telecommunications equipment required by its customers at each site, beyond the existing standard configuration, will allow Ascend India to accrue additional loading charges for such additional equipment, thereby increasing its revenue. Ascend India expects that the increasing proliferation in India of such services and the higher tower density required to maintain network integrity and provide seamless data coverage will lead to demand for new towers from its customers. In addition, Ascend India believes that the need for wireless telecommunications service providers to expand their customer base will lead to an additional increase in demand for new towers in areas that currently have low coverage.

Achieving cost efficiencies across tower portfolio.

Ascend India seeks to enhance operational efficiencies and reduce costs through the use of technological innovations. Ascend India is implementing several measures to reduce its operating expenses, including the automation of a number of processes through remote sensing devices and other initiatives, which have resulted in achieving higher uptimes and increased efficiencies in monitoring at its towers, as well as actively promoting the use of alternative sources of energy, such as solar energy. Additionally, the use of technological innovations allow it to automate a number of its processes, including Ascend India’s ability to monitor its towers on a continuous basis. Further, because of Ascend India’s own operations and maintenance facility for its towers, it is able to achieve cross functional efficiencies, thereby optimizing its operating costs.

In furtherance of its commitment to utilizing environmentally-friendly energy sources, Ascend India intends to expand the use of solar power at its towers. This is expected to result in cost savings as well as a reduction of carbon dioxide emissions. Ascend India believes that this renewable energy initiative will continue to have longer-term benefits to its business, reducing energy costs to customers and therefore increasing demand for its towers, as well as reducing the environmental impact of its operations. As of March 31, 2015, Ascend India operated 518 solar-powered sites.

In addition, Ascend India is constantly evaluating measures aimed at improving electrification levels across its tower portfolio. As India has recently seen large amounts of investment in the energy sector, Ascend India’s management expects that electrification levels across the country will improve as a result, thereby benefitting Ascend India at its existing towers which are not, or are insufficiently, electrified. Further, Ascend India has entered into arrangements with respect to energy charges with a number of its customers with the objectives of simplifying energy billing to ensure minimal disputes and deliver an improved experience to the customer as well as improved collection efficiency for Ascend India and, further, reducing diesel consumption at towers, as the arrangement allows Ascend India the flexibility to incur expenditure towards electrification and implementation of green initiatives at their sites, while sharing the benefit of these investments with its customers. While any change in underlying energy rates are passed on to customers, they receive a level of certainty with regard to energy consumption at towers pursuant to this arrangement, and Ascend India believes this is beneficial to customers as well as to Ascend India.

Ascend India’s overall strategy is to enhance capital productivity with lower costs and higher revenues per tower, which it seeks to achieve by reengineering its tower designs to reduce material costs. Ascend India has commenced construction of lighter and smaller towers, reducing capital expenditure on each tower, and is in on-going discussions with the manufacturers of diesel generating sets to seek to improve efficiency and reduce the cost of such equipment.

Undertake organic and inorganic growth of tower portfolio and explore additional sources of revenue.

With respect to new tower construction, Ascend India typically constructs new sites upon the receipt of specific requests from its customers. Ascend India believes that as existing wireless telecommunications service providers seek to expand their network in a number of telecommunications circles and broaden their customer base, Ascend India may build new towers in these circles to further support these service providers. Further, wireless telecommunications service providers who are marketing newer technologies, such as 4G, will need to install their active infrastructure at a larger number of towers in order to maximize their network coverage, and this is expected to give rise to a demand for additional towers across all telecommunications circles. Ascend India’s management believes that this will present Ascend India with the opportunity to build new towers to cater to these service providers and capitalize on the rollout of new technologies. In addition, regulations issued by the Telecom Regulatory Authority of India mandate wireless telecommunications service providers to maintain standard quality of service, which in turn, requires deployment of additional base transceiver stations, or BTSs, within the existing network. This would further increase demand for towers.

Ascend India will also continue to evaluate opportunities to acquire towers of telecommunications service providers and telecommunications infrastructure companies in India and explore other sources of generating revenue, such as co-locating ATMs and broadband kiosks at its tower locations.

Ascend India’s Tower Services

Portfolio

As of March 31, 2015, Ascend India had a portfolio of 4,843 telecommunications towers with 8,769 tenancies in India. As of March 31, 2015, 71.3% of Ascend India’s towers were ground-based towers and 28.7% were roof-top towers. Further details of Ascend India’s tower portfolios as of March 31 of the following years are set forth below:

Financial Year	2013	2014	2015
Closing towers	4,083	4,193	4,843
Closing tenants	6,789	7,297	8,769
Closing sharing factor (tenancy ratio)(1)	1.66	1.74	1.81

(1)	Ascend India calculates tenancy on a per-carrier basis, irrespective of the number of wireless services provided by carrier.

Master Service Agreements

Ascend India has entered into long-term MSAs with each of its customers. These agreements are primarily national in nature and enable Ascend India to rollout telecommunications towers for these customers across India. The MSAs set out the relationship between Ascend India and its customers, including the installation of equipment for provision of wireless telecommunications services, tower sharing process, site selection and acquisition and construction timelines, base charges and loading fees for additional equipment as well as the premiums applicable, the service levels and uptimes to be maintained, electrification requirements and the governance process. Certain key features of the MSAs are described below.

Under MSA, a wireless telecommunications service provider first approaches Ascend India with details of locations where it wishes to install its active infrastructure. Ascend India analyses this information and the desired locations and provides the wireless telecommunications service provider certain advice, including whether an existing tower is available near the specified location, or whether a new site will have to be developed. Once the service provider confirms the location, Ascend India constructs the new site, or prepares the existing site, as applicable, for use by such service provider. Ascend India is required to ensure that each site is capable of accommodating the equipment in accordance with the standard configuration. In the alternative, Ascend India may provide coordinates of its existing towers to the wireless telecommunication service provider and such wireless telecommunication service provider can opt for installation of its equipment on any of these towers.

When the tower is ready for the service provider to install its active infrastructure, the parties enter into a service contract in respect of that site, and the service provider is granted access to the site for the installation of its active infrastructure. During the term of the MSA, which generally varies from five to 20 years, Ascend India is required to maintain the towers at the site in good condition, and ensure that no encumbrance is created at the site that restricts the wireless telecommunication service provider’s activities. The MSA is a non-exclusive agreement, such that Ascend India retains the right to provide other wireless telecommunication service providers access to, and use of, its towers.

Each MSA specifies the standard configuration of active telecommunications infrastructure that a wireless telecommunication service provider is permitted to install at a site. The MSA also sets out the charges applicable to the service provider. A base rental rate is applicable, determined by the total number of service providers at the site, which is typically based on whether the tower is a ground-based tower or rooftop tower. This base rental rate is subject to a variety of premiums, including a rental premium calculated on the basis of the actual rent paid to the landlord of the site, a strategic premium based on the strategic nature of the site, and further additional charges depending on the active infrastructure that the service provider installs at the site over and above the standard configuration that is set out in the MSA. The aggregate of the base rental rate and all applicable premiums is the total rate payable by the service provider per month. Energy costs (electricity and fuel charges) are either charged as per the amounts incurred, based on electricity meters installed at the site and the fuel consumed for operating diesel generator sets or, in certain circumstances, Ascend India’s customers pay a fixed amount per month (determined on the basis of, among other things, the number of sharing operators and the equipment at the tower) in relation to energy costs at a tower. The MSA also provides for certain premiums and volume-based discounts to the service provider, depending on the length of the service contract for the site and the aggregate number of sites at which the service provider is a sharing operator, as well as exit rights without penalty for high-volume sharing operators. An annual escalation clause is built into the MSA, on the basis of which the rates applicable to a sharing operator are increased by approximately 2.0% to 3.0% every year.

The MSA also specifies the service levels applicable to Ascend India at various stages during the process of providing access to the towers. The site access service level sets out the time period within which the service provider is to be provided access to the site, depending on whether it is a ground-based tower or a rooftop tower, as well as whether it is a new or an existing site and whether it is situated in a location that is not easily accessible. The operation and maintenance service levels set out the “uptime” that is expected at a site, which is the time during which the service provider’s telecommunications network is operational, as measured by the service provider’s network operations center and Ascend India’s tower operations center.

The uptime service level below which service level credits are applicable vary by telecommunications circle and broadly range from 99.91% to 99.99%.

Any MSA can only be terminated in its entirety by either party in the event that all service contracts entered into under the MSA have expired or have been terminated, insolvency of either party or any change in law renders the existence or performance of the MSA void.

Site Acquisition

As per the process set forth in the MSAs, the wireless telecommunications service provider seeking to install active infrastructure at a tower, which can be either a ground-based tower or rooftop tower, provides Ascend India with details and coordinates of its preferred locations for potential coverage. Based on this information, Ascend India’s site acquisition team visits the identified location to collect further information in order to ensure that the location selected meets the service provider’s requirements.

After verification, Ascend India generates a survey report with details of the site, including such factors as other towers present in the vicinity, operators present, potential sharing prospects, site size and tentative rent and obtains the owner’s consent for leasing the identified site. Ascend India informs the service provider of the final location along with an implementation plan and indicative rental costs and, with the service provider’s consent, undertakes due diligence and negotiations in respect of the site and applicable rent.

Final reports of sites are prepared and sent to Ascend India’s headquarters for approval and thereafter, clearance is given for circles to be submitted to wireless telecommunications service providers, where, subject to suitability, such wireless telecommunications service providers then issue service orders. Once these processes are completed, the site is finalized and a standard long-term agreement is executed as with the owner, the service provider is then entitled to install and operate its telecom equipment at the site.

Licenses and Approvals

To operate in India, Ascend India is required to be registered as an IP-I Provider with the Department of Telecommunications. For a description of certain key approvals generally required in relation to the development of a tower, see “— Regulations”.

Construction of Towers

The typical equipment and infrastructure required at a site consist of the tower, the shelter/battery chiller, switched mode power supply, battery bank and a diesel generator set with electrical cables and accessories. Construction activities involve civil foundations for the tower, and installation of the shelter, diesel generator set and BTS in the case of an outdoor base station, along with electrical work such as cabling and earthing.

The service level timeframe, from the time service order is received, is approximately 75 to 85 days for ground-based towers and approximately 45 to 55 days for rooftop towers. This service level timeframe includes installation of all associated equipment required at the tower.

Operation and Maintenance

Ascend India undertakes in-house operation and maintenance activities of the towers located at each site, as required under each MSA, allowing Ascend India to optimize the cost of operations due to cross functional efficiencies. These activities include the general upkeep of the tower and maintenance of the towers, ensuring continuous power supply and filling fuel in the diesel generator sets, periodic stability checks of the towers, provision and maintenance of the air-conditioning system, maintenance of the shelter, provision and maintenance of a fire-alarm system and security services.

Customers

As of March 31, 2015, Ascend India has entered into MSAs with all 11 Indian wireless telecommunications service providers. For the fiscal year ended March 31, 2015, Ascend India’s top five customers accounted for approximately 82% of its revenue and 78% of its tenancies.

Sales and Marketing

Ascend India has a dedicated national sales and marketing team, which also is replicated within each applicable telecommunications circle. The emphasis of the sales and marketing function at Ascend India is to build on its existing strong customer relationships, encouraging a flow of information to and from Ascend India and its customers in order to ensure visibility of future growth plans of wireless telecommunications service providers while making them aware of Ascend India’s offerings and the advantages it provides.

The sales and marketing team provides pre-sales as well as post-sales support to Ascend India’s customers, along with the necessary operational information. The sales and marketing teams at the circle level play a key role in maintaining customer relationships and addressing complaints and concerns. The emphasis of the sales and marketing function is both to build on existing customer relationships in order to support its future growth plans, and to support its customers through technical assistance along with the provision of any necessary operational information.

Suppliers and Service Providers

Ascend India procures its raw materials through a standardized process based on the raw material’s class designation and the value of the raw material procured. All Class A materials, such as towers and shelters, are centrally procured by Ascend India’s management pursuant to quarterly requirement and the annual operating plan from registered suppliers. Class B materials, such as diesel generator sets, batteries and switchboards, and Class C materials, such as spare parts for equipment, are procured at the circle-level pursuant to each circle’s roll-out plan, where annual rate contracts are approved by Ascend India’s management. All of Ascend India’s suppliers undergo vendor registration pursuant to Ascend India’s standard operating procedures and are regularly evaluated for material supply and quality performance.

Information systems are key to the integration of Ascend India’s operational functions, through the automation of business processes. Ascend India’s enterprise resource planning (“ERP”) system covers Ascend India’s functional areas and geographies and provides applications, software and hardware for enterprise management. Ascend India’s engagement with its ERP services provider is automatically renewed each year until terminated and builds in flexibility that allows the parties to align themselves to business changes and reorganizations and to adapt to software and hardware changes. Moreover, through operations management applications, Ascend India is able to centrally monitor, manage and control its tower portfolio while achieving cost and energy efficiencies. Ascend India has successfully integrated all its operational servers into a centralized tower operations center.

Construction of towers is mainly carried out through turnkey service providers and regional contractors, augmented by local vendors. The central commercial team at Ascend India selects turnkey service providers on the basis of their credentials and execution experience and capacity, as well as regional presence. Upon identification of the relevant provider, rates and terms are finalized, including service levels and service level credits. Once the contract is executed, the provider is allotted sites through the respective circle-level teams. The provider executes the construction activities through the circle-level project set-up, on the basis of the approved site layout and drawings that are provided by Ascend India. Quality control is conducted using technology tools at the site and monitored at Ascend India’s headquarters.

Competition

The tower infrastructure business in India is highly competitive in nature. Ascend India faces competition in the market from tower infrastructure promoted by wireless telecommunications service providers, tower infrastructure companies backed by wireless telecommunications service providers and independent tower infrastructure companies.

Certain established wireless telecommunications service providers, like BSNL and MTNL, have their own telecommunications tower portfolios. Certain wireless telecommunications service providers, including Bharti Airtel Limited, Reliance Communications Limited and Tata Teleservices Limited, have demerged their towers business into separate tower companies, Bharti Infratel Limited, Reliance Infratel Limited and VIOM Networks Limited (formerly known as Wireless TT Infoservices Limited), respectively. In addition, Ascend India faces competition from tower infrastructure companies such as Indus Towers Limited, which is a joint venture amongst Vodafone India Limited, Bharti Airtel Limited and Idea Cellular Limited.

Ascend India also faces competition from independent tower infrastructure service providers such as GTL Infrastructure Limited, ATC Tower Corporation Private Limited and Tower Vision India Private Limited, as well as competition from power transmission operators such as Power Grid Corporation of India Limited, who may let their existing infrastructure be utilized by wireless telecommunications service providers for installation of their active telecommunications equipment.

The tower infrastructure industry in India may experience consolidation and investment by international companies, resulting in the emergence of stronger competitors. Ascend India’s continued success depends on its ability to compete effectively against existing and new companies, obtain financing on equal or better terms and respond effectively to changing market conditions.

Employees

As of March 31, 2015, Ascend India had 245 full-time employees and 670 contract employees who are mainly involved in the operation and maintenance of its towers.

Ascend India believes it has a good working relationship with its employees and it has not experienced any labor disputes. Ascend India’s employees are not party to any collective bargaining agreements or represented by any labor unions.

Ascend India typically enters into employment contracts with its employees that contain standard confidentiality provisions.

Intellectual Property

The “ASCEND” trademark is registered in the name of Ascend India under class 38 of the Indian Trade Mark Act, 1999. Further, the domain name “ascendtele.com” is also registered in India.

Real Property

Ascend India’s registered office and Centralized Tower Operations Centre are located at 37-2, Plot No. 332, Mani Mansion, Defence Colony, Sainik Puri, Secunderabad — 500094, India.

Ascend India’s corporate office is located at Ground Floor B Block, Bagmane Lakeview Building, Bagmane Tech Park, C V Raman Nagar, Bengaluru — 560093, India.

Most of Ascend India’s towers are located on leased properties. These lease agreements are generally for a period between 10 and 15 years and grant Ascend India the right to use the leased premises for the purpose of carrying on their business. In addition, as of March 31, 2015, Ascend India had a total of 320 owned sites.

Regulations

Indian Telecommunications Sector

The Constitution of India, read with the Indian Telegraph Act, 1885, confers upon the Government of India the exclusive authority to license telegraph and telecommunications systems in India. The functions of the Department of Telecommunications include formulation of telecom related rules, policies and standards, licensing, wireless spectrum allocation and management, and coordination and general supervision of the telecom sector in India. In addition, the Telecom Regulatory Authority of India has been constituted under the Telecom Regulatory Authority of India Act, 1997 (the “TRAI Act”), and empowered to make recommendations on, among other things, terms and conditions of grant of licenses to telecom service providers and ensuring compliance, prescribing standards of quality of service by telecom service providers and ensuring compliance, effective management of spectrum, and notifying tariffs and rates at which telecom services within India and from India may be provided. The TRAI Act also constituted the Telecom Disputes Settlement and Appellate Tribunal.

The Department of Telecommunications issued the first National Telecom Policy in 1994, and the New Telecom Policy in 1999, setting out a roadmap to encourage private sector participation, strengthen the regulatory regime and separate the Indian government’s licensing and policy functions from its functions as a telecom operator. The Department of Telecommunications’ National Telecom Policy, 2012 recognizes telecom as an infrastructure sector (with associated advantages in terms of an infrastructure company’s ability to undertake equity and debt raising), envisages increased domestic and foreign investment in the Indian telecom sector, and aims to review the sectoral policy for right of way for laying cable networks and installation of towers, adoption of green technologies, periodic review of EMF radiation standards for mobile towers with reference to international safety standards, and mandating other safety, security and functional standards.

Under the Department of Telecommunications Revised Guidelines for Registration of Infrastructure Providers Category-I (IP-I), dated December 9, 2013 (the “IP-I Guidelines”), a company registered under Indian law may, subject to registration with the Department of Telecommunications as an IP-I Provider, provide infrastructure such as dark fibers, right of way, duct space and towers on lease, rental or sale basis to telecom services licensees on mutually agreed terms, in a non-discriminatory manner and on a non-exclusive basis. While there have been policy recommendations to revise the law to require telecom infrastructure providers to be licensed and not merely registered, no amendment has currently been notified under Indian law. Ascend India holds a registration as an IP-I Provider, issued in September 2002, as amended in September 2010, to record the change in the name of the registered entity.

The Department of Telecommunications Guidelines for Infrastructure Sharing permit telecom service providers to share active infrastructure as per mutual agreement and to share passive infrastructure as per existing license conditions. In addition, the Department of Telecommunications Advisory Guidelines for State Governments for Issue of Clearance for Installation of Mobile Towers, dated August 1, 2013, issued in supersession of earlier guidelines on this subject, provide for single-window clearance and electricity connection on priority basis for mobile towers. While there have been policy recommendations for these advisory guidelines to be re-notified as mandatory, and for formulation of clearer guidelines on tower-sharing and stricter enforcement of EMF radiation norms (with directions for non-complying towers to be taken down), such amendments in Indian law have not yet been notified.

The Department of Telecommunications Order on Implementation of Green Technologies in the Telecom Sector, dated January 4, 2012, aims at reduction of energy cost and carbon emissions, including through sharing of telecom infrastructure. Among other things, this order requires 75% of rural towers and 33% of urban towers to be powered by hybrid renewable sources including wind energy, solar energy, fuel cells or a combination of them, by 2020, and all telecom products, equipment and services to be energy and performance assessed and “Green Passport” certified, utilizing the European Congress of Radiology’s rating.

In addition to compliance with the Department of Telecommunications regulations and guidelines, local municipal authorities or village or town councils in many places in India may require that no-objection certificates or approval of change in use of land be obtained from them, prior to setting up towers and other constructions.

Labor, Safety and Environmental Laws

Certain environmental legislations, including the Water (Prevention and Control of Pollution) Act, 1974, the Air (Prevention and Control of Pollution) Act, 1981, and the Hazardous Waste (Management, Handling and Trans-boundary Movement) Rules, 2008, are administered under an umbrella legislation in India, the Environmental Protection Act, 1986. In addition, the Government of India, Ministry of Environment and Forests, pursuant to the Environment (Protection) Second Amendment Rules, 2002, requires manufacturers and users of diesel generator sets to adhere to the ‘Noise Limit for Generator Sets run with Diesel’. The Central Pollution Control Board in India has also published a System and Procedure for Compliance with Noise Limits for Diesel Generator Sets (up to 1,000 KVA), effective from January 15, 2008. Where consents to establish and operate towers in certain circles are applied for and obtained by Ascend India under such legislations and directives, consents are issued by the relevant Central or State Pollution Control Boards in India, where the towers are located.

Certain occupational health and safety and labor and industrial legislations have also been notified in India which are applicable to Ascend India’s business, such as the Factories Act, 1948, the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952, the Minimum Wages Act, 1948, the Contract Labour (Regulation and Abolition) Act, 1970 and the Payment of Wages Act, 1936.

Foreign Investment Regulations

India’s current consolidated foreign direct investment policy, issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India, effective from May 12, 2015, permits 100% foreign direct investment in a company registered as an IP-I Provider, including providers of telecom tower infrastructure in India. Within this limit of 100%, up to 49% foreign direct investment is permitted under the automatic route and, beyond that up to 100%, under the approval route (i.e., with the permission of the Foreign Investment Promotion Board, subject to compliance with prescribed security and licensing provisions notified by the Department of Telecommunications). Ascend India has received approval dated April 5, 2010 from the Department of Economic Affairs, Ministry of Finance, Government of India, permitting foreign investment up to 100% in Ascend India.

Legal Proceedings

From time to time, Ascend India is involved in various legal proceedings that arise in the ordinary course of its business. In a number of cases, the aggregate claim against Ascend India has not been quantified or may not be presently ascertainable. Although Ascend India intends to defend its case vigorously in each instance, the results of litigation and regulatory, administrative or other dispute resolution proceedings cannot be predicted with certainty. Regardless of the outcome, litigation, regulatory, administrative and other dispute resolution proceedings can have an adverse impact on Ascend India because of defense and settlement costs, diversion of management resources, and other factors. The following discussion summarizes certain such ongoing proceedings that Ascend India currently considers significant.

Ascend India has received notices from commercial tax authorities in the states of Karnataka and Jharkhand, pertaining to year 2009-10 and the states of Maharashtra and Kerala, pertaining to year 2008-09. Pursuant to these notices, the value added tax (“VAT”)/sales tax authorities have re-classified service charges received by Ascend India for providing tower space to its customers and the reimbursement of diesel and energy charges by Ascend India’s customers as consideration received for transfer of right to use moveable goods. Accordingly commercial tax authorities have levied VAT and central sales tax on such service charges and reimbursements received by Ascend India. The aggregate amount involved in these proceedings is INR 24.97 million excluding interest. Ascend India has appealed against these demands, and has also filed a writ petition before the High Court of Kerala challenging the re-classification of service charges and reimbursements received. While operation of the orders issued by the commercial tax authorities in Kerala and Maharashtra has been stayed, there has been no such stay granted in the states of Jharkhand and Karnataka.

Ascend India also received two demand notices from commercial tax authorities in Tamil Nadu, demanding INR 10.39 million excluding interest, alleging that Ascend India had not reported certain interstate purchases and sales of goods to the commercial tax authorities during the years 2008-09 and 2009-10. Ascend India appealed against these demand notices on the ground that such purchases had been for the purposes of constructing and operating its towers and, accordingly, there was no sale of goods. However, the demand was confirmed by the commercial tax authorities. Ascend India appealed against the confirmation of demand, which was stayed for six months, subject to payment of certain amount of tax adjudicated and for issue of a bank guarantee for the remaining amount. Ascend India filed writ petitions before the High Court of Madras to quash the order requiring pre-deposit of tax. The High Court of Madras, by an order dated December 23, 2014, directed Ascend India to furnish a personal bond subject to payment of 25% of tax adjudicated during the pendency of the proceeding.

In 2012, Ascend India received two show cause notices from service tax authorities in Bangalore and Hyderabad, requiring Ascend India to show cause as to why service tax, interest and penalty should not be imposed for wrongly availing of input and/or input service credit on towers and parts of towers, during the period April 2007 to March 2011. The demand for an aggregate amount of INR 176.56 million was confirmed along with a penalty of equal amount in September and November 2012, respectively. Ascend India appealed against such orders before the Customs, Excise and Service Tax Appellate Tribunal, Bangalore, which waived the pre-deposit of service tax, interest and penalty and stayed recovery of the demand in both proceedings and such proceeding is currently pending.

Ascend India has also filed writ petitions before various High Courts in India, seeking appropriate directions against local authorities, restricting them from imposing a high fee for grant and renewal of permission for erection of towers and from interfering with the functioning of its towers at various sites including on the ground that Ascend India had not obtained requisite permissions from local authorities and had not made requisite payments of statutory dues in respect of construction and operation of towers at such sites. Additionally, in one instance, local authorities have seized/sealed Ascend India’s tower site for not obtaining its permission and Ascend India is involved in legal proceedings in respect of such seizure. Although the High Court has ordered the release of the telecommunication tower in this case, there can be no assurance that local authorities would not resort to such measures in the future. In certain proceedings, the High Courts have directed Ascend India to pay certain amounts/fees to relevant local authorities. In certain on-going matters the High Courts have passed interim orders staying the levy of such permission fee directing the local authorities not to interfere with the construction of telecommunication towers.. In respect of certain sites, Ascend India is also involved in legal proceedings involving denial of supply of utilities on account of not obtaining local authority permissions. Ascend India has also filed civil suits against various individuals, seeking permanent injunctions restricting them from interfering with the operation of its towers at various sites.

Ascend India is also involved in legal proceedings for construction and operation of towers in alleged non-compliance with requirements in respect of environmental, health and safety standards, including in respect of EMF radiation from such towers. These matters include one criminal complaint filed before the Sub-divisional Magistrate, Bargarh, Orissa, seeking removal of Ascend India’s tower in such location. The Sub-divisional Magistrate, Bargarh directed the removal of these towers, against which Ascend India has filed a revision petition before the High Court of Orissa. An interim stay has been granted by the High Court of Orissa, against the order of the Sub-divisional Magistrate, Bargarh. Additionally, in certain other matters Ascend India has been restrained from constructing and operating towers at these sites. Further, Ascend India is also involved in a public interest legal proceeding, along with other infrastructure providers and telecommunications service providers for emission of EMF radiation beyond permitted levels.

Additionally, Ascend India has in the past received several demand notices from various local authorities for non-payment of property tax on sites where Ascend India’s towers are located. Ascend India has appealed against these notices, including by way of writ petitions before the High Court of Jharkhand, High Court of Karnataka and the High Court of Bihar, along with other telecom infrastructure service providers. The aggregate amount of property tax imposed in these cases is not ascertainable. The High Court of Jharkhand and the High Court of Bihar have, by interim orders, stayed recovery of such property tax claims, pending final determination of these matters. In certain proceedings such interim stays have been conditional upon payment of a certain amount by Ascend India. Ascend India has also initiated proceedings against certain local utility companies, such as state electricity boards, for imposing higher tariff on use of utilities on account of user re-classification.

PREDECESSOR ASCEND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Predecessor Ascend included elsewhere in this proxy statement/prospectus. This discussion and analysis of financial condition and results of operations for Predecessor Ascend presents such financial condition and results of operations as derived from the audited Combined Financial Statements of Ascend Telecom Holdings Limited Predecessor, which are included elsewhere in this proxy statement/prospectus. For the periods presented and prior to the consummation of the Business Combination, the financial condition and results of operations of Predecessor Ascend are comprised primarily of the financial condition and results of operations of Ascend India, other than with respect to the non-controlling interest in Ascend India held by the IL&FS Parties prior to the consummation of the Business Combination. This discussion contains forward-looking statements reflecting Ascend India’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Ascend India is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunications operators in India. Ascend India focuses its business on providing such infrastructure through its tower business and is not affiliated with any specific telecommunications services provider in India. As a result, Ascend India maintains independent decision making with respect to managing and operating its business. Ascend India has grown its towers from 4,083, as of March 31, 2013, to 4,843 towers, as of March 31, 2015. Ascend India has grown its tenants from 6,789 as of March 31, 2013 to 8,769 as of March 31, 2015.

Ascend India is an IP-I Provider registered with the Department of Telecommunications. Ascend India provides passive telecommunications infrastructure services, including services for site location, design, execution and maintenance of infrastructure for wireless telecommunications network operators. Subsequent to acquiring or leasing the site, Ascend India builds the passive telecommunications infrastructure and provides it to the tenants for occupancy. Ascend India retains the right to lease the tower infrastructure with other wireless communication network operators and service providers on a shared basis under long-term contracts.

As of March 31, 2015, Ascend India’s customer base included all 11 Indian wireless telecommunications service providers. For the fiscal year ended March 31, 2015, Ascend India’s top five customers accounted for approximately 82% of its revenue and 78% of its tenancies. Ascend India benefits from relatively low customer concentration, with its top five customers representing 22%, 19%, 13%, 13% and 11% of all tenancies as of March 31, 2015.

As of March 31, 2015, Ascend India owned and operated 4,843 towers. Ascend India’s tower footprint includes 19 telecommunications circles out of the total of 22 circles in India. This covers 28 out of 29 states across the length and breadth of the India, but excludes the metropolitan areas of Delhi, Mumbai and Kolkata, where Ascend India’s management believes that wireless telecommunications towers are currently over supplied. Although wireless growth in voice is slowing in urban centers, it continues to grow in rural markets and data usage has continued to grow rapidly with a much higher potential in semi-urban and rural areas. Ascend India believes this growth in data usage is resulting in additional 3G and 4G tenancies. Ascend India further believes that its significant presence in non-metropolitan markets well positions it to meet the current primary demand for coverage expansion in such areas by wireless telecommunications service providers.

Ascend India believes that wireless telecommunications service providers are increasingly relying on independent tower companies as they focus on their operational excellence and are thus willing to explore shared business models. Ascend India’s management believes that it maintains one of the lowest cost structures in the industry in India today, allowing it to benefit from future growth. Moreover, Ascend India has converted 25% of its portfolio to relying partially on alternative green and clean energy sources and its management believes there is potential to win new customer contracts from competitors relying on traditional energy sources.

Factors Affecting Predecessor Ascend’s Financial Condition and Results of Operations

The following factors have a significant effect on Predecessor Ascend’s financial condition and results of operations:

Ability to maximize revenues and cash flows

The primary factors affecting Predecessor Ascend’s revenues and cash flows are:

•	recurring revenue, including energy cost billings, from providing wireless telecommunications service providers access to space at towers;
•	the extent of tower sharing by service providers across towers;
•	the amount of loading at towers;
•	demand for new towers by service providers seeking to expand their existing 2G networks as well as their 3G and 4G network coverage, which requires higher tower density; and
•	servicing of debt.

Predecessor Ascend’s revenues and cash flows are a function of the number of towers that Ascend India operates, the location of these sites, the number of sharing operators that Ascend India can host at these sites and the additional equipment load that each site can accommodate. Ascend India’s MSAs include annual price escalation clauses, and the effect of such increases is recognized in Ascend India’s revenues on a straight-line basis over the term of the MSAs. Billings in respect of rental escalations are reflected in Ascend India’s cash flows as revenue equalizations. The incremental cost of adding new sharing operators or additional equipment at existing sites is relatively low compared to the increase in income over the life of the contract from the additional sharing operators and equipment at such sites. Accordingly, Ascend India focuses on attracting additional sharing operators at its existing towers as well as encouraging the addition of active telecommunications infrastructure at these sites by existing operators as they expand their networks and roll out new technologies. In addition, Ascend India expects that while its customers may initially seek to add active telecommunications infrastructure at existing sites to meet the demand for 3G and 4G services, they may need to establish active infrastructure at additional locations in order to maintain their network and provide coverage to their subscribers. Ascend India believes this will lead to a demand for new towers.

Sharing factor

Additional sharing operators at existing towers translate into higher operating profitability as the cost of adding new sharing operators or additional equipment is typically lower than the corresponding increase in revenues over the life of the contract. For further details, see “Ascend India’s Business.” Ascend India believes that a higher sharing factor at its towers will have a positive impact on results of operations. Certain details regarding Ascend India’s towers and co-locations are set out below:

Particulars	Financial Year
	2013	2014	2015
No. of Co-location Towers	1,707	1,900	2,238
No. of Total Tower	4,083	4,193	4,843
Closing sharing factor (tenancy ratio)	1.66x	1.74x	1.81x

Note: Closing sharing factor (tenancy ratio) is calculated as the closing number of tenants divided by the closing number of towers for the relevant period, irrespective of the number of services provided to each tenant.

Capital expenditure

The business of Ascend India is capital intensive. Ascend India incurs several types of capital expenditure in relation to its business, including: (i) new site construction costs; (ii) replacement capital expenditure in relation to the infrastructure at existing sites, such as the replacement of batteries, diesel generator sets, air conditioners or power equipment based on their useful life, technological obsolescence, on field support and performance and wear and tear; (iii) capital expenditure related to addition of new sharing operators or loading at an existing site; (iv) electrification-related capital expenditure at sites without an existing electricity board connection; and (v) capital expenditure in relation to energy-efficiency projects.

The cost of construction of a tower principally consists of steel costs, costs of acquiring and installing power generators, power storage devices (primarily batteries), air conditioners and other support equipment, design and construction charges, including transportation, material and labor, and licenses and shelter construction charges. Ascend India does not engage in speculative building of towers, and in general only constructs new sites when it receives an order from a customer. Predecessor Ascend calculates depreciation on capital assets on a straight-line basis. As such, any incremental capital expenditure that Predecessor Ascend incurs will result in an increase in depreciation expenses and will impact total expenses.

Ascend India’s overall strategy is to reduce the ratio of capital expenditure to revenues, including through the use of design technology to reduce tower erection costs and improve efficiency and reduce costs of equipment such as diesel generator sets. Ascend India expects to develop lighter, smaller towers in the future, which require less steel and concrete, and integrate the electrical systems in a tower into a single cabinet, thereby lowering costs. These sites will primarily be built for outdoor needs with no air-conditioning, resulting in lower expenditure on equipment overall.

Operating expenses

Operating expenses primarily consist of energy costs, site running costs, site rentals and security expenses. Ascend India seeks to reduce the ratio of operating expenses to revenues, including through initiatives such as preventive maintenance, upkeep of towers and better diesel-consumption monitoring. Increases in rental costs and energy costs such as electricity and diesel prices may lead to an increase in Predecessor Ascend’s operating expenses. To the extent that Predecessor Ascend is unable to pass any increases in rental costs or other operating expenses through to customers, this could in turn compress Predecessor Ascend’s margins.

MSA Terms

Ascend India enters into MSAs with substantially similar terms with each of its customers, and executes long-term service contracts in relation to individual towers under the MSA. The MSA specifies the standard configuration of active telecommunications infrastructure that a service provider is permitted to install at a site and the base rental applicable at each site, which depends on the location and the actual rent paid to the landlord. The MSA also sets out the applicable loading fees for additional equipment as well as the premiums applicable at each site, the service levels and uptimes to be maintained, electrification requirements and the governance process, along with an annual escalation in the rentals. Under the terms of the MSAs, some of Ascend India’s operating expenses, such as energy and fuel costs, ground rents and taxes and statutory levies (beyond certain thresholds) are passed through to the customer.

A customer’s monthly payment is determined on the basis of the basic rental charge, the premiums applicable for additional equipment at the site and operational cost pass-throughs, as described above. Further, the MSA incorporates certain premiums and volume-based discounts to the customer. In the event that Ascend India fails to meet applicable service levels, it is liable to the customer for specified service level credits. Specific termination penalties are applicable in the event a customer desires early termination of a service contract in respect of a tower.

Ascend India has entered into certain arrangements for various telecommunication circles with respect to energy charges with a number of its customers, aimed at (a) simplifying energy billing to ensure minimal disputes and deliver an improved experience to the customer as well as improved collection efficiency; and (b) reducing diesel consumption at towers, as the arrangement provides Ascend India the flexibility to incur expenditure towards electrification and implementation of green initiatives at its sites, with the benefits accruing out of these investments shared with customers. Any change in underlying energy rates will continue to be passed through to the customers.

Individual Tower Economics

The economics and individual contribution to EBITDA of a particular tower varies based on a number of factors, including location, age of the tower and the number of tenants at a particular tower. The initial capital expenditure related to construction of a tower is primarily attributable to construction of the foundation for tower and shelter, construction of the tower and shelter steel structure, installation of power supply, battery backup, diesel generator and associated electrical equipment. The cost of constructing the tower and shelter will fluctuate with the price of steel. After initial construction, capital expenditure attributable to maintenance or upgrade will be stable over time, generally relating to replacing electrical equipment such as batteries. Operating expenses at a particular tower will vary depending on multiple factors that might lead to increase such as inflation or reduction due to economies of scale and operational efficiencies.

Upon tower completion, the initial anchor tenant will pay a lease amount, as determined by that tenant’s individual MSA. When a subsequent tenant comes to a site, the existing tenant(s) as well as the new tenant receive a predetermined discount on the lease rate, as determined by each tenants’ MSA. In addition, tenants with 2G base stations on a particular site pay a lower incremental charge when installing an additional 3G base station, again dependent on that customer’s MSA. Power and fuel costs incurred at a particular tower are generally passed through to the customeron an actual basis, except for cases where tenants have agreed to a fixed operating expenditure for power and fuel. Fixed operating expenditure is only fixed in respect to consumption and any change in power tariff and diesel price is passed on to the customer. The profitability and contribution to EBITDA and margins of a particular tower will improve as the number of tenants increases. Similarly on the fixed operating expenditure sites, use of green energy and energy management solutions lead to a reduction in Ascend India’s payout while keeping the income constant, thus leading to higher EBITDA and margins.

Even in the current inflationary environment, the annual rent escalation feature in Ascend India’s MSA with each of its customers is expected to adequately cover the annual increase in tower-level operating expenses.

Factors affecting Predecessor Ascend’s customers

Predecessor Ascend’s operations and performance are affected by the performance of the Indian wireless telecommunications industry and its customers. The wireless telecommunications industry in India is growing at a fast pace and has seen the entrance of several new players as well as the introduction of various new technologies aimed at subscribers who desire data services. This has led to an expansion of network capacity requirements, and increased demand for the sharing of towers as well as construction of new towers. However, adverse industry conditions and any deterioration in the creditworthiness of Predecessor Ascend’s customers could adversely affect its growth prospects and, in turn, its revenues and results of operations.

A substantial portion of Predecessor Ascend’s revenues is derived from two key customers. For the fiscal year ended March 31, 2015, Predecessor Ascend’s top five customers accounted for approximately 82% of its revenue and 78% of its tenancies. Ascend India benefits from relatively low customer concentration, with its top five customers representing 22%, 19%, 13%, 13% and 11% of all tenancies as of March 31, 2015. Any adverse impact on the operations or financial condition of these key customers would have a direct impact on Ascend India’s revenues and results of operations.

Industry developments and policy considerations

The Indian telecommunications industry has in the past and may in the future face policy changes in response to industry developments. For instance, in 2012, the cancellation of 122 2G licenses issued to various wireless telecommunications service providers by the Supreme Court of India and their re-auction by the Department of Telecommunications at significantly higher fees, has affected the financial condition and rollout plans of those service providers whose licenses were cancelled. Additionally, the 2G spectrum allocation that was completed pursuant to the re-auctioning has been made subject to the verdict of the Supreme Court of India in related matters before it. Further, as a result of the cancellation of these 2G licenses, various telecommunications service providers have withdrawn from 61 of Ascend India’s sites, as of March 31, 2015. Additionally, there have been policy recommendations in relation to changing the current registration requirement for IP-I Providers to a licensing requirement, formulating stricter guidelines on tower sharing and stricter enforcement of EMF radiation norms (with directions for non-complying towers to be taken down). However, such amendments in Indian law have not yet been notified.

Changes in regulations

Ascend India’s operations are susceptible to regulatory change. Presently, tower infrastructure companies are required to be registered with the Department of Telecommunications as an IP-I Provider. However, there have been policy recommendations for this to change to a licensing requirement and to formulate stricter guidelines on tower sharing. In the event that these policy recommendations are accepted by the Department of Telecommunications and issued as mandatory regulations, infrastructure service providers may be required to adhere to certain standards, including standardization of design of towers, introduction of revenue sharing for IP-I Providers and mandatory camouflaging of towers in certain areas. While such amendments in Indian law have not yet been promulgated, any implementation of such policy recommendations may require Ascend India to comply with stricter requirements and increase its compliance costs significantly. Further, there have been policy recommendations in relation to stricter enforcement of EMF radiation standards (with directions for non-complying towers to be taken down). However, such amendments in Indian law have not yet been notified.

Additionally, the development and construction of towers requires approvals or permits from various local authorities, including environmental approvals from the pollution control boards for operating diesel generator sets and approvals from the Airports Authority of India when towers are located near airports, which may be periodic in nature and may require renewal from time to time. These permits, licenses and approvals are subject to conditions, the non-compliance with which may lead to cancellation, revocation or suspension of the relevant permits, licenses or approvals. Further, the procedure for obtaining and renewing approvals at the state level varies from state to state, and local village and town and municipal authorities may also impose additional requirements to obtain site clearances. In the absence of a unified national or state-level authority granting requisite permissions, there is significant uncertainty with respect to the requirement and procedure of obtaining and renewing such approvals and permits, which may result in Ascend India’s involvement in legal proceedings or otherwise result in delays in receiving necessary approvals to deploy or operate towers. Additionally, certain states or local authorities in India may levy additional taxes on tower sites, including property taxes or tower taxes, which has in the past resulted in and could in the future result in increased cost of operations for Ascend India.

The Department of Telecommunications has also issued guidelines that identify potential areas of benefit to the business of Ascend India. For instance, the Guidelines for Infrastructure Sharing permit telecom service providers to share active infrastructure as per mutual agreement and to share passive infrastructure as per existing license conditions. In addition, the Department of Telecommunications’ Advisory Guidelines for State Governments for Issue of Clearance for Installation of Mobile Towers, dated August 1, 2013, issued in supersession of earlier guidelines on this subject, provide for single-window clearance and electricity connection on priority basis for mobile towers.

Critical Accounting Policies

Preparation of financial statements in accordance with IFRS and the provisions of the Indian Companies Act requires Predecessor Ascend’s management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities and the reported amounts of revenues and expenses. These judgments, assumptions and estimates are reflected in Predecessor Ascend’s accounting policies, which are more fully described in the audited financial statements of Predecessor Ascend, which are included elsewhere in the proxy statement/prospectus.

Certain of Predecessor Ascend’s accounting policies are particularly important to the presentation of Predecessor Ascend’s financial position and results of operations and require the application of significant assumptions and estimates of management. These accounting policies are referred to as Predecessor Ascend’s “critical accounting policies”. Ascend India’s management uses its historical experience and analyses the terms of existing contracts, historical cost conventions, global industry practices and information provided by outside sources, as appropriate, when forming its assumptions and estimates. Although the estimates are based upon management’s best knowledge of current events and actions, actual results may differ from estimates.

While Ascend India believes that all aspects of Predecessor Ascend’s restated consolidated financial statements should be studied and understood in assessing its current and expected financial condition and results of operations, the following critical accounting policies warrant particular attention.

Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to Predecessor Ascend and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. Predecessor Ascend assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Predecessor Ascend has concluded that it is acting as a principal in all of its revenue arrangements. Revenue is recognized as described below:

Revenue from operations

Revenue from operations include rent and infrastructure support services, recovery of power & fuel (network) and land leasing rent.

Rent from infrastructure support services represent revenue for the use of sites which is recognized when right to use the site is given to the customer. Fixed escalation clause present in non-cancellable lease arrangements with the customers are recognized on a straight line basis over the fixed, non-cancellable terms of the agreements and is disclosed as revenue equalization.

Recovery of power & fuel charges represents recovery of expenses incurred by Ascend India for providing services to its customers. These are recognized on a monthly basis under the lease agreements as and when the services are rendered.

Land leasing rent represents revenue from leasing investment property. These contracts are cancellable at the option of the lessee by giving notice. The revenue on leasing of the land is recognized over the period of the lease.

Unbilled revenues at the end of year represent accrued service income and reimbursements pending to be billed, which are estimated and recorded and are measured at rates specified in the MSA entered into with the respective customers. Unbilled revenue is presented as a part of trade and other receivables in the statement of financial position.

Predecessor Ascend collects service tax/other taxes on behalf of the government and therefore, it is not an economic benefit flowing to Predecessor Ascend, hence it is excluded from revenue.

Interest income

For all financial instruments measured at amortized cost, interest income is recorded using the effective interest rate, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset. Interest income is included in finance income in the statement of profit or loss.

Property, plant and equipment

Measurement

Construction in progress, property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing component parts of the property, plant and equipment for long-term construction projects if the recognition criteria are met. Costs include expenditures that are directly attributable to the acquisition of the asset. The cost of the self-constructed asset includes the cost of materials and direct services and any other costs directly attributable to bringing the assets to a working condition for their intended use. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. When parts of an item of property, plant and equipment have different useful lives, they are depreciated based on their useful lives.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss when the asset is derecognized.

The present value of the expected cost for the decommissioning of the asset after its use at the site and restoring the site on which they are located is included in the cost of the respective asset if the recognition criteria for a provision are met.

An asset’s useful life is estimated by management based on equipment specification and actual usage condition. The expected residual value at the end of an asset’s life is determined based on actual realization as per prevailing market rate. Such estimates are reviewed every year, and there has been no change over the past three years.

Subsequent costs

When significant parts of property, plant and equipment are required to be replaced at intervals, Predecessor Ascend derecognizes the replaced part, and recognizes the new part with its own associated useful life and depreciation. All other repair and maintenance costs are recognized in the statement of profit or loss as incurred.

Depreciation

Depreciation is calculated over the depreciable amount which is the cost of an asset, or another amount substituted for cost, less its estimated residual value.

Depreciation is recognized in the statement of profit or loss on a straight line basis over the estimated useful lives of each part of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits.

Predecessor Ascend has used the following rates to provide depreciation on its fixed assets.

Assets	Useful lives estimated by the management (years)
Plant and Machinery	4 – 20 years
Computers/Computer software	3
Buildings – Freehold	30
Office equipment	5
Furniture and fixtures	10
Vehicles	8

Impairment of non-financial assets

Non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Such circumstances include, though not limited to, significant or sustained decline in revenues or earnings and material adverse changes in the economic environment.

Ascend India reviews its tower portfolio for indications of impairment on an individual tower basis. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use. To calculate the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market rates and the risks specific to the asset. Fair value less costs to sell is the best estimate of the amount obtainable from the sale of an asset in an arm’s length transaction between knowledgeable, willing parties, less cost of disposal. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, or other available fair value indicators. Impairment losses, if any, are recognized in the statement of profit or loss as component of depreciation and amortization expense.

Predecessor Ascend bases its impairment calculation on detailed budgets and forecasts which are prepared separately for each of the Predecessor Ascend’s CGU to which assets are allocated. These budget and forecast calculations are generally covering a period of five years.

A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of profit or loss.

Impairment of financial assets

Predecessor Ascend assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the receivables or a group of receivables is experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganisation and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Provisions

General provision

Provisions are recognized when Predecessor Ascend has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Predecessor Ascend expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss, net of any reimbursement.

If the effect of time value of money is material, provisions are discounted using a pre-tax rate that reflects, where appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of the time is recognized as a finance cost.

Asset (site) restoration obligation

Asset retirement obligations, or AROs, are provided for those operating lease arrangements where Ascend India has a binding obligation at the end of the lease period to restore the leased premises in a condition similar to inception of the lease. AROs are provided at the present value of the expected costs to settle the obligation using the discounted cash flows and are recognized as part of the cost of that particular asset. The cash flows are discounted at a current pre-tax rate that reflects the risks specific to that particular liability. The unwinding of the discount is expensed as incurred and recognized in the statement of profit or loss as finance cost. The estimated future cost of decommissioning are reviewed annually and adjusted as appropriate. Changes in the estimated future costs or in the discount rate applied are added to or deducted from the cost of the asset.

Employee benefits

Ascend India’s post-employment benefits include defined benefit plans and defined contribution plans. Ascend India also provides other benefits in the form of compensated absences.

Under the defined benefit plan, Ascend India provides retirement obligation in the form of gratuity. Under the plan, a lump sum payment is made to eligible employees at retirement or termination of employment based on respective employee salary and years of experience with Ascend India.

For defined benefit plan, the difference between the fair value of the plan assets and the present value of the plan liabilities is recognized as an asset or liability in the statement of financial position. The liabilities are calculated using the projected unit credit method and applying the principal actuarial assumptions as at the date of statement of financial position. Plan assets are assets that are held by a long-term employee benefit fund or qualifying insurance policies.

All expenses excluding re-measurements of the net defined benefit liability (asset), in respect of defined benefit plans are recognized in the profit or loss as incurred, Re-measurements, comprising actuarial gains and losses and the return on the plan assets, the effect of the asset ceiling (excluding amounts included in the net interest on the net defined benefit liability (asset)), are recognized immediately in the other comprehensive income in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent period.

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The amount charged to statement of profit or loss in respect of these plans is included as part of employee benefits expense.

Ascend India’s contributions to the defined contribution plans are recognized in the statement of profit or loss as they fall due. Ascend India has no further obligations under these plans beyond its periodic contributions.

The employees of Ascend India are entitled to compensated absences based on the unavailed leave balance as well as other long term benefits. Ascend India records liability based on actuarial valuation computed under the projected unit credit method. All expenses including re-measurements comprising actuarial gains or losses of the net defined liability pertaining to compensated absences are recognized in the statement of profit or loss as incurred.

Results of Operations

The following table summarizes Predecessor Ascend’s consolidated results of operations for the fiscal years 2015, 2014 and 2013:

(INR)	Fiscal Year ended March 31,
	2015	2014	2013
Total Revenue	4,464,239,556	3,791,634,932	3,731,226,058
Total expense	5,117,387,413	4,787,034,590	5,149,985,240
Other income	(29,984,454)	(57,304,797)	(26,572,715)
Finance income	(18,389,730)	(8,417,509)	(1,179,927)
Loss before tax	(604,773,673)	(929,677,352)	(1,391,006,540)
Tax Expense	—	—	(116,542,055)
Loss for the year	(604,773,673)	(929,677,352)	(1,274,464,485)
Tax Expense	—	—	(116,542,055)
Interest Expense, Net	1,159,375,040	1,164,230,436	1,080,545,039
Depreciation, impairment and amortization expense	944,977,546	899,704,462	1,179,262,600
EBITDA	1,499,578,914	1,134,257,547	868,801,098

EBITDA, as reconciled above, is a Non-IFRS financial measure. This presentation, together with the comparable IFRS measure, reflects one of the key metrics used by Ascend India to assess its operating performance. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. Non-IFRS financial measures as reported by Predecessor Ascend may not be comparable to similarly titled amounts reported by other companies.

Fiscal Year 2015 Compared with Fiscal Year 2014

Revenue from operations

Predecessor Ascend’s combined revenue from operations for the fiscal year 2015 increased by 17.7% to INR 4,464.2 million from INR 3,791.6 million in the fiscal year 2014. This increase was primarily due to an increase in towers of Ascend India from 4,193 to 4,843 and increase in tenancies from 7,297 to 8,769, respectively, from March 31, 2014 to March 31, 2015. Predecessor Ascend’s combined revenues also benefited from the additional loading charges due to the rollout of service providers’ 3G networks and the installation of additional equipment at towers.

Of this revenue, revenue attributable to rent and infrastructure support services increased by 15.9%, from INR 2,347.8 million in fiscal year 2014 to INR 2,721.4 million in fiscal year 2015. Similarly, revenue attributable to recovery of power and fuel revenue increased 20.9%, from INR 1,422.2 million in fiscal year 2014 to INR 1,719.4 million in fiscal year 2015. The increased revenue from rent and infrastructure support services was primarily attributable to an increase in the number of towers and improved tenancy and, to a lesser degree, periodic rate revisions. Rate adjustments contributed approximately 2.5% of the incremental period-over-period growth for rent and infrastructure support services with the remainder attributable to increased towers and improved tenancy. The increased revenue from recovery of power and fuel is primarily attributable to an increase in the number of towers and improved tenancy and utility rate increases. In the case of both rent and infrastructure support services and recovery of power and fuel, Predecessor Ascend expects to see the continued impact of increased towers and improved tenancy in subsequent periods, as wireless telecommunication service providers continue to expand in India and transition to technologies that require greater active infrastructure.

Expenses

Predecessor Ascend’s combined total expenses for the fiscal year 2015 increased by 6.9% to INR 5,117 million from INR 4,787 million in the fiscal year 2014. However, Predecessor Ascend’s combined expenses decreased to 114.6% of combined income in the fiscal year 2015 from 126.3% in the fiscal year 2014. This was as a result of an overall increase in the closing sharing factor (tenancy ratio) at Ascend India’s towers for the fiscal year 2015 as compared to the fiscal year 2014 from 1.74x to 1.81x, respectively, which resulted in revenues correspondingly growing at a higher rate than operating expenses.

The largest component of Predecessor Ascend’s combined expenses was power and fuel, which increased by 14.8% to INR 1,614.9 million in the fiscal year 2015 from INR 1,406.6 million in the fiscal year 2014. Power and fuel cost increases were attributable mainly to rollout of 650 new towers in the fiscal year 2015, increased co-locations and installation of additional equipment at towers as well as change in electricity charges and diesel prices. Under the terms of Ascend India’s MSAs, increases in underlying energy rates are generally passed through to customers and therefore, these increases do not have a significant impact on Predecessor Ascend’s profits. The other key operating costs, namely rent and other expenses, increased by 12.9% and 7.4%, respectively, in the fiscal year 2015 compared to the fiscal year 2014, mainly due to additional rollout of 650 new towers in the fiscal year 2015, normal contractual escalation and additional rent paid on selected towers on account of additional tenancy based on prevailing industry practice. Employee benefits expense decreased by 5.9% to INR 183.7 million in fiscal year 2015 from INR 195.2 million in fiscal year 2014, as a higher proportion of employee costs were capitalized during the year due to increase in tower rollouts by Ascend India during the year.

Depreciation, impairment and amortization expense

Predecessor Ascend’s combined depreciation, impairment and amortization expense increased by 5.0% to INR 945.0 million in the fiscal year 2015 from INR 899.7 million in the fiscal year 2014. The increase in total depreciation, impairment and amortization costs is attributable to incremental capital expenditure in fiscal year 2015 with respect to the addition of new towers, replacement of infrastructure at existing sites, addition of new sharing operators at certain sites and electrification charges in relation to certain sites.

Finance costs

Predecessor Ascend’s combined finance costs increased by 0.4% to INR 1,177.8 million in the fiscal year 2015 from INR 1,172.6 million in the fiscal year 2014. This was largely due to increased expenses related to combined indebtedness.

Tax expense

As a result of Predecessor Ascend’s net loss for fiscal years 2015 and 2014, no income taxes were payable during such periods.

Loss after tax

On account of the foregoing, Predecessor Ascend’s combined loss after tax decreased by 34.9% to INR 604.8 million in fiscal year 2015 from INR 929.7 million in fiscal year 2014. As a percentage of combined incomes, Predecessor Ascend’s loss after tax decreased to 13.5% in the fiscal year 2015 from 24.5% in the fiscal year 2014.

Fiscal Year 2014 Compared with Fiscal Year 2013

Revenue from operations

Predecessor Ascend combined revenue from operations for the fiscal year 2014 increased by 1.6% to INR 3,791.6 million from INR 3,731.2 million in the fiscal year 2013. This increase was primarily due to an increase in towers of Ascend India from 4,083 to 4,193 and increase in tenancies from 6,789 to 7,297, respectively, from March 31, 2013 to March 31, 2014. Predecessor Ascend’s combined revenues also benefited from the additional loading charges due to the rollout of service providers’ 3G networks and the installation of additional equipment at towers and a rise in energy charges.

Of this revenue, revenue attributable to rent and infrastructure support services increased minimally from INR 2,346.7 million in fiscal year 2013 to INR 2,347.8 million in fiscal year 2014. Similarly, revenue attributable to recovery of power and fuel revenue increased 4.3%, from INR 1,363.5 million in fiscal year 2013 to INR 1,422.2 million in fiscal year 2014. The increased revenue attributable to rent and infrastructure support services was primarily attributable to an increase in the number of towers and improved tenancy and, to a lesser degree, periodic rate revisions. Rate adjustments contributed approximately 2.5% of the incremental period-over-period growth for rent and infrastructure support services with the remainder attributable to increased towers and improved tenancy. The increased revenue attributable to recovery of power and fuel is primarily attributable to an increase in the number of towers and improved tenancy and utility rate increases.

Expenses

Predecessor Ascend’s combined total expenses for the fiscal year 2014 decreased by 7.0% to INR 4,787 million from INR 5,150 million in the fiscal year 2013. Hence, Predecessor Ascend’s combined expenses decreased to 126.3% of combined incomes in the fiscal year 2014 from 138.0% in the fiscal year 2013. This was as a result of an overall increase in the closing sharing factor (tenancy ratio) at Ascend India’s towers for the fiscal year 2014 as compared to the fiscal year 2013 from 1.66x to 1.74x, respectively, which resulted in revenues correspondingly growing at a higher rate than operating expenses.

The largest component of Predecessor Ascend’s combined expenses was power and fuel, which increased by 4.7% to INR 1,406.6 million in the fiscal year 2014 from INR 1,343.7 million in the fiscal year 2013. Power and fuel cost increases were attributable to increased co-locations and the installation of additional equipment at towers as well as a general increase in electricity charges and diesel prices. Under the terms of Ascend India’s MSAs, increases in underlying energy rates are generally passed through to customers and therefore, these increases do not have a significant impact on Predecessor Ascend’s profits. The other key operation costs, namely rent and other expenses, increased by 4.2% and decreased by 38.7%, respectively, in the fiscal year 2014 compared to the fiscal year 2013. The increase in rental expense was largely due to the increase in co-locations. The decrease in other expenses was primarily due to the reduction in provisions for bad debt compared to fiscal year 2013, when provisions were made for prior period receivables as well. Employee benefits expense decreased by 9.6% to INR 195.2 million in fiscal year 2014 from INR 216.0 million in fiscal year 2013, as Ascend India reduced task force employees across their organizations, coupled with standard increments in remuneration.

Depreciation, impairment and amortization expense

Predecessor Ascend’s combined depreciation, impairment and amortization expense decreased by 23.7% to INR 900.0 million in the fiscal year 2014 from INR 1,179.3 million in the fiscal year 2013. The decrease in total depreciation and amortization costs is attributable to decrease in capital expenditure in fiscal year 2014 with respect to the less number of new towers been erected, less replacement of infrastructure at existing sites, and electrification charges in relation to certain sites.

Finance costs

Predecessor Ascend’s combined finance costs increased by 8.4% to INR 1,172.6 million in the fiscal year 2014 from INR 1,081.7 million in the fiscal year 2013. This was largely due to expenses related to increased combined indebtedness.

Tax expense

As a result of Predecessor Ascend’s net loss for fiscal year 2014, no income taxes were payable during such period. Predecessor Ascend received INR 116.5 million in tax income in fiscal year 2013.

Loss after tax

On account of the foregoing, Predecessor Ascend’s combined loss after tax decreased by 27.1% to INR 929.7 million in fiscal year 2014 from INR 1,274.5 million in fiscal year 2013. As a percentage of combined incomes, Predecessor Ascend’s loss after tax decreased to 24.5% in the fiscal year 2014 from 34.2% in the fiscal year 2013.

Liquidity and Capital Resources

Predecessor Ascend uses cash primarily to meet its working capital needs and fund its expansion plans, in terms of adding new sharing operators to existing towers, acquiring and developing new sites and undertaking maintenance and upgrades of existing sites. Predecessor Ascend intends to fund these capital requirements through a variety of sources, including the proceeds from this issue, cash from operations and short- and long-term lines of credit and other borrowings.

Currently, Predecessor Ascend’s principal source of liquidity is internal accruals from its tower business.

Cash Flows

The following table sets out the principal elements of Predecessor Ascend’s restated combined statement of cash flows for the fiscal years 2015, 2014 and 2013.

(INR million)	Fiscal Year ended March 31,
	2015	2014	2013
Net cash generated from operating activities	2,131.8	1,073.7	1,184.9
Net cash (used in) investing activities	-1,578.0	-729.3	-449.4
Net cash generated from/(used in) financing activities	-976.3	372.0	-950.2
Net increase/(decrease) in cash and cash equivalents	-422.5	716.5	-214.7
Cash and cash equivalents at the beginning of the year/period	807.6	91.1	305.8
Cash and cash equivalents at the end of the year/period	385.1	807.6	91.1
Fixed deposit more than three months but less than twelve months	0.0	22.5	0.0
Total cash and bank balances	385.1	807.6	91.1

Predecessor Ascend’s combined net cash generated from operating activities in fiscal year 2015 amounted to INR 2,131.8 million arising from operating cash flow adjusted primarily for increases in trade payables and other current liabilities and partially offset by an increase in other current assets. Predecessor Ascend’s combined net cash used in investing activities amounted to INR 1,578.0 million in fiscal year 2015, largely attributable to the purchase of tangible assets and financial instruments, which were partially offset by proceeds from the sale of financial instruments and interest received. Predecessor Ascend’s combined financing activities, mainly the repayment of outstanding long-term borrowings and interest paid, partially offset by proceeds from short-term borrowings, resulted in a net cash outflow of INR 976.3 million in fiscal year 2015. As a result, Predecessor Ascend’s combined net cash and cash equivalents during the fiscal year 2015 decreased by INR 422.5 million to a balance of INR 385.1 million as of March 31, 2015.

Predecessor Ascend’s combined net cash generated from operating activities in fiscal year 2014 amounted to INR 1,073.7 million, arising from operating cash flow adjusted primarily for increases in other current liabilities and other long-term liabilities, and partially offset by an increase in short-term loans and advances and a decrease in trade payables. Predecessor Ascend’s combined net cash used in investing activities during the same period amounted to INR 729.3 million, primarily on account of the purchase of tangible assets, purchase of current investments and a loan made by Ascend India, partially offset by a sale of current investments. Predecessor Ascend’s combined net cash generated from financing activities for the fiscal year 2014 amounted to INR 372.0 million, attributable mainly to proceeds from borrowings and the issue of equity shares, partially offset by the repayment of long-term borrowings and interest paid, resulting in a net increase in Predecessor Ascend’s combined cash and cash equivalents of INR 716.5 million during the period to INR 807.6 million as of March 31, 2014.

Predecessor Ascend’s combined net cash generated from operating activities in fiscal year 2013 amounted to INR 1,184.9 million, arising from operating cash flow adjusted primarily for decreases in short-term loans and advances and increases in trade payables and other long-term liabilities, which were partially offset by increases in trade receivables and other current assets. Predecessor Ascend’s combined net cash used in investing activities during this period amounted to INR 449.4 million, primarily on account of the purchase of tangible assets and current investments, which were partially offset by the sale of current investments and interest received. Predecessor Ascend’s combined net cash used in financing activities during this period amounted to an outflow of INR 950.2 million, primarily as a result of the repayment of borrowings and interest paid, which were partially offset by proceeds from the issue of equity shares and from borrowings, resulting in a net decrease in Predecessor Ascend’s combined cash and cash equivalents of INR 214.7 million during the period to INR 91.1 million as of March 31, 2013.

Indebtedness

Ascend India has historically funded its operations, in part, through debt financing and, as a result, has a significant amount of outstanding indebtedness. All of Predecessor Ascend’s combined long-term borrowings as of March 31, 2015, are at floating rates of interest.

Predecessor Ascend’s combined total long-term borrowings increased by 1.7% to INR 7,668.0 million as of March 31, 2015 from INR 7,542.4 million as of March 31, 2014. Predecessor Ascend’s combined total short-term borrowings increased significantly by 15.2% to INR 457.0 million as of March 31, 2015 from INR 396.7 million as of March 31, 2014.

Predecessor Ascend’s combined total long-term borrowings increased by 9.3% to INR 7,542.4 million as of March 31, 2014 from INR 6,902.8 million as of March 31, 2013. Predecessor Ascend’s combined total short-term borrowings increased significantly by 26.9% to INR 396.7 million as of March 31, 2014 from INR 312.7 million as of March 31, 2013.

The CDR system is a non-statutory, purely contractual mechanism that operates outside the purview of the more traditional debt recovery structures and institutions. The CDR mechanism was initiated by the RBI in 2001 for facilitating timely and transparent restructuring of corporate debt. This process is limited to the participants in the CDR mechanism who have entered into legally binding agreements to work within the CDR mechanism and abide by various elements of the CDR mechanism.

All but one of Ascend India’s lenders entered into a CDR with Ascend India in 2013 involving an aggregate amount of indebtedness of INR 5,893.60 million as of March 31, 2012, which is secured by all of Ascend India’s movable and fixed assets. Under the master restructuring agreement, the CDR lenders retain certain rights, the exercise of which may have an adverse impact on Ascend India and on its shareholders. For instance, the CDR lenders are permitted to revoke all or part of the CDR upon the occurrence of certain events of default. Such revocation would entitle the CDR lenders to declare a default under both the restructuring agreement and financing arrangements that had been originally entered into with them and further entitle the CDR lenders to charge default interest or liquidated damages. Ascend India may have to dedicate a substantial portion of its cash flow from operations to make payments to its CDR lenders, thereby reducing the availability of cash flow to fund other capital expenditures, working capital requirements and other general corporate purposes. If the CDR lenders declare an event of default, Ascend India may be unable to pay its debts as they fall due.

The CDR also provides the CDR lenders the option to convert a part of their outstanding debt or the defaulted amount, as the case may be, into equity shares of Ascend India upon default by Ascend India in repayment of three consecutive installments of the principal amounts. If the CDR lenders exercise their rights to convert their outstanding debt into equity shares of Ascend India, Ascend Holdings’ shareholding in Ascend India will be diluted. The CDR lenders, in certain circumstances, may also retain the right to nominate directors to the Ascend India board of directors. In either case, if the CDR lenders take such action, Ascend Holdings’ ability to control Ascend India may be limited, which may have a materially adverse impact on the shareholders of Ascend Holdings.

Further, if, in the opinion of the CDR lenders, the profitability and cash flows of Ascend India permit, the CDR lenders are entitled to seek compensation, estimated at INR 1,180 million, for the concessions extended by them under the CDR. The CDR lenders are also entitled to renegotiate the terms of the CDR, including accelerating repayment in the event of better performance by Ascend India, in comparison to projections made in accordance with the terms of the restructuring agreement. In these circumstances, Ascend India may be required to allocate substantial cash flows towards such recompense or accelerated repayment, which could have an adverse effect on its financial condition, results of operations and prospects.

There can be no assurance that there will not be an adverse change in the terms of the CDR in the future, or that the CDR lenders will approve any matters for which Ascend India may seek consent in the future. Any such variation in the terms of the CDR or failure to receive required consents of or waivers from the CDR lenders may adversely affect Ascend India’s business, financial condition, results of operations and prospects.

The CDR lenders have acquired certain rights under the CDR, including, among other things, the right to nominate directors to the board of directors of Ascend India and concurrent auditors. In addition, the CDR limits Ascend India’s operational flexibility in certain significant and material ways. For instance, Ascend India would require the prior approval of Canara Bank, the monitoring institution (acting on behalf of, and on the instructions of, the CDR lenders) in order to undertake certain actions, including the following:

•	undertake any new project, diversification, modernization or substantial expansion in the portfolio of its towers;
•	incur any new indebtedness or issuance of any Ascend India equity or preference capital, change Ascend India’s capital structure or issue any corporate guarantees;
•	pay any commission to Ascend India’s promoters, directors, managers or others for furnishing any guarantee, counter-guarantee or indemnity or for undertaking any other liability in connection with any financial assistance obtained for or by Ascend India;
•	create any subsidiary, or permit any company to become Ascend India’s subsidiary;
•	undertake any merger, reorganization, demerger, consolidation, scheme of arrangement or compromise with creditors or shareholders or effect any scheme of amalgamation or reconstruction;
•	undertake any change in management or remove any person exercising substantial powers of management of Ascend India’s affairs;
•	recognize or register any transfer of Ascend India’s shares made by its promoters and associates, as may be specified by the CDR lenders;
•	make any investments, including by way of deposits, loans or share capital;
•	undertake any revaluation of the assets of Ascend India;
•	undertake any settlement with any non-CDR lender;
•	enter into any joint venture, merger, acquisition, sale of investment or fixed assets, or spinning off divisions or substantial parts of Ascend India’s normal business;
•	undertake any capital expenditure other than normal capital expenditure as per the CDR; and/or
•	declare or pay any dividend on Ascend India’s equity shares or undertake any other capital distribution in any manner.

Additionally, pursuant to a supplementary agreement executed in 2014, the CDR lenders have acquired a negative lien on the entire shareholding of Ascend India, pursuant to which, Ascend India’s shareholders have undertaken restrictions not to transfer Ascend India’s shares in favor of the CDR lenders.

Such restraints on Ascend India’s operational flexibility could result in it being forced to act in a manner adverse to or unable to act in a manner that best benefits the shareholders of Ascend Holdings.

Additionally, one of Ascend India’s lenders, L&T Infra, has not acceded to the CDR, and its facilities are not governed by the terms of the CDR. Under the terms of the facility agreements entered into by Ascend India with L&T Infra, which facility is secured by all of Ascend India’s movable and fixed assets. L&T Infra has imposed certain conditions upon Ascend India, including the requirement to obtain its prior approval for undertaking certain activities, including:

•	changes in Ascend India’s management or in its shareholding, directly or indirectly;
•	undertaking any merger or acquisition activity;
•	declaring any dividend on its equity shares;
•	changes in Ascend India’s capital structure or further issuance of shares; or
•	disposal or transfer of shares of Ascend India.

Such conditions restrain Ascend India’s operational flexibility, which may materially adversely affect its business, results of operations and projects.

Additionally, L&T Infra retains the right to convert its debt into equity upon consecutive defaults in repayment by Ascend India. Further, L&T Infra retains the right to accelerate its repayment schedule, in the event of better performance by Ascend India, in addition to receiving any recompense commensurate with Ascend India’s CDR lenders. Any conversion of this debt into Ascend India’s equity will result in dilution of Ascend Holdings’ equity ownership of Ascend India.

Further, while the CDR provides that any settlement that Ascend India may enter into with lenders who have not acceded to the CDR will be subject to prior approval of the CDR lenders, lenders such as L&T Infra who are not party to the CDR are not bound by the terms of the CDR. In the event L&T Infra does not consent to any future concessions, waivers or amendments sought by Ascend India of the terms of its facilities, it may declare a default or pursue enforcement actions against Ascend India, which would have an adverse impact on Ascend India’s financial condition, assets, reputation and prospects. Further, any enforcement action or revocation of the CDR may trigger a cross default under the L&T Infra facility agreements.

Financial Condition

As of March 31, 2015 and March 31, 2014 Predecessor Ascend’s combined net worth was INR 2,120.8 million and INR 2,727.8 million, respectively.

Assets

Predecessor Ascend’s combined fixed assets, which consist mainly of tangible assets such as towers and related infrastructure, increased to INR 7,793.8 million as of March 31, 2015 from INR 6,930.9 million as of March 31, 2014, primarily due to growth of its tower portfolio.

Predecessor Ascend’s combined trade and other receivables decreased from INR 665.6 million as of March 31, 2014 to INR 559.1 million as of March 31, 2015. This was mainly due to a decrease in other trade receivables during the fiscal year 2015, attributable to increased payment collection efficiency during the period.

Predecessor Ascend’s combined short term loans and advances (prepayments and other assets and other financial assets) decreased by 40% from INR 216.5 million as of March 31, 2014 to INR 130.7 million as of March 31, 2015, attributable largely to a decrease in tax credits, advances to suppliers and other financial assets.

Liabilities

As of March 31, 2015, Predecessor Ascend’s combined total liabilities were INR 9,697.7 million, consisting primarily of combined long-term borrowings of INR 7,668.0 million, combined short-term borrowings of INR 457.0 million, combined other long-term liabilities of INR 561.8 million and combined other current liabilities of INR 1,010.8 million primarily attributable to the current portion of security deposits received from operators, the current portion of trade payables, other non-financial liabilities and deferred revenue.

Predecessor Ascend’s combined total liabilities increased by 7.8% from INR 8,999.1 million as of March 31, 2014 to INR 9,697.7 million as of March 31, 2015. This was primarily due to an increase in Predecessor Ascend’s combined long-term borrowings to INR 7,668.0 million as of March 31, 2015 from INR 7,542.4 million as of March 31, 2014 and an increase in short-term trade payables to INR 794.0 million as of March 31, 2015 from INR 446.2 million as of March 31, 2014.

Provisions, Contractual Obligations and Contingencies

Predecessor Ascend’s combined provisions amounted to INR 152.9 million as of March 31, 2015. Predecessor Ascend’s long-term provisions were primarily attributable to asset retirement obligations and provisions for employee benefits, while short-term provisions primarily consisted of provisions for employee benefits.

Ascend India’s contractual commitments and obligations as of March 31, 2015 are summarized below:

	Payments due by period
Contractual obligations	Total (INR million)	Less than 1 year (INR million)	1 – 3 years (INR million)	3 – 5 years (INR million)	More than 5 years (INR million)
Operating lease obligations(1)	4,970.4	437.5	893.0	859.7	2,780.2
Long-term debt obligations	6,529.9	221.8	1,010.5	1,177.6	4,120.1

Cash credit facility from the banks	237.1	237.1	—	—	—
Short Term Bank Loan	—	—	—	—	—
Future minimum lease payments under hire purchase contract	40.9	4.0	11.9	7.9	17.1

(1)	Does not reflect termination provisions under certain leases.

As of March 31, 2015, Ascend India had outstanding guarantees issued by banks and financial institutions on behalf of Ascend India amounting to INR 4.9 million. In addition, there are various claims pending against Ascend India in relation to legal matters and income tax matters, aggregating to INR 211.7 million as of March 31, 2015.

Capital Expenditure

Ascend India incurs several types of capital expenditure in relation to its business: (i) new site construction costs; (ii) replacement capital expenditure in relation to the infrastructure at existing sites, such as the replacement of batteries, diesel generator sets, air conditioners or power equipment based on their useful life, technological obsolescence, on field support and performance and wear and tear; (iii) capital expenditure related to addition of new sharing operators or loading equipment at an existing site; (iv) electrification-related capital expenditure at sites without an existing electricity board connection; (v) capital expenditure in relation to energy-efficiency projects. While in general Ascend India’s capital expenditure is determined by factors such as customers’ rollout plans and the rate at which replacement on existing equipment is due, the focus of Ascend India’s capital expenditure over the last two years has related to accommodating additional co-locations and sharing, in addition to new tower rollouts.

For the fiscal year 2016, Ascend India expects to incur additional capital expenditure in relation to new tower rollouts on the basis of existing orders from customers, in addition to replacement capital expenditure at existing towers and other energy-related initiatives.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices are subject to two types of risk — currency rate risk and interest rate risk. The financial instruments that are affected by these include loans and borrowing, deposits, available-for-sale investments and derivative financial instruments. Ascend India undertakes a sensitivity analysis in relation to the amount of its net debt and the ratio of fixed to floating interest rates of its debt and derivatives.

Interest rate risk

Ascend India has no significant interest-bearing assets, and its income and operating cash flows are therefore substantially independent of changes in market interest rates. Ascend India is subject to market risks due to fluctuations in interest rates primarily in relation to its long-term debt obligations with floating interest rates.

Credit risk

Further, Ascend India is subject to a credit risk that its counterparties under various financial or customer agreements will not meet their obligations. Ascend India’s credit risk exposure relates to its operating activities and its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

In relation to credit risk arising from financing activities, Ascend India monitors its ratings, credit spreads and financial strength on at least a quarterly basis, and based on its on-going assessment of counterparty risk, adjusts its exposure to various counterparties.

In relation to Ascend India’s operating activities, the aggregate of its trade receivables as of March 31, 2015 was INR 1,188.6 million.

Liquidity risk

Ascend India monitors its exposure to shortage of funds using a recurring liquidity planning tool. Ascend India’s objective is to maintain a balance between continuity of funding and flexibility, through the use of loans and trade payables. As of March 31, 2015, Ascend India’s combined total liabilities aggregated to INR 9,697.7 million, largely attributable to consolidated long term borrowings of INR 7,668.0 million, consolidated short term borrowings of INR 457.0 million, consolidated other long term liabilities of INR 561.8 million and consolidated other current liabilities of INR 1,010.81 million as of March 31, 2015.

Commodity risk

Ascend India purchases or relies on the purchase of commodities such as steel and diesel in relation to the development and operation of towers. Accordingly, Ascend India is subject to the risk of volatility in global commodity prices and, in particular, metal prices, which will make it more difficult to accurately forecast and plan the cost of equipment required for network maintenance and expansion.

Off-Balance Sheet Arrangements

Ascend India has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Recent Developments

Pursuant to a rights offer announced by its board of directors on June 29, 2015, Ascend India has received an amount of INR 120 million from Ascend Telecom Holdings Mauritius LLC, as subscription towards shares. The capital is proposed to be utilised by Ascend India for its day to day operations.

Ascend India sent an arbitration notice in June 2015 to one of its customers for recovery of services charges and lock-in period charges under that MSA, of an aggregate amount of INR 91.4 million. Amounts pertaining to such service charges have been completely provided for and amounts related to lock-in charges have not been included in revenue/receivables in Ascend India’s financial statements.

ASCEND GROUP’S EXECUTIVE OFFICERS AND MANAGEMENT

Directors and Executive Officers of the Ascend Group

The following table sets forth information regarding the directors and executive officers of the Ascend Group upon completion of the Business Combination.

Name	Age	Position/Title
Directors:
Parag Saxena	60	Chairman of the Board
Thomas J. Baldwin	60	Director
Joseph De Perio	37	Director
Vivek Sett	61	Director
Sushil Kumar Chaturvedi	56	Director
Catherine Rosenberg	54	Director
Madhukar Pandya	68	Director
Executive Officers:
Sushil Kumar Chaturvedi	56	Chief Executive Officer
J. Rajagopalan	63	Chief Financial Officer and Company Secretary
Anil Laxman Gogate	61	Chief Operating Officer
Rajat Chitravanshi	53	Chief Supply Chain and Commercial Officer
Sudarshan Kuskoor	57	Head of Technology and Energy Management
Subhash Bhat	43	National Head Sales & Marketing

Unless otherwise indicated, the business address of each director and executive officer is 75 Fort Street, Grand Cayman, KY1-1108, Cayman Islands.

Upon adoption of the amended and restated memorandum and articles of association of Ascend Holdings, which will occur prior to or at the time of closing of the Business Combination, the directors of Ascend Holdings shall be divided into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The term of the initial Class I Directors, consisting of Joseph De Perio and Vivek Sett, shall terminate at the annual general meeting of Ascend Holdings to be held in 2016; the term of the initial Class II Directors, consisting of Sushil Kumar Chaturvedi and Madhukar Pandya, shall terminate at the annual general meeting of Ascend Holdings to be held in 2017; and the term of the initial Class III Directors, consisting of Parag Saxena, Thomas J. Baldwin and Catherine Rosenberg, shall terminate at the annual general meeting of Ascend Holdings to be held in 2018. At each succeeding annual general meeting of Ascend Holdings beginning in 2016, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term.

A description of the business experience and present position of each director and executive officer of the Ascend Group is provided below:

Directors

Parag Saxena is Founding General Partner and CEO of New Silk Route Partners. He also co-founded Vedanta Capital LLC, in 2006. Previously, he was CEO of INVESCO Private Capital, one of the oldest and largest venture capital firms in the U.S. During his 23-year tenure at INVESCO Private Capital, the firm made over 300 investments, including Amgen, Celgene, Costco, MetroPCS, PictureTel, Polycom, Staples, and Starbucks. These investments have helped to grow companies that have created over 500,000 jobs and enjoy a market value exceeding $1 trillion. Mr. Saxena has led more than 90 investments for Chancellor and INVESCO Private Capital, a third of which have gone public. These investments include Amber Networks, Masimo, Alkermes, ARM Holdings, Genomic Health, Indigo, and Volterra. Mr. Saxena is a multi-year member of Forbes’ Midas list which ranks the world’s best 100 investors. Mr. Saxena has served on committees advising the Prime Minister of India on foreign direct investments and venture capital for the Planning Commission of India. He has provided recommendations on small business and venture capital to representatives of the U.S. Congress. He is also a Director of the Heritage Fund of the Indian Institute of Technology in Bombay. He is on the Advisory Board of the Center for Advanced Studies on India at the

University of Pennsylvania and the Indian Advisory Council of Brown University. Mr. Saxena was the President of TiE Tri-State (NY, CT, NJ) from 2003 to 2010. He was also on Mayor Bloomberg’s Applied Sciences NYC Advisory Committee as well as a Trustee of the Bharatiya Vidya Bhavan. Mr. Saxena received an M.B.A. from the Wharton School of the University of Pennsylvania. He earned a B.Tech from the Indian Institute of Technology and an M.S. in Chemical Engineering from the West Virginia College of Graduate Studies.

Thomas J. Baldwin has been Chairman of ROI’s board of directors and ROI’s Chief Executive Officer since July 2013. Mr. Baldwin is also a private investor and a Managing Director of the Clinton Group and serves on the boards of directors of Zoe’s Kitchen, Inc. (NYSE: ZOES) and Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG). Previously, Mr. Baldwin was Chairman and Chief Executive Officer of ROI Acquisition Corp., or ROI Acquisition, a blank check company formed for substantially similar purposes as ROI, which merged with EveryWare Global, Inc., a consumer products company, or EveryWare, in a business combination in May 2013 and served as Vice Chairman of EveryWare from May 2013 through June 2015. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Previously, Mr. Baldwin served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin served as Chief Financial Officer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005. During his tenure at Morton’s, the company grew from nine Midwest-based restaurants to a global organization of over 80 locations. Mr. Baldwin led Morton’s through two management-led buyouts and two initial public offering events. Prior to his employment at Morton’s Restaurant Group, Mr. Baldwin held management positions at Le Peep Restaurant, Citigroup and General Foods Corp., now part of Kraft Foods. In addition, Mr. Baldwin currently serves the private company boards including Benihana Asian Restaurants and Wood Fired Holding Corp., the parent company of Firebirds Wood Fired Grill Restaurants.

Joseph A. De Perio has been ROI’s Vice Chairman of the Board and President since ROI’s inception on June 28, 2013. Mr. De Perio has been a Senior Portfolio Manager of the Clinton Group from 2006 to December 2007 and October 2010 to the present. In his capacity at the Clinton Group, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at the Clinton Group, including origination, trading, structuring and research. Prior to joining the Clinton Group, he was a Vice President at Millennium Management executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio has served on the board of directors of Imation Corp. (NYSE: IMN), a data storage company, since May 2015. Mr. De Perio served on the board of directors of Overland Storage, Inc. (NASDAQ: OVRL) from April 2011 until its sale to Sphere 3D Corporation in December 2014 and served on the Board of Directors and Compensation Committee of Viking Systems, Inc. (OTC: VKNG) from June 2011 until its sale to Conmed Corporation in October 2012. Previously, Mr. De Perio was Vice Chairman and President of ROI Acquisition, which merged with EveryWare in a business combination in May 2013. On April 7, 2015, EveryWare and its domestic subsidiaries commenced cases by filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware pursuant to which EveryWare and its domestic subsidiaries seek to implement a pre-packaged plan of reorganization pursuant to the United States Bankruptcy Code. Mr. De Perio has over 15 years’ experience in corporate finance, including over 10 years as an investment analyst and portfolio manager in private equity and public equity. He has a strong understanding of corporate finance and strategic business planning activities. While serving as a member of the Clinton Group investment team, he gained significant experience advising and investing in public companies. In addition, his experience as a director of public companies enables Mr. De Perio to contribute additional perspective to ROI’s board discussions.

Vivek Sett joined New Silk Route Advisors in February 2007 and focuses on private equity opportunities in the Indian sub-continent out of the Mumbai office. Prior to joining NSR, Mr. Sett was Chief Financial

Officer of Tata Realty and Infrastructure where he was mandated to lead the Tata Group’s funding of a US$5 billion initiative to exploit the growth in the Indian Realty and Infrastructure Sectors. He joined Tata in 2002 as Chief Financial Officer of Tata Teleservices Ltd. Mr. Sett supervised the finance function at Tata Teleservices Ltd., which implemented a US$4.5 billion wireless telecommunication project across the country. As a CFO, Mr. Sett structured the funding of complex, capital-intensive projects and restructured distressed assets with different groups of senior lenders and creditors. Prior to joining Tata, Mr. Sett was a Director on the Board of Hughes Telecom India Ltd. in 1997 and was appointed Chief Financial Officer of the company in 2001 and Chief Executive Officer in 2002 prior to the takeover of the company by the Tata group. Mr. Sett started his professional career in 1984 with Ispat Industries Ltd., as a Senior Officer and was nominated to the Board of the company in 1994. He played a proactive role in the development of Ispat Group, which is today an industrial conglomerate and ranks among the top business houses in the country. Mr. Sett has been nominated as member of various committees in leading trade and industrial associations such as Bombay Chamber, FICCI and CII. He is well known amongst the Indian Financial Institutions, Indian and Foreign banks and International Multilateral Institutions. Mr. Sett graduated with a degree in Commerce from Calcutta University and completed his post–graduation as a Chartered Accountant.

The biography of Sushil Kumar Chaturvedi is below under “— Executive Officers.”

Catherine Rosenberg is a Professor in Electrical and Computer Engineering at the University of Waterloo. Since June 2010, she holds the Tier 1 Canada Research Chair in the Future Internet. She started her career in ALCATEL, France and then at AT&T Bell Labs., USA. From 1988 – 1996, she was a faculty member at the Department of Electrical and Computer Engineering, Ecole Polytechnique, Montréal, Canada. In 1996, she joined Nortel Networks in the UK where she created and headed the R&D Department in Broadband Satellite Networking. In August 1999, Dr. Rosenberg became a Professor in the School of Electrical and Computer Engineering at Purdue University where she co-founded in May 2002 the Center for Wireless Systems and Applications (CWSA). She joined University of Waterloo on September 1, 2004 as the Chair of the Department of Electrical and Computer Engineering for a three-year term. Dr. Rosenberg was on the Scientific Advisory Board of the Orange Group (France-Telecom) from 2007 to mid 2015. She became its president in January 2013. She also became the president of the Scientific Advisory Board of the French IRT (Research and Technology Institute) B<>COM on multimedia and networking in 2014. She was on the Board of Governors of the IEEE Communications Society from January 2007 to December 2009. She was an Associate Editor for IEEE Communications Magazine, Telecommunications Systems, and IEEE Transactions on Mobile Computing, and served as IEEE Communications Surveys and Series co-Editor for the Series on Adhoc and Sensor Networks for IEEE Communications Magazine. She was a Visiting Scientist at Technicolor Lab in Paris in June 2009 and in Orange Lab also in Paris in June 2011. While on sabbatical, she was a Visiting Professor at the Laboratory of Information, Network and Communication Sciences (LINCS), Paris, France (from May to Dec. 2012) and in the EECS Dept. at the University of California at Berkeley (from Feb. to May 2013). She was elected an IEEE Fellow for contributions to resource management in wireless and satellite networks on 2011 and a Fellow of the Canadian Academy of Engineering in 2013. She has been an Adjunct Professor in the School of ECE at Purdue University from 2004 to 2010 and is Cross-Appointed in the School of Computer Science at University of Waterloo since 2012. She is a member of the Board of Director of Syngene, one of the largest Custom Research Companies (CRC) in India. She has authored over 170 papers on broadband and wireless networking, traffic engineering and smart grids, and has been granted eight US patents. As an independent director, Dr. Rosenberg will contribute to the technical side of the strategic vision of the company as well as to its CSR activities.

Madhukar Pandya worked for Citibank for 29 years, prior to taking retirement in 2005. While at Citibank, Mr. Pandya most recently worked for the Citibank Private Bank Alternative Assets Group as Operations, Regulatory, Compliance and Due Diligence Head and was a Member of Investment Review Committee for alternative assets. Prior to that, Mr. Pandya performed senior functions including serving as Swiss Independent Control Head, Assistant Finance Head, and Chief Financial Officer and Operations Head for the Trust business. In addition, Mr. Pandya served as a Director of the Citigroup Swiss Pension Fund and a member of its investment committee. Prior to joining Citibank, Mr. Pandya worked for KPMG in Zurich from 1974 to 1976 acting as senior auditor. Mr. Pandya brings to the board of directors expertise in the areas of audit, finance, and compliance, as well as experience in implementing appropriate processes and controls in order to mitigate risks.

Executive Officers

Sushil Kumar Chaturvedi has been the Ascend Group’s Chief Executive Officer since July 2, 2012. An electronics and telecommunications engineer with 33 years of experience in the telecommunications and information technology industries, Mr. Chaturvedi has held key management positions in large organizations across geographies. From 1985 to 1994, Mr. Chaturvedi served Department of Telecommunications as Class 1 officer, Group A, of Indian Telecom Services. Mr. Chaturvedi served as Telecom Expert of International Telecommunication Union (ITU) from 1994 to 1999, responsible for telecom development of the Southern African Development Countries (SADC). From 1999 to 2001, Mr. Chaturvedi served as a director of BSNL, the largest Indian state-owned telecom service provider. As Vice President of GDSS Inc. USA from 2002 to 2005, Mr. Chaturvedi pioneered and deployed triple play services across geographies. From 2006 to 2012, Mr. Chaturvedi served as Chief Executive Officer of ORG Group, managing Telecom/SI/SATCOM business in India, Belgium, and Southeast Asia. Mr. Chaturvedi was awarded the President’s Medal (VSSM) for distinguished services in Telecom in 2002 and received an Outstanding CEO award from Deloitte & Touche for the fastest growing IT company in the Asia Pacific region in 2008. Mr. Chaturvedi holds a degree in engineering from NIT Kurukshetra and an M.B.A. from IBS.

J. Rajagopalan has been the Ascend Group’s Chief Financial Officer and Company Secretary since January 2008. Previously, Mr. Rajagopalan worked for 27 years in the finance division of FMCG major Britannia Industries from 1977 to 2004, where he served as General Manager — Treasury and Taxation. In addition, Mr. Rajagopalan served as Chief Financial Officer of Avesthagen Limited from 2005 to 2007. Mr. Rajagopalan graduated from Madras University with a degree in commerce and has been a member of the Institute of Chartered Accountants of India since 1976, a member of Company Secretaries of India since 1976 and a member of ICMA (Institute of Cost and Management Accountants) since 1978.

Anil Laxman Gogate has been the Ascend Group’s Chief Operating Officer since 2010. From 2007 to 2009, Mr. Gogate served as National Project Head, Chief Technology Officer and Chief Operating Officer at Essar Telecom Infrastructure and from 2009 to 2010 as Chief Operating Officer at Hayat Telecom. Mr. Gogate also served as Chief Technology Officer at Vodafone from 2002 to 2006. Mr. Gogate’s educational qualifications include an M.Sc. from Mumbai University and an M. Tech degree from Military College of Telecom Engineering. In addition, Mr. Gogate served in the Indian Army for a period of 23 years.

Rajat Chitravanshi has been the Ascend Group’s Chief Supply Chain and Commercial Officer since December 2009. From 2007 to 2009, Mr. Chitravanshi worked as Chief Supply Chain & Value Engineering Officer at GTL Infrastructure Ltd. From 1996 to 2007, Mr. Chitravanshi worked as Vice President — Materials (CSCO) at Idea Cellular Ltd., and from 1993 to 1996, as General Manager — Supply Chain at Kinetic Engineering Ltd. Mr. Chitravanshi is a qualified Mechanical Engineer from Agra University and holds a master’s degree in business administration and materials management from SYMBIOSIS Institute of Business Management-Pune.

Sudarshan Kuskoor has been the Ascend Group’s Head of Technology and Energy Management since 2008. Mr. Sudarshan has worked on deployment of state-of-the-art infrastructure with telecom operators Vodafone, Ericson and Reliance Communications. Mr. Sudarshan is actively involved with infrastructure technology development, energy management and renewable energy deployment in a distributed environment. He holds a degree in Electrical Engineering from Bangalore University.

Subhash Bhat has been with Ascend since 2010. As Ascend Group’s National Head Sales & Marketing, he handles sales, collection and business development matters throughout India for all customers. Mr. Bhat is a sales professional with over 19 years of experience in enterprise sales, key account management and P&L management, He leads a team of 16 key account managers at Circle level and two national account managers handling corporate customers. He has worked with leading telecom operators in the country including Reliance and Airtel. Mr. Bhat holds a degree in mechanical engineering from Bangalore University.

Committees of the Board of Directors

Prior to or at the time of closing of the Business Combination, Ascend Holdings will have established three committees under the board of directors: an audit committee; a nominating and corporate governance committee and a compensation committee. Each committee’s members and functions are described below.

Audit Committee

Upon the closing of the Business Combination, the Audit Committee of Ascend Holdings will consist of Madhukar Pandya (Chair person), Thomas J. Baldwin, and Catherine Rosenberg. Each of the committee members satisfies the independence requirements of Rule 5605 of the NASDAQ Stock Market, Marketplace Rules and Rule 10A-3 of the Exchange Act. Ascend Holdings’ board of directors expects to determine, upon or prior to the closing of the Business Combination, that Madhukar Pandya qualifies as an audit committee financial expert within the meaning of the SEC rules. Ascend Holdings’ audit committee oversees its accounting and financial reporting processes and the audits of the financial statements of Ascend Holdings. The audit committee is responsible for overseeing, among other things:

•	the company’s accounting and financial reporting processes and the integrity of its financial statements;
•	the audits of the company’s financial statements and the appointment, compensation, qualifications, independence and performance of the company’s independent auditors;
•	the company’s compliance with legal and regulatory requirements; and
•	the performance of the company’s internal audit function, internal accounting controls, disclosure controls and procedures and internal control over financial reporting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of Ascend Holdings will consist of Madhukar Pandya (Chair person), Joseph A. De Perio, and Catherine Rosenberg who satisfy the independence requirements of Rule 5605 of the NASDAQ Stock Market, Marketplace Rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	formulation of the criteria for determining qualifications, characteristics and independence of a director;
•	formulation of criteria for evaluation of independent directors and the board of directors;
•	devising a policy on board diversity;
•	identifying persons who are qualified to become directors and who may be appointed in senior management in accordance with the selection criteria, and recommending to the board their appointment and removal; and
•	framing of suitable policies and systems to ensure that there is no violation by any employee of applicable laws.

Compensation Committee

The Compensation Committee will consist of: Catherine Rosenberg (Chair person), Thomas J. Baldwin, and Madhukar Pandya. Ascend Holdings’ Compensation Committee assists the board of directors in reviewing and approving the compensation structure of the directors and executive officers, including all forms of compensation to be provided to its directors and executive officers. Members of the Compensation Committee are not prohibited from direct involvement in determining their own compensation. The chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics, to be adopted prior to or at the time of the closing of the Business Combination, provides that Ascend Holdings’ directors and officers are expected to avoid any action, position or interest that conflicts with the interests of Ascend Holdings or gives the appearance of a conflict.

Directors and officers have an obligation under the Code of Business Conduct and Ethics to advance Ascend Holdings’ interests when the opportunity to do so arises.

Indemnification Agreements

Pursuant to the Merger, Ascend Holdings has agreed to indemnify its directors and officers against certain liabilities and expenses arising from their being a director or officer.

Employment and Consulting Arrangements with Executive Officers

Certain of the executive officers identified above have employment arrangements with Ascend India, the terms of which will remain in effect following the Business Combination. The existing employment agreements provide for a specified base salary and certain performance-based compensation. The employment agreements may generally be terminated on 30 days notice. Certain of the Ascend Group employment agreements provide for non-compete arrangements and retirement ages.

Compensation of Directors and Executive Officers

For fiscal year 2015, the aggregate amount of cash compensation paid by Ascend India to the Executive Officers listed under “— Directors and Executive Officers of the Ascend Group” was INR 30,914,503, comprised of INR 22,224,127 in respect of base compensation and INR 8,690,376 in respect of incentive compensation. During such period, directors of Ascend India received no compensation in the capacity of directors.

Equity Plan

Pursuant to the terms of the Merger Agreements, prior to the consummation of the Business Combination, Ascend Holdings will adopt the 2015 Equity and Incentive Compensation Plan (referred to as the 2015 Equity Plan).

The following summary of the material provisions of the 2015 Equity Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the 2015 Equity Plan, a copy of which is set forth as an exhibit to this Registration Statement.

Section 162(m)

The 2015 Equity Plan is intended to enable Ascend Holdings to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (referred to as the “Code”), to the extent applicable. If Ascend Holdings’ equity awards qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, and Section 162(m) of the Code is applicable, then Ascend Holdings would generally be able to receive a federal income tax deduction for certain compensation paid to the Chief Executive Officer and the other three most highly compensated executive officers (other than the Chief Financial Officer) in excess of $1 million for any taxable year. While Ascend Holdings believes it is in the best interests of Ascend Holdings and the public stockholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code, Ascend Holdings may decide to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if Ascend Holdings intends to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, Ascend Holdings cannot guarantee that such compensation will so qualify or ultimately will be deductible.

With respect to performance awards, in order to satisfy the “qualified performance-based compensation” exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. In particular, the 2015 Equity Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the 2015 Equity Plan, which measures are to be based on one or more of the following:

•	Profits (e.g., operating income, EBIT, EBIT before bonus, EBT, net income, earnings per share, residual or economic earnings — these profitability metrics could be measured before special items and/or subject to GAAP definition);
•	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);
•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);
•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);
•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);
•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);
•	Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenue growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits);

•	Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; and
•	Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Compensation Committee, including, without limitation, the Standard & Poor’s 500 Stock Index.

Summary of the 2015 Equity Plan

Shares Available Under the 2015 Equity Plan.  Subject to adjustment as provided in the 2015 Equity Plan, the number of ordinary shares that may be issued or transferred

•	upon the exercise of stock options or SARs,
•	as restricted shares and released from substantial risks of forfeiture,
•	in payment of RSUs,
•	in payment of performance shares or performance units that have been earned,
•	as stock or other stock-based awards, or
•	in payment of dividend equivalents

will not exceed in the aggregate 725,865 ordinary shares, plus any shares recycled into the 2015 Equity Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The 2015 Equity Plan provides that, subject to adjustment as described in the 2015 Equity Plan:

•	the aggregate number of ordinary shares actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed a specified number of ordinary shares;
•	no participant will be granted stock options and/or SARs, in the aggregate, for more than ordinary shares during any calendar year;
•	no participant will be granted awards of restricted shares, RSUs, performance shares and/or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, in the aggregate, for more than a specified number of ordinary shares during any calendar year;
•	no participant in any calendar year will receive an award of performance units and/or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, having an aggregate maximum value as of their respective grant dates in excess of a specified dollar amount; and
•	no participant that is a non-employee director will be granted in any calendar year awards having an aggregate maximum value in excess of a specified dollar amount.

In addition, the aggregate number of ordinary shares available for issuance or transfer under the 2015 Equity Plan will be reduced by one share for every share issued or transferred under an award granted under the 2015 Equity Plan. Shares subject to awards will generally be added back to the 2015 Equity Plan to the extent such awards are forfeited, cancelled, expire or settled in cash (in whole or in part).

Eligibility.  Ascend Holdings’ and its subsidiaries’ directors, officers and other employees may be selected by the Compensation Committee to receive awards under the 2015 Equity Plan. Any person who provides services to Ascend Holdings or a subsidiary that are equivalent to those typically provided by an employee may also be eligible to participate in the 2015 Equity Plan, subject to the terms of the 2015 Equity Plan. Consultants may also be eligible to participate in the 2015 Equity Plan. The Compensation Committee determines which persons will receive awards and the number of shares subject to or amount of such awards.

Option Rights (Stock Options.).  The Compensation Committee may grant stock options that entitle the optionee to purchase a specified number of ordinary shares at a price (except with respect to converted, assumed or substituted awards as described in the 2015 Equity Plan) not less than market value per share on the date of grant. The option price is payable:

•	in cash or by check or wire transfer at the time of exercise,
•	by the transfer to Ascend Holdings of ordinary shares owned by the participant having a value at the time of exercise equal to the option price,
•	by a “net exercise” arrangement by which Ascend Holdings withholds ordinary shares otherwise issuable upon exercise of the stock option,
•	by a combination of such payment methods, or
•	by such other method as may be approved by the Compensation Committee.

To the extent permitted by law, the Compensation Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to Ascend Holdings in payment of the exercise price.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Equity Plan, as the Compensation Committee may approve.

No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of the retirement, death or disability of the participant, if the participant is involuntarily terminated for reasons other than for cause, if the participant terminates his or her employment for good reason, or in the event of a change in control. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2015 Equity Plan, which may be incentive stock options under the Code or non-qualified stock options, as described in the 2015 Equity Plan, may not provide for any dividends or dividend equivalents thereon.

SARs.  A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from Ascend Holdings an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of Ascend Holdings’ ordinary shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by Ascend Holdings in cash, in ordinary shares, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Equity Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that, except with respect to converted, assumed or substituted awards as described in the 2015 Equity Plan, may not be less than the market value per share of an ordinary share on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2015 Equity Plan may be exercised more than ten years from the date of grant. Each grant will specify the period of continuous service with Ascend Holdings or any subsidiary that is necessary before the SARs become exercisable. A grant of SARs may provide for the earlier exercise of such SARs, including in the event of the retirement, death or disability of the participant, if the participant is involuntarily terminated for reasons other than for cause, if the participant terminates his or her employment for good reason, or in the event of a change in control. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2015 Equity Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Shares.  A grant of restricted shares involves the immediate transfer by Ascend Holdings to a participant of ownership of a specific number of ordinary shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such ordinary shares, but subject to a substantial risk of forfeiture and restrictions on transfer as described below. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted shares that vest only upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the Compensation Committee or upon achievement of management objectives. Each such grant or sale of restricted shares will provide that during or after the period for which such substantial risk of forfeiture is to continue, or before the management objectives are achieved, the transferability of the restricted shares will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted shares to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide in certain situations for earlier termination of the period during which the forfeiture provisions are to apply, including in the event of the retirement, death or disability of the participant, if the participant is involuntarily terminated for reasons other than for cause, if the participant terminates his or her employment for good reason, or in the event of a change in control.

Grants of restricted shares will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Equity Plan, as the Compensation Committee may approve. Any grant or sale of restricted shares may require that any or all dividends or other distributions paid with respect to the restricted shares during the period of restriction be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted shares that vest upon achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted Stock Units (RSUs).  A grant of RSUs constitutes an agreement by Ascend Holdings to deliver ordinary shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the ordinary shares deliverable upon payment of the RSUs and will have no right to vote the ordinary shares. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs, either in cash or in additional ordinary shares. However, dividends or other distributions on shares of ordinary shares underlying RSUs that vest upon achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs may have a restriction period that lapses only by the passage of time or upon the achievement of management objectives. The Compensation Committee may provide for a shorter restriction period, or the restriction period may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the participant, if the participant is involuntarily terminated for reasons other than for cause, if the participant terminates his or her employment for good reason, or in the event of a change in control.

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Equity Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of ordinary shares at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by Ascend Holdings in ordinary shares or cash, or a combination of the two.

Performance Shares and Performance Units.  A performance share is the equivalent of one ordinary share and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time as determined by the Compensation Committee, subject to acceleration in certain circumstances, including in the case of the retirement, death or disability of the participant, if the participant is involuntarily terminated for reasons other than for cause, if the participant terminates his or her employment for good reason, or in the event of a change in control, if the Compensation Committee so determines.

Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by Ascend Holdings in cash, ordinary shares, in restricted shares or RSUs, or any combination thereof. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional ordinary shares, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2015 Equity Plan, as the Compensation Committee may approve. Each grant will specify the amount of cash performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards.  The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, ordinary shares or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;
•	other rights convertible or exchangeable into ordinary shares;
•	purchase rights for ordinary shares;
•	awards with value and payment contingent upon Ascend Holdings’ performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and
•	awards valued by reference to the book value of ordinary shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

The Compensation Committee will determine the terms and conditions of the other awards. Ordinary shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, ordinary shares, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2015 Equity Plan, may also be granted.

The Compensation Committee may grant shares as a bonus, or may grant other awards in lieu of Ascend Holdings’ obligations to pay cash or deliver other property under the 2015 Equity Plan or under other plans or compensatory arrangements, subject to terms as determined by the Compensation Committee in compliance with Section 409A of the Code. Any grant of such other award under the 2015 Equity Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the retirement, death, or disability of the participant, if the participant is involuntarily terminated for reasons other than for cause, if the participant terminates his or her employment for good reason, or in the event of a change in control.

Management Objectives.  The 2015 Equity Plan requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or other awards under the 2015 Equity Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code to a “covered employee,” within the meaning of 162(m) of the Internal Revenue Code, will be based on one or more, or a combination, of the metrics described earlier.

In the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, each management objective will be objectively determinable to the extent required under Code Section 162(m), and, unless otherwise determined by the Compensation Committee and to the extent consistent with Code Section 162(m), will exclude the effect of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of Ascend Holdings, or the manner in which Ascend Holdings conducts its business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

Administration.  The interpretation and construction by the Compensation Committee of any provision of the 2015 Equity Plan or of any agreement, notification or document evidencing the awards and any determination by the Compensation Committee will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith. In addition, the Compensation Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the 2015 Equity Plan, and no authorization in any provision of the 2015 Equity Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee.

To the extent permitted by law, the Compensation Committee may delegate to one or more of its members or to one or more of Ascend Holdings’ officers or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ advisors to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the 2015 Equity Plan. In accordance with applicable law, the Compensation Committee may, by resolution, authorize one or more of Ascend Holdings’ officers to do one or both of the following on the same basis as the Compensation Committee: (1) designate employees to be recipients of awards under the 2015 Equity Plan; and (2) determine the size of any such awards. However, the Compensation Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of Ascend Holdings’ ordinary shares or any person subject to Section 162(m) of the Internal Revenue Code.

Amendments.  The Board may at any time and from time to time amend the 2015 Equity Plan in whole or in part. However, if an amendment to the 2015 Equity Plan:

•	would materially increase the benefits accruing to participants under the 2015 Equity Plan,
•	would materially increase the number of securities which may be issued under the 2015 Equity Plan,
•	would materially modify the requirements for participation in the 2015 Equity Plan, or
•	must otherwise be approved by the public stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market (or Ascend Holdings’ applicable securities exchange),

then such amendment will be subject to shareholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Internal Revenue Code and Section 162(m) of the Internal Revenue Code, but subject to the terms as described below, including in case of termination of the employment of a participant by reason of death, disability or retirement, or in the case of unforeseeable emergency or special or other circumstances or in the event of a double-trigger change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full,
•	any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,
•	any RSUs as to which the applicable restriction period has not been completed,
•	any performance shares or performance units which have not been fully earned,
•	any other awards subject to any vesting schedule or transfer restriction, or
•	ordinary shares subject to any transfer restriction imposed by the 2015 Equity Plan,

the Compensation Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such stock option or SAR or other award may be exercised,
•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,
•	such restriction period will end, or
•	such performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The Compensation Committee may also waive any other limitation or requirement under any such award, except in the case of an award intended to qualify a “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code when such action would result in the loss of the otherwise exception under Section 162(m) of the Internal Revenue Code.

The Compensation Committee may amend the terms of any awards granted under the 2015 Equity Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the 2015 Equity Plan, no amendment will materially impair the rights of any participant without his or her consent.

The Board may, in its discretion, terminate the 2015 Equity Plan at any time. Termination of the 2015 Equity Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

No Repricing of Stock Options or SARs.  Except in connection with certain corporate transactions described in the 2015 Equity Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2015 Equity Plan. This prohibition may not be amended without approval by the public stockholders.

Transferability.  Except as otherwise determined by the Compensation Committee, no stock option, SAR, restricted share, RSU, performance share, performance unit, or other award granted under the 2015 Equity Plan, or dividend equivalents paid with respect to awards made under the 2015 Equity Plan, will be transferable by the participant except pursuant to a domestic relations order (that contains any information required by Ascend Holdings to effectuate the transfer) or by will or the laws of descent and distribution, and in no event shall any such award granted under the 2015 Equity Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision. The Compensation Committee may provide at the date of grant additional restrictions on transfer for certain ordinary shares earned under the 2015 Equity Plan.

Adjustments.  The Compensation Committee shall make or provide for such adjustments in the numbers of ordinary shares covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2015 Equity Plan and, if applicable, in the number of ordinary shares covered by other awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in the other terms, as the Compensation Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Ascend Holdings;
•	any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or
•	any other corporate transaction or event having an effect similar to these events or transactions.

However, such adjustments shall be made automatically, without the necessity of Compensation Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in out shares. Moreover, in the event of any such transaction or event or in the event of a change in control, the Compensation Committee shall provide in substitution for any or all outstanding awards under the 2015 Equity Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change in control, the Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares of ordinary shares available under the 2015 Equity Plan, the per-person award limits expressed in shares and any other share limits under the 2015 Equity Plan as the Compensation Committee, in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the 2015 Equity Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity and Recapture Provisions.  Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Compensation Committee, if a participant, either during (1) his or her employment or other service with Ascend Holdings or a subsidiary or (2) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Ascend Holdings of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which Ascend Holdings’ ordinary shares are traded.

Withholding Taxes.  To the extent that Ascend Holdings is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2015 Equity Plan, and the amounts available to Ascend Holdings for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Ascend Holdings for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit or the delivery to Ascend Holdings of its ordinary shares. In no event shall the market value of the ordinary shares to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Stock-Based Awards in Substitution for Options or Other Awards Granted by Another Company.  Awards may be granted under the 2015 Equity Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with Ascend Holdings or any of Ascend Holdings’ subsidiaries. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Internal Revenue Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2015 Equity Plan, and may account for ordinary shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

In the event that a company acquired by Ascend Holdings or any of Ascend Holdings’ subsidiaries or with which Ascend Holdings or any subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the 2015 Equity Plan. However, awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not Ascend Holdings’ employees or directors or employees or directors of any of Ascend Holdings’ subsidiaries prior to the acquisition or merger.

Performance Incentives of Executive Officers

Certain of the executive officers have performance incentive agreements with Ascend India, the terms of which will remain in effect following the Business Combination.

Each of Mr. Sushil Kumar Chaturvedi and Mr. Anil Laxman Gogate have performance incentive agreements that provide them with the opportunity to earn a certain portion of a bonus pool if various liquidity events occur. The aggregate amount of the bonus pool depends on the equity valuation of Ascend India at the time of the liquidity event. Payment of the performance incentive is subject to the participant remaining employed through the payment date. The payment date depends on the type and timing of the liquidity event. Ascend India does not expect that the Business Combination will constitute a liquidity event under these performance incentive agreements.

COMPARISON OF YOUR RIGHTS AS A HOLDER OF ROI COMMON STOCK AND YOUR RIGHTS AS A POTENTIAL HOLDER OF ASCEND HOLDINGS ORDINARY SHARES

Ascend Holdings is an exempted company incorporated under the laws of the Cayman Islands and is governed by Cayman Islands law, including the Companies Law (2013 Revision) of the Cayman Islands, as amended, or the Cayman Islands Companies Law. As Ascend Holdings is a Cayman Islands company, the rights of holders of Ascend Holdings’ ordinary shares will be governed directly by Cayman Islands law and by Ascend Holdings’ memorandum and articles of association, as amended from time to time. See “Description of Ascend Holdings’ Share Capital.” ROI is a Delaware corporation and is governed by the DGCL. The rights of ROI stockholders are governed by Delaware law, including the DGCL, and by ROI’s amended and restated certificate of incorporation and bylaws. The rights of shareholders under Cayman Islands law and the rights of stockholders under Delaware law differ in certain respects. See “Description of Ascend Holdings’ Share Capital” for more information about Ascend Holdings ordinary shares.

The following discussion of the material differences between the rights of holders of the Ascend Holdings ordinary shares and holders of ROI common stock is based upon Ascend Holdings’ amended memorandum and articles of association as will be in effect upon the closing of the Business Combination and is only a summary and does not purport to be a complete description of these differences. The following discussion is qualified in its entirety by reference to Cayman Islands law, including the Cayman Islands Companies Law, and Delaware law, including the DGCL, as well as Ascend Holdings’ memorandum and articles of association and ROI’s amended and restated certificate of incorporation and bylaws. For information on how you can obtain copies of these documents, see “Where You Can Find More Information.”

The following descriptions related to Ascend Holdings summarize the provisions of Ascend Holdings’ memorandum and articles of association as they will be in effect upon consummation of the Business Combination.

ROI	Ascend Holdings
CORPORATE GOVERNANCE
ROI’s amended and restated certificate of incorporation, its bylaws and Delaware law, including the DGCL, govern the rights of holders of ROI common stock.	Ascend Holdings’ memorandum and articles of association, and applicable provisions of Cayman Islands law, including the Cayman Islands Companies Law, govern the rights of shareholders of Ascend Holdings.
AUTHORIZED CAPITAL STOCK
ROI’s authorized capital stock currently consists of 400,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the record date, there were 12,409,472 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.	Ascend Holdings’ current authorized share capital is US$210,000,000 consisting of 200,000,000 ordinary shares with a par value of US$1.00 each and 10,000,000 preferred shares with a par value of US$1.00 each. As of June 30, 2015, Ascend Holdings’ stated capital was US$50,000, consisting of 50,000 ordinary shares with a par value of US$1.00 each.

ROI	Ascend Holdings
VOTING RIGHTS. ACTION BY WRITTEN CONSENT. QUORUM
Voting Rights. Pursuant to the DGCL and ROI’s amended and restated certificate of incorporation, holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders.	Voting Rights. Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.
No shareholder shall be entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as its shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to Ascend Holdings have been paid.
If a corporation is Ascend Holdings’ shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, and the person or persons so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of Ascend Holdings, including the right to vote individually on a show of hands; provided that, if more than one person is so authorized, the directors of Ascend Holdings may require that the authorization shall specify the number and class of shares in respect of which each such person is so authorized.
While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of its directors, it is not a concept that is accepted as a common practice in the Cayman Islands, and Ascend Holdings has made no provisions in its memorandum and articles of association to allow cumulative voting for such elections.

ROI	Ascend Holdings
Action by Written Consent. Unless the certificate of incorporation of a Delaware corporation otherwise provides, the DGCL permits the stockholders of a Delaware corporation to act by written consent in lieu of an annual or special meeting of stockholders, provided that the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present in person and voted. ROI’s amended and restated certificate of incorporation prohibits its stockholders from acting by written consent in lieu of a meeting of stockholders subsequent to the consummation of its initial public offering.	Action by Written Resolution. Subject to its memorandum and articles of association, Ascend Holdings’ shareholders may take action by way of unanimous written resolution.
Quorum. The DGCL and ROI’s bylaws require that a quorum of stockholders be present in person or by proxy for the purpose of transacting business at any meeting of ROI’s stockholders. ROI’s bylaws further provide that the holders of a majority of ROI’s capital stock issued and outstanding and entitled to vote must be present in person or by proxy to constitute a quorum. Accordingly, the holders of at least a majority of ROI’s common stock issued and outstanding must be present in person or by proxy for the transaction of business at any meeting of ROI’s stockholders.	Quorum. A quorum required for a meeting of shareholders consists of one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, representing not less than one-third of the total voting rights of ordinary shares entitled to vote at a general meeting.
AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Generally, under the DGCL, an amendment or restatement of ROI’s certificate of incorporation requires (i) the board of directors to adopt a resolution setting forth the proposed amendment or amendment and restatement and declaring its advisability and (ii) the holders of at least a majority of ROI’s common stock outstanding and entitled to vote thereon to adopt such amendment.	Subject to the Cayman Islands Companies Law and to Ascend Holdings’ memorandum and articles of association, Ascend Holdings’ memorandum of association may only be amended by a special resolution, namely the affirmative vote of not less than two-thirds ( 2/3rds) of the votes cast by the shareholders at the meeting of the shareholders duly convened to approve such amendments, or by unanimous written resolution of all shareholders entitled to vote.

ROI’s amended and restated certificate of incorporation further requires, prior to the consummation of a “business combination” as defined therein, the affirmative vote of the holders of at least 65% of all then outstanding shares of ROI’s common stock, to amend Article IX of the amended and restated certificate of incorporation, which relates to:

•

the establishment and operation of and permitted disbursements from the trust account formed immediately after the closing of ROI’s initial public offering on behalf of shareholders for the purpose of effecting a business combination.

ROI	Ascend Holdings

•

the right of ROI stockholders to exercise their option to cause ROI to redeem some or all of such holders’ shares before a “business combination” as defined in ROI’s restated certificate of incorporation is consummated, provided that on no account will such holder, together with his affiliate or group as defined by Section 13(d) of the Securities Act be permitted to redeem more than an aggregate of 10% of the outstanding common stock issued during ROI’s initial public offering.

•

the obligation of ROI to cease all operations other than winding up and to redeem ROI stockholders’ shares if a business combination is not effected within 21 months of the date of the closing of ROI’s initial public offering, or, if ROI has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to the date 21 months from the closing of its initial public offering, within 24 months after the closing of its initial public offering. The amended and restated certificate of incorporation additionally requires that if any amendment is made to this section that would affect the substance or timing of ROI’s obligation to redeem stockholders’ outstanding shares upon failure to timely consummate a business combination, ROI shall provide stockholders with the opportunity to redeem their shares upon the approval of any such amendment.

•

the requirement that the business or businesses targeted for a business combination have a fair market value of at least 80% of the proceeds held in the trust account, established immediately after the closing of ROI’s initial public offering.

•

the requirement that ROI not enter into transactions with other blank check companies, and receive a fairness opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority before entering into a transaction with an affiliate.

ROI	Ascend Holdings
AMENDMENT TO THE BYLAWS
As permitted by the DGCL, ROI’s amended and restated certificate of incorporation authorizes a majority of ROI’s board to make, alter and repeal ROI’s bylaws. ROI’s stockholders also have the power to adopt, amend or repeal ROI’s bylaws by a majority vote of all of the then outstanding shares of capital stock of ROI entitled to vote.	Subject to the Cayman Islands Companies Law and to Ascend Holdings’ memorandum and articles of association, Ascend Holdings’ articles of association may only be amended by a special resolution, namely the affirmative vote of not less than two-thirds ( 2/3rds) of the votes cast by the shareholders at a meeting of the shareholders duly convened to approve such amendments. Ascend Holdings’ board of directors may not effect amendments to Ascend Holdings’ articles of association on its own.

ROI	Ascend Holdings
RIGHT TO DIVIDENDS AND TRUST ACCOUNT DISTRIBUTIONS
Dividends.  The DGCL permits a Delaware corporation, by action of its board of directors, subject to any restrictions contained in the corporation’s certificate of incorporation, to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The DGCL defines “surplus” as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The “capital” of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. “Net assets” means, under the DGCL, total assets minus total liabilities. The DGCL also provides that if the capital of a Delaware corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

ROI’s bylaws provide that dividends upon the capital stock of ROI may be declared by the board of directors from time to time, subject to the provisions of ROI’s amended and restated certificate of incorporation. ROI’s amended and restated certificate of incorporation contains no limitation on the declaration and payment of dividends. ROI’s bylaws provide that dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the certificate of incorporation.	Subject to the Cayman Islands Companies Law, the directors of Ascend Holdings may, at a meeting of directors or by written consent, declare dividends in any currency to be paid to its shareholders. Dividends may be declared and paid out of its profits, realized or unrealized, or from any reserve set aside from profits which Ascend Holdings’ directors determine is no longer needed. Subject to certain solvency considerations, Ascend Holdings’ board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Cayman Islands Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall, while carrying interest, be treated for this purpose as paid up on that share and (2) dividends may be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Ascend Holdings’ directors may from time to time pay to the shareholders such interim dividends as appear to its directors to be justified by its profits. Subject to Ascend Holdings’ memorandum and articles of association and the existing rights of any holders of shares in Ascend Holdings, if at any time its shares are divided into different classes, its directors may pay such interim dividends in respect of those shares in its capital which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that its directors acts bona fide its directors shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on its shares half yearly or on any other dates, whenever such profits, in the opinion of its directors, justifies such payment.

ROI	Ascend Holdings
Ascend Holdings’ directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to Ascend Holdings on account of calls, installments or otherwise.
No dividend or other money payable by Ascend Holdings on or in respect of any share shall bear interest against Ascend Holdings.
Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to Ascend Holdings.
All dividends may be invested or otherwise made use of by Ascend Holdings’ board of directors for the benefit of Ascend Holdings until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to Ascend Holdings.
Whenever Ascend Holdings’ directors have resolved that a dividend be paid or declared, Ascend Holdings’ directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or debenture stock of any other company. Where any difficulty arises with regard to such distribution, Ascend Holdings’ directors may settle it as they think expedient. In particular, Ascend Holdings’ directors may issue fractional shares or ignore fractions altogether, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of Ascend Holdings’ shareholders upon the basis of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to Ascend Holdings’ directors.

ROI	Ascend Holdings
Trust Account.  Pursuant to ROI’s amended and restated certificate of incorporation and the trust agreement between ROI and Continental Stock Transfer and Trust Company, the holders of shares of ROI’s common stock are entitled to receive distributions from the trust account established in connection with ROI’s IPO only in the event of a dissolution of ROI and a liquidation of the trust account in accordance with the terms of such trust agreement, or in the event such stockholder exercises its redemption rights through the procedures described in this proxy statement/prospectus. In no other circumstances will any stockholder have any right or interest of any kind in or to the trust account. Each of ROI’s founders and permitted transferees has waived his right to receive liquidating distributions from the trust account with respect to his founders’ shares, but is entitled to redemption rights with respect to any public shares owned.

REDEMPTION RIGHTS
Pursuant to ROI’s amended and restated certificate of incorporation, no later than two days prior to the consummation of a proposed business combination, each holder of shares of ROI common stock who validly elects to exercise his stockholder’s redemption rights will have the right, if such business combination is approved and consummated, to cause the redemption of some or all of such holder’s shares of common stock in exchange for payment of a cash amount per share (calculated two business days prior to the proposed completion of such business combination) equal to the aggregate amount then on deposit in the trust account, including interest, less franchise fees and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described in the amended and restated certificate of incorporation. Payment of the amounts necessary to satisfy the redemption rights of the holders of all shares who have duly exercised such rights shall be made as promptly as practicable following the completion of the business combination. Each of ROI’s founders and permitted transferees has waived his right to cause the redemption of his founders’ shares.	Under the Cayman Islands Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles of association authorize this and it has the ability to pay its debts as they fall due in the ordinary course of business.

ROI	Ascend Holdings
APPRAISAL RIGHTS
The DGCL provides that the stockholders of a Delaware corporation involved in a merger, other than the merger of a wholly owned subsidiary of the corporation with and into the corporation or a holding company merger pursuant to Section 251(g) of the DGCL, and other than a merger involving a corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders, whose stockholders receive in such merger (i) shares of the resulting or surviving corporation or depository receipts in respect thereof, (ii) shares of any other corporation or depository receipts in respect thereof, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares or (iv) a combination of shares of stock, depository receipts and cash described in clauses (i) through (iii), have the right to seek a judicial determination of the fair value of their shares, taking into account all relevant factors, but exclusive of any element of value arising from the accomplishment or expectation of such merger, together with interest, if any, to be paid on the amount determined to be fair value. A stockholder seeking to exercise its rights to a judicial determination of the fair value of its shares in such a merger must follow the procedures set forth in Section 262 of the DGCL.	The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution (66 2/3rd) of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

ROI	Ascend Holdings
The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands. Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
• the statutory provisions as to the required majority vote have been met and the stipulations of the Court as to notice and convening of meetings have been complied with;

•

the relevant classes of creditors or shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

• the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
• no “blot” exists which would lead the Court to conclude that it should not exercise its discretion in favor of approval of the proposed arrangement.

ROI	Ascend Holdings
When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer.
PREEMPTIVE RIGHTS
Under the DGCL, “preemptive” rights to subscribe to an additional issue of capital stock or to any security convertible into such capital stock must be expressly granted by the certificate of incorporation to a stockholder. ROI’s amended and restated certificate of incorporation does not expressly grant any of its stockholders “preemptive” rights.	There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or Ascend Holdings’ memorandum and articles of association.
ATTENDANCE AND VOTING AT MEETINGS OF STOCKHOLDERS
Pursuant to ROI’s bylaws, every stockholder of record as of the applicable record date has the right to notice of and to vote, in person or by proxy, at any stockholders’ meeting.	Subject to the rights attaching to the shares, every shareholder of record as of the applicable record date has the right to notice of and to vote, in person or by proxy, at a shareholders’ meeting.
SPECIAL MEETINGS OF STOCKHOLDERS
ROI’s amended and restated certificate of incorporation provides that special meetings of ROI stockholders may be called only by:	Under Ascend Holdings’ memorandum and articles of association, an extraordinary general meeting of Ascend Holdings may be called only by its board of directors or, if at any time there are not sufficient directors capable of acting to form a quorum, any one director, or any one or more holders of shares representing in the aggregate not less than one-third ( 1/3rd) of the total issued share capital of Ascend Holdings entitled to vote.

The directors of Ascend Holdings shall, upon the requisition in writing of one or more holders of shares representing in the aggregate not less than one-tenth ( 1/10th) of the total paid up share capital of Ascend Holdings with the right to vote, convene an extraordinary general meeting.

If there are no directors as at the date of deposit of a requisition by the shareholders of Ascend Holdings or if the directors of Ascend Holdings do not convene a general meeting within 21 days from the date of the deposit of such requisition, the requisitionists or any of them or any other holder or holders of shares of Ascend Holdings representing not less than one-tenth ( 1/10th) of the total paid up share capital of Ascend Holdings with the right to vote, may convene an extraordinary general meeting.
• the chairman of the board;
• the chief executive officer; or
• a resolution adopted by a majority of the board.
Stockholders do not have the right to call a special meeting.

ROI	Ascend Holdings
STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals. ROI’s bylaws provide that business may be transacted at an annual meeting of stockholders only if such business is (i) specified in the notice of the annual meeting given by or at the direction of the board of directors or a committee of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors or a committee of the board of directors, or (iii) brought before the meeting by an ROI stockholder who is a stockholder of record on the date of the giving of notice of the annual meeting to ROI stockholders and on the record date for the determination of ROI stockholders entitled to vote at such annual meeting and who complies with the procedures described below. ROI’s bylaws provide that a stockholder submitting proposed business to be considered at an annual meeting of ROI’s stockholders must deliver a written notice to ROI’s secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must set forth as to each matter such stockholder proposes to bring before the annual meeting:	Shareholder Proposals. Ascend Holdings’ articles of association provide that the nature of any special business proposed to be voted on at any general meeting of shareholders be set out in the notice convening the general meeting. The memorandum and articles of association of Ascend Holdings provide that all business shall be deemed special that is transacted at an extraordinary general meeting, and also certain business that is transacted at an annual general meeting.

Appointment of a Director. Ascend Holdings’ amended and restated articles of association provide that the directors shall have the power at any time, and from time to time, to appoint any person to be a director, either to fill a vacancy or as an additional director. Ascend Holdings may also by Ordinary Resolution appoint and remove a Director or Directors. No shareholding qualification shall be required for Directors unless otherwise required by the Company by Ordinary Resolution.
• a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting;
• the name and record address of such stockholder of record and beneficial owner (if any);
• the class or series and number of shares of capital stock of ROI which such stockholder owns, beneficially or of record;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by the proposing stockholder and any material interest of such stockholder in such business; and

• a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

ROI	Ascend Holdings
Director Nominations. ROI’s bylaws provide that persons may be nominated for election as directors of ROI at an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors only (i) by or at the direction of the board of directors or (ii) by an ROI stockholder who is a stockholder of record on the date of the giving of notice of the meeting to ROI stockholders and on the record date for the determination of ROI stockholders entitled to vote at such meeting and who complies with the procedures described below. ROI’s bylaws provide that a stockholder making a nomination of a person for election to the board of directors at an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors must deliver written notice to ROI’s secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders, or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by ROI, or, in the case of a special meeting of stockholders, not later than the 10th day following the day on which public notice of the date of the special meeting of stockholders was first made, whichever occurs first, in the case of a special meeting of stockholders called for the purpose of electing directors. In addition, any stockholder desiring to nominate any person for election as director must deliver a notice that sets forth (a) as to each person whom the stockholder proposes to nominate for election as a director:
• the name, age, business address and residence address of the person;
• the person’s principal occupation or employment;
• the class or series and number of shares of capital stock of ROI which such the person owns beneficially or of record; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

and (b) as to the stockholder giving notice of the proposed nomination of a director:
• the name and record address of the stockholder;

ROI	Ascend Holdings
• the class or series and number of shares of ROI’s capital stock which are beneficially owned or owned of record by the stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

• a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The stockholder’s notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
STOCKHOLDER SUITS
Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce certain rights of the corporation. Prior to bringing an action, a stockholder plaintiff must make a demand on the directors of the corporation to assert the claim, and may only bring an action if the stockholder’s demand is wrongfully refused, unless the stockholder plaintiff is able to show, and alleges in the complaint, that making such a demand would be futile. In order to maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain its status as a stockholder throughout the duration of the suit. In certain cases, class action lawsuits are also available to stockholders.	The Cayman Islands courts have recognized derivative suits by shareholders; however, the consideration of those suits has been limited. In this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the company only:

• where the act complained of is alleged to be beyond the corporate power of the company or illegal;
• where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the company;
• where the act requires approval by a greater percentage of the company’s shareholders than actually approved it; or

•

where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the company’s memorandum of association.

ROI	Ascend Holdings
RIGHTS OF INSPECTION
Under the DGCL, stockholders have the right to inspect during normal business hours the corporation’s stock ledger, a list of the corporation’s stockholders, and other books and records of the corporation, after making a written demand complying with the form and manner requirements of Section 220 of the DGCL for a proper purpose reasonably related to the person’s interest as a stockholder.

The DGCL requires the officer who has the charge of the corporation’s stock ledger to prepare and make, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting. The DGCL requires that this list (i) be open to the examination of any stockholder of the corporation for any purpose germane to the meeting for at least 10 days prior to the meeting during ordinary business hours at the principal place of business of the corporation, and (ii) be available for inspection by any stockholder present at the meeting at the time and place of the meeting, during the whole time thereof.	Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges). The board of directors of Ascend Holdings may establish procedures or conditions regarding these inspection rights for the following purposes:
• protecting the interests of Ascend Holdings;
• protecting the confidentiality of the information contained in those books and records; or
• protecting any other interest of Ascend Holdings that the board of directors deems proper.
BOARD OF DIRECTORS Size and Classification of Board of Directors
ROI’s amended and restated certificate of incorporation provides that the number of directors shall be fixed from time to time by a resolution of the board. There are currently seven members of ROI’s board of directors. ROI maintains a classified board structure. Each director elected to the board shall hold office for up to three years or until the annual meeting of stockholders to elect new board members of such director’s class has taken place and such replacement director has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.	Ascend Holdings’ memorandum and articles of association provide that the board must consist of at least seven members and not more than eleven members, and that the maximum number of directors may be changed by an ordinary resolution (being a majority of those shareholders who, being entitled to do so, vote in person or by proxy attending a general meeting in accordance with Ascend Holdings’ memorandum and articles of association). The directors of Ascend Holdings shall be divided into three classes, as nearly equal in number as possible. At each succeeding annual general meeting of Ascend Holdings beginning after the first annual general meeting, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be appointed by the directors among the classes so as to maintain the number of directors in each class as nearly equal as possible.

ROI	Ascend Holdings
Election
ROI’s amended and restated certificate of incorporation provides that a plurality of votes cast at a stockholders meeting on the election of directors shall suffice to elect directors.	Ascend Holdings’ amended and restated articles of association provide that an ordinary resolution (being, a resolution, (a) passed by a simple majority of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Ascend Holdings and where a poll is taken regard shall be had in computing a majority to the number of votes to which each member is entitled; or (b) a written resolution signed by all of the members entitled to vote at a general meeting of the Ascend Holdings in one or more instruments each signed by one or more of the members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed) will suffice to appoint or remove a director or directors.
Removal
ROI’s amended and restated certificate of incorporation provides that ROI’s stockholders, acting by the majority vote of the holders of the outstanding shares then entitled to vote at an election of directors, may remove the entire board of directors or any individual director from office, but only for cause.	Ascend Holdings’ memorandum and articles of association provide that the directors may be removed by an ordinary resolution of the shareholders.
Vacancies
ROI’s amended and restated certificate of incorporation provides that a majority of the directors then in office, although less than a quorum, or a sole remaining director, may act to fill vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause. Each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Ascend Holdings’ memorandum and articles of association provide that vacancies on its board of directors or additions to the existing board of directors can be filled by way of a ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors. The directors have the power to appoint any person as a director to fill a vacancy on the board or as an addition to the existing board.

ROI	Ascend Holdings
Director Liability and Indemnification
As permitted by the DGCL, ROI’s amended and restated certificate of incorporation provides that a director of ROI shall not be personally liable to ROI or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended in the future. ROI’s amended and restated certificate of incorporation provides that any amendment, repeal or modification of this provision by the stockholders of ROI or otherwise shall not adversely affect any right or protection of a director of ROI with respect to any act or omission occurring prior to the time of such amendment, repeal or modification.

ROI’s amended and restated certificate of incorporation further provides that, to the fullest extent permitted by the DGCL, ROI must indemnify and hold harmless any person, such person referred to as an “indemnitee,” who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of ROI, or, while a director or officer of ROI, is or was serving at the request of ROI as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by indemnitee. ROI’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended in the future, ROI must pay all expenses that a covered person incurs (including attorneys’ fees) in defending any proceeding. ROI must do so in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by ROI as authorized by ROI’s amended and restated certificate of incorporation.	The Cayman Islands Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman Islands law will not allow the limitation of a director’s liability for his or her own fraud, willful neglect or willful default. Ascend Holdings’ articles follow closely current provisions of Delaware law and provide that the directors shall have no personal liability to Ascend Holdings or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the same circumstances as described for Delaware corporations.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, provisions purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

Ascend Holdings’ articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Ascend Holdings to the fullest extent permitted by law.

ROI	Ascend Holdings
ANTI-TAKEOVER PROVISIONS Business Combinations
ROI is governed by the provisions of Section 203 of the DGCL, which generally has an anti-takeover effect for transactions not approved in advance by its board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless certain conditions are met as described below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.	There are statutory provisions in the Cayman Islands that facilitate the reconstruction and amalgamation of companies, generally known as a “scheme of arrangement” provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

ROI	Ascend Holdings
Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•       the board of directors approved either the
        business combination or the transaction which
        resulted in the stockholder becoming an
        interested stockholder before the stockholder
        became an interested stockholder;

•       upon consummation of the business combination
        which resulted in the stockholder becoming an
        interested stockholder, the interested stockholder
        owned at least 85% of the voting stock of
        the corporation outstanding at the time the
        transaction commenced, excluding for purposes
        of determining the voting stock outstanding,
        shares owned by persons who are both directors
        and officers, and employee stock plans (in
        certain instances); or

•       at or after the time the stockholder became an
        interested stockholder: (1) the board of directors
        of the corporation approved the business
        combination and (2) the stockholders, at an
        annual or special meeting (and not by written
        consent), approved the business combination by
        an affirmative vote of at least two-thirds of the
        outstanding voting stock which is not owned by
the interested stockholder.

•

the company is not proposing to act illegally or ultra vires, the statutory provisions as to majority vote have been complied with and the stipulations of the Court as to notice and convening of meetings have been complied with;

• the shareholders have been fairly represented at the meeting in question;
• the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
• no “blot” exists which would lead the Court to conclude that it should not exercise its discretion in favor of approval of the proposed arrangement.

When a takeover offer is made and accepted by holders of 90% of the shares the subject of the offer within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands.

Where a merger or consolidation of two or more Cayman companies limited by shares (segregated portfolio companies excepted), or one or more such Cayman companies with one or more foreign companies takes place, the law gives a right to determine whether a constituent Cayman company proceeds with a merger or consolidation to a two-thirds majority of its shareholders (or so much more as its articles of association may require). These provisions do not, however, compel shareholders to accept the terms of the merger or consolidation; instead, shareholders who are minded to reject the preferred merger or consolidation agreement are entitled to dissent from the merger and demand payment for the fair value of their shares. The constituent Cayman company, or the merged or consolidated company must then offer and should attempt to agree with the individual dissenting shareholders the price to be paid for their shares, failing which the Court must be petitioned to determine their fair value.

ROI	Ascend Holdings
DUTIES OF DIRECTORS
Under Delaware law, the business and affairs of a Delaware corporation such as ROI are managed by or under the direction of a board of directors. In managing the business and affairs of the corporation, the directors owe fiduciary duties, including the duties of care and loyalty (including good faith), to the corporation and its stockholders, and in certain circumstances, to the corporation’s creditors. The duty of care essentially requires directors to be attentive and inform themselves of all material facts regarding a decision before taking action. The duty of loyalty generally requires that the directors’ actions be motivated solely by the best interests of the corporation and its stockholders. In addition, under certain circumstances, directors owe a duty of full and fair disclosure.	Under the common law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent men would exercise under similar circumstances in like positions.

DESCRIPTION OF ASCEND HOLDINGS’ SHARE CAPITAL

Ascend Holdings is an exempted company incorporated in the Cayman Islands with limited liability. Ascend Holdings’ affairs are governed by its memorandum and articles of association, the Cayman Islands Companies Law, and other applicable laws of the Cayman Islands and any rules or regulations made thereunder.

Ascend Holdings’ memorandum of association states that the objects of the company are unrestricted and that Ascend Holdings shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands. Ascend Holdings shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

As of June 30, 2015, Ascend Holdings’ stated capital was US$50,000, consisting of 50,000 ordinary shares with a par value of US$1.00 each.

The following are summaries of certain provisions of Ascend Holdings’ memorandum and articles of association and the Cayman Islands Companies Law insofar as they relate to the material terms of Ascend Holdings’ ordinary shares. The following descriptions related to Ascend Holdings summarize the provisions of Ascend Holdings’ memorandum and articles of association as they will be in effect upon consummation of the Business Combination. The term “shareholders” as used in these summaries in relation to Ascend Holdings refers to persons whose names are entered into the share register of Ascend Holdings as the current holder of one or more shares of Ascend Holdings. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of Ascend Holdings’ memorandum and articles of association and the Cayman Islands Companies Law. Prospective investors are urged to read the complete form of Ascend Holdings’ memorandum and articles of association which has been filed as an exhibit to this registration statement of which this prospectus is a part.

Ordinary Shares

General

All of Ascend Holdings’ ordinary shares issued prior to the completion of the offering are fully paid, and all of Ascend Holdings’ ordinary shares to be issued in the offering will be issued as fully paid. Share certificates representing Ascend Holdings’ ordinary shares (to the extent any are issued) are not definitive evidence as to share ownership under the laws of the Cayman Islands; instead, it is the register of members which is prima facie evidence of the legal title to shares under Cayman Islands law. Ascend Holdings shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

Subject to the Cayman Islands Companies Law, the directors of Ascend Holdings at a meeting of directors (or by way of written consent) may declare dividends in any currency to be paid to its shareholders subject to memorandum and articles of association of Ascend Holdings. Dividends may be declared and paid out of its profits, realized or unrealized, or from any reserve set aside from profits which Ascend Holdings’ directors determine is no longer needed. Subject to certain solvency considerations, Ascend Holdings’ board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Cayman Islands Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall, while carrying interest, be treated for this purpose as paid up on that share and (2) dividends may be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Ascend Holdings’ directors may from time to time pay to the shareholders such interim dividends as appear to its directors to be justified by its profits. Subject to Ascend Holdings’ memorandum and articles of association and the existing rights of any holders of shares in Ascend Holdings, if at any time its shares are divided into different classes, its directors may pay such interim dividends in respect of those shares in its capital which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that its directors acts bona fide its directors shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on its shares half yearly or on any other dates, whenever such profits, in the opinion of its directors, justifies such payment.

Ascend Holdings’ directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to Ascend Holdings on account of calls, installments or otherwise.

No dividend or other money payable by Ascend Holdings on or in respect of any share shall bear interest against Ascend Holdings.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to Ascend Holdings.

All dividends may be invested or otherwise made use of by Ascend Holdings’ board of directors for the benefit of Ascend Holdings until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to Ascend Holdings.

Whenever Ascend Holdings’ directors have resolved that a dividend be paid or declared, Ascend Holdings’ directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or debenture stock of any other company. Where any difficulty arises with regard to such distribution, Ascend Holdings’ directors may settle it as they think expedient. In particular, Ascend Holdings’ directors may issue fractional shares or ignore fractions altogether, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of Ascend Holdings’ shareholders upon the basis of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to Ascend Holdings’ directors.

Voting Rights

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is registered as the holder.

No shareholder shall be entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as its shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to Ascend Holdings have been paid.

If a corporation is Ascend Holdings’ shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, and the person or persons so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of Ascend Holdings, including the right to vote individually on a show of hands; provided that, if more than one person is so authorized, the directors of Ascend Holdings may require that the authorization shall specify the number and class of shares in respect of which each such person is so authorized.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of its directors, it is not a concept that is accepted as a common practice in the Cayman Islands, and Ascend Holdings has made no provisions in its memorandum and articles of association to allow cumulative voting for such elections.

Transfer of Shares

Subject to the terms of Ascend Holdings’ amended and restated articles of association, any shareholder may transfer all or any shares registered in its name by an instrument of transfer in the usual or common form or in a form described by the designated stock exchange or in any other form approved by the director by such manner of execution as the directors may approve.

The instrument of transfer of any share shall be executed by or on behalf of the transferor (and, if the directors so determine, the transferee); provided that the directors may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to the above paragraph, the directors may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members of Ascend Holdings in respect of such share. All instruments of transfer, once registered, may be retained by Ascend Holdings.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if Ascend Holdings is wound up and the assets available for distribution among Ascend Holdings’ shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if Ascend Holdings is wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If Ascend Holdings is wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Cayman Islands Companies Law, divide among Ascend Holdings’ shareholders in specie or kind the whole or any part of Ascend Holdings’ assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Redemption of Shares

Under the Cayman Islands Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they fall due in the ordinary course of business.

Variations of Rights of Shares

Except with respect to share capital (as described below), alterations to Ascend Holdings’ memorandum and articles of association may only be made by special resolution of at least two-thirds of votes cast at a meeting of the shareholders.

Subject to the Cayman Islands Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of Ascend Holdings’ memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Meetings of Shareholders

Subject to Ascend Holdings’ regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 5 clear days’ notice in writing. Notice of every general meeting will be given to all of Ascend Holdings’ shareholders other than those that, under the provisions of Ascend Holdings’ memorandum and articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from Ascend Holdings. Extraordinary general meetings may be called only by the board of directors of Ascend Holdings or, if at any time there are not sufficient directors capable of acting to form a quorum, any one director or any one or more holders of shares representing in the aggregate not less than one-third (1/3rd) of the total issued share capital of Ascend Holdings entitled to vote. All business shall be deemed special that is transacted at an extraordinary general meeting.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed by a majority in number of Ascend Holdings’ shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the issued ordinary shares giving that right.

At any general meeting, subject to Ascend Holdings’ articles of association, one or more holders of shares representing in the aggregate not less than one-third (1/3rd) of the total issued share capital of Ascend Holdings present in person or by proxy and entitled to vote shall constitute a quorum. No business other than the appointment, choice or election of a chairman (which shall not be treated as part of the business of the meeting) may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chairman of the board of directors of Ascend Holdings shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of Ascend Holdings’ memorandum and articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of Ascend Holdings’ shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were Ascend Holdings’ individual shareholder.

Inspection of Books and Records

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges). The board of directors of Ascend Holdings may establish procedures or conditions regarding these inspection rights for the following purposes:

•	protecting the interests of Ascend Holdings;
•	protecting the confidentiality of the information contained in those books and records; or
•	protecting any other interest of Ascend Holdings that the board of directors deems proper.

Changes in Capital

Ascend Holdings may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;
•	consolidate and divide all or any of Ascend Holdings’ share capital into shares of a larger amount than its existing shares;
•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person; and
•	sub-divide Ascend Holdings’ existing shares or any of them into shares of smaller amount than is fixed by Ascend Holdings’ memorandum and articles of association, subject nevertheless to the Cayman Islands Companies Law.

Ascend Holdings may, by special resolution, subject to any confirmation or consent required by the Cayman Islands Companies Law:

•	divide its shares into several classes and attach to such classes any preferential, deferred or special rights or restrictions in accordance with the articles of association of Ascend Holdings;
•	change the currency denomination of Ascend Holdings’ share capital; and
•	reduce its share capital or any capital redemption reserve in any manner authorized by law.

Purchase by Ascend Holdings of its Own Shares

Ascend Holdings is empowered by the Cayman Islands Companies Law and its memorandum and articles of association to purchase its own shares, subject to certain restrictions. Ascend Holdings’ directors may only exercise this power on its behalf, subject to the Cayman Islands Companies Law, Ascend Holdings’ memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, or by any recognized stock exchange on which Ascend Holdings’ securities are listed.

Directors’ Borrowing Powers

The directors may exercise all the powers of Ascend Holdings to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of Ascend Holdings or of any third party.

Interested Directors

A director who is interested, directly or indirectly, in a contract or arrangement or proposed contract or arrangement with Ascend Holdings shall declare such interest at or prior to its consideration and vote thereon. Following such declaration, subject to any requirement for Audit Committee approval and/or disqualification by the chairperson, the director may vote in respect of such contract or arrangement.

Registration Rights

Upon the closing of the Business Combination, ROI and NSR expect to enter into a registration rights agreement with Ascend Holdings covering the shares received by the Sponsor, Mr. Baldwin, Mr. De Perio and NSR, including affiliates of NSR owning shares of Ascend Holdings, in the Business Combination which securities are collectively refer to as “registrable securities.” The agreement is expected to provide that Ascend Holdings will file a shelf registration statement within 30 days after the closing of the Business Combination covering all registrable securities. The holders of (a) 10% of the registrable securities issued to the Sponsor, Mr. Baldwin and Mr. De Perio or (b) 10% of the registrable securities held by NSR, including affiliates of NSR owning shares of Ascend Holdings, upon the closing of the Business Combination will be entitled to require Ascend Holdings to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, subject to certain exceptions and limitations, including that the market value of the registrable securities included in any such offering must be at least $12.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by Ascend Holdings following the Business Combination. Ascend Holdings will pay the expenses in connection with the exercise of these rights.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination it is expected that Ascend Holdings will have between approximately 25.0 million and 35.0 million ordinary shares outstanding. All of the ordinary shares issued in connection with the Business Combination will be freely transferable by persons other than by Ascend Holdings’ “affiliates” or ROI’s “affiliates” without restriction or further registration under the Securities Act. This proxy statement/prospectus also covers the resale by certain ROI “affiliates” included under the heading “Selling Shareholders” of up to 2,353,752 Ascend Holdings ordinary shares received by such selling shareholders in the Business Combination. Each selling shareholder may sell all, some or none of such shares. Ascend Holdings will not receive any proceeds from any such offer or sale by the selling shareholders.

In addition, assuming that the Warrant Amendment Proposal is approved, up to 12,500,000 warrants will be outstanding following the Business Combination, which will be exercisable no earlier than 30 days following the closing of the Business Combination or later than the five year anniversary of Business Combination, at a price of $11.50, and will be exercisable for an aggregate amount of up to 6,250,000 ordinary shares of Ascend Holdings. If a registration statement for the registration under the Securities Act of the ordinary shares of Ascend Holdings issuable upon exercise of the warrants is not filed within 15 days following the closing of the Business Combination, or if such registration statement is not declared effective by the 60th Business Day (as such term is defined in the warrant agreement governing ROI's outstanding warrants, as may be amended from time to time) following the closing of the Business Combination or during the period the effectiveness of the registration statement is not maintained, the warrantholders will have a right to exercise the warrants on a cashless basis as further set forth in the warrant agreement governing ROI's outstanding warrants, as may be amended from time to time.

Sales of substantial amounts of Ascend Holdings’ ordinary shares in the public market could adversely affect prevailing market prices of Ascend Holdings ordinary shares. Prior to the Business Combination, there has been no public market for Ascend Holdings’ ordinary shares. Ascend Holdings has applied for listing of the Ascend Holdings ordinary shares on the NASDAQ Global Market, but Ascend Holdings cannot assure you that a regular trading market will develop in the ordinary shares.

Lock-up Agreements

Shareholder Lockup Agreement

Pursuant to the Shareholder Lockup Agreement, NSR and NSR Towers Mauritius LLC agree not to (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its equity securities in Ascend Holdings, which means all ordinary shares or other share capital of Ascend Holdings held by NSR and NSR Towers on the closing date and NSR earn out shares, (ii) enter into any swap or other arrangement that transfers, whole or in part, any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. NSR and NSR Towers Mauritius LLC agree to not do any of the above for the lock-up period, which begins on the closing date of the Merger Agreement and ends on the earlier of the date:

•	(a) that is 12 months following the closing date or earlier if the last sales price of the Ascend Holdings ordinary shares
º	(x) equals or exceeds $12.50 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) day trading period commencing at least ninety (90) days after the closing date, after which transfers of 50% of the equity securities will be permitted or

º	(y) equals or exceeds $15.00 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) trading day period commencing at least ninety (90) days after the closing date, after which transfers of the remaining 50% of the ordinary shares will be permitted, or
•	(b) Ascend Holdings consummates a liquidation, merger, exchange of stock or similar transaction that results in all of the equity holders of Ascend Holdings having the right to exchange their equity securities for cash, securities or other property.

Each of the shareholders may transfer its shares to any of its affiliates; by virtue of the applicable laws upon dissolution of NSR or NSR Towers Mauritius LLC, as applicable; to any of the current or former directors, managers, or officers of NSR or NSR Towers Mauritius LLC, as applicable, or any family members or affiliates of such directors managers, or officers; to the ROI indemnitees pursuant to the indemnifications provisions in the Merger Agreement or to Ascend Holdings in connection with any forfeitures resulting from any adjustments to the working capital or net indebtedness targets of Ascend India as provided for in the Merger Agreement.

Sponsor Lockup Agreement

Pursuant to the Shareholder Lockup Agreement, the Sponsor agrees not to (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its equity securities in Ascend Holdings, which includes all ordinary shares or other share capital of Ascend Holdings issued to Sponsor by Ascend Holdings on the closing date and the sponsor earn out shares, (ii) enter into any swap or other arrangement that transfers, whole or in part, any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. The Sponsor agrees to not do any of the above for the lock-up period, which begins on the closing date of the Merger Agreement and ends on the earlier of the date:

•	(a) that is 12 months following the closing date or earlier if the last sales price of the Ascend Holdings ordinary shares:
º	(x) equals or exceeds $12.50 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) day trading period commencing at least ninety (90) days after the closing date, after which transfers of 50% of the equity securities will be permitted or
º	(y) equals or exceeds $15.00 per share, as adjusted for splits, dividends, reorganizations, recapitalizations, and the like (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices) for any twenty (20) trading days within any thirty (30) trading day period commencing at least ninety (90) days after the closing date, after which transfers of the remaining 50% of the ordinary shares will be permitted, or
•	(b) Ascend Holdings consummates a liquidation, merger, exchange of stock or similar transaction that results in all of the equity holders of Ascend Holdings having the right to exchange their equity securities for cash, securities or other property;

The Sponsor may transfer its shares to any of its affiliates; by gift or other transfer to a member of the immediate family of a shareholder of the Sponsor or to a trust, corporation, partnership, or a limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners, or members of which are members of the immediate families of the shareholders of the Sponsor or a charitable organization; by virtue of the applicable laws upon dissolution of the Sponsor; pursuant to a qualified domestic relations order; to any of the current or former directors or officers of ROI Acquisition Corp II.; or to any of the current or former directors or officers of the Sponsor or any family members or affiliates of such directors or officers.

Other than the Business Combination and as disclosed under “Selling Shareholders,” Ascend Holdings is not aware of any plans by any significant shareholders to dispose of significant numbers of Ascend Holdings ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for Ascend Holdings ordinary shares may dispose of significant numbers of Ascend Holdings ordinary shares in the future. Ascend Holdings cannot predict what effect, if any, future sales of Ascend Holdings ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of Ascend Holdings ordinary shares from time to time. Sales of substantial amounts of Ascend Holdings ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of Ascend Holdings ordinary shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Ascend Holdings is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Ascend Holdings sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Ascend Holdings’ affiliates. Generally, subject to certain limitations, holders of Ascend Holdings’ restricted shares who are not affiliates of Ascend Holdings or who are affiliates of Ascend Holdings solely by virtue of their status as an officer or director of Ascend Holdings may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Ascend Holdings restricted shares by an officer or director who is an affiliate of Ascend Holdings solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Ascend Holdings restricted shares who will be an affiliate of Ascend Holdings other than by virtue of his or her status as an officer or director of Ascend Holdings.

Ascend Holdings is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of Ascend Holdings’ ordinary shares that will be outstanding upon the completion of the Business Combination, other than those ordinary shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Ascend Holdings and has beneficially owned Ascend Holdings’ restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Ascend Holdings. Persons who are affiliates of Ascend Holdings and have beneficially owned Ascend Holdings’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding shares of the same class, in the form of ordinary shares or otherwise, which, immediately after the Business Combination, will equal four ordinary shares; or

•	the average weekly trading volume of Ascend Holdings’ shares of the same class, in the form of ordinary shares or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Ascend Holdings under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Ascend Holdings.

Assuming there is no change to Ascend Holdings’ register of members between the date of this proxy statement/prospectus and the expiration of the lock-up agreements (other than to give effect to the Business Combination), Ascend Holdings expects that, as of the date of expiration of the lock-up agreements, 242 million ordinary shares will be available for sale under Rule 144 by Ascend Holdings’ current affiliates (subject to volume and manner of sale limitations under Rule 144).

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Ascend Holdings’ employees, consultants or advisors who purchase ordinary shares from Ascend Holdings in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon the closing of the Business Combination, ROI and NSR expect to enter into a registration rights agreement with Ascend Holdings covering the shares received by the Sponsor, Mr. Baldwin, Mr. De Perio and NSR, including affiliates of NSR owning shares of Ascend Holdings, in the Business Combination which securities are collectively refer to as “registrable securities.” The agreement is expected to provide that Ascend Holdings will to file a shelf registration statement within 30 days after the closing of the Business Combination covering all registrable securities. The holders of (a) 10% of the registrable securities issued to the Sponsor, Mr. Baldwin and Mr. De Perio or (b) 10% of the registrable securities held by NSR, including affiliates of NSR owning shares of Ascend Holdings, upon the closing of the Business Combination will be entitled to require Ascend Holdings to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, subject to certain exceptions and limitations, including that the market value of the registrable securities included in any such offering must be at least $12.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by Ascend Holdings following the Business Combination. Ascend Holdings will pay the expenses in connection with the exercise of these rights.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Ascend Holdings’ ordinary shares as of September 18, 2015, the record date for the special meeting of stockholders, and the expected beneficial ownership of Ascend Holdings ordinary shares upon the closing of the Business Combination, held by:

•	each of Ascend Holdings’ directors and executive officers who own beneficially more than 1.0% of Ascend Holdings’ outstanding share capital; and
•	each person known to Ascend Holdings to own beneficially more than 5.0% of Ascend Holdings’ outstanding share capital.

Each of Ascend Holdings’ shareholders is entitled to one vote on all matters that require a vote of shareholders, and none of its shareholders has any contractual or other special voting rights. Ascend Holdings is not aware of any arrangement that may, at a subsequent date, result in a change of control of Ascend Holdings. Ascend Holdings is a newly formed company, and as of September 18, 2015, did not have any outstanding ordinary shares.

The numbers and percentages in the post-transaction columns are based on 26,101,873 ordinary shares outstanding upon the closing of the Business Combination and taking into account the earnout shares assuming that (i) ROI consummates a private placement of 1,000,000 shares of common stock at the closing, (ii) 42,472 shares of ROI’s common stock are redeemed by ROI’s public stockholders and (iii) none of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings. The post-transaction column assumes no exercise of any warrants that remain outstanding following the closing of the Business Combination and reflect all earnout shares as outstanding as of such closing. The table below does not reflect ordinary shares that may be issued pursuant to Ascend Holdings’ equity incentive plan or the Consultancy Services Agreement.

	Pre-Business Combination		Post-Business Combination
Name of Beneficial Owner(1)	Number	Percent	Number	Percent (assuming maximum redemptions and no warrant exchanges)
Directors:
Parag Saxena(2)	—	—	14,734,873	51.9%
Thomas J. Baldwin(3)	—	—	138,907	*
Joseph A. De Perio(3)	—	—	128,907	*
Vivek Sett	—	—	—	—
Sushil Kumar Chaturvedi	—	—	—	—
Catherine Rosenberg	—	—	—	—
Madhukar Pandya	—	—	—	—
Executive Officers:
Sushil Kumar Chaturvedi	—	—	—	—
J. Rajagopalan	—	—	—	—
Anil Laxman Gogate	—	—	—	—
Rajat Chitravanshi	—	—	—	—
Sudarshan Kuskoor	—	—	—	—
Subhash Bhat	—	—	—	—
All directors and exective officers as a group	—	—	15,002,687	52.8%
Principal Shareholders (more than 5%):
GEH Capital, Inc.(3)	—	—	2,393,590	12.1%
New Silk Route Advisors, LP(4)	—	—	14,734,873	51.9%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands.
(2)	Represents the shares held by New Silk Route PE Asia Fund, LP and New Silk Route PE Asia Fund-A, LP set forth under “New Silk Route Advisors, LP” for which Mr. Saxena shares voting and dispositive power. Mr. Saxena disclaims beneficial ownership of these shares.
(3)	The business address of Messrs. Baldwin and De Perio and GEH Capital, Inc. is 601 Lexington Avenue, 51st Floor, New York, NY 10022. George E. Hall controls GEH Capital, Inc. and therefore may be deemed to beneficially own the shares held by GEH Capital, Inc.
(4)	Represents 14,307,562 ordinary shares to be held by New Silk Route PE Asia Fund, LP and 427,311 ordinary shares to be held by New Silk Route PE Asia Fund-A, LP. New Silk Route Advisors, LP is the management company of each of these funds. Parag Saxena, Dr. Abdul Hafeez Shaikh and Jens Zimmermann sit on the Investment Committee of New Silk Route Advisors, LP and therefore maintain voting and dispositive power of these ordinary shares, each of which disclaims beneficial ownership of such ordinary shares. The business address for New Silk Route Advisors, LP, New Silk Route PE Asia Fund, LP and New Silk Route PE Asia Fund-A, LP is 540 Madison Ave., New York, New York 10022.

SELLING SHAREHOLDERS

This proxy statement/prospectus registers under the Securities Act the possible resale of Ascend Holdings ordinary shares that may be received in the Business Combination by the selling shareholders listed in the table below, including their pledgees, donees, assignees, transferees and successors-in-interest, except for 1,088,902 earnout shares, the resale of which is not being registered hereby. The table below sets forth information, based upon written representations supplied to Ascend Holdings by the selling shareholders identified in the table, with respect to such selling shareholders’ beneficial ownership of Ascend Holdings ordinary shares as of the closing of the Business Combination.

Immediately prior to consummation of the Business Combination, the selling shareholders identified below are expected to hold shares of ROI’s common stock. The maximum number of Ascend Holdings ordinary shares that the Sponsor and Messrs. Baldwin, De Perio, and Hall would beneficially hold immediately following the Business Combination is 2,661,404.

Because each such selling shareholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the Ascend Holdings ordinary shares covered by this proxy statement/prospectus, Ascend Holdings cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by each such selling shareholder, or the amount or percentage of the Ascend Holdings ordinary shares that will be beneficially held by each such selling shareholder upon termination of the offering.

Unless otherwise described below, none of the selling shareholders nor any of their affiliates has held any position or office with or otherwise had any material relationship with either ROI, Ascend India, or Ascend Holdings or any of their respective affiliates during the three years prior to the date of this proxy statement/prospectus.

	Held Prior to the Business Combination		Received in Business Combination	Shares Offered Hereby	Held After Sale of the Shares Offered Hereby(2)
Name of Selling Shareholder(1)	Number of Ascend Holdings Ordinary Shares beneficially owned	Percent of Ascend Holdings Ordinary Shares outstanding			Percent of Ascend Holdings Ordinary Shares outstanding (assuming maximum redemptions and no warrant exchanges)
GEH Capital, Inc. (the Sponsor)(3)	0	*	2,393,590	2,085,938	**
Thomas J. Baldwin(4)	0	*	138,907	138,907	**
Joseph A. De Perio(5)	0	*	128,907	128,907	**
George E. Hall(3)	0	*	2,393,590	2,085,938	**

*	Represents less than one percent of the total number of Ascend Holdings ordinary shares outstanding as of the date of this proxy statement/prospectus.
**	Represents less than one percent of the total number of Ascend Holdings ordinary shares expected to be outstanding upon completion of the Business Combination.
(1)	The business address of each of the following is 601 Lexington Avenue, 51st Floor, New York, New York, 10022.
(2)	Assuming all Ascend Holdings ordinary shares received by the selling shareholders in the Business Combination, the resale of which is being registered hereby, are sold by the selling shareholders, the Sponsor will continue to hold 307,652 earnout shares.

(3)	Includes 2,085,938 Ascend Holdings ordinary shares issuable in the Business Combination in respect of 2,085,938 shares of ROI common stock held by the Sponsor as of the date hereof all of which are being registered hereby, and 307,652 earnout shares expected to be issued to the Sponsor at closing, none of which are being registered hereby. George E. Hall has been ROI’s Chief Investment Officer and a member of ROI’s board of directors since July 2013. Mr. Hall is the Founder, CEO, President and Chief Investment Officer of the Clinton Group. Mr. Hall has investment power over the shares held by the Sponsor.
(4)	Includes 138,907 Ascend Holdings ordinary shares issuable in the Business Combination in respect of 138,907 shares of ROI common stock held Mr. Baldwin as of the date hereof. Mr. Baldwin has been the Chairman of ROI’s board of directors and ROI’s Chief Executive Officer since July 2013. Mr. Baldwin is also a private investor and a Managing Director of the Clinton Group. Mr. Baldwin will also be appointed as a director of Ascend Holdings following the Business Combination.
(5)	Includes 128,907 Ascend Holdings ordinary shares issuable in the Business Combination in respect of 128,907 shares of ROI common stock held by Mr. De Perio as of the date hereof. Mr. De Perio has been the Vice Chairman of ROI’s board of directors and President since ROI’s inception on June 28, 2013. Mr. De Perio has also been a Senior Portfolio Manager of the Clinton Group from 2006 to December 2007 and October 2010 to the present. Mr. De Perio will also be appointed as a director of Ascend Holdings following the Business Combination.

The resales of the Ascend Holdings ordinary shares which the selling shareholders listed in the table above may receive in the Business Combination are being registered to permit public secondary trading of these securities by the holders of such securities from time to time. Registration of the shares does not mean that such securities necessarily will be offered or sold. Ascend Holdings will not receive any proceeds from any such offer or sale by the selling shareholders.

The selling shareholders may sell such Ascend Holdings ordinary shares from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods, including the following:

•	in negotiated transactions, or in trading markets for Ascend Holdings ordinary shares;
•	in the trading markets for Ascend Holdings ordinary shares;
•	in the over-the-counter market or on any national securities exchange on which Ascend Holdings ordinary shares may be listed or quoted at the time of sale;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ROI

In June 2013, the Sponsor purchased 3,593,750 founder shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. Subsequently, on August 22, 2013, the Sponsor transferred 171,875 founder shares to each of Thomas J. Baldwin and Joseph A. De Perio (together with the Sponsor, the “Initial Stockholders”), each of whom paid a purchase price of $1,195.65 for their respective shares (the same per-share purchase price initially paid by the Sponsor). As a result of the underwriters’ election not to exercise their over-allotment option for ROI’s initial public offering, the Sponsor forfeited an aggregate of 468,750 founder shares on September 20, 2013, which ROI cancelled. On March 6, 2015, the Initial Stockholders assigned 781,248 founder shares in a private transaction in consideration of payment of $5,435, or $0.007 per share. Of such shares, 195,312 shares are founder earnout shares and are subject to forfeiture. Under certain conditions, these shares may be purchased back by the Initial Stockholders.

In connection with the consummation of ROI’s initial public offering, members of the Sponsor purchased an aggregate of 8,000,000 private placement warrants in a private placement. Each private placement warrant entitles the holder to purchase half of one share of ROI’s common stock at $5.75 per half share (or $11.50 per whole share). The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of ROI’s initial business combination.

The Clinton Group, an entity founded by Mr. Hall, ROI’s Chief Investment Officer and a director, has agreed to, from the date that ROI’s securities were first listed on NASDAQ through the earlier of ROI’s consummation of a business combination or ROI’s liquidation, make available to ROI office space and certain office and secretarial services, as ROI may require from time to time. ROI has agreed to pay the Clinton Group $10,000 per month for these services. However, this arrangement is solely for ROI’s benefit and is not intended to provide Mr. Hall compensation in lieu of salary. ROI believes, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by the Clinton Group is at least as favorable as ROI could have obtained from an unaffiliated person.

Other than the $10,000 per-month administrative fee paid to the Clinton Group, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to ROI’s Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to the Business Combination. ROI’s independent directors will review on a quarterly basis all payments that were made to ROI’s Sponsor, officers, directors or ROI’s or their affiliates.

Prior to the completion of ROI’s initial public offering, ROI issued an unsecured promissory note to the Sponsor on June 28, 2013 that provided for the Sponsor to advance to ROI, from time to time, up to $100,000 for expenses related to ROI’s initial public offering. The note was non-interest bearing and was payable on the earlier of December 1, 2013 or the completion of ROI’s initial public offering. The Sponsor advanced $100,000 to ROI under the note prior to ROI’s initial public offering. The note was paid in full on September 23, 2013, and no balance remained outstanding subsequent to such date.

ROI has entered into a registration rights agreement with respect to the founder shares and private placement warrants. Pursuant to this agreement, the holders of the founder shares and private placement warrants have registration rights to require ROI to register a sale of any of ROI’s securities held by them. The terms of the registration rights agreement are expected to be superseded by a registration rights agreement to be entered into with Ascend Holdings upon the closing of the Business Combination. For a description of the terms of the registration rights agreement, see “Proposal No. 1 — Approval of the Business Combination — Agreements Related to the Merger Agreement — Registration Rights Agreement.”

Ascend Holdings

Merger Agreement

In connection with consummating the Business Combination, Ascend Holdings expects to enter into a number of agreements with parties that will constitute related parties following the consummation of the Business Combination. For a description of these agreements, see “Proposal No. 1 — Approval of the Business Combination — The Business Combination.”

Consultancy Services Agreement

In connection with consummating the Business Combination, Ascend Holdings and an affiliate of NSR expect to enter into a Consultancy Services Agreement immediately prior to the closing of the Business Combination. The Consultancy Services Agreement will provide that an affiliate of NSR will provide certain services to Ascend Holdings, including strategic and management advice in connection with Ascend Holdings’ operations, advice with respect to the development and implementation of strategies for improving operating, marketing and financial performance, recommendations of nominees to serve as directors of Ascend Holdings and advice in connection with financing, acquisition, disposition, merger, combination and change of control transactions involving Ascend Holdings. As compensation for performing such services, an affiliate of NSR will receive restricted stock units of Ascend Holdings equal to up to 13.5% of issued and outstanding shares of Ascend Holdings as of immediately following the closing of the Business Combination, which shall vest over a three year period in accordance with the vesting schedules attached thereto.

PRICE RANGE OF SECURITIES AND DIVIDENDS

ROI

Market Information

ROI’s units, common stock and warrants are listed on NASDAQ under the symbols “ROIQU,” “ROIQ” and “ROIQW,” respectively. Following the Business Combination, ROI public warrants that remain outstanding, if any, will be assumed by Ascend Holdings and are expected to be quoted on the OTC markets under the symbol “ASCEW”.

The following table includes the high and low sales prices for ROI’s units, common stock and warrants for the periods presented.

	Units(1)		Common Stock(2)		Warrants(3)
	High	Low	High	Low	High	Low
2013
Third Quarter	$10.10	$9.90	—	—	—	—
Fourth Quarter	$10.55	$10.00	—	—	$1.20	$0.81
2014
First Quarter	$10.40	$9.60	$10.05	$9.51	$1.10	$0.26
Second Quarter	$10.30	$9.92	$10.50	$9.56	$0.35	$0.03
Third Quarter	$10.24	$10.00	$13.05	$9.60	$0.16	$0.04
Fourth Quarter	$10.70	$9.98	$9.86	$9.65	$0.30	$0.03
2015
First Quarter	$10.70	$9.81	$9.98	$9.73	$0.35	$0.21
Second Quarter	$10.35	$10.16	$10.50	$9.92	$0.50	$0.15

(1)	ROI’s units began trading on NASDAQ on September 17, 2013. The figures for the third quarter of 2013 are for the period from September 17, 2013 through September 30, 2013.
(2)	ROI’s common stock began separate trading on NASDAQ on November 7, 2013; however, there were no sales prior to December 31, 2013.
(3)	ROI’s warrants began separate trading on NASDAQ on November 7, 2013. The figures for the fourth quarter of 2013 are for the period from November 7, 2013 through December 31, 2013.

Holders

As of September 18, 2015, there was one holder of record of ROI’s units, five holders of record of ROI’s common stock and two holders of record of ROI’s warrants.

Dividends

ROI has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Ascend Holdings

Historical market price information regarding Ascend Holdings is not provided because there is no public market for Ascend Holdings’ shares.

As of the date of this proxy statement/prospectus, there were no holders of Ascend Holdings’ ordinary shares.

Subject to the Cayman Islands Companies Law, either Ascend Holdings in general meeting or its directors at a meeting of directors may declare dividends in any currency to be paid to its shareholders but no dividend shall be declared in excess of the amount recommended by its directors. Dividends may be declared and paid out of its profits, realized or unrealized, or from any reserve set aside from profits which Ascend Holdings’ directors determine is no longer needed. Ascend Holdings’ board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Cayman Islands Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Ascend Holdings’ directors may from time to time pay to the shareholders such interim dividends as appear to its directors to be justified by its profits and in particular (but without prejudice to the generality of the foregoing) if at any time its shares are divided into different classes, its directors may pay such interim dividends in respect of those shares in its capital which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that its directors acts bona fide its directors shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on its shares half yearly or on any other dates, whenever such profits, in the opinion of its directors, justifies such payment.

Ascend Holdings’ directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to Ascend Holdings on account of calls, installments or otherwise.

No dividend or other money payable by Ascend Holdings on or in respect of any share shall bear interest against Ascend Holdings.

In respect of any dividend proposed to be paid or declared on Ascend Holdings’ ordinary shares, Ascend Holdings’ directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that Ascend Holdings members entitled thereto will be entitled to elect to receive such dividend (or part thereof if Ascend Holdings’ directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as Ascend Holdings’ directors may think fit. Ascend Holdings may also, on the recommendation of its directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to Ascend Holdings.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by Ascend Holdings’ board of directors for the benefit of Ascend Holdings until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to Ascend Holdings.

Ascend India

As Ascend Holdings is a holding company, Ascend Holdings will have to rely on dividends paid by Ascend India, Ascend Holdings’ indirect subsidiary in India, for its cash requirements, including funds to pay dividends and other cash distributions to its shareholders, service any debt it may incur and pay its operating expenses. Ascend Holdings’ ability to pay dividends to its shareholders will depend on, among other things, the availability of dividends from Ascend India. As of the date of this prospectus, Ascend India has not paid any cash dividends on its equity shares and does not intend to pay dividends to its equity shareholder, Ascend Holdings, in the foreseeable future.

Dividends other than in cash are not permitted under Indian law. The declaration and payment of any dividends in the future will be recommended by the board of directors of Ascend India and approved by its shareholders, at their discretion and would depend on a number of factors, including its financial condition, results of operations, capital requirements and surplus, contractual obligations, applicable Indian legal restrictions, the provisions of its articles of association, restrictive covenants under the terms of its credit facilities and other financing arrangements at the time a dividend is considered, and other factors considered relevant by the board of directors. Ascend India would be required to pay dividend distribution tax in India at 17.30% on the total amount distributed as a dividend as grossed up by the amount of such dividend distribution tax.

In accordance with the Indian Companies Act, an Indian company is permitted to declare or pay dividends in any year only in cash and out of profits for that year after providing for depreciation, in the manner prescribed. In the event of inadequacy or absence of profits in a particular year, dividends may be paid out of the accumulated profits of the company (after providing for depreciation) which remain undistributed and transferred to the company’s free reserves, subject to the following conditions:

•	the rate of dividend declared does not exceed the average of the rates at which declared by the company in the preceding three years (except where no dividends have been declared in each of the preceding three years);
•	the total amount drawn up from the accumulated profits does not exceed 1/10th of the sum of the company’s paid-up share capital and free reserves, as indicated in its latest audited financial statements;
•	the amount drawn up from the accumulated profits is first utilized to set-off the losses incurred in the fiscal year in which the dividend is proposed to be declared;
•	the balance of reserves after such withdrawal does not fall below 15% of the company’s paid-up share capital, as indicated in its latest audited financial statements; and
•	the carried over previous losses and depreciation not provided in the previous year or years are set off against the profit of the company in the current year.

LEGAL MATTERS

The validity of the ordinary shares offered by this proxy statement/prospectus will be the subject of a legal opinion by Appleby (Cayman) Ltd. McDermott Will & Emery LLP, counsel to ROI, will pass upon U.S. federal income tax advice relating to the merger of ROI with and into Merger Sub.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The audited financial statements of ROI Acquisition Corp. II for the year ended December 31, 2014, included in this proxy statement/prospectus have been so included in reliance on a report of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of Ascend Holdings for the fiscal years ended March 31, 2015, March 31, 2014 and March 31, 2013 included in this proxy statement/prospectus have been so included in reliance on a report of S.R. Batliboi & Associates LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

APPRAISAL RIGHTS

ROI stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

ENFORCEABILITY OF CIVIL LIABILITIES

Ascend Holdings is incorporated in the Cayman Islands and its primary operating subsidiary, Ascend India, is incorporated in India. The majority of Ascend Holdings’ directors and executive officers are not residents of the United States and substantially all of Ascend Holdings’ assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or Ascend Holdings. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws.

There is uncertainty as to whether the courts in the Cayman Islands would enforce judgments obtained in the United States against Ascend Holdings or its directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in the Cayman Islands against Ascend Holdings or its directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a Cayman Islands court where it would be contrary to any principle affecting public policy in the Cayman Islands or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

In addition to and irrespective of jurisdictional issues, neither Cayman Islands nor Indian courts will automatically enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by Cayman Islands or Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, may not be available under Cayman Islands or Indian law or enforceable in a Cayman Islands or Indian court, if they are considered to be contrary to Cayman Islands or Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws may be construed by Cayman Islands and Indian courts to be penal in nature and therefore unenforceable in both Cayman Islands and India; however, the Cayman Islands court’s position on this issue has yet to be established. Further, no claim may be brought in the Cayman Islands or India against Ascend Holdings, Ascend India or any of their directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Cayman Islands or Indian law and do not have force of law in the Cayman Islands or India.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Procedure Code, provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Procedure Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;
•	where the judgment has not been given on the merits of the case;
•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;
•	where the proceedings in which the judgment was obtained were opposed to natural justice;
•	where the judgment has been obtained by fraud; or
•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code is applicable only to decrees or judgments under which a sum of money is payable not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy or practice in India.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian Rupees on the date of judgment and not on the date of payment.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a definite sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; and (v) there is due compliance with the correct procedures under the laws of the Cayman Islands. Any judgment expressed in a foreign currency by a foreign court, may, when made executory in the Cayman Islands, be expressed in that foreign currency. A valid and final judgment rendered by a court in the United States may not be enforced in the Cayman Islands.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, ROI and servicers that it employs to deliver communications to ROI stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, ROI will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that ROI deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify ROI of their requests by calling or writing ROI at ROI’s principal executive offices at 601 Lexington Avenue, 51st Floor, New York, NY 10022, (212) 825-0400, Attn: Daniel A. Strauss, Secretary.

TRANSFER AGENT AND REGISTRAR

The transfer agent for ROI’s securities is Continental Stock Transfer and Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

ROI’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals for the 2015 annual meeting must be received at ROI’s principal executive offices within a reasonable time before ROI begins to print and send proxy materials, and must otherwise comply with the SEC’s rules, to be considered for inclusion in ROI’s proxy materials.

If you intend to present a proposal at ROI’s next annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to ROI. ROI must receive this notice no earlier than the opening of business on the 120th day before the meeting and no later than (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by ROI.

If you intend to present a proposal at the 2015 annual meeting, or if you want to nominate one or more directors at the 2015 annual meeting, you must comply with the advance notice provisions of ROI’s bylaws. You may contact ROI’s Secretary at ROI’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, Ascend Holdings will file its Annual Report on Form 20-F with the SEC no later than 120 days following its fiscal year end. ROI files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can access ROI’s SEC filings, including this proxy statement/prospectus, through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document ROI files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus at no cost or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact ROI by telephone or in writing:

Daniel A. Strauss, Secretary
ROI Acquisition Corp. II
601 Lexington Avenue, 51st Floor
New York, New York 10022
Tel: (212) 825-0400
Email: daniel.strauss@clinton.com

You may also obtain these documents at no cost by requesting them in writing or by telephone from ROI’s proxy solicitation agent at the following address and telephone number:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Telephone: 1-877-629-6355 (toll free) or 1-212-297-0720
Email: info@okapipartners.com

If you are a stockholder of ROI and would like to request documents, please do so by October 16, 2015 to receive them before the ROI special meeting of stockholders. If you request any documents from ROI, it will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to ROI has been supplied by ROI, and all such information relating to Ascend Holdings has been supplied by Ascend Holdings. Information provided by either ROI or Ascend Holdings does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of ROI for the special meeting of ROI’s stockholders and public warrantholders. ROI has not authorized anyone to give any information or make any representation about the Business Combination, ROI or Ascend Holdings that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Combined Financial Statements of Predecessor Ascend

Financial Statements of ROI Acquisition Corp. II

Page
For the fiscal year ended December 31, 2014
Report of Independent Registered Public Accounting Firm	F-49
Balance Sheets as of December 31, 2014 and December 31, 2013	F-50
Statement of Operations for the year ended December 31, 2014, the period June 28, 2013 (date of inception) to December 31, 2013 and the period June 28, 2013 (date of inception) to December 31, 2014	F-51
Statement of Changes in Stockholders' Equity for the period June 28, 2013 (date of inception) to December 31, 2014	F-52
Statement of Cash Flows for the year ended December 31, 2014, the period June 28, 2013 (date of inception) to December 31, 2013 and the period June 28, 2013 (date of inception) to December 31, 2014	F-53
Notes to Financial Statements	F-54
For the six months ended June 30, 2015 (unaudited)
Condensed Interim Balance Sheets as of June 30, 2015 and December 31, 2014	F-66
Condensed Interim Statements of Operations for the three and six months ended June 30, 2015 and 2014	F-67
Condensed Interim Statements of Cash Flows for the six months ended June 30, 2015 and 2014	F-68
Notes to Condensed Interim Financial Statements	F-69

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Ascend Telecom Holdings Limited

We have audited the accompanying combined statement of financial position of Ascend Telecom Holdings Limited Predecessor as of March 31, 2015, 2014 and 2013, as described in Note 1, and the related combined statements of profit or loss, other comprehensive income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2015. These combined financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Ascend Telecom Holdings Limited Predecessor at March 31, 2015, 2014 and 2013, and the combined loss and its cash flows for each of the three years in the period ended March 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ S.R. Batliboi & Associates LLP
Chartered Accountants

Date: July 24, 2015
Place: Mumbai, Maharashtra, India.

Ascend Telecom Holdings Limited Predecessor

Combined Statement of profit or loss and other comprehensive income
[Amount in Indian Rupees, unless stated otherwise]

	Notes	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Revenue from operations	6	4,464,239,556	3,791,634,932	3,731,226,058
Total Revenue		4,464,239,556	3,791,634,932	3,731,226,058
Rent		460,375,033	407,667,356	391,175,339
Power and fuel		1,614,851,999	1,406,630,727	1,343,699,150
Operating and maintenance expense	8	344,988,487	341,298,157	344,590,708
Employee benefits expense	9	183,664,568	195,179,728	215,967,144
Other expenses	10	390,765,009	363,906,215	593,565,333
Depreciation and amortisation expense	11	944,977,546	899,704,462	922,402,164
Impairment provision (refer note 14(a))		—	—	256,860,436
Other income	7	(29,984,454)	(57,304,797)	(26,572,715)
Finance costs	12	1,177,764,771	1,172,647,945	1,081,724,966
Finance income	12	(18,389,730)	(8,417,509)	(1,179,927)
		5,069,013,229	4,721,312,284	5,122,232,598
Loss before tax		(604,773,673)	(929,677,352)	(1,391,006,540)
Tax (income)	13	—	—	(116,542,055)
Loss for the year		(604,773,673)	(929,677,352)	(1,274,464,485)
Loss for the year attributable to:
Equity holders of the Parent		(412,312,804)	(618,432,885)	(827,652,620)
Non-controlling interests		(192,460,869)	(311,244,467)	(446,811,864)
		(604,773,673)	(929,677,352)	(1,274,464,485)
Other comprehensive income/(loss)
Other comprehensive income/(loss) not to be reclassified to profit or loss in subsequent periods (net of tax):
Remeasurement gains/(losses) on defined beneift plans		(2,255,141)	812,189	163,741
Other comprehensive income/(loss) to be reclassified to profit or loss in subsequent periods (net of tax):
Exchange difference on foreign currency translation		20,151	51,221	17,237
Net other comprehensive income		(2,234,990)	863,410	180,978
Total comprehensive loss for the year, net of tax		(607,008,663)	(928,813,941)	(1,274,283,507)
Total comprehensive loss for the year, net of tax, attributable to:
Equity holders of the Parent		(413,828,677)	(617,828,464)	(827,523,856)
Non-controlling interests		(193,179,986)	(310,985,477)	(446,759,651)
		(607,008,663)	(928,813,941)	(1,274,283,507)

The accompanying notes form an integral part of these financial statements

Ascend Telecom Holdings Limited Predecessor

Combined Statement of financial position
[Amount in Indian Rupees, unless stated otherwise]

	Notes	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
ASSETS
Non Current Assets
Property, plant and equipment	14	7,793,769,018	6,930,868,950	7,215,448,235	7,879,450,502
Investment property	15	88,508,842	88,508,842	88,508,842	88,508,842
Intangible assets	16	2,363,491,935	2,371,234,745	2,383,920,192	2,406,181,129
Non-current financial assets	18	261,100,041	274,086,694	270,532,214	197,433,710
Other non-financial assets		280,000	280,000	280,000	280,000
Prepayment of income tax		196,509,117	372,251,208	374,603,592	450,065,013
		10,703,658,953	10,037,230,439	10,333,293,075	11,021,919,196
Current Assets
Trade and other receivables	19	599,063,573	665,638,075	745,260,005	873,917,831
Prepayments and other assets	20	130,656,705	179,716,453	135,229,431	142,991,112
Other financial assets	21	—	36,770,260	755,845,790	442,838
Cash and cash equivalents	22	385,114,328	807,574,135	91,090,451	305,805,514
		1,114,834,606	1,689,698,923	1,727,425,677	1,323,157,295
Total Assets		11,818,493,559	11,726,929,362	12,060,718,752	12,345,076,491
EQUITY AND LIABILITIES
Equity
Owner’s contribution	23	4,238,698,476	4,238,698,476	4,158,698,358	3,323,167,261
Retained earnings		(2,196,454,758)	(1,782,605,930)	(1,149,517,832)	—
Other components of equity		154,246,436	154,226,285	154,175,064	—
Equity attributable to the equity holders of the Parent		2,196,490,154	2,610,318,831	3,163,355,590	3,323,167,261
Non-controlling interests		(75,653,301)	117,526,685	375,876,584	314,181,675
Total Equity		2,120,836,853	2,727,845,516	3,539,232,174	3,637,348,936
Non Current Liabilities
Interest bearing loans and borrowings	24	7,668,019,541	7,542,408,870	6,902,801,615	1,186,637,088
Other financial liabilities	25	408,914,097	336,503,956	276,142,784	216,721,750
Provisions	26	152,905,273	135,224,239	122,793,694	109,034,915
		8,229,838,911	8,014,137,065	7,301,738,093	1,512,393,753
Current Liabilities
Interest bearing loans and borrowings	24	457,009,841	396,728,267	312,738,501	6,456,798,053
Trade payables		794,022,129	446,244,382	637,512,003	597,720,862
Deferred revenue		86,550,327	82,047,540	77,800,295	77,331,022
Other non-financial liabilities	27	130,235,498	59,926,592	191,697,687	63,483,865
		1,467,817,795	984,946,781	1,219,748,486	7,195,333,802
Total liabilities		9,697,656,706	8,999,083,846	8,521,486,579	8,707,727,555
Total equity and liabilities		11,818,493,559	11,726,929,362	12,060,718,753	12,345,076,491

The accompanying notes form an integral part of these financial statements

Ascend Telecom Holdings Limited Predecessor

Combined Statement of cash flows
[Amount in Indian Rupees, unless stated otherwise]

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Cash flow from operating activities
Loss before tax	(604,773,673)	(929,677,352)	(1,391,006,540)
Adjustments to reconcile loss before tax:
Depreciation and amortisation	944,977,546	899,704,462	922,402,164
Impairment provision	—	—	256,860,436
Loss on disposal/sale of property, plant and equipment	40,848,495	60,585,780	56,147,414
Foreign exchange fluctuations	134,427	25,679,659	57,290
Finance income	(18,389,730)	(8,417,509)	(1,179,927)
Finance costs	1,177,764,770	1,172,647,945	1,081,724,966
Other adjustment	41,075,506	42,351,249	(32,618,023)
Liabilities no longer required written back	—	(47,636,774)	(11,497,204)
Bad debt and advances written off	125,555,074	123,688,999	31,306,524
Provision for doubtful receivables and advances	81,816,967	39,510,038	345,615,421
	1,789,009,381	1,378,436,497	1,257,812,521
Working capital adjustments:
(Increase)/decrease in prepayments and other assets	(23,414,487)	(597,821)	14,071,203
(Increase) in trade and other receivables	(123,460,121)	(62,706,830)	(248,264,120)
Increase/(decrease) in other non-financial liabilities	75,065,299	(129,508,158)	126,561,629
Increase/(decrease) in trade payables	238,853,434	(114,268,876)	(40,748,619)
Cash generated from operations	1,956,053,506	1,071,354,812	1,109,432,615
Income tax refund received – net	175,742,091	2,352,384	75,461,421
Net cash flows from operating activities (A)	2,131,795,597	1,073,707,196	1,184,894,036
Investing activities
Proceeds from sale of property, plant and equipment	31,281,194	1,623,455	25,831,144
Purchase of property, plant and equipment	(1,625,851,171)	(756,227,839)	(474,570,071)
Purchase of intangible assets	(710,853)	(987,567)	(1,670,873)
Investment of bank deposits	(442,045,786)	(190,644,098)	(83,617,353)
Proceeds from redemption of bank deposits	448,220,660	211,540,718	80,759,483
Interest received	11,140,959	5,441,000	3,855,904
Net cash flows used in investing activities (B)	(1,577,964,997)	(729,254,331)	(449,411,766)
Financing activities
Proceeds from issue of equity shares	—	117,453,784	949,996,206
Transaction costs on issue of shares	—	(26,500)	(159,000)
Proceeds from borrowings	160,385,191	978,045,893	496,843,482
Repayment of borrowings	(305,292,697)	(454,554,367)	(2,107,653,326)
Interest paid	(829,443,428)	(268,914,449)	(289,225,867)
Payment for hire purchase contract	(1,940,427)	—	—
Net cash flows from/(used in) financing activities (C)	(976,291,361)	372,004,361	(950,198,505)
Net increase/(decrease) in cash and cash equivalents (A+B+C)	(422,460,761)	716,457,226	(214,716,235)
Net foreign exchange difference	954	26,458	1,173
Opening balance of cash and cash equivalents	807,574,135	91,090,451	305,805,514
Closing balance of cash and cash equivalents (note 22)	385,114,328	807,574,135	91,090,451

The accompanying notes form an integral part of these financial statements

Ascend Telecom Holdings Limited Predecessor

Combined Statement of changes in equity
[Amount in Indian Rupees, unless stated otherwise]

	Attributable to the equity holders of the parent					Non-controlling interest	Total equity
	Owner’s Contribution	Retained Earnings	Optionally Convertible debentures [Note 24(a)]	Foreign Currency translation reserve	Total
As at April 1, 2012	3,323,167,261	—	—	—	3,323,167,261	314,181,675	3,637,348,936
Net loss for the year	—	(868,481,637)	—	—	(868,481,637)	(405,982,847)	(1,274,464,485)
Other comprehensive gain/(loss)	—	111,527	—	17,237	128,764	52,214	180,978
Total comprehensive loss	—	(868,370,110)	—	17,237	(868,352,873)	(405,930,634)	(1,274,283,507)
Issue of share capital	835,531,097	(281,039,424)	—	—	554,491,673	395,504,533	949,996,206
Equity component of OCD	—	—	233,537,081	—	233,537,081	109,334,513	342,871,594
[Refer note 24.3]
Tax expense on equity component			(79,379,254)		(79,379,254)	(37,162,801)	(116,542,055)
Transaction costs, net of tax	—	(108,298)	—	—	(108,298)	(50,702)	(159,000)
As at March 31, 2013	4,158,698,358	(1,149,517,832)	154,157,827	17,237	3,163,355,590	375,876,584	3,539,232,174
Net loss for the year	—	(633,623,247)	—	—	(633,623,247)	(296,054,105)	(929,677,352)
Other comprehensive gain/(loss)	—	553,199	—	51,221	604,420	258,990	863,410
Total comprehensive loss	—	(633,070,048)	—	51,221	(633,018,827)	(295,795,115)	(928,813,941)
Issue of share capital	80,000,118	—	—	—	80,000,118	37,453,666	117,453,784
Transaction costs, net of tax	—	(18,050)	—	—	(18,050)	(8,450)	(26,500)
As at March 31, 2014	4,238,698,476	(1,782,605,930)	154,157,827	68,458	2,610,318,831	117,526,685	2,727,845,516
Net loss for the year	—	(412,312,804)	—	—	(412,312,804)	(192,460,869)	(604,773,673)
Other comprehensive gain/(loss)	—	(1,536,024)	—	20,151	(1,515,873)	(719,117)	(2,234,990)
Total comprehensive loss	—	(413,848,828)	—	20,151	(413,828,677)	(193,179,986)	(607,008,663)
As at March 31, 2015	4,238,698,476	(2,196,454,758)	154,157,827	88,609	2,196,490,154	(75,653,301)	2,120,836,853

[This space has been intentionally left blank]

The accompanying notes form an integral part of these financial statements

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

1. CORPORATE INFORMATION

Ascend Telecom Holdings Limited (‘Listco’ or ‘Parent’) was incorporated on June 24, 2015 as an Exempted Company in the Cayman Islands with Limited Liability. The purpose of Ascend Telecom Holdings Limited is unrestricted and include the activities to be carried out in connection with the transactions contemplated hereby. In addition, Ascend Telecom Holdings Limited has full power and authority to carry out any purpose that is not prohibited by the laws of the Cayman Islands, and has and is capable of exercising all the powers of a natural person of full capacity as provided by law.

The registered office of the Company is situated at the offices of Appleby Trust (Cayman) Limited (“Appleby Trust”), PO box 1350, Clifton House, 75 Ford Street, Grand Cayman, Cayman Islands. Appleby Trust is a Cayman Islands licensed trust company that will act as the registered office service provider of Ascend Telecom Holdings Limited and provide certain clerical, administrative and other corporate services in the Cayman Islands.

Ascend Telecom Infrastructure Private Limited (‘ATIPL’) was incorporated on March 28, 2002. The registered office is in Hyderabad, India. ATIPL is in the business of providing passive infrastructure services to various telecom operators in India. The ultimate holding company is New Silk Route PE Asia Fund, LP.

ROI, a listed entity on US stock exchange will merge with Ascend Telecom Holdings Limited Group through share swap deal and ROI shareholders will become shareholders of Ascend Telecom Holdings Limited. Upon effectiveness and closing of the merger, the shareholders of New Silk Route PE Asia Fund LP, will complete a reorganisation, in which its wholly owned subsidiaries, Ascend Telecom Holdings Mauritius, LLC (formerly known as NSR QSR PE Mauritius, LLC) and NSR PE Mauritius, LLC, will contribute their 24% and 44% ownership interest in ATIPL to Ascend Telecom Holdings Limited. The transaction represents a reorganisation of entities under common control for purposes of completion of an initial public offering of subsidiaries.

Ascend Telecom Holdings Mauritius, LLC, the carved out portion of NSR PE Mauritius, LLC representing its 44% ownership stake in ATIPL and ATIPL together are referred to as ‘Listco Predecessor’ or ‘Parent’. The combined ownership of Ascend Telecom Holdings Mauritius, LLC and NSR PE Mauritius, LLC in ATIPL is 68% (March 31, 2014 — 68%; March 31, 2013 — 68%; April 1, 2012 — 64%). Non-controlling interests represents 32% in ATIPL (March 31, 2014 — 32%; March 31, 2013 — 32%; April 1, 2012 — 36%). The movement in non-controlling interest from 2012 to 2013, was accounted for as an equity transaction.

2. BASIS OF PREPARATION

The combined financial statements (‘Listco Predecessor financial statements’) combine the accounts of the Ascend Telecom Holdings Mauritius, LLC, carved out portion of NSR PE Mauritius LLC included in Listco Predecessor and ATIPL.

The Listco Predecessor represents a defined area of economic activities whose financial information has the potential to be useful to users of financial statements and has the following features:

(a)	The economic activities can be objectively distinguished from those of other entities; and
(b)	Financial information about the economic activities of the Listco Predecessor has the potential to be useful in making decisions about providing resources to the Listco Predecessor and in assessing whether management has made efficient and effective use of the resources provided.

Due to the inherent limitations of carving out activities from larger entities, these Listco Predecessor financial statements may not necessarily reflect the Listco Predecessor’s results of operations, financial position, and cash flows for future periods, nor do they reflect the results of operations, financial position, and cash flows that would have been realized had the Listco Predecessor been a stand-alone entity during the periods presented. In preparing these Listco Predecessor financial statements, historical financial statements of

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

2. BASIS OF PREPARATION  – (continued)

various entities have been allocated to the units to be included in the Listco Predecessor financial statements on an appropriate basis. The management has determined that an appropriate and reasonable basis exists for the allocation. The management has also determined that the allocation reflect the management’s best estimate of how the underlying units have been consummated the underlying items in the past.

Since, these are Listco Predecessor combined financial statements representing allocation of historical financial statements of various entities to the units to be included in these financial statements information relating to earnings per share and authorised share capital is not disclosed.

International Financial Reporting Standards (‘IFRS’) does not specifically deal with the preparation of combined financial statement. Accordingly, in preparing the combined historical financial statement, certain accounting conventions commonly used for the preparation of historical financial information for inclusion in investment circulars have been applied. As a result and after considering these aspects, the management believes that this basis of preparation results in a true and fair presentation of management’s financial position, financial performance, cash flows and that the Listco Predecessor financial statements comply in all material aspects with IFRS.

The Listco Predecessor financial statements have been prepared to present the financial position, the financial performance and the cash flows of this Listco Predecessor. Consequently, the Listco Predecessor financial statements are a combination of the accounts of the entities described the above. They do not necessarily reflect that financial statements that Listco will prepared after it comes into existence. It is possible that the financial statements of Listco may differ significantly from these financial statements.

The Listco Predecessor financial statements have been prepared based on combining the IFRS financial statements of the single entities, resulting in the combined statement of financial position, the combined statement of profit or loss and other comprehensive income, the combined statement of changes in equity and the combined statement of cash flows. In combining these amounts, all the principle of IFRS 10 for consolidation and other applicable IFRS have been followed.

The Listco Predecessor financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB) and have been prepared in accordance with IFRS effective at March 31, 2015.

The single entities submitted their financial statements which are prepared in accordance with IFRS. These financial statements for the year ended March 31, 2015 along with comparatives for the year ended March 31, 2013 and March 31, 2014 are the first the single entities have prepared in accordance with IFRS. The note 3 explains how IFRS 1 has been applied in preparing these Listco Predecessor financial statements.

In preparation of these Listco Predecessor financial statements, certain carve-out adjustments were made in order to more properly reflect the financial position of the combined group of entities. The following adjustments have been made to the combined statements:

Investments in ATIPL — From the stand-alone financial statements of the NSR PE Mauritius, LLC, the investments in ATIPL have been included in the Listco Predecessor financial statements, impacting both the balance sheet and the income statement.

The above described basis of preparation has a specific impact on mainly two accounts included in these Listco Predecessor financial statements:

Equity attributable to the owners

This account represents the accumulated equity of the Listco Predecessor.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

2. BASIS OF PREPARATION  – (continued)

Finance structure

The finance structure of Listco Predecessor, which may change after a transaction, has been accounted for as reported by the entities and reflects the actual finance structure on the balance sheet date.

Amounts are stated in Indian Rupees (‘INR’), rounded to the nearest INR, unless otherwise indicated.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

3.1 First time adoption of IFRS

The Listco Predecessor financial statements combine the accounts of the Ascend Telecom Holdings Mauritius, LLC, carved out portion of NSR PE Mauritius LLC included in Listco Predecessor and ATIPL (these entities are referred to as ‘Group Companies’). The Group Companies have prepared their respective financial statements in accordance with IFRS as first time adopters of IFRS.

For periods up to and including the year ended March 31, 2014, ATIPL prepared its stand-alone financial statements in accordance with generally accepted accounting principle in India (‘IGAAP’ or ‘local GAAP’) and Ascend Telecom Holdings Mauritius, LLC and NSR PE Mauritius, LLC prepared its stand-alone financial statements in accordance with generally accepted accounting principles in United States (‘US GAAP’ or ‘Local GAAP’).

Accordingly, the Group Companies have prepared stand-alone financial statements which comply with IFRS applicable for periods ending on or after March 31, 2015, together with the comparative period data as at and for the year ended March 31, 2014 and March 31, 2013, as described in the summary of significant accounting policies. In preparing these stand-alone financial statements, the Group Companies’ opening statement of financial position was prepared as at April 1, 2012, the Group Companies’ date of transition to IFRS. This note explains the principal adjustments made by the Group Companies in restating its Local GAAP financial statements, including the statement of financial position as at April 1, 2012 and the financial statements as at and for the years ended March 31, 2014 and March 31, 2013. Since, the combined financial statements combine the stand-alone financial statements of the Group Companies, reconciliations of its equity and total comprehensive income from previous GAAP are not relevant.

(a) Exemptions applied

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group Companies have applied the following exemptions:

•	ATIPL has elected to value Investment property (freehold land) at fair value as at the date of transition.
•	ATIPL has applied the transitional provision in IFRIC 4 Determining whether an Arrangement Contains a Lease and has assessed all arrangements based upon the conditions in place as at the date of transition.
•	Pursuant to a scheme of arrangement between ATIPL and India Telecom Infra Limited (‘ITIL’), which has been sanctioned by the Hon’ble High Court of Andhra Pradesh, India vide dated October 28, 2011 and Hon’ble High Court of Madras, India vide order dated January 31, 2012, the undertaking and entire business of ITIL, including all the assets and liabilities were transferred and vested in ATIPL with effect from April 1, 2008 (appointed date), on a going concern basis.
•	ATIPL has elected not to apply IFRS 3 retrospectively to the above past business combinations (i.e. amalgamation that occurred before the date of transition to IFRS).

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

•	Ascend Telecom Holdings Mauritius, LLC and NSR PE Mauritius, LLC did not consolidate ATIPL in accordance with previous GAAP. Since, ATIPL was acquired in a business combination before the date of transition to IFRS, the Listco Predecessor has measured goodwill as difference between the parent’s interest in the carrying amount determined based on the carrying amounts in the separate IFRS financial statements of the Group Companies after adjusting for consolidation procedures and the cost in the parent’s separate financial statements of its investments in the subsidiary.

(b) Estimates

The estimates at April 1, 2012, March 31, 2013, and March 31, 2014 are consistent with those made for the same dates in accordance with local GAAP (after adjustments to reflect any differences in accounting policies) except for change in estimated useful lives and consideration of residual values for some items of property, plant and equipment.

The estimates used by the Group Companies to present the amounts in accordance with IFRS reflect conditions at April 1, 2012, the date of transition to IFRS, as of March 31, 2013, March 31, 2014 and March 31, 2015.

3.2 Revenue Recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Listco Predecessor and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Listco Predecessor assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. The Listco Predecessor has concluded that it is acting as a principal in all of its revenue arrangements. Revenue is recognised as below:

Revenue from operations include rent and infrastructure support services, recovery of power & fuel (network) and land leasing rent.

(i)	Rent from infrastructure support services represent revenue for the use of sites which is recognised when right to use the site is given to the customer. Fixed escalation clause present in non-cancellable lease arrangements with the customers are recognised on a straight line basis over the fixed, non-cancellable terms of the agreements and is disclosed as revenue equalisation.
(ii)	Recovery of power & fuel charges represents recovery of expenses incurred by ATIPL for providing services to its customers. These are recognized on a monthly basis under the lease agreements as and when the services are rendered.
(iii)	Land leasing rent represents revenue from leasing investment property. These contracts are cancellable at the option of the lessee by giving a short notice. The revenue on leasing of the land is recognized over the period of lease.

Unbilled revenues at the end of year represent accrued service income and reimbursements pending to be billed, which are estimated and recorded and is measured at rates specified in the master service agreement entered into with the respective customers. Unbilled revenue is presented as a part of trade and other receivables in the statement of financial position.

The Listco Predecessor collects service tax/other taxes on behalf of the government and therefore, it is not an economic benefit flowing to the Listco Predecessor, hence it is excluded from revenue.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

3.3 Interest income

For all financial instruments measured at amortised cost, interest income is recorded using the effective interest rate (EIR), which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset. Interest income is included in finance income in the statement of profit or loss.

3.4 Property, plant and equipment

(a) Measurement

Construction in progress, property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing component parts of the property, plant and equipment for long-term construction projects if the recognition criteria are met. Costs include expenditure that is directly attributable to the acquisition of the asset. The cost of the self-constructed asset includes the cost of materials and direct services, any other costs directly attributable to bringing the assets to a working condition for their intended use. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment. When parts of an item of property, plant and equipment have different useful lives, they are depreciated based on their useful lives.

An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss when the asset is derecognised.

The present value of the expected cost for the decommissioning of the asset after its use at the site and restoring the site on which they are located is included in the cost of the respective asset if the recognition criteria for a provision are met. Refer to Significant accounting judgments, estimates and assumptions (Note 4) and Provisions (Note 26) for further information about the recorded decommissioning provision.

(b) Subsequent costs

When significant parts of property, plant and equipment are required to be replaced at intervals, the Listco Predecessor derecognises the replaced part, and recognises the new part with its own associated useful life and depreciation. All other repair and maintenance costs are recognised in the statement of profit or loss as incurred.

(c) Depreciation

Depreciation is calculated over the depreciable amount which is the cost of an asset, or another amount substituted for cost, less its estimated residual value.

Depreciation is recognised in the statement of profit or loss on a straight line basis over the estimated useful lives of each part of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits.

The Listco Predecessor has used the following rates to provide depreciation on its fixed assets.

Assets	Useful lives estimated by the management (years)
Plant and Machinery	4 – 20 years
Computers/Computer software	3
Buildings – Freehold	30
Office equipment	5
Furniture and fixtures	10
Vehicles	8

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

3.5 Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses, if any.

The amortisation expense on intangible assets with finite life is recognised in the statement of profit or loss on a straight line basis over the estimated useful lives of intangible assets from the date they are available for use. Intangible assets with finite lives are amortised over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates...

Software is capitalised at the amounts paid to acquire the respective license for use and is amortised over the period of license, generally not exceeding three years.

Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of profit or loss when the asset is derecognised.

3.6 Impairment of non-financial assets

Non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Such circumstances include, though not limited to, significant or sustained decline in revenues or earnings and material adverse changes in the economic environment.

The Listco Predecessor reviews its non-financial assets for indications of impairment. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs to sell and its value in use. To calculate the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market rates and the risks specific to the asset. Fair value less costs to sell is the best estimate of the amount obtainable from the sale of an asset in an arm’s length transaction between knowledgeable, willing parties, less cost of disposal. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, or other available fair value indicators. Impairment losses, if any, are recognised in the statement of profit or loss as component of depreciation and amortisation expense.

The Listco Predecessor bases its impairment calculation on detailed budgets and forecasts which are prepared separately for each of the Listco Predecessor’s CGU to which assets are allocated. These budget and forecast calculations are generally covering a period of five years.

A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the statement of profit or loss.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

3.7 Taxes

(a) Current income tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

(b) Deferred tax

Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

Deferred tax assets are recognised for all deductible temporary differences and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax losses can be utilised, except where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(c) Service tax

Revenues, expenses and assets are recognised net of the amount of service tax, except:

•	Where the service tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the service tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable
•	Receivables and payables are stated with the amount of service tax included

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

The net amount of service tax recoverable from, or payable to, the taxation authority is included as part of non-financial asset or liability in the statement of financial position.

3.8 Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

(a) Listco Predecessor as a lessee

Finance leases which transfer to the Listco Predecessor substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the statement of profit or loss.

A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Listco Predecessor will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognised as expense under the head ‘Rent’ in the statement of profit or loss on a straight-line basis over the lease term.

(b) Listco Predecessor as a lessor

Leases in which the Listco Predecessor does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same bases as rental income.

3.9 Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective assets. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

3.10 Investment properties

Investment properties are measured initially at cost, including transaction costs.

Subsequent to initial recognition, investment properties continue to be measured at initially recognised carrying value less provision for impairment since these are not depreciable assets.

Investment properties are derecognised when either they have been disposed of or when the investment property is permanently withdrawn from use and no future economic benefit is expected from its disposal.

The difference between the net disposal proceeds and the carrying amount of the asset is recognised in the statement of profit or loss in the period of derecognition.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

3.11 Foreign currency translation and balances

The Listco Predecessor financial statements are presented in Indian rupees.

•	Transactions and balances

Transactions in foreign currencies are initially recorded by the Listco Predecessor at the functional currency rates prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the reporting date. All differences are taken to the statement of profit or loss.

3.12 Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets:

(a) Initial recognition and measurement

Financial assets are recognised on the Listco Predecessor’s statement of financial position when the Listco Predecessor becomes a party to the contractual provisions of the instrument. The Listco Predecessor determines the classification of its financial assets and liabilities at initial recognition.

Financial assets are classified in four categories:

•	Financial assets at fair value through profit or loss
•	Loans and receivables
•	Held to maturity instruments and
•	Available for sale financial assets

The Listco Predecessor does not have any financial assets at fair value through profit or loss, held to maturity and available for sale investments. The Listco Predecessor has only loans and receivables category of financial assets in its books. All these financial assets are recognised initially at fair value plus directly attributable transaction costs.

Purchase or sale of financial assets that requires delivery of assets within a time frame established by the regulation or convention in the marketplace are recognised on the trade day dates i.e. the date when the Listco Predecessor commits to purchase or sell the asset.

(b) Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

•	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowance for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivables balance and historical experience.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

After initial measurement, such financial assets are subsequently measured at amortised cost using the effective interest rate method (EIR), less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the statement of profit or loss. The losses arising from impairment are recognised in the statement of profit or loss in finance costs.

(c) Derecognition

The Listco Predecessor derecognises a financial asset only when the contractual right to receive the cash flows from the asset expires or it has transferred the financial asset and substantially all the risks and rewards of ownership of the asset.

(d) Impairment of financial assets

The Listco Predecessor assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the receivables or a group of receivables is experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganisation and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

•	Financial assets carried at amortised cost

For financial assets carried at amortised cost, the Listco Predecessor first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Listco Predecessor determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognised in the statement of profit or loss. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the statement of profit or loss. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Listco Predecessor. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to finance costs in the statement of profit or loss.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

(e) Financial liabilities
•	Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as loans and borrowings, payables as appropriate.

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Listco Predecessor’s financial liabilities include trade and other payables, loans and borrowings.

•	Subsequent measurement

The measurement of financial liabilities depends on their classification as follows:

i. Financial liabilities at amortised cost

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method. Gains and losses are recognised in the statement of profit or loss when the liabilities are derecognised as well as through the effective interest rate method (EIR) amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance costs in the statement of profit or loss.

ii. Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of profit or loss.

3.13 Fair value measurement

The fair value related disclosures for financial instruments and non-financial assets, where fair values are disclosed, are summarized in note 28.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

i. In the principal market for the asset or liability; or

ii. In the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Listco Predecessor.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Listco Predecessor uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

All assets and liabilities for which fair value is measured or disclosed in the Listco Predecessor financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the Listco Predecessor financial statements on a recurring basis, the Listco Predecessor determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the year ended March 31, 2015, 2014 and 2013 there were no transfers between levels.

For the purpose of fair value disclosures, the Listco Predecessor has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

The inputs considered by the management in estimating level 3 investment values may include original transaction price, recent transactions in the same or similar market and instruments, subsequent rounds of financing, completed or pending third party transactions in the underlying Listco Predecessor or comparable issuers, recapitalisations, public and private comparable financials, cash flows, market conditions, liquidity, and recent operating results. The fair value measurement of investments does not include transaction costs that may have been capitalised as a part of the security’s cost basis. Values may also be adjusted for illiquidity and/or non-transferability. The amount of such discount is estimated by management in the absence of market information.

3.14 Cash and cash equivalents

Cash and bank deposits in the statement of financial position comprise cash at banks and on hand and bank deposits.

For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and current bank deposits, as defined above, as they are considered an integral part of the Listco Predecessor’s cash management.

Current bank deposits consist of short term deposits and other term deposits made for less than twelve months. These deposits are considered to be cash equivalents as these deposits are:

i)	callable at any time at the request of the Company and the cost of doing so is very insignificant such that the amount at which it will be redeemed can be known or determinable at the date on which the deposit is made;
ii)	subject to insignificant risk of change in value; and
iii)	held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

3.15 Provisions

(a) General provision

Provisions are recognised when the Listco Predecessor has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES  – (continued)

required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Listco Predecessor expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss, net of any reimbursement.

If the effect of time value of money is material, provisions are discounted using a pre-tax rate that reflects, where appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of the time is recognised as a finance cost.

(b) Site restoration obligation (SRO)

Site retirement obligations are provided for those operating lease arrangements where the Listco Predecessor has a binding obligation at the end of the lease period to restore the leased premises in a condition similar to inception of the lease. SRO are provided at the present value of the expected costs to settle the obligation using the discounted cash flows and are recognised as part of the cost of that particular asset. The Cash flows are discounted at a current pre-tax rate that reflects the risks specific to that particular liability. The unwinding of the discount is expensed as incurred and recognised in the statement of profit or loss as finance cost. The estimated future cost of decommissioning are reviewed annually and adjusted as appropriate. Changes in the estimated future costs or in the discount rate applied are added to or deducted from the cost of the asset.

3.16 Contingencies

Contingent assets are not recognised. However, when the realisation of income is virtually certain, then the related asset is no longer a contingent asset, and is recognised as an asset. Information on contingent liabilities is disclosed in the notes to the Listco Predecessor financial statements. Contingent liabilities are either possible obligations that will probably not require a transfer of economic benefits, or present obligations that may, but probably will not, require a transfer of economic benefits. It is not appropriate to make provisions for contingent liabilities, but there is a chance that they will result in an obligation in the future. The same applies to contingent assets where an inflow of economic benefits is probable.

3.17 Optionally Convertible debentures (‘OCD’)

OCD are separated into liability and equity components based on the terms of the contract. On issuance of the OCD, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond. This amount is classified as a financial liability measured at amortised cost (net of transaction costs) until it is extinguished on conversion or redemption. The remainder of the proceeds is allocated to the conversion option that is recognised and included in equity. The carrying amount of the equity component of conversion option is not remeasured in subsequent years. Transaction costs, net of associated income tax, are apportioned between the liability and equity components of the OCD based on the allocation of proceeds to the liability and equity components when the instruments are initially recognised.

3.18 Goodwill

After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is tested for impairment annually as at March 31 and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognised. Impairment losses relating to goodwill cannot be reversed in future periods.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

4. SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the Listco Predecessor financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The estimates and the underlying assumptions are reviewed on an ongoing basis. Revision to accounting estimates are recognised in the year in which the estimate is revised if the revision affects only the year or in the year of the revision and future years, if the revision affects both current and future years.

4.1 Judgements

In the process of applying the Listco Predecessor’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the Listco Predecessor financial statements:

(a) Arrangements containing lease

The Listco Predecessor applies IFRIC 4,’Determining whether the arrangement contains a lease’, to contracts entered into with telecom operators to share passive infrastructure services. Based on such application, contracts entered into with the telecom operators to share passive infrastructure assets are assessed as lease contracts.

The Listco Predecessor has entered into commercial property leases on its tower portfolio. The Listco predecessor has determined, based on an evaluation of the terms and conditions of the arrangements, such as the lease term not constituting a major part of the economic life of the tower life and present value of minimum lease payment being significantly lower than the fair value of the asset, that it retains all the significant risks and rewards of ownership of these properties and accounts for the contracts as operating leases.

(b) Accounting for optionally convertible debentures

ATIPL has issued optionally convertible debentures (OCDs). The principal value of the debentures is Rs 1,186,637,088. As the terms of the OCDs require issue of equity shares at the option of the holder on exercising conversion option which are based on outstanding amount of principal and interest with fixed exercise price, these are separated into liability and equity components.

On issuance of the OCD, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond. The remainder of the proceeds is allocated to the conversion option that is recognised and included in equity.

(c) Accounting for loans under CDR

The Listco Predecessor has assessed if the debt restructuring results into extinguishment of the original financial liability and recognition of the new financial liability based on modification of terms. Considering that lenders have right to receive recompense for the reliefs and sacrifices extended by them within CDR parameters, there is no substantial modification of terms of the borrowings. The original financial liability accordingly continues to be accounted for without recognising any extinguishment due to restructuring.

4.2 Critical accounting estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Listco Predecessor based its assumptions and estimates on parameters available when the Listco Predecessor financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

4. SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS  – (continued)

market changes or circumstances arising beyond the control of the Listco Predecessor. Such changes are reflected in the assumptions when they occur.

(a) Allowance for uncollectible trade receivables

Trade receivables do not carry any interest and are stated at their nominal value as reduced as appropriate allowances for estimated irrevocable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balance and historical experience. Individual trade receivables are written off when management deems them not to be collectible. The carrying amount of allowance for doubtful debts is Rs 589,578,502, Rs 520,799,713 and Rs 502,159,952 as on March 31, 2015, March 31, 2014 and March 31, 2013 respectively (refer note 19).

(b) Site restoration obligations (‘SRO’)

In determining the fair value of the SRO provision, the Listco Predecessor uses technical estimates to determine the expected cost to dismantle and remove the infrastructure equipment from the site and expected timing of these costs. Discount rates are determined based on rate that reflects the risks specific to the Listco Predecessor and considering for a similar period as the liability and considered at 8% for computation of fair value of SRO. The Listco Predecessor has estimated that costs of Rs 75,000 and Rs 50,000 for each ground based tower site and roof top tower site respectively will be incurred for dismantling the assets and restoring the site on which they are located at the end of the lease term and has, accordingly, computed the present value of the retirement obligation over the lease term.

The carrying amount of provision for SRO is Rs 152,905,273, Rs 135,224,239 and Rs 122,793,694 as on March 31, 2015,

March 31, 2014 and March 31, 2013 respectively (refer note 26).

(c) Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income.

Deferred tax assets are recognised for unused tax losses in view of the carry forward losses and considering the probability that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

Refer note 13.3 for the details of Listco Predecessor’s tax losses carried forward. These losses relate to business losses incurred in the previous period and may be used to offset taxable income in the near future. However, in absence of reasonable certainty for set off of business losses, the Listco Predecessor has determined that it cannot recognise deferred tax assets.

5. STANDARDS ISSUED BUT NOT YET EFFECTIVE UP TO THE DATE OF ISSUANCE OF THE LISTCO PREDECESSOR FINANCIAL STATEMENTS

The new standards, interpretations and amendments to Standards that are issued, but not yet effective, up to the date of issuance of the Listco Predecessor financial statements are disclosed below. The Listco Predecessor intends to adopt these Standards, if applicable when they become effective.

5.1 IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments projects and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment and hedge accounting.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

5. STANDARDS ISSUED BUT NOT YET EFFECTIVE UP TO THE DATE OF ISSUANCE OF THE LISTCO PREDECESSOR FINANCIAL STATEMENTS  – (continued)

The effective date of IFRS 9 is annual periods beginning on or after January 1, 2018, with early adoption permitted. Retrospective application is required, but comparative information is not compulsory. The Listco Predecessor is required to adopt the standard by the financial year commencing April 1, 2018. The Listco Predecessor is currently evaluating the requirements of IFRS 9 and has not yet determined the impact on the Listco Predecessor financial statements.

5.2 Amendments to IAS 16 and IAS 38: Clarification of acceptable methods of Depreciation and Amortisation

In May, 2014IASB issued amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets. The amendments clarify the principle in IAS 16 and IAS 38 that revenue reflects a pattern of economic benefits that are generated from operating a business (of which asset is a part) rather than the economic benefits that are consumed through use of asset. As a result a revenue based method cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortise intangible assets.

This amendment is applicable to annual periods beginning on or after 1 January 2016, with early adoption permitted. The Listco Predecessor is required to adopt the amendments by the financial year commencing April 1, 2016. The Listco Predecessor does not expect that the adoption of the amendments will have any significant impact on the Listco Predecessor financial statements.

5.3 IFRS 15 Revenue from contracts with customers

In May, 2014 IASB issued standard, IFRS 15 Revenue from contracts with customers. The standard establishes a new five step model that will apply to revenue arising from contracts with customers. Under IFRS15, revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS15 provide a more structured approach to measuring and recognising revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS.

The effective date of IFRS 15 is annual periods beginning on or after January 1, 2017, with early adoption permitted. The Listco Predecessor is required to adopt the standard by the financial year commencing April 1, 2017. The Listco Predecessor is currently evaluating the requirements of IFRS 15 and has not yet determined the impact on the Listco Predecessor financial statements.

5.4 Amendments to IAS 1: Amendments resulting from the disclosure initiative

In December 2014, IASB issued Amendments to IAS 1 Presentation of Listco Predecessor financial statements with respect to disclosure requirements. The amendments aim at clarifying IAS 1 to address perceived impediments to preparers exercising their judgement in their financial reports.

This amendment is applicable to annual periods beginning on or after 1 January 2016, with early adoption permitted. The Listco Predecessor is required to adopt the amendments by the financial year commencing April 1, 2016. The Listco Predecessor is currently evaluating the requirements of amendments to IAS 1 and has not yet determined the disclosure impact on the Listco Predecessor financial statements. This amendment will not have any impact on recognition and measurement.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

5. STANDARDS ISSUED BUT NOT YET EFFECTIVE UP TO THE DATE OF ISSUANCE OF THE LISTCO PREDECESSOR FINANCIAL STATEMENTS  – (continued)

5.5	The following other improvements and amendments to standards have been issued up to the date of the issuance of Listco Predecessor financial statements, but not yet effective and have not been adopted by the Listco Predecessor. These are not expected to have any significant impact on the Listco Predecessor financial statements:

Improvements/amendments to standards	Month of issue	Effective date-annual periods beginning on or after
Annual improvements 2011-13 cycle	December 2013	July 1, 2014
Annual improvements 2010-12 cycle	December 2013	July 1, 2014
Amendments to IAS 16 ‘Property, plant and equipment’ and IAS 41 ‘Agriculture for bearer plants	June 2014	January 1, 2016
Annual improvements 2012-14 cycle	September 2014	January 1, 2016

6. REVENUE FROM OPERATIONS

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Rent and infrastructure support services	2,721,352,961	2,347,765,291	2,346,735,456
Recovery of power and fuel (network)	1,719,423,051	1,422,209,849	1,363,466,483
Land leasing rent (Refer note 15)	23,463,544	21,659,792	21,024,119
	4,464,239,556	3,791,634,932	3,731,226,058

7. OTHER INCOME

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Interest income on:
– Income tax refunds	29,984,454	8,162,024	15,075,511
Liability no longer required, written back	—	47,636,774	11,497,204
Miscellaneous Income	—	1,505,999	—
	29,984,454	57,304,797	26,572,715

8. OPERATING AND MAINTENANCE EXPENSE

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Operating and maintenance charges	148,785,077	150,246,629	142,019,341
Site security charges	51,740,808	61,259,970	66,460,996
Manpower outsource cost	128,952,066	117,244,384	124,958,925
Others	15,510,536	12,547,174	11,151,446
	344,988,487	341,298,157	344,590,708

9. EMPLOYEE BENEFITS EXPENSE

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Salaries, allowances and others	174,875,153	187,482,830	203,963,875
Defined benefit plans	851,378	721,661	2,187,088
Defined contribution plan	5,649,637	5,821,047	6,651,427
Compensated absences	2,288,400	1,154,190	3,164,754
	183,664,568	195,179,728	215,967,144

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

10. OTHER EXPENSES

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Rates and taxes	28,980,223	37,114,891	48,931,374
Insurance	6,067,433	5,660,052	6,391,922
Travelling and conveyance	21,859,715	17,688,203	22,704,796
Communication	7,673,810	7,510,722	9,275,298
Legal and professional charges	38,700,344	29,695,042	44,333,706
Printing, stationary and postage	4,092,331	3,843,307	4,580,269
Loss on PPE sold/discarded	40,848,495	60,585,780	56,147,414
Provision for doubtful receivables	68,778,789	18,639,761	345,615,421
Bad debt written off	121,255,834	123,688,999	31,306,524
Provision for doubtful advances	13,038,178	20,870,277	—
Advances written off	4,299,240	—	—
Foreign exchange fluctuation	135,380	25,706,117	58,463
Auditors’ remuneration	10,327,374	4,647,503	5,243,297
Miscellaneous expenses	24,707,863	8,255,561	18,976,849
	390,765,009	363,906,215	593,565,333

11. DEPRECIATION AND AMORTISATION EXPENSE

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Depreciation	936,523,883	886,031,448	898,470,354
Amortiisation	8,453,663	13,673,014	23,931,810
	944,977,546	899,704,462	922,402,164

12. FINANCE COSTS AND INCOME

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
(a) Finance cost
Interest on debts and borrowings	1,156,330,122	1,153,803,473	1,067,653,735
Unwinding of discount on fair valuation	18,168,145	16,718,511	14,071,231
Interest paid to vendors	3,266,504	2,125,961	—
	1,177,764,771	1,172,647,945	1,081,724,966
(b) Finance income
Interest income on fixed deposits	17,396,004	8,290,626	877,398
Interest income on other deposits	993,726	126,883	302,529
	18,389,730	8,417,509	1,179,927

‘Unwinding of discount on fair valuation’ under finance cost includes amount towards fair valuation of security deposits received from the telecom operators and discounting of site restoration liability for the respective years.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

13. TAX EXPENSE

13.1	A reconciliation between tax expense and the product of accounting profit multiplied by domestic tax rate for the years ended March 31, 2015; 2014 and 2013 is as follows:

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Net loss before taxes as per the statement of profit or loss	(604,773,673)	(929,677,352)	(1,391,006,540)
Enacted tax rates in India	34.61%	33.99%	33.99%
Computed tax benefit	(209,300,073)	(315,997,332)	(472,803,123)
Increase/(decrease) in taxes on account of:
Utilisation of previously unrecognised tax losses	—	—	(116,542,055)
Effect of changes in tax rate	—	—	—
Loss in respect of which deferred tax not recognised due to uncertainty	209,300,073	315,997,332	472,803,123
Income tax reported in the statement of profit or loss	—	—	(116,542,055)
	—	—	(116,542,055)

[This space has been intentionally left blank]

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

13. TAX EXPENSE  – (continued)

13.2 Deferred tax relates to the following:

	Statement of financial position				Statement of profit or loss
	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
	(a)	(b)	(c)	(d)	[a-b]	[b-c]	[c-d]
Deferred tax assets
Provision for trade and other receivables	65,767,182	46,160,373	130,290,084	45,310,322	19,606,809	(84,129,711)	84,979,762
Rent equalisation	88,062,834	75,504,948	62,942,764	48,462,275	12,557,886	12,562,183	14,480,489
Premium on redemption of optionally convertible debentures	45,136,520			—	45,136,520	—	—
Losses available for offsetting against future taxable income	328,645,722	374,713,349	344,519,197	520,225,900	(46,067,627)	30,194,152	(175,706,703)
Total deferred tax assets	527,612,257	496,378,670	537,752,045	613,998,497	31,233,588	(41,373,376)	(76,246,452)
Deferred tax liabilities
Accelerated depreciation for tax purposes	460,892,224	410,454,130	396,761,946	452,685,958	50,438,094	13,692,183	(55,924,012)
Premium on redemption of optionally convertible debentures	—	17,419,707	70,652,260	116,542,055	(17,419,707)	(53,232,553)	70,652,260
Revenue equalisation	66,720,034	68,504,833	70,337,839	44,770,484	(1,784,799)	(1,833,006)	25,567,355
Total deferred tax liabilities	527,612,257	496,378,670	537,752,045	613,998,497	31,233,588	(41,373,377)	40,295,603
Total	(0)	0	0	0	0	0	(116,542,055)
13.3	The Listco Predecessor has tax losses that are available for offsetting against future taxable profits of the Listco Predecessor as disclosed below:

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Business loss	815,375,966	815,375,966	815,375,966	815,375,966
Expiry dates	within 1 to 5 years	within 2 to 6 years	within 3 to 7 years	within 4 to 8 years
Unabsorbed depreciation available for unlimited period	5,517,859,253	5,198,057,077	4,996,294,943	4,267,806,114

Deferred tax assets have not been recognised in respect of these losses, except to the extent shown in b) above, as they may not be used to offset taxable profits elsewhere in the Listco Predecessor, they have arisen in a subsidiary that has been loss-making for some time, and there are no other tax planning opportunities or other evidence of recoverability in the near future.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

14. PROPERTY, PLANT AND EQUIPMENT

	Buildings – Freehold	Computers	Plant and Machinery	Furniture and Fixtures	Office Equipment	Vehicles	Construction in progress	Total property, Plant and Equipment
Cost
As at April 1, 2012	18,294,638	27,660,165	10,338,228,640	7,884,308	13,955,278	2,424,786	338,101,933	10,746,549,748
Additions	—	64,225	749,684,158	18,620	363,395	1,790,665	—	751,921,063
Disposal	—	—	113,235,362	—	—	—	—	113,235,362
Reclassification (refer note c)							216,111,804	216,111,804
As at March 31, 2013	18,294,638	27,724,390	10,974,677,436	7,902,928	14,318,673	4,215,451	121,990,129	11,169,123,645
Additions	—	524,657	638,376,261	342,156	898,030	—	70,130,691	710,271,795
Disposal	—	—	197,421,229	—	—	1,915,225	—	199,336,454
Reclassification (refer note c)						—	—	—
As at March 31, 2014	18,294,638	28,249,047	11,415,632,468	8,245,084	15,216,703	2,300,226	192,120,820	11,680,058,986
Additions	1,385,114	3,776,294	1,859,166,768	927,281	926,125	—	—	1,866,181,582
Disposal	—	—	189,411,488	—	—	—	—	189,411,488
Reclassification (refer note c)						—	55,549,549	55,549,549
As at March 31, 2015	19,679,752	32,025,341	13,085,387,748	9,172,365	16,142,828	2,300,226	136,571,271	13,301,279,531
Depreciation, amortisation and impairment
As at April 1, 2012	4,638,672	19,392,835	2,830,548,374	4,895,112	6,902,722	721,531	—	2,867,099,246
Charge for the year	610,676	4,070,523	891,692,429	604,326	1,191,204	301,196	—	898,470,354
Disposal	—	—	68,754,626	—	—	—	—	68,754,626
Impairment	—	—	256,860,436	—	—	—	—	256,860,436
As at March 31, 2013	5,249,348	23,463,358	3,910,346,613	5,499,438	8,093,926	1,022,727	—	3,953,675,410
Charge for the year	611,040	2,642,594	880,620,478	726,833	1,211,484	219,019	—	886,031,448
Disposal	—	—	89,765,102	—	—	751,720	—	90,516,822
As at March 31, 2014	5,860,388	26,105,952	4,701,201,989	6,226,271	9,305,410	490,026	—	4,749,190,036
Charge for the year	622,689	2,427,784	930,471,414	555,497	2,158,971	287,528	—	936,523,883
Disposal	—	—	178,203,406	—	—	—	—	178,203,406
As at March 31, 2015	6,483,077	28,533,736	5,453,469,997	6,781,768	11,464,381	777,554	—	5,507,510,513
Cost
As at March 31, 2015	13,196,675	3,491,605	7,631,917,752	2,390,597	4,678,447	1,522,672	136,571,271	7,793,769,018
As at March 31, 2014	12,434,250	2,143,095	6,714,430,479	2,018,813	5,911,293	1,810,200	192,120,820	6,930,868,950
As at March 31, 2013	13,045,290	4,261,032	7,064,330,823	2,403,490	6,224,747	3,192,724	121,990,129	7,215,448,235
As at April 1, 2012	13,655,966	8,267,330	7,507,680,266	2,989,196	7,052,556	1,703,255	338,101,933	7,879,450,502

Notes:

(a)	The Listco Predecessor has recognised an impairment provision of Rs 256,860436 during the year ended March 31, 2013 for non-revenue generating un-occupied sites and recognised the amount under impairment provision head in the statement of profit or loss.
(b)	The telecom towers constructed by the Listco Predecessor, the cost of which is included in ‘Plant and machinery’ above, are pledged as security on pari passu basis for the lenders. The carrying value of the assets pledged as security as at March 31, 2015, 2014 and 2013 is INR 7,631,917,752, INR 6,714,430,479 and INR 7,064,330,823 respectively.
(c)	Reclassification denotes amount transferred from construction in progress and capitalised under plant and machinery for the respective years.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

14. PROPERTY, PLANT AND EQUIPMENT  – (continued)

(d)	Assets under hire purchase contracts are pledged as security for the related hire purchase liabilities. The carrying value of plant and machinery held under hire purchase contract and additions during the year at the respective dates are as below

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Gross value of plant and machinery	26,451,146	15,870,688	—
Net carrying value of plant and machinery	23,332,447	15,217,018	—
Additions during the year	10,580,458	15,870,688	—

15. INVESTMENT PROPERTY

The Listco Predecessor’s investment property represents of freehold land in India amounting to INR 88,508,842 for all the respective periods. The Listco Predecessor has given these lands on lease to various companies in India and recognises rental income from the lease of the land.

The Listco Predecessor has no restrictions on the realisability of its investment properties and no contractual obligations to purchase, construct or develop investment properties or for repairs, maintenance and enhancements.

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Rental income derived from investment properties	23,463,544	21,659,792	21,024,119

The Listco Predecessor expects to realise its investment properties through capital appreciation on future sale. However, there is no formal arrangement to sell the properties as at March 31, 2015. Refer note 28 for fair value disclosure for investment property.

16. INTANGIBLE ASSETS

	Computer software licenses	Goodwill	Total Intangible assets
Cost
As at April 1, 2012	101,425,122	2,361,792,435	2,463,217,557
Additions	1,670,873	—	1,670,873
As at March 31, 2013	103,095,995	2,361,792,435	2,464,888,430
Additions	987,567	—	987,567
As at March 31, 2014	104,083,562	2,361,792,435	2,465,875,997
Additions	710,853	—	710,853
As at March 31, 2015	104,794,415	2,361,792,435	2,466,586,850
Amortisation
As at April 1, 2012	57,036,428	—	57,036,428
Charge for the year	23,931,810	—	23,931,810
As at March 31, 2013	80,968,238	—	80,968,238
Charge for the year	13,673,014	—	13,673,014
As at March 31, 2014	94,641,252	—	94,641,252
Charge for the year	8,453,663	—	8,453,663
As at March 31, 2015	103,094,915	—	103,094,915

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

16. INTANGIBLE ASSETS  – (continued)

	Computer software licenses	Goodwill	Total Intangible assets
Cost
As at March 31, 2015	1,699,500	2,361,792,435	2,363,491,935
As at March 31, 2014	9,442,310	2,361,792,435	2,371,234,745
As at March 31, 2013	22,127,757	2,361,792,435	2,383,920,192
As at April 1, 2012	44,388,694	2,361,792,435	2,406,181,129

17. IMPAIRMENT TESTING OF GOODWILL

Impairment testing of goodwill with indefinite lives

Goodwill recognised relating to acquisition of a subsidiary in a business combination before the date of transition to IFRS is allocated to ATIPL CGUs, for impairment testing.

Carrying amount of goodwill:

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Goodwill	2,361,792,435	2,361,792,435	2,361,792,435	2,361,792,435

The Listco Predecessor performed its annual impairment test in March 2015, March 2014, March 2013 and April 2012. The Listco Predecessor considers the relationship between its fair value and its book value, among other factors, when reviewing for indicators of impairment.

The recoverable amount of the ATIPL CGU, INR 11,960,164,780 as at March 31, 2015, has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The pre-tax discount rate applied to cash flow projections is 15% and cash flows beyond the five-year period are extrapolated using a 4.5% growth rate. It was concluded that the fair value less costs of disposal did not exceed the value in use. As a result of the analysis, management did not identify an impairment for this CGU.

Key assumptions used in value in use calculations and sensitivity to changes in assumptions

The calculation of value in use is most sensitive to the following assumptions:

•	Discount rates
•	Number of towers during the forecast period

Discount rates — Discount rates represent the current market assessment of the risks specific to the CGU, taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates. Adjustments to the discount rate are made to factor in the specific amount and timing of the future tax flows in order to reflect a pre-tax discount rate.

Number of towers — Assumptions for the number of towers for the forecast period shows stable growth rate.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

18. NON-CURRENT FINANCIAL ASSETS

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Margin money deposits with bank	5,251,060	4,177,165	1,829,180	1,647,288
Revenue equalisation (refer note 3.1)	192,787,889	201,544,080	206,936,861	131,716,634
Security deposits	63,061,092	68,365,449	61,766,173	64,069,788
	261,100,041	274,086,694	270,532,214	197,433,710

Notes:

(a)	‘Security deposits’ primarily include security deposits given towards rented sites, electricity connections and office premises.
(b)	Margin money deposits with bank represents deposits given to banks for bank guarantees issued in favour of regulatory authorities.

19. TRADE AND OTHER RECEIVABLES

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Trade receivables	1,188,642,075	1,186,437,788	1,247,419,957	1,030,462,362
Less: Allowance for doubtful receivables	(589,578,502)	(520,799,713)	(502,159,952)	(156,544,531)
	599,063,573	665,638,075	745,260,005	873,917,831

Notes:

(a)	Trade receivables include unbilled receivables.
(b)	Trade and other receivables are non-interest bearing and are generally on terms of 30 to 90 days.
(c)	The movement in the allowance for doubtful receivables is as below:

	April 1, 2014 to March 31, 2015	April 1, 2013 to March 31, 2014	April 1, 2012 to March 31, 2013
Balance as at the April 1	520,799,713	502,159,952	156,544,531
Add: charge for the year	194,900,879	144,339,465	376,841,947
Less: amounts utilised	(126,122,090)	(125,699,704)	(31,226,526)
Balance as at the March 31	589,578,502	520,799,713	502,159,952
(d)	The ageing analysis of the gross trade receivables is as below:

	Not due and not impaired	Past due and considered for impairment						Total
		0 – 30 days	31 – 60 days	61 – 90 days	91 – 180 days	181 – 365 days	> 365 days
As at March 31, 2015	297,687,497	166,429,205	59,174,616	13,814,543	19,351,297	106,705,252	525,479,665	1,188,642,075
As at March 31, 2014	210,592,393	184,253,927	77,821,162	24,577,574	8,966,146	176,276,890	503,949,695	1,186,437,788
As at March 31, 2013	185,853,779	104,605,271	176,698,625	60,221,451	117,660,781	152,565,762	449,814,287	1,247,419,957

Refer note 32.2 on credit risk of trade receivables, which explains how the Listco Predecessor manages the credit quality of trade receivables that are neither past due nor impaired.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

20. PREPAYMENTS AND OTHER ASSETS

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Prepaid expenses	12,009,358	7,942,180	17,174,881	16,412,837
Tax credit	32,255,343	48,853,295	32,167,368	30,093,360
Advance to suppliers	86,392,004	122,098,137	85,887,182	96,484,915
Contribution to Gratuity	—	822,841	—	—
	130,656,705	179,716,453	135,229,431	142,991,112

‘Tax credit’ includes tax balances recoverable from government on account of excise duty, service tax, sales tax and other recoverable duties.

21. OTHER FINANCIAL ASSETS, CURRENT

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Receivable from lenders	—	34,557,493	755,437,295	—
Insurance claims	—	2,212,767	408,495	442,838
	—	36,770,260	755,845,790	442,838

Notes:

(a)	Receivable from Lenders represents principal and interest paid by the Listco Predecessor subsequent to April 1, 2012 with respect to loans taken from banks and financial institutions which were refundable from lenders pursuant to the Corporate Debt Restructuring package approved by the CDR empowered group vide their letter dated March 28, 2013. The amount has been refunded/adjusted during the year ended March 31, 2015 and March 31, 2014 respectively.

22. CASH AND CASH EQUIVALENT

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Cash and cheques at bank and on hand	263,659,386	589,034,500	85,384,983	219,204,017
Short term deposits	—	22,500,000	—	—
Other term deposits	121,454,942	196,039,635	5,705,468	86,601,497
	385,114,328	807,574,135	91,090,451	305,805,514

Notes:

(a)	Short term deposits earn interest at floating rates based on daily bank deposit rates. Short term fixed deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Listco Predecessor and earn interest at the respective short-term deposit rates.
(b)	Other term fixed deposits are made for varying periods of between ninety one days and twelve months and earn interest at the respective deposit rates.
(c)	Out of the balances included in Cash and cheques at bank and on hand, Rs 126,981,363 (March 2014 — Rs 200,557,024; March 2013 — Rs 17,018,420; April 2012 — Rs 34,241,968) represents amounts held in escrow account.as per the terms of CDR (Refer note 24.4).

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

23. OWNER’s CONTRIBUTION

The following is the movement in equity shares issued, subscribed and fully paid-up:

	Ascend Telecom Holdings Mauritius, LLC		NSR PE Mauritius, LLC (carve-out)
Particulars	Number of equity shares issued and fully paid-up	Amount	Number of equity shares issued and fully paid-up	Amount	Total Amount
Balance as at April 1, 2012	14,165,666,435	1,353,502,790	46,516,971	1,969,664,471	3,323,167,261
Add: Shares issued during the year	—	—	15,452,427	835,531,097	835,531,097
Balance as at March 31, 2013	14,165,666,435	1,353,502,790	61,969,398	2,805,195,568	4,158,698,358
Add: Shares issued during the year	—	—	1,347,710	80,000,118	80,000,118
Balance as at March 31, 2014	14,165,666,435	1,353,502,790	63,317,108	2,885,195,686	4,238,698,476
Add: Shares issued during the year	—	—	—	—	—
Balance as at March 31, 2015	14,165,666,435	1,353,502,790	63,317,108	2,885,195,686	4,238,698,476

Notes:

a)	Each holder of equity shares is entitled to one vote per share. The Group Companies declares and pays dividends in United States Dollars (‘USD’).
b)	Amount of NSR PE Mauritius, LLC for respective dates represent capital equivalent to assets included in combined financial statements. The numbers of equity shares are derived based on face value per share. This information does not represent capital of NSR PE Mauritius, LLC as a whole.

24. INTEREST BEARING LOANS AND BORROWINGS

24.1 Non-current interest bearing loans and borrowings

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Debentures (Unsecured)
One Zero Coupon rate Optionally convertible Debentures (refer note 24.3)	1,317,059,300	1,135,387,580	978,775,185	1,186,637,088
Term loan from banks and financial institutions (secured) (refer note 24.4(b)(1))	6,313,986,241	6,370,693,843	5,924,026,430	—
Oblligations under hire purchase contracts (Refer note 30.3)	36,974,000	36,327,447	—	—
	7,668,019,541	7,542,408,870	6,902,801,615	1,186,637,088
Less: current loans and borrowings (Refer note 26(b))	215,953,629	163,727,016	32,534,700	5,742,537,882
Non-current interest bearing loans and borrowings	7,452,065,912	7,378,681,854	6,870,266,915	(4,555,900,794)

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

24. INTEREST BEARING LOANS AND BORROWINGS  – (continued)

24.2 Current interest bearing loans and borrowings

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Cash credit facility from banks (Secured) (refer note 24.5)	237,096,212	229,041,251	240,203,801	214,260,171
Short-term loan from bank (Unsecured) (refer note 24.6)	—	—	40,000,000	500,000,000
Current maturity of interest bearing loans and borrowings (refer note 24.4(b)(2))	215,953,629	163,727,016	32,534,700	5,742,537,882
	3,960,000	3,960,000	—	—
Oblligations under hire purchase contracts (Refer note 30.3)	457,009,841	396,728,267	312,738,501	6,456,798,053

24.3 Debentures:

The debentures were issued on April 1, 2012. The debentures will be redeemed after twelve years from the date of allotment. The Zero coupon optionally convertible debentures carry a redemption premium of 15% per annum compounded annually for the first three years and thereafter a redemption premium of 12% per annum compounded annually to be paid at the time of redemption.

The Listco Predecessor has the option to redeem the 1 (One) Zero coupon optionally convertible debenture at any time until they are converted into equity in accordance with the terms of issue. The debenture holder have right, at any time after three years from the date of allotment, to convert the debentures together with the redemption premium into equity shares which shall be the equity valuation of Rs 352.63 per equity share.

The above interest bearing loans and borrowings includes INR 1,317,059,300 (March 31, 2014 — INR 1,135,387,580; March 31, 2013 — INR 978,775,185) payable to related parties, refer note 29.2.

The principal value of the debentures is Rs 1,186,637,088. The Listco Predecessor has discounted the debentures as at the date of issue using a pre-tax discount rate that reflects the risks specific to the Listco Predecessor. The liability component is included in Debentures under interest bearing loans and borrowings under note 23 above. The equity component of the optionally convertible debentures is included under other capital reserves in ‘Statement of changes in equity’. The premium accrued on the liability component of these debentures is also included under debentures in note 24 above. [Also refer note 4.1(b) for significant judgement involved].

24.4 Term loan from banks & financial institution (‘FI’)

(a)	Term Loan from banks & financial institution are secured by a first pari passu charge on the movable and immovable assets (current and fixed assets) of the Listco Predecessor and also balances in the Trust and Retention Account (‘TRA’). (The cash flows of the Listco Predecessor are deposited in TRA account due to corporate debt restructuring scheme entered into by the Listco Predecessor.) Refer note 14 and note 22 for carrying value of fixed assets and balances in bank accounts respectively secured by the loan.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

24. INTEREST BEARING LOANS AND BORROWINGS  – (continued)

(b)	The details of loans with different terms and conditions included under the term loan from banks and financial institutions are as given below:

(1) Non-current interest bearing loans and borrowings

	Ref	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Term loan from banks & FI	c	4,858,972,441	4,756,126,386	4,575,650,122	—
FITL from bank & FI	d	993,404,330	994,950,575	528,257,327	—
Other bank loan	e	104,894,615	132,436,967	157,801,003	—
Financial instituition loan	f	356,714,855	487,179,915	662,317,978	—
		6,313,986,241	6,370,693,843	5,924,026,430	—

(2) Current interest bearing loans and borrowings:

	Ref	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Term loan from banks & FI	c	44,021,444	22,011,364	—	4,602,467,304
FITL from bank & FI	d	10,002,333	5,282,727	—	—
Other bank loan	e	34,900,000	26,175,000	6,107,500	270,704,305
Financial instituition loan	f	127,029,852	110,257,925	26,427,200	869,366,273
		215,953,629	163,727,016	32,534,700	5,742,537,882

(3) Term loan from banks & FI

These amounts referred to in note (b) above are repayable after a moratorium of 24 months April 1, 2012 till March 31, 2014 in 52 structured quarterly instalments commencing from April 1. 2014 and ending on March 31, 2027.

Rate of interest on the term loan are as follows:

—	From April 1, 2012 till March 31, 2014 — 12% p.a.
—	From April 1, 2014 till March 31, 2018 — 12.5% p.a.
—	From April 1, 2018 till March 31, 2027 — 14.5% p.a.

Also, refer note 24.4(c) for details of terms and conditions of CDR.

(4) Funded Interest Term Loan (‘FITL’)

These amounts are repayable after a moratorium of 24 months from April 1, 2012 till March 31, 2014 in 52 structured quarterly instalments commencing from April 1, 2014 and ending on March 31, 2027.

This loan carries an interest rate of 12% per annum from April 1, 2012 till March 31, 2027.

Also, refer note 24.4(c) for details of terms and conditions of CDR.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

24. INTEREST BEARING LOANS AND BORROWINGS  – (continued)

(5) Other bank loan

The loan amounts are repayable after a moratorium of 12 months from January 1, 2013 till December 31, 2013 in 17 structured quarterly instalments commencing from March 31, 2014 and ending on March 31, 2018.

This loan carries an interest rate ranging from 14.25% per annum to 14.75% per annum from January 1, 2013 till March 31, 2018. Also, refer note 24.4(c) for details of terms and conditions of CDR.

(6) Financial institution loan

These loan amounts are repayable after a moratorium of 12 months from January 1, 2013 till December 31, 2013 in 17 structured quarterly instalments commencing from March 31, 2014 and ending on March 31, 2018.

This loan carries an interest rate ranging from 14.25% per annum to 14.75% per annum from January 1, 2013 till March 31, 2018. The above interest bearing loans and borrowings includes INR 45,566,478 (March 31, 2014 — INR 45,795,457; March 31, 2013 — INR 41,363,638) payable to related parties, refer note 29.2.

(c)	The other term &conditions of Corporate debt restructuring scheme entered into by the Listco Predecessor are as below [also refer note 22(c)]:
(1)	The Board of Directors in its meeting during year ended 2012 decided to approach the banks through the Corporate Debt Restructuring (‘CDR’) process for restructuring the Listco Predecessor’s debt. The CDR proposal was referred to the CDR Empowered Group (‘CDR EG’) by the consortium of lenders led by Canara Bank (‘Lead bank’) and the CDR EG approved the CDR package for the Listco Predecessor’s loan by converting the existing loan into term loan facility from banks (A1 facility), interest thereon into funded interest on term loan (C1 facility), loan from others (B1 facility) & cash credit (D1 facility).
•	Optionally convertible debentures shall be repaid after payment of restructured debts.
•	The Listco Predecessor’s promoters shall pledge entire un-encumbered shares as security to the lenders. The Listco Predecessor has obtained approval for changing the security from ‘pledge’ of promoter’s shares to ‘negative lien’ on promoter’s shares.
(2)	The Listco Predecessor shall maintain escrow account wherein all the cash flows of the Listco Predecessor would get collected/deposited. The funds in escrow account would be apportioned into TRA-I and TRA-II account as per the terms of the CDR.
(3)	TRA-I is used for payments. The payments are approved by the lead bank based on a certificate from a con-current auditor (appointed by the lead bank).
(4)	The Lenders shall be entitled to receive recompense for the reliefs and sacrifices extended by them within the CDR parameters, with the approval of the CDR empowered group, if the future profitability and cash flows of the Listco Predecessor so warrant in the opinion of the lenders. The right to recompense expense has been included under interest on debts and borrowings under finance costs.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

24. INTEREST BEARING LOANS AND BORROWINGS  – (continued)

24.5 Cash credit facility from bank is secured by first pari passu charge on the current assets and fixed assets of the Listco Predecessor along with the term loan of the lenders. The cash credit facility carry interest rate of 16.25% p.a.

24.6 Short term borrowings carry interest rate of 13.5% p.a.

24.7 The Company has defaulted in repayment of loans and interest dues to banks and financial institutions amounting to INR 229,508,549 for the year ended March 31, 2012. The amount was subsequently paid on June 28, 2012.

24.8 The Company has complied with all the debt covenants as of March 31, 2015.

25. OTHER FINANCIAL LIABILITIES, NON-CURRENT

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Financial liabities at amortised cost – Security Deposits	154,456,071	114,365,246	90,962,542	74,143,712
Lease equalisation	254,458,026	222,138,710	185,180,242	142,578,038
	408,914,097	336,503,956	276,142,784	216,721,750

Security deposits represent amounts received from telecom operators. The security deposits have been discounted and presented at the discounted value. The difference between the fair value and the carrying value of security deposits is included under deferred revenue. Impact of unwinding discount on security deposits has been recognised under finance costs (refer note 12). Impact of amortisation of deferred revenue has been recognised as income under rent and infrastructure services.

26. PROVISIONS, NON-CURRENT

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Provision for Site Restoration obligation	152,905,273	135,224,239	122,793,694	109,034,915
	152,905,273	135,224,239	122,793,694	109,034,915

The Listco Predecessor uses various premises on lease/license to install the passive telecom infrastructure facilities. A provision is recognized for the costs to be incurred for the restoration of these premises at the end of the lease/license period. It is expected that this provision will be utilized at the end of the lease/license period of the respective sites as per the respective lease/license agreements. The liability is classified as non-current since the lease term for the leased premises is for than one year. The following table sets forth the movement in provisions for the respective years:

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013
Balance as at the beginning of the year	135,224,239	122,793,694	109,034,915
Additional provision for the year	6,863,095	2,607,049	5,035,986
Interest accretion	10,817,939	9,823,496	8,722,793
Balance as at end of the year	152,905,273	135,224,239	122,793,694

27. OTHER NON-FINANCIAL LIABILITIES

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Taxes payable	117,896,467	45,863,402	178,929,890	50,458,850
Advances from customers	6,933,087	8,008,087	4,926,792	6,872,542
Defined benefit plan	252,401	—	1,018,295	2,105,678
Compensated absences	4,005,567	5,109,864	5,430,107	3,693,468
Others liabilities	1,147,976	945,239	1,392,603	353,327
	130,235,498	59,926,592	191,697,687	63,483,865

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

28. FAIR VALUE MEASUREMENT

28.1 The following table provides the fair value measurement hierarchy of the Listco Predecessor’s assets and liabilities:

(a) For the year ended March 31, 2015

			Fair value measurement using
	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets for which fair values are disclosed
Investment property (Note 15)
Freehold land	March 31, 2015	120,082,835		120,082,835	—
Other financial assets
Security deposits	March 31, 2015	18,279,461	—	18,279,461	—
Liabilities for which fair values are disclosed
Financial liabilities
Optionally convertible Debentures	March 31, 2015	1,186,950,002	—	1,186,950,002	—
Term loan from banks and FI	March 31, 2015	6,016,677,450	—	6,016,677,450	—
Obligations under hire purchase contracts	March 31, 2015	23,837,423	—	23,837,423	—
Security deposits	March 31, 2015	142,071,248	—	142,071,248	—

There have been no transfers between Level 1 and Level 2 during the period.

(b) For the year ended March 31, 2014

			Fair value measurement using
	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets for which fair values are disclosed
Investment property (Note 15)
Freehold land	March 31, 2014	108,074,553		108,074,553	—
Other financial assets
Security deposits	March 31, 2014	17,590,155	—	17,590,155	—
Receivable from lenders	March 31, 2014	33,330,210	—	33,330,210	—
Insurance claim	March 31, 2014	2,063,416	—	2,063,416	—
Liabilities for which fair values are disclosed
Financial liabilities
Optionally convertible Debentures	March 31, 2014	1,122,348,705	—	1,122,348,705	—
Term loan from banks and FI	March 31, 2014	6,123,448,095	—	6,123,448,095	—
Obligations under hire purchase contracts	March 31, 2014	20,619,703	—	20,619,703	—
Security deposits	March 31, 2014	105,598,872	—	105,598,872	—

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

28. FAIR VALUE MEASUREMENT  – (continued)

There have been no transfers between Level 1 and Level 2 during the period.

(c) For the year ended March 31, 2013

			Fair value measurement using
	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets for which fair values are disclosed
Investment property (Note 15)
Freehold land	March 31, 2013	97,740,881		97,740,881	—
Other financial assets
Security deposits	March 31, 2013	14,465,934	—	14,465,934	—
Receivable from lenders	March 31, 2013	724,456,697	—	724,456,697	—
Insurance claim	March 31, 2013	379,278	—	379,278	—
Liabilities for which fair values are disclosed
Financial liabilities
Optionally convertible Debentures	March 31, 2013	1,161,604,664	—	1,161,604,664	—
Term loan from banks and FI	March 31, 2013	5,372,018,685	—	5,372,018,685	—
Security deposits	March 31, 2013	106,563,492	—	106,563,492	—

There have been no transfers between Level 1 and Level 2 during the period.

(d) For the year ended April 1, 2012

			Fair value measurement using
	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets measured at fair value
Investment property (Note 15)
Freehold land	April 1, 2012	88,508,842	—	88,508,842	—
Assets for which fair values are disclosed
Other financial assets
Security deposits	April 1, 2012	15,198,883	—	15,198,883	—
Insurance claim	April 1, 2012	414,756	—	414,756	—
Liabilities for which fair values are disclosed
Financial liabilities
Optionally convertible Debentures	April 1, 2012	1,721,552,744	—	1,721,552,744	—
Term loan from banks and FI	April 1, 2012	5,276,057,759	—	5,276,057,759	—
Security deposits	April 1, 2012	66,387,359	—	66,387,359	—

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

28. FAIR VALUE MEASUREMENT  – (continued)

There have been no transfers between Level 1 and Level 2 during the period.

28.2 The following sets comparison of the carrying amounts and fair values of the Listco Predecessor’s financial instruments, other than those with carrying amounts that are reasonable approximation of fair values:

(a) Carrying values:

	March 31, 2015	March 31, 2014	March 31, 2013	April 1, 2012
Financial assets
Security deposits	63,061,092	68,365,449	61,766,173	64,069,788
Receivable from lenders	—	34,557,493	755,437,295	—
Insurance claim	—	2,212,767	408,495	442,838
	189,767,094	305,352,509	825,146,611	152,761,411
Financial liabilities
Optionally convertible Debentures	1,317,059,300	1,135,387,580	978,775,185	1,186,637,088
Term loan from banks and FI	6,767,036,081	6,763,462,110	6,236,764,931	6,456,798,053
Obligations under hire purchase contracts	40,934,000	40,287,447	—	—
Security deposits	154,456,071	114,365,246	90,962,542	74,143,712
	8,279,485,452	8,053,502,383	7,306,502,658	7,717,578,853

(b) Fair values:

	March 31, 2015	March 31, 2014	March 31, 2013	April 1, 2012
Financial assets
Security deposits	18,279,461	17,590,155	14,465,934	15,198,883
Receivable from lenders	—	33,330,210	724,456,697	—
Insurance claim	—	2,063,416	379,278	414,756
	144,985,463	253,200,581	746,836,557	103,862,424
Financial liabilities
Optionally convertible Debentures	1,186,950,002	1,122,348,705	1,161,604,664	1,721,552,744
Term loan from banks and FI	6,016,677,450	6,123,448,095	5,372,018,685	5,276,057,759
Obligations under hire purchase contracts	23,837,423	20,619,703	—	—
Security deposits	142,071,248	105,598,872	106,563,492	66,387,359
	7,369,536,125	7,372,015,374	6,640,186,841	7,063,997,862

(c) Notes for carrying values and fair values:

The management assessed that cash and short-term deposits, trade and other receivables, trade and other payables and other financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

28. FAIR VALUE MEASUREMENT  – (continued)

(d) The following methods and assumptions were used to estimate the fair values:

(1)	Long-term fixed-rate borrowings are evaluated by the Listco Predecessor based on parameters such as interest rates, individual creditworthiness of the customer and the risk characteristics of the financed project. Based on this evaluation, allowances are taken into account for the expected losses of these receivables. As of March 31, 2015, the carrying values of such receivables, net of allowances, are not materially different from their calculated fair values.
(2)	The fair value of loans from banks and other financial liabilities, obligations under hire purchase contracts as well as other non-current financial liabilities is estimated by discounting future cash flows using rates currently available for debt on similar terms, credit risk and remaining maturities. The valuation requires management to use observable inputs in the model, of which the significant observable inputs are disclosed in the tables below.
(3)	The fair values of the Listco Predecessor’s interest-bearing borrowings and loans are determined by using the DCF method using discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period.
28.3	The following table provides the valuation technique used and key inputs to valuation for fair value measurements categorized within level 2 of the fair value hierarchy as at the respective dates:

(a) Assets/liabilities for which fair value is disclosed

Financial assets	Fair value hierarchy	Valuation technique	Input used
Financial assets
Security deposits	Level 2	Discounted cash flow	Prevailing interest
Receivable from lenders	Level 2	Discounted cash flow	rate to discount future
Insurance claim	Level 2	Discounted cash flow	cash flows
Financial liabilities
Optionally convertible Debentures	Level 2	Discounted cash flow	Prevailing interest
Term loan from banks and FI	Level 2	Discounted cash flow	rate to discount future
Obligations under hire purchase contracts	Level 2	Discounted cash flow	cash flows
Security deposits	Level 2	Discounted cash flow
28.4	The fair valuation of Investment properties has been determined based on valuations performed by an accredited independent valuer as at March 31, 2015, 2014, 2013 and April 1, 2012. The independent valuer is a chartered engineer and specialist in valuing these types of investment properties. These investment properties were valued by reference to market-based evidence, using comparable prices adjusted for specific market factors such as nature, location and condition of the property.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

29. RELATED PARTY TRANSACTIONS

The names of related parties with whom transactions have taken place during the reporting period and description of the relationships, as identified and certified by the management are as follows:

29.1 List of related parties

Party Name	Nature of relationship
New Silk Route PE Asia Fund LP	Holding Company of Ascend Telecom Holdings Mauritius, LLC and NSR PE Mauritius, LLC
New Silk Route PE Associates, L.P.	General Partner of New Silk Route PE Asia Fund LP
New Silk Route Partners, Ltd.	General Partner of New Silk Route PE Associates, L.P.
Infrastructure Leasing & Financial Services Limited (IL&FS)	Enterprise having significant influence
29.2	The transactions and balances with the related parties for the period ended March 31, 2015, March 31, 2014 and March 31, 2013 are as below:

	Enterprise having significant influence
	March 31, 2015	March 31, 2014	March 31, 2013
New Silk Route PE Asia Fund LP
Expense incurred on behalf of Listco Predecessor	865,654	415,911	—
Outstanding balance payable to New Silk Route PE Asia Fund LP	865,654	415,911	—
IL&FS
Issue of shares	—	37,453,666	114,465,109
Allotment of zero coupon debentures	—	—	186,637,088
Premium accrued on redemption of debentures	181,671,719	156,612,397	135,009,692
Interest repaid during the year	5,624,409	5,251,723	—
Principal repaid during the year	228,979	—	—
Outstanding balances payable to IL&FS
Unsecured optionally convertible debentures	1,317,059,300	1,135,387,580	978,775,185
Term loan from financial institution	45,566,478	45,795,457	41,363,638

29.3 Payments made to key management personnel/directors were as follows:

	March 31, 2015	March 31, 2014	March 31, 2013
Short term employee benefits	10,678,397	10,347,512	10,049,365
Post-employment benefits – Defined benefit plans	270,000	270,000	201,774
Total compensation paid to key management personnel	10,948,397	10,617,512	10,251,139

The amounts disclosed in the table are the amounts recognised as an expense during the reporting period related to key management personnel.

29.4 Terms and conditions of transactions with related parties

(a)	Outstanding loan & debentures balances at the year-end are secured and unsecured respectively and carry interest as referred in Note 24.
(b)	The amounts included as part of outstanding balance for unsecured optionally convertible debentures represent the liability component of OCD and accrued premium thereon. Refer note 24 for details.
(c)	The equity shares issued during the respective years shall rank pari passu in all respects, with the then existing shares of the Listco Predecessor.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

30. Commitments and contingencies

30.1 Operating lease commitments — Listco Predecessor as lessee

The Listco Predecessor has entered into leasing agreements in respect of operating leases for premises. The agreements for offices, stores and warehouses are mutually cancellable by giving short notice period.

In case of agreements for sites, only the Listco Predecessor has the option to cancel the lease agreements. These agreements are for an original period of 15 years and the renewal option for a further period of ranging from 10 – 15 years. Hence, based on the intention of the Listco Predecessor to continue the site lease, the disclosure of future minimum rentals payable over the lease term are as follows:

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Within one year	437,450,880	380,534,335	327,711,060
After one year but not more than five years	1,752,745,232	1,735,570,226	1,711,008,981
More than five years	2,780,159,701	2,073,445,441	2,212,397,985

The amount debited to statement of profit or loss as Rent amounting to INR 460,375,033 (March 31, 2014 — INR 407,667,356 & March 31, 2013 — INR 391,175,339). The above lease rentals exclude lease rent equalisation for the respective years. The escalation clause includes escalation clause ranging from 0% to 15% and there are no restrictions imposed on lease arrangements.

30.2 Operating lease commitments — Listco Predecessor as lessor

The Listco Predecessor has entered into lease agreement with its customers for providing passive infrastructure services. These lease arrangements are for an original period of 5 to 10 years and have non-cancellable term of 1 to 10 years.

The Listco Predecessor has also provided investment property on lease. The contracts are cancellable at the option of the lessee by giving a short term notice.

All leases include a clause to enable upward revision of the rental charge every year, except for on customer wherein the upward revision is at an interval of five years.

Future minimum rentals receivable under non-cancellable operating leases are as follows:

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Within one year	1,908,787,876	1,580,111,791	1,890,224,929
After one year but not more than five years	4,316,103,016	4,037,932,106	4,524,027,552
More than five years	277,005,373	417,576,618	731,454,525

The above amounts exclude revenue equalisation.

30.3 Hire purchase commitments

The Listco Predecessor has hire purchase contracts for some items of plant and machinery. The Listco Predecessor’s obligations under hire purchase contracts are secured by the lessor’s title to the leased assets. Future minimum lease payments under hire purchase contracts together with the present value of the net minimum lease payments are, as follows:

(a) Minimum lease payments are as below:

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Within one year	3,960,000	3,960,000	—
After one year but not more than five years	19,840,000	19,840,000	—
More than five years	17,134,000	16,487,447	—

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

30. Commitments and contingencies  – (continued)

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Total minimum lease payments	40,934,000	40,287,447	—
Less: finance charges	16,183,485	17,431,219	—
Present value of minimum lease payments	24,750,515	22,856,228	—

(b) Present values of minimum lease payments are as below:

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Within one year	788,307	692,693	—
After one year but not more than five years	10,003,283	8,789,980	—
More than five years	13,958,925	13,373,555	—
Present value of minimum lease payments	24,750,515	22,856,228	—

31. CONTINGENCIES AND CAPITAL COMMITMENTS:

31.1 Capital commitments

As at the respective dates, the Listco Predecessor has commitments for below mentioned amounts relating to the contracts remaining to be executed for capital account.

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Contracts not provided	107,506,914	194,581,520	30,604,793

31.2 Guarantees in the nature of commitments

The banks have issued financial bank guarantees on behalf of the Listco Predecessor in favour of regulatory authorities.

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Financial bank guarantees	4,911,060	4,974,679	5,312,098

31.3 Contingencies

(a) Contingent liabilities

Information on contingent liabilities is disclosed unless the possibility of an outflow of resources embodying economic benefits is ‘Remote’. The amounts under dispute where the outflow of resources embodying economic benefit is ‘Possible’ which are not provided for in the books are as below:

Particulars	March 31, 2015	March 31, 2014	March 31, 2013
Service Tax Matters	176,553,936	176,553,936	176,553,936

Service tax matters represent demand orders received from the tax authorities in relation to input credit availed, where Listco Predecessor has appropriately replied to these matters.

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

32. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Listco Predecessor’s principal financial liabilities comprise loans and borrowings and trade and other payables. The main purpose of these financial liabilities is to finance the Listco Predecessor’s operations. The Listco Predecessor has loan and other receivables, trade and other receivables, and cash and short-term deposits that arrive directly from its operations.

The Listco Predecessor is exposed to market risk, credit risk and liquidity risk. The Listco Predecessor’s senior management oversees the management of these risks. The Listco Predecessor’s senior management oversees the appropriate financial risk governance framework for the Listco Predecessor. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarised below.

32.1 Credit risk

Credit risk is the risk that the counterparty will not meet its obligations under a financial instrument or customer contact, leading to a financial loss. The Listco Predecessor is exposed to credit risk from its operating activities (primarily for trade receivables) and its financing activities, including deposits with banks and financial institutions and other financial instruments. The maximum exposure to credit risk at the reporting dates is the carrying value of each class of financial assets disclosed in notes 18, 19, 21 and 22.

(a) Trade receivables:

Customer credit risk is managed according to the Listco Predecessor’s established policy, procedures and control relating to customer credit risk management. Outstanding customer receivables are regularly monitored.

Refer note 18 for the ageing analysis of trade receivables and analysis of impairment provision on the receivables.

(b) Liquidity risk:

The liquidity risk is the risk that the Listco Predecessor will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Listco Predecessor’s objective is to; at all times maintain optimum levels of liquidity to meet its obligations associated with financial liabilities. The Listco Predecessor closely monitors its liquidity position and deploys a robust cash management system. The Listco Predecessor cannot incur any capital expenditure except those permitted in terms of CDR package, without CDR approval.

The Listco Predecessor shall maintain escrow account wherein all the cash flows of the Listco Predecessor would get collected/deposited. The funds in escrow account would be apportioned into Trust and retention accounts (TRAI-I and TRA-II accounts) as per the terms of the CDR. TRA-I is used for payments. The payments are approved by the lead bank based on a certificate from a con-current auditor (appointed by the lead bank).

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

32. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES  – (continued)

The table below summarises the maturity profile of the Listco Predecessor’s financial liabilities based on contractual undiscounted payments.

(1) Year ended March 31, 2015

	Less than 6 months	6 to 12 months	1 to 3 years	> 3 years	Total
Interest bearing loans and borrowings (other than optionally convertible debentures)	111,757,959	347,920,664	1,007,665,917	4,827,838,715	6,295,183,255
Optionally convertible debentures	—	—	—	1,804,726,681	1,804,726,681
Other financial liabilities, non-current			54,447,590	100,008,481	154,456,071
Trade and other payables	610,807,105	183,215,024	—	—	794,022,129
	722,565,064	531,135,688	1,062,113,507	6,732,573,877	9,048,388,136

(2) Year ended March 31, 2014

	Less than 6 months	6 to 12 months	1 to 3 years	> 3 years	Total
Interest bearing loans and borrowings (other than optionally convertible debentures)	83,942,689	366,683,994	633,072,090	5,410,432,740	6,494,131,513
Optionally convertible debentures	—	—	—	1,569,327,549	1,569,327,549
Other financial liabilities, non-current	—	—	45,791,099	68,574,147	114,365,246
Trade and other payables	332,620,647	113,623,735	—	—	446,244,382
	416,563,336	480,307,728	678,863,189	7,048,334,436	8,624,068,689

(3) Year ended March 31, 2013

	Less than 6 months	6 to 12 months	1 to 3 years	> 3 years	Total
Interest bearing loans and borrowings (other than optionally convertible debentures)	7,362,943	340,026,501	370,328,626	5,390,782,389	6,108,500,458
Optionally convertible debentures	—	—	—	1,364,632,651	1,364,632,651
Other financial liabilities, non-current	—	—	32,852,766	58,109,777	90,962,542
Trade and other payables	269,786,366	367,725,637	—	—	637,512,003
	277,149,309	707,752,138	403,181,391	6,813,524,817	8,201,607,655

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

32. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES  – (continued)

(c) Excessive risk concentration

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Listco Predecessor’s performance to developments affecting a particular industry. In order to avoid excessive concentrations of risk, the Listco Predecessor’s policies and procedures include specific guidelines to focus on the maintenance of a diversified portfolio. Identified concentrations of credit risks are controlled and managed accordingly.

Total amount of risk exposure associated with trade receivables engaged in business of providing telecommunication services is the carrying value of trade receivables disclosed in note 19.

33. CAPITAL MANAGEMENT

Capital includes equity shares and other reserves attributable to the equity shareholders.

Without prior approval of the lenders and CDR empowered group, ATIPL cannot issue any debentures, raise any loans, deposits from public, issue equity or preference capital, change its capital structure or create any charge on its assets or give any guarantees.

Considering that these are Combined financial statements of the Listco Predecessor, management of capital and its objective is not relevant for the purpose of these financial statements.

34. SEGMENT INFORMATION

The Listco Predecessor is engaged in the business of Passive Telecom Infrastructure services. These services are provided in India. This being the case there are no separate reportable segments and no additional disclosures required as per IFRS 8 — Operating segment.

Information about major customers:

	Year ended March 31, 2015		Year ended March 31, 2014		Year ended March 31, 2013
Customers	Revenue from operations	% to total revenue	Revenue from operations	% to total revenue	Revenue from operations	% to total revenue
Customer A	524,954,005	12%	270,636,751	7%	182,487,323	5%
Customer B	1,151,750,955	26%	1,115,446,582	29%	1,051,058,412	28%
Customer C	977,139,029	22%	859,060,255	23%	827,710,797	22%
Customer D	459,853,630	10%	438,708,903	12%	470,565,971	13%
Customer E	558,034,570	13%	377,015,141	10%	336,937,035	9%
Others	792,507,367	18%	730,767,300	19%	862,466,519	23%
Revenue from operations	4,464,239,556	100%	3,791,634,932	100%	3,731,226,058	100%

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

35. MATERIAL PARTLY-OWNED SUBSIDIARIES

The summarised financial information of ATIPL is provided below. This information is based on amounts before inter-company eliminations.

35.1 Summarised statement of profit or loss:

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Revenue	4,464,239,556	3,791,634,932	3,731,226,058
Rent	460,375,033	407,667,356	391,175,339
Power and fuel	1,614,851,999	1,406,630,727	1,343,699,150
Operating and maintenance expense	344,988,487	341,298,157	344,590,708
Employee benefits expense	183,664,568	195,179,728	215,967,144
Other expenses	389,546,066	362,650,603	592,257,713
Depreciation and amortisation expense	944,977,546	899,704,462	922,402,164
Impairment provision	—	—	256,860,436
Other income	(29,984,454)	(57,304,797)	(26,572,715)
Finance costs	1,177,764,770	1,172,647,945	1,081,724,966
Finance income	(18,389,730)	(8,417,509)	(1,179,927)
Loss before tax	(603,554,729)	(928,421,740)	(1,389,698,920)
Tax (income)/expense	—	—	(116,542,055)
Loss after tax	(603,554,729)	(928,421,740)	(1,273,156,865)
Attributable to non controlling interests	(193,179,986)	(310,985,477)	(446,759,651)

35.2 Summarised statement of financial position:

	As at March 31, 2015	As at March 31, 2014	As at March 31, 2013	As at April 1, 2012
Property plant and equipment	7,793,769,019	6,930,868,950	7,215,448,235	7,879,450,502
Investment property	88,508,842	88,508,842	88,508,842	88,508,842
Trade and other receivables	599,063,573	665,638,075	745,260,005	873,917,831
Others	975,181,536	9,364,820,353	9,698,862,750	9,982,486,310
Total assets	9,456,522,970	17,049,836,219	17,748,079,831	18,824,363,484
Total equity attributable to:
Equity holders of Parent	(161,594,815)	251,035,068	802,867,436	561,388,658
Non controlling interests	(75,653,301)	117,526,685	375,876,584	314,181,675
Interest bearing loans and borrowings	8,125,029,382	7,939,137,137	7,215,540,116	7,643,435,141
Trade and other payables	790,136,444	443,419,070	636,143,967	596,909,221
Others	778,605,261	613,702,393	668,434,647	866,571,615
Total Liabilities	9,456,522,970	9,364,820,353	9,698,862,750	9,982,486,310

Ascend Telecom Holdings Limited Predecessor

Notes to Combined financial statements
[Amount in Indian Rupees, unless stated otherwise]

35. MATERIAL PARTLY-OWNED SUBSIDIARIES  – (continued)

35.3 Summarised cash flow information:

	Year ended March 31, 2015	Year ended March 31, 2014	Year ended March 31, 2013
Operating	2,132,180,997	1,073,725,947	1,185,696,883
Investing	(1,506,102,664)	(960,117,146)	(368,574,199)
Financing	(973,704,380)	412,291,688	(950,198,347)
Net increase/(decrease) in cash and cash equivalents	(347,626,047)	525,900,489	(133,075,664)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
ROI Acquisition Corp. II

We have audited the accompanying balance sheets of ROI Acquisition Corp. II (a corporation in the development stage) (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014, for the period from June 28, 2013 (date of inception) through December 31, 2013, and for the period from June 28, 2013 (date of inception) through December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ROI Acquisition Corp. II (a corporation in the development stage) as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the year ended December 31, 2014, for the period from June 28, 2013 (date of inception) through December 31, 2013, and for the period from June 28, 2013 (date of inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the financial statements, if the Company does not complete an initial business combination by June 20, 2015, or September 20, 2015 if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination on or prior to June 20, 2015, the Company will cease all operations except for the purpose of winding up. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
March 13, 2015, except for Note 12, which is as of September 29, 2015

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
Balance Sheets

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$352,218	$961,544
Noncurrent assets:
Investments and cash held in Trust Account	125,073,277	125,015,160
Total assets	$125,425,495	$125,976,704
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$152,227	$64,157
Franchise tax accrual	158,862	51,000
Accrued offering costs	—	17,500
Total current liabilities	311,089	132,657
Deferred underwriter fee	4,375,000	4,375,000
Total liabilities	4,686,089	4,507,657
Commitments and Contingencies (Note 5)
Common stock subject to possible redemption; 11,573,940 and 11,646,904 shares at $10.00 as of December 31, 2014 and 2013, respectively	115,739,399	116,469,040
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, authorized 400,000,000 shares; 4,051,060 and 3,978,096 shares issued and outstanding at December 31, 2014 and 2013, respectively (excluding 11,573,940 and 11,646,904 shares subject to possible redemption at December 31, 2014 and 2013, respectively)	404	397
Additional paid-in capital	5,921,069	5,191,435
Deficit accumulated during the development stage	(921,466)	(191,825)
Total stockholders’ equity	5,000,007	5,000,007
Total liabilities and stockholders’ equity	$125,425,495	$125,976,704

The accompanying notes are an integral part of these financial statements.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
Statements of Operations

	Year Ended December 31, 2014	For the period from June 28, 2013 (date of inception) to December 31, 2013	For the period from June 28, 2013 (date of inception) to December 31, 2014
Revenue	$—	$—	$—
Formation and operating costs	607,859	158,641	766,500
State franchise taxes, other than income tax	181,894	51,000	232,894
Loss from operations	789,753	209,641	999,394
Other income – Interest income	60,112	17,816	77,928
Net loss attributable to common shares outstanding	$(729,641)	$(191,825)	$(921,466)
Weighted average number of common shares outstanding, basic and diluted (excluding shares subject to possible redemption)	4,007,333	3,861,964	3,958,140
Net loss per common share outstanding, basic and diluted	$(0.18)	$(0.05)	$(0.23)

The accompanying notes are an integral part of these financial statements.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
Statement of Changes in Stockholders’ Equity
For the period from June 28, 2013 (date of inception) to December 31, 2014

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity
	Shares	Amount
Sale of common stock to Sponsor on June 28, 2013 at $0.007 per unit	3,593,750	$359	$24,641	$—	$25,000
Sale of common stock through public offering on September 20, 2013 at $10.00 per unit	12,500,000	1,250	124,998,750		125,000,000
Underwriters’ fees and offering expenses			(7,364,128)		(7,364,128)
Proceeds from private placement of 8,000,000 warrants			4,000,000		4,000,000
Forfeiture of common stock by Sponsor on September 20, 2013	(468,750)	(47)	47		—
Proceeds subject to possible redemption of 11,646,904 shares at December 31, 2013	(11,646,904)	(1,165)	(116,467,875)		(116,469,040)
Net loss for the period ended December 31, 2013				(191,825)	(191,825)
Balances, at December 31, 2013	3,978,096	397	5,191,435	(191,825)	5,000,007
Change in proceeds subject to possible redemption	72,964	7	729,634		729,641
Net loss for the year ended December 31, 2014				(729,641)	(729,641)
Balances, at December 31, 2014	4,051,060	$404	$5,921,069	$(921,466)	$5,000,007

The accompanying notes are an integral part of these financial statements.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
Statement of Cash Flows

	Year Ended December 31, 2014	For the Period June 28, 2013 through December 31, 2013	For the Period June 28, 2013 through December 31, 2014
Cash flows from operating activities
Net loss	$(729,641)	$(191,825)	$(921,466)
Change in operating assets and liabilities:
Accounts payable and accrued expenses	88,070	64,157	152,227
Franchise tax accrual	107,862	51,000	158,862
Net cash used in operating activities	(533,709)	(76,668)	(610,377)
Cash flows from investing activities
Proceeds deposited into Trust Account	—	(125,000,000)	(125,000,000)
Interest on Trust Account	(58,117)	(15,160)	(73,277)
Net cash used in investing activities	(58,117)	(125,015,160)	(125,073,277)
Cash flows from financing activities
Proceeds from sale of common stock through public offering	—	125,000,000	125,000,000
Proceeds from sale of common stock to Sponsor	—	25,000	25,000
Proceeds from unsecured promissory note payable to Sponsor	—	100,000	100,000
Proceeds from Sponsor to purchase warrants	—	4,000,000	4,000,000
Repayment of unsecured promissory note payable to Sponsor	—	(100,000)	(100,000)
Payment of offering costs	(17,500)	(2,971,628)	(2,989,128)
Net cash provided by (used in) financing activities	(17,500)	126,053,372	126,035,872
Net increase (decrease) in cash and cash equivalents	(609,326)	961,544	352,218
Cash and cash equivalents, beginning of period	961,544	—	—
Cash and cash equivalents, end of period	$352,218	$961,544	$352,218
Supplemental schedule of non-cash financing activities:
Accrued offering costs	$—	$17,500	$—
Deferred underwriter fee payable	$—	$4,375,000	$4,375,000

The accompanying notes are an integral part of these financial statements.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

ROI Acquisition Corp. II (the “Company”) was incorporated in Delaware on June 28, 2013.

Sponsor

The Company’s sponsor is GEH Capital, Inc. a Delaware corporation (the “Sponsor”).

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets that the Company has not yet identified (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 16, 2013. The Company consummated the Public Offering on September 20, 2103, and simultaneously with the closing of the Public Offering, the Sponsor purchased $4,000,000 of warrants in a private placement (as described in Note 3).

On September 20, 2013, approximately $125,000,000 from the Public Offering and private placement was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) (discussed below).

Trust Account

The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes and franchise taxes, none of the funds held in trust will be released until the earlier of: (i) the completion of an Initial Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering if the Company is unable to complete Initial Business Combination by June 20, 2015, which is the date that is 21 months after the closing of the Public Offering, or September 20, 2015, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 21 months from the closing of the Public Offering but has not completed the Initial Business Combination within such 21-month period.

Business Combination

An Initial Business Combination is subject to the following size, focus and stockholder approval provisions:

Size/Control — The Company’s Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

Account) at the time of the agreement to enter into the Initial Business Combination. The Company will not complete an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses in the consumer sector, and in particular the consumer products, retail, and restaurant industries, and the financial services sector, and in particular the asset management industry, but the Company may pursue opportunities in other business sectors.

Tender Offer/Stockholder Approval — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of an Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against an Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable), or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable). The decision as to whether the Company will seek stockholder approval of an Initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of an Initial Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a stockholder vote or a tender offer in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable). As a result, such shares of common stock are recorded at conversion/tender value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

Going Concern Consideration

If the Company does not complete an Initial Business Combination by June 20, 2015, or September 20, 2015 if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination on or prior to June 20, 2015, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

requirements of other applicable law. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately equal to the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units to be offered in the Public Offering discussed in Note 3).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Development Stage Company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities” (“ASC 915”). At December 31, 2014, the Company had not generated revenue to date. All activity through the date the financial statements were issued relates to organizational activities, activities relating to the Public Offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Following the Public Offering, the Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income on the assets held in the Trust Account after the Public Offering.

Redeemable Common Stock

As discussed in Note 3, all of the 12,500,000 shares of common stock sold as part of the Public Offering contain a redemption feature which allows for the redemption of shares of common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies  – (continued)

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against paid-in capital in accordance with ASC 480-10-S99. Accordingly, at December 31, 2014 and at December 31, 2013, 11,573,940 and 11,646,904, respectively, Public Shares are classified outside of permanent equity at its redemption value.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of shares of common stock outstanding, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants held by the Sponsor (see Note 4), as calculated using the treasury stock method. At December 31, 2014 and December 31, 2013, the Company had outstanding warrants to purchase 10,250,000 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per share of common stock because their inclusion would have been anti-dilutive. As a result, dilutive income (loss) per share of common stock is equal to basic income (loss) per share of common share.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2014 or December 31, 2013. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2014 or December 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. Since inception, the Company has not been subject to income tax examinations by major taxing authorities.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies  – (continued)

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1, “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the Public Offering. Accordingly, at the closing of the Public Offering on September 20, 2013, offering costs totaling approximately $7,364,000 (including $6,875,000 in underwriters fees), were charged to stockholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) approximates the carrying amounts represented in the accompanying balance sheets.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s balance sheet has not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company is currently evaluating the impact that this pronouncement would have on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

Public Units

On September 20, 2013, the Company sold 12,500,000 units at a price of $10.00 per unit (the “Public Units”) in the Public Offering. Each unit consists of one share of common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one warrant to purchase one-half of one share of common stock of the Company (the “Public Warrants”).

Under the terms of a warrant agreement relating to the Public Warrants (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act for the shares of common stock issuable upon exercise of the Public Warrants as soon as practicable, but in no event later than fifteen (15) business days after the closing of an Initial Business Combination. If the Company is unable to complete an Initial Business Combination, the Public Warrants will expire worthless.

Public Warrant Terms and Conditions

Exercise Conditions — Each Public Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

3. Public Offering  – (continued)

stock to be issued to the warrant holders. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete an Initial Business Combination on or prior to the 21-month (or 24-month) period allotted to complete the Initial Business Combination, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants during the exercise period, there will be no net cash settlement of the Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement.

Registration — In accordance with the Warrant Agreement, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to common stock which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying the obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Public Unit will have paid the full purchase price for the Public Unit solely for the share of common stock included in the Public Unit.

Accounting — Because the Company is not required to net cash settle the Public Warrants, the Public Warrants will be recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815, “Derivatives and Hedging” (“ASC 815”).

Underwriting Agreement

The Company paid an upfront underwriting discount of $0.20 per unit ($2,500,000 in the aggregate) to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to the difference between (a) the product of the number of shares of common stock sold as part of the units and $0.55 and (b) the upfront underwriting discounts paid at the closing of $2,500,000, or a total Deferred Discount of $4,375,000 ($0.35 per unit sold). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

4. Related Party Transactions

Founder Shares — On June 28, 2013, the Sponsor purchased 3,593,750 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.007 per share. On August 22, 2013, the Sponsor transferred 171,875 Founder Shares to each of Thomas J. Baldwin and Joseph A. De Perio (collectively with the Sponsor, the “Initial Stockholders”), each of whom paid a purchase price of $1,195.65 for their respective shares (the same per-share purchase price initially paid by the Sponsor).

The Founder Shares are identical to the common stock included in the Public Units except that the Founder Shares are subject to certain transfer restrictions. The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s Business Combination, or earlier if, subsequent to the Company’s Business Combination, the last

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions  – (continued)

sales price of the Company’s common stock (i) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Company’s Business Combination, in which case fifty percent (50%) of the Founder Shares will be transferable, assignable or salable or (ii) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Company’s Business Combination in which case the remaining fifty percent (50%) of the Founder Shares will be transferable, assignable or salable or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forfeiture — As a result of the underwriters’ election not to exercise their over-allotment option for the Public Offering, the Sponsor forfeited an aggregate of 468,750 Founder Shares on September 20, 2013, which the Company has cancelled. After giving effect to the forfeitures, the Initial Stockholders owned 3,125,000 shares, or 20% of the Company’s issued and outstanding shares.

In addition, a portion of the Founder Shares in an amount equal to 25% of the Founder Shares, or 5% of the Company’s issued and outstanding shares after the Public Offering (the “Founder Earnout Shares”), will be subject to forfeiture by the Sponsor (or its permitted transferees) on the fifth anniversary of the Initial Business Combination unless following the Initial Business Combination the last sale price of the Company’s common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The number of Founder Earnout Shares is 781,250.

Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the Initial Stockholders have agreed to waive their redemption rights in connection with the Initial Business Combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within 21 months (or 24 months, as applicable) from the closing of the Public Offering.

Voting — If the Company seeks stockholder approval of an Initial Business Combination, the Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination.

Liquidation — Although the Initial Stockholders and their permitted transferees will waive their redemption rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.

Private Placement Warrants

On September 20, 2013, the Sponsor purchased from the Company an aggregate of 8,000,000 warrants at a price of $0.50 per warrant (a purchase price of $4,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per half share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s Initial Business Combination.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions  – (continued)

Immediately after the closing of the private placement, the Sponsor transferred the Private Placement Warrants to Clinton Magnolia Master Fund Ltd., an affiliate of the Sponsor, which paid a purchase price of $4,000,000 for the Private Placement Warrants.

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, and they will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.

If the Company does not complete an Initial Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of the Founder Shares and Private Placement Warrants will hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these stockholders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

5. Other Related Party Transactions

Administrative Services

The Company has entered into an Administrative Services Agreement with the Clinton Group, Inc., pursuant to which the Company will pay the Clinton Group, Inc. a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2014, the Company owed $20,000 to the Clinton Group, Inc., which is included in “Accounts payable and accrued expenses” on the accompanying balance sheets.

Note Payable

Prior to the completion of the Public Offering, the Company issued an unsecured promissory note (the “Note”) to the Sponsor on June 28, 2013 that provided for the Sponsor to advance to the Company, from time to time, up to $100,000 for expenses related to the Public Offering. The Note was noninterest bearing and was payable on the earlier of December 1, 2013 or the completion of the Public Offering. The Sponsor advanced $100,000 to the Company under the Note prior to the Public Offering. The Note was paid in full on September 23, 2013 and no balance remained outstanding subsequent to such date.

6. Investments and cash held in Trust

As of December 31, 2014 and December 31, 2013, investment securities in the Company’s Trust Account consist of $125,071,039 and $125,015,116, respectively, in United States Treasury Bills and $2,238 and $44, respectively, of cash equivalents. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

6. Investments and cash held in Trust  – (continued)

balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held to maturity securities at December 31, 2014 and December 31, 2013 are as follows:

December 31, 2014

	Carrying Amount	Gross Unrealized Holding Gain	Fair Value
Held-to-maturity:
U.S. Treasury Securities	$125,071,039	$5,205	$125,076,244

December 31, 2013

	Carrying Amount	Gross Unrealized Holding Loss	Fair Value
Held-to-maturity:
U.S. Treasury Securities	$125,015,116	$4,950	$125,010,166

7. Fair Value Measurements

The Company has adopted ASC 820, “Fair Value Measurement” (“ASC 820”) for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2014 and December 31, 2013, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

December 31, 2014

Description	December 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$125,076,244	$125,076,244	$—	$—

December 31, 2013

Description	December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$125,010,166	$125,010,166	$—	$—

United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in the Trust Account for disclosure purposes.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

8. Income Taxes

Components of the Company’s deferred tax assets at December 31, 2014 and December 31, 2013 are as follows:

December 31, 2014

Net operating loss carryforwards	$81,513
Amortizable start-up costs	241,000
322,513
Valuation allowance	(322,513)
$—

December 31, 2013

Net operating loss carryforwards	$17,850
Amortizable start-up costs	49,289
67,139
Valuation allowance	(67,139)
$—

At December 31, 2014, the Company had approximately $323,000 of deferred tax assets, of which approximately $82,000 is related to net loss carry forwards, which will begin expiring in 2033, and $241,000 related to start-up costs. ASC 740 requires a “more likely than not” criterion be applied when evaluating the realization of a deferred tax asset. Management does not expect that it is more likely than not that the Company will generate sufficient taxable income in future years to utilize the deferred tax assets. As such, a full valuation allowance of approximately $323,000 has been recorded against the net deferred tax asset. The deferred tax asset results from applying an effective combined federal and state tax rate of 35% to start-up costs of approximately $689,000 and net operating losses of approximately $233,000. Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses and the establishment of the valuation allowance.

The Company files income tax returns in the U.S. in federal and applicable state jurisdictions. The Company’s initial period of operations from June 23, 2013 (inception) through December 31, 2014 and filing of tax returns remains subject to examination by taxing authorities.

9. Stockholder’s Equity

Common Stock — The authorized common stock of the Company includes up to 400,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2014 and December 31, 2013, there were 15,625,000 shares of common stock outstanding, including 11,573,940 and 11,646,904, respectively, shares subject to possible redemption.

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2014, no preferred shares have been issued.

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

10. Quarterly Financial Results (unaudited)

The following is a summary of the unaudited quarterly results of operations:

Year ended December 31, 2014

	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$—	$—	$—	$—
Gross Profit	—	—	—	—
Net loss attributable to common shares outstanding	(244,295)	(142,031)	(140,925)	(202,390)
Net loss per common share, basic and diluted	$(0.06)	$(0.04)	$(0.04)	$(0.04)

Period from June 28 (date of inception) to December 31, 2013

	For the period from June 28, 2013 (date of inception) to June 30, 2013	September 30, 2013	December 31, 2013
		(Unaudited)	(Unaudited)
Revenue	$—	$—	$—
Gross Profit	—	—	—
Net loss attributable to common shares outstanding	(2,000)	(38,888)	(150,937)
Net loss per common share, basic and diluted	$(0.00)	$(0.01)	$(0.04)

11. Subsequent Events

On March 6, 2015, the Initial Stockholders assigned 781,248 Founder Shares in a private transaction in consideration of payment of $5,435, or $0.007 per share. Of such shares, 195,312 shares are subject to the forfeiture provisions detailed in the Related Party Transactions (as described in Note 4). Under certain conditions, these shares may be purchased back by the Initial Stockholders.

12. Subsequent Events – Ascend Telecom Holdings Limited Business Combination

On July 23, 2015, the Company entered into a merger agreement (“Merger Agreement”) for a Business Combination with Ascend Telecom Infrastructure Private Limited (“Ascend India”) and Ascend Telecom Holdings Limited (“Ascend Holdings”). Pursuant to the Merger Agreement, the Company will merge with and into a subsidiary of Ascend Holdings, with each outstanding share of common stock of the Company, par value $0.0001 per share, being converted into the right to receive one newly issued ordinary share of Ascend Holdings, par value $1.00 per share. In connection therewith, a subsidiary of Ascend Holdings will purchase 100% of the ordinary shares of Ascend India not already owned by it for an aggregate purchase price of INR 2,700,000,000, resulting in Ascend India becoming an indirect wholly owned subsidiary of Ascend Holdings.

Under the Merger Agreement, the closing of the Business Combination is subject to a number of conditions, including that (i) the Company’s stockholders approve the Business Combination, (ii) the amount payable to the Company’s public stockholders who have properly elected to exercise their redemption rights with respect to their Public Shares does not exceed $22,580,000, provided that the Company has a right to privately place up to 1,000,000 shares of common stock for not less than $10.00 per share for purposes of satisfying this condition, (iii) each of the Company’s outstanding warrants are exchanged in accordance with the terms of the Merger Agreement, and (iv) the Company holds not less than INR 5,585,461,616 (subject to a downward adjustment in the event of certain fluctuations in the U.S. Dollar/Indian Rupee exchange rate) following the payment to the Company’s public stockholders who exercise their redemption rights, the Company’s warrantholders in connection with the amendment to the Warrant Agreement (if approved) and of

ROI ACQUISITION CORP. II

(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

12. Subsequent Events – Ascend Telecom Holdings Limited Business Combination  – (continued)

certain transaction expenses. If these conditions are not satisfied, then Ascend Holdings will not be required to consummate the Proposed Business Combination.

On September 18, 2015, the Company received stockholder approval to extend the date by which it must complete a business combination to from September 20, 2015 to October 26, 2015. In connection with the stockholder vote, holders of 3,215,528 shares of common stock elected to exercise their redemption rights. Under the terms of the Merger Agreement, the Company may conduct a private placement of up to 1,000,000 shares of common stock at $10.00 per share to fund the shortfall in cash required to complete the Business Combination due to redemptions by the Company's public stockholders.

ROI ACQUISITION CORP. II

Condensed Interim Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$179,472	$352,218
Noncurrent assets:
Investments and cash held in Trust Account	125,090,083	125,073,277
Total assets	$125,269,555	$125,425,495
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$674,448	$152,227
Franchise tax accrual	248,862	158,862
Total current liabilities	923,310	311,089
Deferred underwriter fee	4,375,000	4,375,000
Total liabilities	5,298,310	4,686,089
Commitments and Contingencies
Common stock subject to possible redemption; 11,497,124 and 11,573,940 shares at $10.00 as of June 30, 2015 and December 31, 2014, respectively	114,971,240	115,739,399
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value, authorized 400,000,000 shares; 4,127,876 and 4,051,060 shares issued and outstanding (excluding 11,497,124 and 11,573,940 shares subject to possible redemption) at June 30, 2015 and December 31, 2014, respectively	413	404
Additional paid-in capital	6,849,219	5,921,069
Accumulated deficit	(1,849,627)	(921,466)
Total stockholders’ equity	5,000,005	5,000,007
Total liabilities and stockholders’ equity	$125,269,555	$125,425,495

The accompanying notes are an integral part of these condensed interim financial statements.

ROI ACQUISITION CORP. II

Condensed Interim Statements of Operations
(unaudited)

	For the three months ended June 30, 2015	For the three months ended June 30, 2014	For the six months ended June 30, 2015	For the six months ended June 30, 2014
Revenue	$—	$—	$—	$—
Formation and operating costs	478,246	114,689	854,966	327,289
State franchise taxes, other than income tax	45,000	45,000	90,000	91,894
Loss from operations	(523,246)	(159,689)	(944,966)	(419,183)
Other income – Interest income	3,984	17,658	16,805	32,857
Net loss attributed to common shares outstanding	$(519,262)	$(142,031)	$(928,161)	$(386,326)
Weighted average number of common shares outstanding, basic and diluted (excluding shares subject to possible redemption)	4,076,508	4,002,679	4,063,922	3,990,523
Net loss per common share outstanding, basic and diluted	$(0.13)	$(0.04)	$(0.23)	$(0.10)

The accompanying notes are an integral part of these condensed interim financial statements.

ROI ACQUISITION CORP. II

Condensed Interim Statements of Cash Flows
(unaudited)

	Six months ended June 30, 2015	Six months ended June 30, 2014
Cash flows from operating activities
Net loss	$(928,161)	$(386,326)
Adjustment to reconcile net loss to net cash used in operating activities: Share-based payment to employee by Initial Stockholders	160,000	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	522,221	50,022
Franchise tax accrual	90,000	17,862
Net cash used in operating activities	(155,940)	(318,442)
Cash flows from investing activities
Interest on Trust Account	(16,806)	(30,862)
Net cash used in investing activities	(16,806)	(30,862)
Cash flows from financing activities
Payment of offering costs	—	(17,500)
Net cash used in financing activities	—	(17,500)
Net decrease in cash and cash equivalents	(172,746)	(366,804)
Cash and cash equivalents, beginning of period	352,218	961,544
Cash and cash equivalents, end of period	$179,472	$594,740

The accompanying notes are an integral part of these condensed interim financial statements.

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 1. Interim Financial Information

The accompanying unaudited condensed interim financial statements of ROI Acquisition Corp. II (the “Company”) should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 16, 2015. The accompanying condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2015, and the results of operations for the three- and six-month periods ended June 30, 2015 and June 30, 2014. Since they are interim statements, the accompanying condensed interim financial statements do not include all of the information and notes required by GAAP for a complete financial statement presentation. In the opinion of management, the condensed interim financial statements reflect all adjustments (consisting of normal, recurring adjustments) that are necessary for the fair presentation of the financial position, results of operations and cash flows for the condensed interim periods presented. Interim results are not necessarily indicative of results for a full year.

Note 2. Organization and Business Operations

Incorporation

The Company was incorporated in Delaware on June 28, 2013.

Sponsor

The Company’s sponsor is GEH Capital, Inc. (the “Sponsor”), a Delaware corporation. The Sponsor is owned and controlled by George E. Hall, the Company’s Chief Investment Officer and a member of its board of directors.

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets that the Company has not yet identified (“Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date. The Company’s activities are subject to significant risks and uncertainties that are described below.

The Company’s management has broad discretion with respect to the Business Combination. However, there is no assurance that the Company will be able to successfully effect a Business Combination.

As more fully described in Note 11 — “Subsequent Events,” on July 23, 2015, the Company entered into an Agreement and Plan of Merger (as may be amended, the “Merger Agreement”), by and among the Company, Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (“Ascend India”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Ascend Holdings”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”). Pursuant to the Merger Agreement, the Company will merge with and into a Delaware limited liability company to be formed by Ascend Holdings, with each outstanding share of common stock of the Company, par value $0.0001 per share, being converted into the right to receive one newly issued ordinary share of Ascend Holdings, par value $1.00 per share. In connection therewith, NSR QSR PE Mauritius LLC, a subsidiary of Ascend Holdings, will purchase from Infrastructure Leasing & Financial Services Limited, N.K. Tele Systems Limited and N.K. Telecom Products Limited

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 2. Organization and Business Operations  – (continued)

(collectively, the “IL&FS Parties”) 100% of the ordinary shares of Ascend India owned by the IL&FS Parties for an aggregate purchase price of INR 2,700,000,000, resulting in Ascend India becoming an indirect wholly-owned subsidiary of Ascend Holdings. The transactions contemplated by the Merger Agreement are referred to herein as the “Proposed Business Combination.”

Financing

On September 20, 2013, the Company consummated an initial public offering (the “Public Offering”) and a concurrent private placement. Approximately $125,000,000 of the proceeds of the Public Offering and the private placement was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). The Company intends to finance a Business Combination in part with proceeds from the Public Offering and private placement that are held in the Trust Account. See Notes 4 and 5 below.

Trust Account

The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes and franchise taxes, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering if the Company is unable to complete a Business Combination by September 20, 2015.

Business Combination

A Business Combination is subject to the following size, focus and stockholder approval provisions:

Size/Control — The Company’s Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. The Company will not complete a Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses in the consumer sector, and in particular the consumer products, retail, and restaurant industries, and the financial services sector, and in particular the asset management industry, but the Company may pursue opportunities in other business sectors.

Tender Offer/Stockholder Approval — The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable), or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable). The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 2. Organization and Business Operations  – (continued)

tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

Regardless of whether the Company holds a stockholder vote or a tender offer in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable). As a result, such shares of common stock are recorded at conversion/tender value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 480, “Distinguishing Liabilities from Equity.”

As more fully described in Note 11 — “Subsequent Events,” on July 23, 2015, the Company entered into the Merger Agreement by and among the Company, Ascend India, Ascend Holdings and NSR. Pursuant to the Merger Agreement, the Company will merge with and into a Delaware limited liability company to be formed by Ascend Holdings, with each outstanding share of common stock of the Company, par value $0.0001 per share, being converted into the right to receive one newly issued ordinary share of Ascend Holdings, par value $1.00 per share. In connection therewith, NSR QSR PE Mauritius LLC, a subsidiary of Ascend Holdings, will purchase from the IL&FS Parties 100% of the ordinary shares of Ascend India owned by the IL&FS Parties for an aggregate purchase price of INR 2,700,000,000, resulting in Ascend India becoming an indirect wholly-owned subsidiary of Ascend Holdings.

Going Concern Consideration

If the Company does not complete a Business Combination by September 20, 2015, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $50,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately equal to the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units sold in the Public Offering discussed in Note 4).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) declared effective

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 2. Organization and Business Operations  – (continued)

or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed interim financial statements of the Company are presented in U.S. dollars in conformity with GAAP and pursuant to the rules and regulations of the SEC.

Redeemable Common Stock

As discussed in Note 4, all of the 12,500,000 shares of common stock sold as part of the Public Offering contain a redemption feature which allows for the redemption of shares of common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its charter provides that in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares (as defined below) and the related Business Combination, and instead may search for an alternate Business Combination.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with FASB ASC 480-10-S99. Accordingly, at June 30, 2015 and December 31, 2014, 11,497,124 and 11,573,940, respectively, Public Shares (as defined below) are classified outside of permanent equity at its redemption value.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of shares of common stock outstanding, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants held by the Sponsor (see Note 5), as calculated using the treasury stock method. At June 30, 2015 and December 31, 2014, the Company had outstanding warrants to purchase 10,250,000 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per share of common stock because their inclusion would have been anti-dilutive. As a result, dilutive income (loss) per share of common stock is equal to basic income (loss) per share of common stock.

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 3. Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of June 30, 2015 and December 31, 2014. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2015 and December 31, 2014. The Company is currently not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. Since inception, the Company has been subject to income tax examinations by major taxing authorities.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed interim balance sheets.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s balance sheet has not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company adopted ASU 2014-10

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 3. Summary of Significant Accounting Policies  – (continued)

effective January 1, 2015. Adoption of this standard had no impact on the Company’s financial position, results of operations or cash flows; however, the presentation of the accompanying condensed interim financial statements does not present the disclosures that are no longer required.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed interim financial statements.

Note 4. Public Offering

Public Units

On September 20, 2013, the Company sold 12,500,000 units at a price of $10.00 per unit (the “Public Units”) in the Public Offering. Each unit consists of one share of common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one warrant to purchase one-half of one share of common stock of the Company (the “Public Warrants”).

Under the terms of a warrant agreement relating to the Public Warrants (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act for the shares of common stock issuable upon exercise of the Public Warrants as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Company’s Business Combination.

Public Warrant Terms and Conditions

Exercise Conditions — Each Public Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75 per half share ($11.50 per whole share). No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Public Warrant will become exercisable 30 days after the completion of the Company’s Business Combination. However, if the Company does not complete a Business Combination on or prior to the expiration of the 24-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants during the exercise period, there will be no net cash settlement of the Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement.

Registration Risk — Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and the Private Placement Warrants (as defined below) (the Public Warrants and Private Placement Warrants, collectively, the “Warrants”) and maintain a current prospectus relating to the common stock issuable upon exercise of the Warrants, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement or register or qualify the shares under

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 4. Public Offering  – (continued)

blue sky laws. In no event will the Company be required to net cash settle any Warrant, or issue securities or other compensation in exchange for the Warrants in the event that the Company is unable to register or qualify the shares underlying the Warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full Public Unit purchase price solely for the shares of common stock included in the Public Units. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

Accounting — Because the Company is not required to net cash settle the Public Warrants, the Public Warrants are recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40.

Underwriting Agreement — The Company paid an upfront underwriting discount of $0.20 per unit ($2,500,000 in the aggregate) to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to the difference between (a) the product of the number of shares of common stock sold as part of the units and $0.55 and (b) the upfront underwriting discount paid at the closing of $2,500,000, or a total Deferred Discount of $4,375,000 ($0.35 per unit sold). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

Note 5. Related Party Transactions

Founder Shares — On June 28, 2013, the Sponsor purchased 3,593,750 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.007 per share. On August 22, 2013, the Sponsor transferred 171,875 Founder Shares to each of Thomas J. Baldwin and Joseph A. De Perio (collectively with the Sponsor, the “Initial Stockholders”), each of whom paid a purchase price of $1,195.65 for their respective shares (the same per-share purchase price initially paid by the Sponsor).

The Founder Shares are identical to the common stock included in the Public Units except that the Founder Shares are subject to certain transfer restrictions. The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s Business Combination, or earlier if, subsequent to the Company’s Business Combination, the last sales price of the Company’s common stock (i) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Company’s Business Combination, in which case fifty percent (50%) of the Founder Shares will be transferable, assignable or salable or (ii) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Company’s Business Combination in which case the remaining fifty percent (50%) of the Founder Shares will be transferable, assignable or salable or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forfeiture — As a result of the underwriters’ election not to exercise their over-allotment option for the Public Offering, the Sponsor forfeited an aggregate of 468,750 Founder Shares on September 20, 2013,

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 5. Related Party Transactions  – (continued)

which the Company has cancelled. After giving effect to the forfeiture, the Initial Stockholders owned 3,125,000 shares, or 20% of the Company’s issued and outstanding shares (including those subject to possible redemption).

In addition, a portion of the Founder Shares in an amount equal to 25% of the Founder Shares, or 5% of the Company’s issued and outstanding shares after the Public Offering (the “Founder Earnout Shares”), will be subject to forfeiture by the Sponsor (or its permitted transferees) on the fifth anniversary of the Business Combination unless following the Business Combination the last sale price of the Company’s common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The number of Founder Earnout Shares is 781,250 at June 30, 2015.

Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the Initial Stockholders have agreed to waive their redemption rights in connection with the Business Combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Public Offering.

Voting — If the Company seeks stockholder approval of a Business Combination, the Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination.

Liquidation — Although the Initial Stockholders and their permitted transferees have agreed to waive their rights to liquidating distributions with respect to the Founder Shares if the Company fails to complete a Business Combination within the prescribed time frame, they will be entitled to receive liquidating distributions with respect to any Public Shares they may own.

Private Placement Warrants

On September 20, 2013, the Sponsor purchased from the Company an aggregate of 8,000,000 warrants at a price of $0.50 per warrant (a purchase price of $4.0 million) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per half share ($11.50 per whole share). The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s Business Combination. Immediately after the closing of the private placement, the Sponsor transferred the Private Placement Warrants to Clinton Magnolia Master Fund Ltd., an affiliate of the Sponsor, which paid a purchase price of $4.0 million for the Private Placement Warrants.

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, and they will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 5. Related Party Transactions  – (continued)

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders, and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of the Founder Shares and Private Placement Warrants hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these stockholders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

Note 6. Other Related Party Transactions

Administrative Services

The Company has entered into an Administrative Services Agreement with the Clinton Group, Inc., pursuant to which the Company will pay the Clinton Group, Inc. a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three and six-month periods ended June 30, 2015 and June 30, 2014, $30,000 and $60,000 was expensed under this agreement for the respective periods. At June 30, 2015, $50,000 is included in “Accounts payable and accrued expenses” in the accompanying condensed interim balance sheets.

Founder Share Transfer

On March 6, 2015, the Initial Stockholders assigned 781,248 Founder Shares in a private transaction for $5,435, or $0.007 per share. The shares were assigned to an employee of the Company for services to the Company in connection with such employee identifying international companies as potential counterparties for the Business Combination. Certain shares (195,312) are subject to the forfeiture provisions detailed above under “Related Party Transactions” (Note 5). Under certain conditions, these shares may be purchased back by the Initial Stockholders under terms agreed among the Initial Stockholders and the employee. The Company complies with the requirements of the ASC 225-10-S99, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s). Accordingly, the fair value of the shares transferred of $160,000 was recorded as an expense of the Company with a corresponding entry to contributed capital for the contribution by the Initial Stockholders to additional paid in capital.

Note 7. Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending retained earnings. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of June 30, 2015. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 7. Income Taxes  – (continued)

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized for the three and six-month periods ended June 30, 2015 and June 30, 2014. The Company has been subject to income tax examinations by major taxing authorities since inception. At June 30, 2015 and December 31, 2014, the Company had approximately $647,000 and $323,000 of deferred tax assets, respectively, of which approximately $113,000 and $82,000, respectively, is related to net loss carry forwards, which will begin expiring in 2033, and $534,000 and $241,000, respectively, related to start-up costs. ASC 740 requires a “more likely than not” criterion be applied when evaluating the realization of a deferred tax asset. Management does not expect that it is more likely than not that the Company will generate sufficient taxable income in future years to utilize the deferred tax assets. As such, a full valuation allowance of approximately $647,000 and $323,000 at June 30, 2015 and December 31, 2014, respectively, has been recorded against the net deferred tax asset. The deferred tax asset at June 30, 2015 results from applying an effective combined federal and state tax rate of 35% to start-up costs of approximately $1,527,000 and net operating losses of approximately $323,000. Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses and the establishment of the valuation allowance.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Note 8. Investments and Cash and Cash Equivalents Held in Trust

As of June 30, 2015, the Company’s Trust Account consists of $125,090,083 of cash equivalents invested in a money market fund. As of December 31, 2014, the Company’s Trust Account consists of $125,071,039 in United States Treasury Bills and $2,238 of cash equivalents. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed interim balance sheets and adjusted for the amortization or accretion of premiums or discounts. As of June 30, 2015, the Company’s Trust Account did not hold any held to maturity securities. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held to maturity securities at December 31, 2014 is as follows:

	Carrying Amount at December 31, 2014	Gross Unrealized Holding Gain	Fair Value
Held-to-maturity:
U.S. Treasury Securities	$125,071,039	$5,205	$125,076,244

Note 9. Fair Value Measurements

The Company has adopted FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of FASB ASC 820 did not have an impact on the Company’s financial position or results of operations.

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 9. Fair Value Measurements  – (continued)

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2015 and December 31, 2014, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	June 30, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash equivalents held in Trust Account	$125,090,083	$125,090,083	$—	$—

Description	December 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$125,076,244	$125,076,244	$—	$—

United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in the Trust Account for disclosure purposes.

Note 10. Stockholders’ Equity

Common Stock — The authorized common stock of the Company includes up to 400,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2015, there were 15,625,000 shares of common stock outstanding, including 11,497,124 shares subject to possible redemption. At December 31, 2014, there were 15,625,000 shares of common stock outstanding, including 11,573,940 shares subject to possible redemption.

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of June 30, 2015 and December 31, 2014, no preferred shares have been issued.

Note 11. Subsequent Events

On July 23, 2015, the Company entered into the Merger Agreement by and among the Company, Ascend India, Ascend Holdings and NSR. Pursuant to the Merger Agreement, the Company will merge with and into a Delaware limited liability company to be formed by Ascend Holdings, with each outstanding share of common stock of the Company, par value $0.0001 per share, being converted into the right to receive one newly issued ordinary share of Ascend Holdings, par value $1.00 per share. In connection therewith, NSR QSR PE Mauritius LLC, a subsidiary of Ascend Holdings, will purchase from the IL&FS Parties 100% of the ordinary shares of Ascend India owned by the IL&FS Parties for an aggregate purchase price of INR 2,700,000,000, resulting in Ascend India becoming an indirect wholly owned subsidiary of Ascend Holdings.

Taking into account the earnout shares, the ordinary shares to be issued by Ascend Holdings to the Company’s stockholders are expected to constitute between 36.0% and 41.9% of the issued share capital of Ascend Holdings, depending on the number of Public Shares redeemed by the Company’s stockholders in connection with the stockholder vote to approve the Proposed Business Combination and the number of warrantholders exchanging their warrants for cash and ordinary shares in Ascend Holdings. Ascend Holdings intends to apply to have its ordinary shares listed on The NASDAQ Stock Market LLC (“NASDAQ”) upon the closing of the Proposed Business Combination under the symbol “ASCE.”

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 11. Subsequent Events  – (continued)

In connection with the Proposed Business Combination, the Company will seek the approval of the holders of the Public Warrants to amend the Warrant Agreement so that public warrantholders who vote in favor of the warrant amendment proposal and follow the procedures set forth in the proxy statement/prospectus included in the registration statement for the shares being issued in connection with the Proposed Business Combination will have the option to either (i) have their warrants survive the closing of the Proposed Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the warrant amendment proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, .05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares.

The Merger Agreement provides that, upon the closing of the Proposed Business Combination, Ascend Holdings will issue 2,000,000 ordinary shares to NSR that will be subject to forfeiture. Specifically, (i) 2,000,000 shares will be required to be forfeited if the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $11.50 per share (with adjustments for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within nine months after the closing of the Proposed Business Combination, and (ii) 1,000,000 shares will be required to be forfeited in the event the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $13.00 per share (with adjustments for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within nine months after the closing of the Proposed Business Combination.

Ascend Holdings will also issue 307,652 ordinary shares to the Sponsor, or its designee, upon the closing of the Proposed Business Combination. Such shares and the 781,250 earnout shares issued to GEH Capital, Inc. at the time of ROI’s initial public offering and exchanged for ordinary shares of Ascend Holdings in connection with the Business Combination will be subject to forfeiture in the event that the last sales price of the Ascend Holdings ordinary shares on NASDAQ does not equal or exceed $13.00 per share (with adjustments for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within five years after the closing of the Proposed Business Combination.

The Merger Agreement provides that the number of Ascend Holdings ordinary shares owned by NSR will be subject to adjustment after the closing of the Proposed Business Combination. Following the closing of the Proposed Business Combination, subject to the dispute resolution procedures described in the Merger Agreement, the parties will calculate the difference between (a) $127,200,000, and (b) the amount of cash on hand and indebtedness of Ascend India as of 11:59 p.m. on the closing date (the “Net Adjustment Amount”). If the Net Adjustment Amount is a positive number, then Ascend Holdings will deliver to NSR such number of ordinary shares equal to the Net Adjustment Amount divided by 10 and rounded down to the nearest whole number, and if the Net Adjustment Amount is negative, then NSR and the Company’s agent will instruct Continental Stock Transfer & Trust Company to hold the number of Ascend Holdings ordinary shares equal to the absolute value of the Net Adjustment Amount, divided by ten and rounded down to the nearest whole number, until the 12-month anniversary date of the closing date of the Proposed Business Combination, after which such shares will be released to, and cancelled and extinguished by, Ascend Holdings.

Under the Merger Agreement, the closing of the Proposed Business Combination is subject to a number of conditions, including that (i) the Company’s stockholders approve the Proposed Business Combination, (ii) the amount payable to the Company’s public stockholders who have properly elected to exercise their redemption rights with respect to their Public Shares does not exceed $22,580,000, provided that the Company has a right to privately place up to 1,000,000 shares of common stock for not less than $10.00 per share for purposes of satisfying this condition, (iii) each of the Company’s outstanding warrants are exchanged

ROI ACQUISITION CORP. II

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 11. Subsequent Events  – (continued)

in accordance with the terms of the Merger Agreement, and (iv) the Company holds not less than INR 5,585,461,616 (subject to a downward adjustment in the event of certain fluctuations in the U.S. Dollar/Indian Rupee exchange rate) following the payment to the Company’s public stockholders who exercise their redemption rights, the Company’s warrantholders in connection with the amendment to the Warrant Agreement (if approved) and of certain transaction expenses. If these conditions are not satisfied, then Ascend Holdings will not be required to consummate the Proposed Business Combination.

Note 12. Subsequent Events – Extension of Time and Redemption Request

On September 18, 2015, the Company received stockholder approval to extend the date by which it must complete a business combination from September 20, 2015 to October 26, 2015. In connection with the stockholder vote, holders of 3,215,528 shares of common stock elected to exercise their redemption rights. Under the terms of the Merger Agreement, the Company may conduct a private placement of up to 1,000,000 shares of common stock at $10.00 per share to fund the shortfall in cash required to complete the Business Combination due to redemptions by the Company's public stockholders.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED,

ASCEND TELECOM HOLDINGS LIMITED,

ROI ACQUISITION CORP. II

and

NSR-PE MAURITIUS LLC

Dated July 23, 2015

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Governance Agreement
Exhibit B	—	Form of Ascend Telecom Holdings Limited Equity Incentive Plan
Exhibit C	—	Form of Letter Agreement
Exhibit D	—	Form of Registration Rights Agreement
Exhibit E	—	Form of Shareholder Lockup Agreement
Exhibit F	—	Form of Sponsor Lockup Agreement
Exhibit G	—	Form of Sponsor Warrant Forfeiture Agreement

Company’s
Disclosure Schedule

ROI’s Disclosure
Schedule

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on July 23, 2015 by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (the “Company”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), ROI Acquisition Corp. II, a Delaware corporation (“ROI”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”) solely for the limited purposes of Sections 1.4, 1.5, 1.6, 2.1(c), 2.2, 2.4, 2.20, 2.28, 2.29, 4.6, 4.12, 4.13, the second sentence of Section 4.18, 5.11, Article 7 and Article 10. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. The Company, Holdco, NSR and ROI may also be referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

A. ROI is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B. Holdco is a special purpose entity whose sole assets at the time of the Closing will consist of all of the issued and outstanding equity shares of NSR QSR PE Mauritius LLC, a Mauritius private company limited by shares (“NSR QSR”).

C. NSR QSR is a special purpose entity whose sole assets at the time of the Closing will consist of 100% of the equity shares of the Company.

D. The Company is an independent owner and provider of passive telecommunications infrastructure on a shared, multi-tenancy basis for wireless telecommunication operators in India.

E. Immediately prior to the Effective Time, NSR QSR and the IL&FS Parties will, in the aggregate, own all of the issued and outstanding share capital of the Company.

F. The Parties desire that ROI merge with and into Merger Sub (the “Merger”), with the shares of common stock of ROI, par value $0.0001 per share (the “ROI Stock”), held by the ROI Stockholders being converted into the right to receive such number of newly issued Shares, as further described herein, upon the terms and subject to the conditions set forth in this Agreement.

G. Contemporaneously with the execution of this Agreement, NSR QSR, the Company, IL&FS, N.K. Tele Systems Limited (“NK Tele”) and N.K. Telecom Products Limited (“NK Telecom”, and collectively with NK Tele and IL&FS, the “IL&FS Parties”) are entering into that certain Share Purchase Agreement, dated as of the date hereof (the “IL&FS Purchase Agreement”), pursuant to which NSR QSR agrees to purchase from the IL&FS Parties, and the IL&FS Parties agree to sell to NSR QSR, 100% of the equity shares of the Company (the “Company Shares”) beneficially owned by the IL&FS Parties upon the terms and subject to the conditions set forth in the IL&FS Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

TRANSACTIONS

1.1 Merger.

(a) In accordance with the terms and subject to the conditions of this Agreement, and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”) and Section 264 of the Delaware General Corporation Law (“DGCL”), ROI shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate existence of ROI shall cease, and Merger Sub shall continue as the surviving company (the “Surviving Entity”) and shall continue to be governed by the applicable laws of the State of Delaware. Subject to the provisions of this Agreement, the Parties shall duly prepare and, at the Closing, execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger and make all other filings or recordings as may be required by the DLLCA and the DGCL to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Time”). The Merger shall have the effects set forth in the DLLCA and the DGCL.

(b) The certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of Merger Sub until thereafter amended as provided therein and in accordance with the DLLCA.

1.2 Conversion of ROI Stock.  At the Effective Time, by virtue of the Merger, and without any action on the part of ROI, Merger Sub, the ROI Stockholders or the holders of any securities of Merger Sub, each share of ROI Stock issued and outstanding immediately prior to the Effective Time and held by the ROI Stockholders shall be automatically converted into the right to receive one Share (the “Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of shares in the ROI Stock; provided however, that each ROI Stockholder holding ROI Stock who validly elected to receive a portion of the proceeds held in the Trust Account shall be entitled to receive only such portion of the Trust Account as provided for in ROI’s Organizational Documents and no Shares.

1.3 Payment and Delivery of Shares.

(a) Immediately prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by Holdco (the “Exchange Agent”), for the benefit of the ROI Stockholders, for exchange in accordance with this Section 1.3 through the Exchange Agent, the Shares issuable pursuant to Section 1.2 as of the Effective Time (such Shares hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Shares contemplated to be issued pursuant to Section 1.2 out of the Exchange Fund. Except as contemplated by Section 1.3(e)) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Solely if required by the Exchange Agent, as promptly as practicable after the Effective Time, Holdco shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of ROI Stock entitled to receive the Merger Consideration pursuant to Section 1.2: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery of any certificates evidencing the shares of ROI Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated shares of ROI Stock represented by book-entry (“Book-Entry Shares”)

pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation, together with such letter of transmittal (solely if required by the Exchange Agent), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor that number of Shares which such holder has the right to receive pursuant to Section 1.2 (which shall be in book-entry form unless a physical certificate is requested), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of ROI Stock that is not registered in the transfer records of ROI, the proper number of Shares to which such holder is entitled pursuant to Section 1.2 may be issued to a transferee if all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid, together with the Certificate if such ROI Stock was certificated, are presented to the Exchange Agent. Until surrendered as contemplated by this Section 1.3 (or as otherwise permitted by the Exchange Agent), each Certificate or Book-Entry Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Shares to which such holder is entitled pursuant to Section 1.2.

(c) No dividends or other distributions declared or made after the Effective Time with respect to the Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Shares represented thereby, until the holder of such Certificate or Book-Entry Shares shall surrender such Certificate or Book-Entry Shares. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Shares, there shall be paid to the holder of the Shares issued in exchange therefor, without interest, (i) promptly, the amount of any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Shares.

(d) All Shares issued upon surrender of a Certificate or Book-Entry Shares in accordance with the terms of this Section 1.3 (or as otherwise permitted by the Exchange Agent) (including any cash paid pursuant to Section 1.3(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of ROI Stock formerly represented by the applicable Certificate or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains undistributed to the holders of shares of ROI Stock for one year after the Effective Time shall be delivered to Holdco, upon demand, and any holders of shares of ROI Stock who have not theretofore complied with this Section 1.3 shall thereafter look only to Holdco for the Shares to which they are entitled pursuant to Section 1.2. Any portion of the Exchange Fund remaining unclaimed by holders of shares of ROI Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

(f) None of the Exchange Agent, the Surviving Entity or the Company shall be liable to any ROI Stockholder for any such share of ROI Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Shares to which the holders thereof are entitled pursuant to Section 1.2.

(h) The Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.4 Adjustments.

(a) Within ninety (90) days after the Closing Date, NSR shall prepare, in accordance with IFRS, and deliver to the ROI Agent a statement (the “Closing Statement”) setting forth NSR’s calculation of (i) the Cash Amount and (ii) the Debt Amount, in each case, as of 11:59 P.M. Eastern Time of the Closing Date.

(b) During the thirty (30) day period after delivery of the Closing Statement, NSR and Holdco shall make readily available to the ROI Agent all relevant books and records and any work papers (including those of the parties’ respective accountants) and all other items reasonably requested by the ROI Agent in order to verify the Closing Statement. If the ROI Agent reasonably determines that the calculations set forth in the Closing Statement are mathematically incorrect or that the Closing Statement has not been prepared in accordance with IFRS, the ROI Agent will deliver a detailed written statement (the “ Objections Statement”) describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the ROI Agent’s disagreement with the calculation of such items, and (c) the ROI Agent’s proposed dollar amount for each item in dispute, to NSR within thirty (30) days after delivery of the Closing Statement. If the ROI Agent fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. If the ROI Agent delivers an Objections Statement within such thirty (30) day period, then NSR and the ROI Agent will use commercially reasonable best efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the ROI Agent has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by the Accountants, acting as experts and not as arbitrators, in accordance with this Section 1.4. NSR and the ROI Agent shall direct the Accountants to use their best efforts to render their determination within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to NSR than is set forth in the Closing Statement or any more favorable to the ROI Agent than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by Holdco. Each of NSR, the ROI Agent and Holdco shall make readily available to the Accountants all relevant books and records and any work papers (including those of the parties’ respective accountants) and all other items reasonably requested by the Accountants to resolve the disputed matters.

(c) If the Net Adjustment Amount is a positive number, Holdco shall issue to NSR such number of Shares equal to the Net Adjustment Amount divided by ten, rounded down to the nearest whole Share. If the Net Adjustment Amount is a negative number, the ROI Agent and NSR shall issue joint instructions to the Escrow Agent to hold such number of Adjustment and Indemnity Shares equal to the absolute value of the Net Adjustment Amount, divided by ten, rounded down to the nearest whole Share, until the 12-month anniversary of the Closing Date, at which date NSR and ROI will instruct the Escrow Agent to release such Adjustment and Indemnity Shares to Holdco, and Holdco shall cancel and extinguish such Adjustment and Indemnity Shares transferred to Holdco pursuant to this Section 1.4(c).

1.5 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP in New York, New York, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as ROI and Holdco may mutually determine (the “Closing Date ”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date.

1.6 Escrow Account.  At the Effective Time, NSR shall deposit into the escrow account designated by the Escrow Agent (the “Escrow Account”) the Adjustment and Indemnity Shares, which such Adjustment and Indemnity Shares shall be released from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY, NSR AND HOLDCO

Except as set forth in the Company’s Disclosure Schedule, (i) the Company, with respect to matters relating to the Company, (ii) Holdco, with respect to matters relating to Holdco, (iii) NSR, with respect to matters relating to NSR and NSR QSR only, severally and not jointly, represent and warrant to ROI as of the date hereof and as of the Closing Date, or if a representation or warranty is made as of a specified date, as of such specified date, that:

2.1 Organization, Qualification and Power.

(a) The Company is a private limited company, duly organized and validly existing under the Laws of India, and the Company has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to ROI correct and complete copies of the Organizational Documents, the minute book and share capital record books for the Company for the past two (2) years, other than (i) portions of minutes relating to the transactions contemplated by this Agreement, the sale process generally that culminated with the transactions contemplated by this Agreement or regarding any other Person who engaged with the Company or its advisors regarding a transaction similar to the transaction contemplated by this Agreement, and (ii) portions of any such minutes and records subject to attorney-client privilege.

(b) Holdco is an exempt company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) NSR is a limited Mauritius company duly organized, validly existing and in good standing under the Laws of Mauritius, and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) NSR QSR is a limited Mauritius company duly organized, validly existing and in good standing under the Laws of Mauritius, and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

2.2 Authorization of Transaction.  Each of the Company, Holdco and NSR has full entity power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by the Company, Holdco and NSR of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Company, Holdco and NSR of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of the Company, Holdco and NSR, respectively. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which the Company, Holdco and NSR, as applicable, is a party shall constitute the valid and legally binding obligation of the Company, Holdco and NSR, as applicable, enforceable against the Company, Holdco and NSR, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except (a) as set forth in Section 2.2 of the Company’s Disclosure Schedule, and (b) such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company, Holdco and NSR is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company, Holdco or NSR is a party.

2.3 Capitalization and Subsidiaries.

(a) As of immediately prior to the Closing, all of the Company Shares will be owned beneficially and of record by Holdco and the IL&FS Parties. The Company Shares represent 100% of the outstanding share capital or other ownership interests in the Company. All of the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 2.3(a)(i) of the Company’s Disclosure Schedule lists the Company’s authorized share capital and the record and beneficial owner of such share capital as of the date hereof. Except as set forth in Section 2.3(a)(ii) of the Company’s Disclosure Schedule, there are no (i) other share capital or other ownership interests in the Company or outstanding securities convertible or exchangeable into share capital or other ownership interests of the Company, (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem share capital or other ownership interests in the Company, (iii) outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company, and (iv) voting trusts, proxies or other Contracts with respect to the voting of the share capital or other ownership interests of the Company. Except as set forth on Section 2.3(a)(iii) of the Company’s Disclosure Schedule, the Company has no Subsidiaries.

(b) As of the date hereof, the authorized share capital of Holdco is $50,000, divided into 50,000 shares, par value $1.00 per share, of which 1 share is issued and outstanding. As of immediately prior to the Closing, NSR and NSR Towers Mauritius, LLC will own all of the issued and outstanding equity securities of Holdco, free and clear of all Liens, except Permitted Liens.

(c) As of the date hereof, the authorized share capital of NSR QSR is unlimited, par value $0.002 per share, of which 14,165,666,435 shares are issued and outstanding. As of immediately prior to the Closing, Holdco will own all of the issued and outstanding equity securities of NSR QSR, free and clear of all Liens, except Permitted Liens.

(d) Upon the Closing, the Shares to be issued pursuant to the Merger in accordance with Section 1.2 will be duly authorized, validly issued, fully paid and non-assessable, and will be issued without violation of any preemptive rights of any third party, free and clear of all Liens, other than restrictions imposed by federal and state securities Laws.

2.4 Non-contravention.  Except as set forth in Section 2.4 of the Company’s Disclosure Schedule, neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company, NSR or Holdco, as applicable, is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company, NSR or Holdco, as applicable, is subject, (ii) violate or conflict with any provision of the Company’s, NSR’s or Holdco’s respective Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which the Company, NSR or Holdco, as applicable, is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except for any such violations or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.5 Brokers’ Fees.  Except as set forth in Section 2.5 of the Company’s Disclosure Schedule, neither the Company nor Holdco has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.6 Assets.  As of the date hereof:

(a) except as set forth in Section 2.6(a) of the Company’s Disclosure Schedule, or as would not be material to the operation of the business, the Company has good and marketable title to, or a valid leasehold interest or license in, all material personal property (excluding, for the avoidance of doubt, Intellectual Property) reasonably necessary for the conduct of its business as currently conducted, free and clear of all Liens, except for Permitted Liens;

(b) all such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are reasonably in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and suitable in all material respects for the purposes for which they are presently used; and

(c) except as set forth in Section 2.6(c) of the Company’s Disclosure Schedule, or as would not be material to the business, (a) the utility services currently available to each Tower Site are reasonably adequate for the present use of each such site by the Company and are being supplied by utility companies with the necessary utilities for the present use of each such site by the Company, and (b) the Company has obtained all material easements and rights-of-way that are reasonably necessary for ingress and egress to and from the Real Property and each Tower Site.

2.7 Financial Statements; Interim Conduct.

(a) Attached to Section 2.7(a) of the Company’s Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): unaudited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the fiscal years ended March 31, 2013, March 31, 2014 and March 31, 2015 (the “Most Recent Fiscal Year End”). The Financial Statements were prepared in accordance with the books of account and other financial records of the Company, (except as may be indicated in the notes or schedules thereto), have been prepared in accordance with IFRS applied on a basis consistent with past practices of the Company and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending.

(b) Since the Most Recent Fiscal Year End, the business of the Company has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which would reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in Section 2.7(b) of the Company’s Disclosure Schedule, since the Most Recent Fiscal Year End, the Company has not:

(i) sold, transferred, assigned, surrendered, abandoned, released, encumbered or otherwise disposed in any way of any asset or property (tangible or intangible) with a value in excess of INR 5,000,000 in each instance or INR 50,000,000 in the aggregate, other than sales of inventory, sales of unusable materials and collection of accounts receivable for fair consideration in the Ordinary Course of Business;

(ii) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of INR 3,500,000 in each instance or INR 50,000,000 in the aggregate;

(iii) received written notice from any Person regarding the acceleration, termination, modification or cancelation a material Contract, which, if in existence on the date hereof, would be required to be listed in Section 2.13 of the Company’s Disclosure Schedule, and is material to the business of the Company;

(iv) issued, created, incurred or assumed any Debt involving more than INR 64,000,000 in each instance or INR 128,000,000 in the aggregate;

(v) forgiven, canceled, compromised, waived, released or otherwise disposed in any way of any material Debt owed to it or any right, power or claim, other than in the Ordinary Course of Business;

(vi) issued, sold or otherwise disposed of any of its share capital or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its share capital or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its share capital or other ownership interests or redeemed, purchased or otherwise acquired any share capital or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its shareholders (or any Affiliates of such shareholders);

(vii) except in the Ordinary Course of Business, (A) granted or announced any increase in salary or bonus, granted or announced any incentive award, bonus, severance or similar compensation or otherwise increased the compensation or benefits payable or provided to any present or former director, officer, employee, consultant, advisor, agent or other individual service provider except such grants, announcements and increases set forth in Section 2.7(b)(vii) of the Company’s Disclosure Schedule required by existing Contracts; (B) adopted, amended or terminated any Employee Benefit Plan or increased the compensation or benefits provided under any Employee Benefit Plan, (C) hired, promoted, or changed the classification (exempt or non-exempt) or status (employee or independent contractor) in respect of any employee, consultant, advisor, agent or other individual service provider or (D) granted any equity or equity-based awards;

(viii) except in the Ordinary Course of Business, engaged in any promotional, sales or discount or other activity that has or would reasonably be expected to have the effect of accelerating sales prior to the Most Recent Fiscal Year End that would otherwise be expected to occur subsequent to the Most Recent Fiscal Year End;

(ix) failed to incur capital expenditures in accordance with its capital expense budget, or made any capital expenditure commitments in excess of INR 32,000,000 to be paid after the Closing, other than capital expenditures in the Ordinary Course of Business, or capital expenditures with respect to the construction of telecommunications towers and related capital improvements;

(x) instituted any material change in the conduct of its business or any material change in its accounting principles, practices or methods, cash management practices or method of purchase, sale, lease, management, marketing or operation, except as required by applicable Law;

(xi) taken or omitted to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(xii) except in the Ordinary Course of Business, made, changed or rescinded any Tax election, settled or compromised any Tax liability, amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing its Tax liability or materially reducing any of its Tax assets in respect of any taxable period ending after the Most Recent Fiscal Year End;

(xiii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than for fair consideration in the Ordinary Course of Business;

(xiv) except in the Ordinary Course of Business, entered into any material transactions with any Affiliate;

(xv) permitted any Leakage;

(xvi) made a material loan or advance by the Company to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or transactions with customers on credit, advances to suppliers, in each case, in the Ordinary Course of Business and advances to employees for medical and education exigencies in the Ordinary Course of Business and not in excess of INR 2,000,000;

(xvii) effected any acquisition, reorganization, recapitalization or agreement of the Company to acquire in any manner (whether by merger or purchase of equity or assets or otherwise) any Person or assets, in each case, that is material to the Company;

(xviii) terminated, amended, modified or entered into any Material Contract (or any Contract that would have been a Material Contract if the Company was party to such Contract on the date hereof);

(xix) commenced or settled any material Proceeding of the Company other than in the Ordinary Course of Business;

(xx) revalued in any material respect the Company’s material assets or properties, including writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(xxi) abandoned, allowed to lapse, transferred or licensed to (or covenanted not to assert against) any Person any material rights to any Intellectual Property of the Company other than in the Ordinary Course of Business; or

(xxii) agreed, committed to or entered into any Contract to do any of the foregoing, except as contemplated by this Agreement.

(c) The accounts receivable of the Company generated since the Most Recent Fiscal Year End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and, except as would not reasonably be expected to result in a Material Adverse Effect on the Company, (i) such Receivables are valid and enforceable, subject to normal and customary trade discounts, customer allowances for discounts, returns, markdowns and operational chargebacks; (ii) such Receivables are not subject to any pending or, to the Knowledge of the Company, threatened (in writing) defense, counterclaim, right of offset, returns, allowances or credits, in each case, outside of the Ordinary Course of Business and except to the extent reserved against and (iii) the reserves against such Receivables have been determined in accordance with Indian GAAP.

(d) The accounts payable of the Company reflected on the Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, are being contested by the Company in good faith or would not reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the inventory of the Company (A) does not include any items that are obsolete or of a quantity or quality not usable or salable in the Ordinary Course of Business, (B) includes only items sold by the Company in the Ordinary Course of Business and (ii) inventory of the Company is not held on a consignment basis, other than those held in the Ordinary Course of Business.

2.8 Undisclosed Liabilities.  Except for environmental matters which solely are addressed in Section 2.18, and except as set forth in Section 2.8 of the Company’s Disclosure Schedule, the Company and NSR QSR do not have any known liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued), except for liabilities that (a) are accrued or reserved against on the face of the Financial Statements (rather than in any notes or schedules thereto), (b) were incurred subsequent to the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract by the Company), (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.9 Legal Compliance.  Except for environmental matters which solely are addressed in Section 2.18:

(a) Except as set forth in Section 2.9(a) of the Company’s Disclosure Schedule, each of the Company, NSR QSR and Holdco has complied and are in compliance with all applicable Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 2.9(b) of the Company’s Disclosure Schedule, the Company is in possession of all material Permits necessary for the Company to operate its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No

Proceeding is pending or, to the Knowledge of the Company, threatened (in writing) to revoke or limit any Permit applicable to the Company, except where the failure to have, or the suspension or cancellation of any Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 2.9 of the Company’s Disclosure Schedule, none of the Company, NSR QSR or Holdco has, and to the Knowledge of the Company, with respect to the Company and NSR QSR, and Holdco, with respect to Holdco, none of their respective officers, managers, shareholders, members, directors, agents, employees, representatives, contractors or any other Person acting on their respective behalf has (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, employee, customer or supplier of the Company or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iv) made or paid any improper foreign payment (as defined in Foreign Corrupt Practices Act of 1977, as amended).

2.10 Tax Matters.

(a) (i) Except as set forth in Section 2.10(a) of the Company’s Disclosure Schedule, the Company has filed with the appropriate taxing authorities all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) has been paid or are reflected as reserves on the Financial Statements, or for which contingent liabilities have been disclosed in the Financial Statements, as the case may be. There are no Liens for Taxes (other than Taxes not yet due and payable, or is being contested in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, or for which contingent liabilities have been disclosed in the Financial Statements) upon the Company Shares or any of the assets of the Company. (ii) NSR QSR has filed with the appropriate taxing authorities all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by NSR QSR (whether or not shown on any Tax Return) have been or will be timely paid. NSR QSR is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of NSR QSR securities. (iii) Holdco has filed with the appropriate taxing authorities all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by Holdco (whether or not shown on any Tax Return) have been or will be timely paid. Holdco is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Shares or any of Holdco securities.

(b) Adequate reserves and accruals have been established to provide for the payment of all material Taxes which are not yet due and payable with respect to the Company.

(c) There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened in writing against the Company or concerning the Company with respect to any Taxes which would be reasonably expected to result in a Material Adverse Effect with respect to the Company. There is no Proceeding or audit now pending, proposed or, to the Knowledge of Holdco, threatened in writing against NSR QSR or Holdco or concerning NSR QSR or Holdco with respect to any Taxes. There has not been, within the past three (3) fiscal years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company, NSR QSR or Holdco by any taxing authority which would be reasonably expected to result in a Material Adverse Effect with respect to the Company.

(d) All material Taxes that are required to be withheld or collected by the Company, NSR QSR and Holdco, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or shareholders of the Company, NSR QSR or Holdco, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where the Company, NSR QSR or Holdco do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(f) The Company, NSR QSR and Holdco are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g) The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(i) Holdco has no permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

2.11 Real Property.

(a) Section 2.11(a) of the Company’s Disclosure Schedule lists the address and legal description of all Owned Real Properties. With respect to each such Owned Real Property:

(i) the Company is the sole titleholder of record and owns fee simple title to the land, land improvements and buildings legally described as set forth in Section 2.11(a) of the Company’s Disclosure Schedule, free and clear of all Liens, except (A) for Permitted Liens, (B) as set forth in Section 2.11(a)(i) of the Company’s Disclosure Schedule, or (C) as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(ii) except in the Ordinary Course of Business, or otherwise as set forth in Section 2.11(a)(ii) of the Company’s Disclosure Schedule, the Company has not leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Properties or any material portion thereof and all material items of tangible personal property located on the Owned Real Properties, including the ground radials, guy anchors, transmitting buildings and related improvements thereon.

(b) Section 2.11(b) of the Company’s Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to ROI a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) To the Knowledge of the Company, subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property in which the Company holds a leasehold or subleasehold estate free and clear of all Liens (other than Permitted Liens), or as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth in Section 2.11(d) of the Company’s Disclosure Schedule, with respect to each parcel of Owned Real Property or premises of Leased Real Property, as applicable, to the Knowledge of the Company: (i) the Company has not received written notice of a threatened condemnation Proceeding, suit or administrative action relating to any such parcel or other matters affecting adversely the current use or occupancy thereof; (ii) the operation of the Real Property in the manner in which it is now operated materially comply with all zoning, building, use, safety or other similar Laws; (iii) the Company has not received any written notice of any pending special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property; and (iv) there are no Contracts that the Company has entered into, granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company) in possession of any such parcel. The Real Property comprises all of the real property used or presently intended to be used in the business of the Company, and the Company is not a party to any Contract or option to sell or transfer any such Real Property or any portion thereof or interest therein.

2.12 Intellectual Property.

(a) To the Knowledge of the Company, the operation of the business of the Company as currently conducted does not interfere with, infringe upon, misappropriate, or violate any Intellectual Property rights of third parties in any respect. To the Knowledge of the Company, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party is interfering with, challenging, infringing upon, misappropriating, or violating any material Intellectual Property rights of the Company.

(b) Section 2.12(b) of the Company’s Disclosure Schedule identifies each patent, trademark, service mark, Internet domain name, and copyright registration or application which is owned by the Company. Except as set forth in Section 2.12(b)(i) of the Company’s Disclosure Schedule, the Company owns all right, title and interest in and to, free and clear of any Liens, all the Intellectual Property required to be disclosed in Section 2.12(b)(i) of the Company’s Disclosure Schedule and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company, and such Intellectual Property is valid and enforceable. Except as would not reasonably be expected to have a Material Adverse Effect, each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company immediately prior to the Closing.

(c) To the Knowledge of the Company, the Company is in material compliance with all of its confidentiality obligations under each Contract to which the Company is a party.

2.13 Contracts.

(a) Section 2.13(a) of the Company’s Disclosure Schedule lists the following Contracts to which the Company is a party (other than any Company Plan):

(i) each Contract with an annual Contract value of no less than INR 100,000,000 with any supplier that is required to be listed in Section 2.20 of the Company’s Disclosure Schedule;

(ii) excluding any lease of telecommunications towers with an annual Contract value of less than INR 16,000,000, each Lease and each other lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property in each case, with annual payments in excess of INR 4,500,000 per year;

(iii) each Contract for the sale of any of the assets or properties of the Company or for the grant to any Person of any preferential rights to purchase any such assets or properties, in each case, other than in the Ordinary Course of Business;

(iv) each Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person, other than such Contracts entered into in the Ordinary Course of Business;

(v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person, excluding extensions of trade credit in the Ordinary Course of Business;

(vi) each Contract containing any covenant that purports to restrict the business activity of the Company as such activity is currently conducted or limit the freedom of the Company to engage in any line of business as currently conducted or proposed, to compete with any Person, to hire or solicit any Person for employment or other business relationship or to develop, make, license, market, sell or distribute any product or service, in each case, in all material respects;

(vii) each power of attorney to any third party other than powers of attorney granted in the Ordinary Course of Business which can be terminated by the Company upon the giving of notice to such Person;

(viii) each Contract for Debt (other than Debt with respect to trade creditors) in excess of INR 10,000,000;

(ix) each Contract providing for the future payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement in excess of INR 3,200,000;

(x) each collective bargaining agreement with any labor union currently in force and effect;

(xi) each Contract relating to employment or consulting between the Company, on one hand, and any of their directors. key officers, or executive level employees, on the other hand;

(xii) each Contract for capital expenditures or the acquisition or construction of fixed assets, in each case in excess of INR 64,000,000;

(xiii) each Contract under which the Company has advanced or loaned to any other Person amounts in the aggregate exceeding INR 3,200,000, other than advances or loans to suppliers in the Ordinary Course of Business;

(xiv) each material Contract with Holdco, the IL&FS Parties or NSR or any Affiliate of the Company, Holdco or NSR;

(xv) each Contract involving a settlement or compromise of any material Proceeding pursuant to which there is any remaining material obligation upon the Company;

(xvi) each Contract with independent contractors or consultants to which the Company is a party that have an annualized value in excess of INR 100,000,000, and that cannot be cancelled by the Company without penalty or further payment and without more than ninety (90) days’ notice;

(xvii) each material Intellectual Property License (other than licenses of commercially available software);

(xviii) each Contract that contains (A) a “key man” provision, requirement or similar provision or otherwise provides a Person with any rights that would result in a Material Adverse Effect in the event such Person is terminated, or (B) a most favored nation, favored customer, or similar provision; and

(xix) each Contract between the Company, on the one hand, and NSR, any officer, manager, partner or director of the Company or NSR, or any of the Subsidiaries of any of the foregoing (other than the Company or the IL&FS Parties), on the other hand, including pursuant to which such party has received from or furnished to the Company any goods or services or received any payments or other compensation from the Company since the Most Recent Fiscal Year End.

(b) The Company has made available to ROI a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(c) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies; (ii) except as specifically disclosed and described in Section 2.13(c) of the Company’s Disclosure Schedule, (A) the Company is not in material breach of any Material Contract, and no Material Contract has been canceled by the Company, or to the Knowledge of the Company, any other party thereto, (B) the Company has performed all material obligations under such Material Contracts required to be performed by the Company, (C) to the Knowledge of the Company, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (D) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

(d) With respect to the Contract set forth in Section 2.13(d) of the Company’s Disclosure Schedule, the Company has no outstanding liabilities or obligations relating to such Contract.

2.14 Insurance.  The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies and bonds have been paid. To the Knowledge of the Company, there are no threatened (in writing) terminations of, or material premium increases with respect to, any of such policies or bonds.

2.15 Litigation.

(a) Except for environmental matters which solely are addressed in Section 2.18 and except as set forth in Section 2.15(a) of the Company’s Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened (in writing) against the Company, except any such Proceeding which, if resolved adversely to the Company, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no material outstanding Order to which the Company is subject.

(b) Except as set forth in Section 2.15(b) of the Company’s Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of the Company or Holdco, threatened (in writing) against the Company, NSR QSR or Holdco, or any property or asset of the Company, NSR QSR or Holdco, before any Governmental Body that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and would reasonably be expected, either individually or in the aggregate with all other such Proceedings, to have a Material Adverse Effect on the Company, NSR QSR or Holdco, or prohibit the Company, NSR QSR or Holdco from consummating the transactions contemplated hereby.

2.16 Employees.

(a) Section 2.16 of the Company’s Disclosure Schedule sets forth a complete and correct list of all salaried employees of the Company having total annual compensation in excess of INR 5,000,000, showing for each: (i) name, (ii) hire date, (iii) current job title, and (iv) 2015 base salary level and 2015 target bonus.

(b) The employment or consulting arrangement of each officer, employee or consultant of the Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company, and the Company does not have any severance obligations if any such officer, employee or consultant is terminated, except for such obligations pursuant to applicable Law. To the Knowledge of the Company, no executive or key employee of the Company or any group of employees of the Company has advised the Company in writing of their intention to terminate employment with the Company.

(c) The Company has not experienced (nor, to the Knowledge of the Company, has it been threatened in writing with) any strike, work stoppage, material grievance, or formal unfair labor practice charges, within the past three years that has or would reasonably be expected to result in a Material Adverse Effect on the Company. The Company has not been found by a competent authority to have committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened in writing by or on behalf of any labor union with respect to employees of the Company. The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees (except as to such compensation that might be payable within a reasonable period based and in the Ordinary Course of Business and except as would not have a Material Adverse Effect on the Company).

2.17 Employee Benefits.

(a) Section 2.17 of the Company’s Disclosure Schedule lists each Employee Benefit Plan that is sponsored or maintained by the Company for the benefit of any current officers, employees, directors, consultants, or independent contractors of the Company the “Company Plans”).

(b) Each Company Plan has been established, maintained, and administered in accordance, in all material respects, with its terms and applicable Law.

(c) Except as set forth in Section 2.17 of the Company’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in connection with any termination of employment following the Effective Time) shall not (i) entitle any current officer, executive level employee, director, consultant, or independent contractor of the Company to any material amount of severance pay, unemployment compensation, or any other payment from the Company, (ii) accelerate the time of any material payment or vesting, or increase materially the amount of any compensation or benefit due any such officer, executive level employee, director, consultant, or independent contractor, or (iii) require the Company to fund any vehicle for the benefit of any of their respective officers, employees, directors, consultants, or independent contractors.

2.18 Environmental, Health, and Safety Matters.  Except for matters set forth in Section 2.18 of the Company’s Disclosure Schedule, which have been resolved with no further obligation on the part of the Company, and matters which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company:

(a) To the Knowledge of the Company and as per industry practices, the Company is, and since April 1, 2014 has been in compliance in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, to the Knowledge of the Company and as per industry practices, the Company has obtained and is in material compliance with the terms of, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company and the operation of the business of the Company since April 1, 2014. A list of all such Permits is set forth in Section 2.18(b) of the Company’s Disclosure Schedule.

(c) Since April 1, 2014, to the Knowledge of the Company, the Company has not received written notice of any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Company, their current or former facilities or the Real Property arising under Environmental, Health, and Safety Requirements, which has not been satisfactorily resolved.

(d) No Owned Real Property or Leased Real Property contains underground storage tanks and, to the Knowledge of the Company, no Owned Real Property or Leased Real Property contained underground storage tanks in the past.

(e) To the Knowledge of the Company, the Company has not treated, stored, disposed of, arranged for the disposal of, transported or released any Hazardous Substance in a manner which has resulted or reasonably would be expected to result in a material liability under applicable Environmental, Health, and Safety Requirements.

(f) To the Knowledge of the Company, there are no environmental conditions on the Real Property that violate applicable Environmental, Health, and Safety Requirements.

(g) Section 2.18(g) of the Company’s Disclosure Schedule lists written environmental audits, health and safety audits, Phase I environmental site assessments, Phase II environmental site assessments or investigations, and environmental compliance assessments prepared within the past five (5) years by the Company which are in the Company’s possession and control.

2.19 Business Continuity.  None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that (a) has caused or reasonably would be expected to cause any material substantial disruption or interruption in or to the use of any such Systems by the Company, and (b) resulted in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

2.20 Certain Business Relationships with the Company.  Except as set forth in Section 2.20 of the Company’s Disclosure Schedule, to the Knowledge of the Company, none of NSR, its Affiliates and the officers, managers, partners or directors of the Company:

(a) have any claims against or owes any amount to, or is owed any amount by, the Company; or

(b) have any material interest in or owns any material assets or properties used in the conduct of the business of the Company.

2.21 Suppliers.

(a) Section 2.21 of the Company’s Disclosure Schedule sets forth a correct and complete list of the 10 largest suppliers (by dollar volume) of products or services to the Company during the Company’s most recent fiscal year. Section 2.21 of the Company’s Disclosure Schedule also sets forth, for each such supplier, the aggregate payments to such Person by the Company during such period. There are no outstanding disputes with any of such suppliers, which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) Since March 31, 2015, none of the Company, Holdco, and NSR has received written notice that any of the suppliers listed in Section 2.21 of the Company’s Disclosure Schedule will stop, or materially decrease the rate of, supplying materials, products or services to the Company, or otherwise materially change the terms of its relationship with the Company, except as may otherwise be set forth in the Contract with such supplier.

2.22 Restrictions on Business Activities.  Except as disclosed in Section 2.22 of the Company’s Disclosure Schedule, there is no Contract or Order binding the Company which materially restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise materially restricts or prohibits the conduct of the business of the Company, except as would not be material to the Company.

2.23 Regulatory Matters.  None of the Company, NSR QSR or Holdco has any operations in the United States of America or any assets located in, or revenues derived from sales to, the United States of America.

2.24 Affiliate Transactions.  Except as disclosed in Section 2.24 of the Company’s Disclosure Schedule, there are no Contracts between the Company and its Affiliates that have not been negotiated on an arms-length basis that are material to the business of the Company.

2.25 Investment Company.  Each of the Company, NSR QSR and Holdco is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

2.26 Holdco and NSR QSR Activities.  Except as set forth in Section 2.26 of the Company’s Disclosure Schedule, neither Holdco nor NSR QSR has engaged in any business activities or conducted any operations other than to hold the Company Shares.

2.27 Ownership of Company Shares.  Holdco is the record and beneficial owner of its respective Company Shares indicated as owned by Holdco in Section 2.3(a) of the Company’s Disclosure Schedule, free and clear of any and all Liens other than Permitted Liens. Except as set forth in Section 2.27 of the Company’s Disclosure Schedule, there are no voting trusts, proxies or other Contracts between Holdco and any other Person with respect to the voting or transfer of any of the Company Shares.

2.28 Certain Business Relationships with Holdco.  Except as set forth in Section 2.28 of the Company’s Disclosure Schedule, to the Knowledge of the Company, none of NSR, its Affiliates and the officers, managers, partners or directors of the Company:

(a) have any claims against or owes any amount to, or is owed any amount by, Holdco; or

(b) have any material interest in or owns any material assets or properties used in the conduct of the business of Holdco.

2.29 Certain Business Relationships with NSR QSR.  Except as set forth in Section 2.29 of the Company’s Disclosure Schedule, to the Knowledge of the Company, none of NSR, its Affiliates and the officers, managers, partners or directors of the Company:

(a) have any claims against or owes any amount to, or is owed any amount by, NSR QSR; or

(b) have any material interest in or owns any material assets or properties used in the conduct of the business of NSR QSR.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING ROI

Except as set forth in ROI’s Disclosure Schedule, ROI represents and warrants to Holdco and the Company as of the date hereof and as of the Closing Date, or if a representation or warranty is made as of a specified date, as of such specified date, that:

3.1 Organization, Qualification and Power.  ROI is a corporation duly formed and validly existing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization of Transaction.  ROI has full entity power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by ROI of this Agreement and the Ancillary Agreements to which it is a party and the performance by ROI of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of ROI. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which ROI is a party shall constitute the valid and legally binding obligation of ROI, enforceable against ROI in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except (a) as set forth in Section 3.2 of ROI’s Disclosure Schedule, and (b) such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, ROI is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which ROI is a party.

3.3 Capitalization.  The authorized capital stock of ROI consists of (i) 400,000,000 shares of ROI Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“ROI Preferred Stock”). As of the date hereof, (i) 15,625,000 shares of ROI Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) there are no shares of ROI Stock held in the treasury of ROI, and (iii) there are no shares of ROI Stock held by subsidiaries of ROI. As of the date of this Agreement, no shares of ROI Preferred Stock are issued and outstanding. Section 3.3 of ROI’s Disclosure Schedule sets forth, as of the date hereof, the number of issued and outstanding Warrants, the exercise prices with respect thereto and the number of shares of ROI Stock into which such Warrants are exercisable. There are no ROI unit purchase options issued and outstanding. Except as set forth in this Section 3.3, as set forth in the ROI SEC Reports filed prior to the date of this Agreement and for rights of holders of ROI Stock to convert their shares of ROI Stock into cash held in the Trust Account, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ROI or any Subsidiary of ROI or obligating ROI or any Subsidiary of ROI to issue or sell any shares of capital stock of, or other equity interests in, ROI or any Subsidiary of ROI. All shares of ROI Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of ROI or any Subsidiary of ROI to repurchase, redeem or otherwise acquire any shares of ROI Stock or any capital stock of ROI’s Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of ROI or any other Person. All outstanding shares of ROI Stock and all outstanding shares of capital stock of each Subsidiary of ROI have been issued and granted in compliance with (i) all applicable securities Laws and (in all material respects) other applicable Laws, and (ii) all requirements set forth in applicable contracts.

3.4 Non-contravention.  Except as set forth in Section 3.4 of ROI’s Disclosure Schedule neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which ROI is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which ROI is subject, (ii) violate or conflict with any provision of the applicable Organizational Documents of ROI, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which ROI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except, with respect to clauses (i) and (iii), for any such violations or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

3.5 Brokers’ Fees.  ROI has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for deferred underwriting commissions in the amount of $4,375,000.

3.6 SEC Filings; Financial Statements; Interim Conduct.

(a) ROI has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the initial public offering of shares of ROI Stock (collectively, the “ROI SEC Reports”). As of their respective dates, the ROI SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, ROI makes no representation or warranty whatsoever concerning any ROI SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (x) Rule 13a-14 under the Securities Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the ROI SEC Reports are accurate and complete and comply as to form and content with all applicable governmental and regulatory authorities in all material respects.

(b) Each of the consolidated financial statements included in or incorporated by reference into the ROI SEC Reports (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of ROI as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of ROI as of March 31, 2015, including the notes or schedules thereto, ROI has not had as of such date any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities that (a) are accrued or reserved against on the face of such consolidated balance sheet of ROI (rather than in any notes or schedules thereto), (b) were incurred subsequent to the date of such consolidated balance sheet of ROI in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) result from the obligations of ROI under this Agreement or the Ancillary Agreements, or (d) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The financial records, systems, controls, data and information of ROI are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of ROI or its accountants. ROI has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls for ROI satisfy the requirements of Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act, and such Internal Controls are designed to ensure that all material information concerning ROI is made known on a timely basis to the individuals responsible for the preparation of ROI’s filings with the SEC and other public disclosure documents.

(e) Except as set forth in Section 3.6(e) of ROI’s Disclosure Schedule, since December 31, 2014, the business of ROI has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which would reasonably be expected to result in a Material Adverse Change.

3.7 Legal Compliance.

(a) ROI has complied and is in compliance with all applicable Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) ROI has not, and to the Knowledge of ROI, none of ROI’s officers, managers, shareholders, members, directors, agents, employees, representatives, or any other Person acting on their respective behalf has (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iv) made or paid any improper foreign payment (as defined in Foreign Corrupt Practices Act of 1977, as amended); and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.

3.8 Taxes.

(a) ROI has filed with the appropriate taxing authorities all material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by ROI (whether or not shown on any Tax Return) have been paid or are reflected as reserves on the financial statements of ROI. ROI not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ROI.

(b) Adequate reserves and accruals have been established to provide for the payment of all material Taxes which are not yet due and payable with respect to ROI.

(c) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the ROI that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of ROI, threatened (in writing) against ROI or concerning ROI with respect to any Taxes. ROI has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years or shorter period if ROI has not been in existence for five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to ROI by any taxing authority.

(d) All material Taxes that are required to be withheld or collected by ROI, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or shareholders of ROI, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where ROI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) ROI is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g) ROI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

3.9 Intellectual Property.  Except for its corporate name, ROI does not own, license, use or otherwise have any right, title or interest in any Intellectual Property, whether or not registered, except any “shrink-wrap” or “click-wrap” license or any license concerning generally commercially available Software.

3.10 Contracts.

(a) Except as set forth in the ROI SEC Reports filed prior to the date of this Agreement, except for contracts that constitute a “material contract” (as such term is defined in Item 601 of Regulation S-K under the Securities Act) that were not filed, and except those agreements containing only confidentiality and nondisclosure terms, non-solicitation terms and no other material provisions, there are no contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which ROI is a party or by or to which any of the properties or assets of ROI may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by ROI on thirty (30) days’ or less prior notice (the “ROI Material Contracts”). All ROI Material Contracts are listed in Section 3.10(a) of ROI’s Disclosure Schedule other than this Agreement, those contemplated by this Agreement and those that are exhibits to the ROI SEC Reports filed prior to the date of this Agreement.

(b) ROI has made available to Holdco a correct and complete copy of each written ROI Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(c) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each ROI Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies; (ii) except as specifically disclosed and described in Section 3.10(c) of ROI’s Disclosure Schedule, (A) ROI is not in material breach of any ROI Material Contract, and no ROI Material Contract has been canceled by ROI, or to the Knowledge of ROI, any other party thereto, (B) ROI has performed all material obligations under such ROI Material Contract required to be performed by ROI, (C) to the Knowledge of ROI, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such ROI Material Contract or would permit the termination, modification or acceleration of such ROI Material Contract, and (D) ROI has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such ROI Material Contract.

3.11 Insurance.  ROI maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of ROI (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies and bonds have been paid. To the Knowledge of ROI, there are no threatened (in writing) terminations of, or material premium increases with respect to, any of such policies or bonds

3.12 Litigation.

(a) Except as set forth in Section 3.12(a) of ROI’s Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of ROI, threatened (in writing) against ROI, or any property or asset of ROI, before any Governmental Body that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and would reasonably be expected, either individually or in the aggregate with all other such Proceedings, to have a Material Adverse Effect on ROI or prohibit ROI from consummating the transactions contemplated hereby.

(b) Except as set forth in Section 3.12(b) of ROI’s Disclosure Schedule, there is no Proceedings pending or, to the Knowledge of ROI, threatened (in writing) against ROI, or any property or asset of ROI, except any such Proceeding which, if resolved adversely to ROI, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no material outstanding Order to which ROI is subject.

3.13 Employee Benefit Plans.  ROI does not maintain, or has any liability under, any Employee Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of ROI.

3.14 Certain Business Relationships with ROI.  Except as set forth in Section 3.14 of ROI’s Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between ROI, on the one hand, and any Affiliates of ROI or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the ROI SEC Reports.

3.15 Title to Property.  Except as set forth in Section 3.15 of ROI’s Disclosure Schedule, ROI does not own or lease any real property or personal property with an individual value of greater than $1,000. Except as set forth in Section 3.15 of ROI’s Disclosure Schedule, there are no options or other contracts under which ROI has a right or obligation to acquire or lease any interest in real property or personal property.

3.16 NASDAQ Stock Market Quotation.  Shares of ROI Stock and ROI Warrants are listed for trading on the NASDAQ Stock Market, and ROI is a member in good standing with NASDAQ Stock Market. Except as set forth in Section 3.16 of ROI’s Disclosure Schedule, there is no action or proceeding pending or, to the Knowledge of ROI, threatened (in writing) against ROI by the NASDAQ Stock Market with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

3.17 Trust Account.  As of the date hereof, and immediately prior to the Effective Time, ROI has and will have no less than $125,000,000 in a trust account at Barclays Bank PLC, maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The Investment Management Trust Agreement, dated as of September 16, 2013 (the “Trust Fund Agreement”), by and between ROI and Continental Stock Transfer & Trust Company, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the ROI SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of ROI and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Account for the benefit of ROI, certain of the ROI Stockholders and the underwriters of its initial public offering.

ARTICLE 4

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1 General.  Each of the Parties will use all commercially reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below); provided that, nothing set forth in this Agreement shall obligate the Company to breach any terms or provisions in any Contract to which the Company is a party or take any action that would materially and adversely disrupt the operations of the business.

4.2 Notices and Consents.

(a) Each of the Parties shall use all commercially reasonable best efforts to (i) obtain from the applicable Governmental Body any Consents or Permits required to be obtained or made by ROI, the Company or Holdco, or to avoid any action or proceeding by the applicable Governmental Body, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law; including any antitrust Laws; provided, however, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each Party shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Except as specifically required by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b) As promptly as practicable after the date hereof, the Company will solicit all Consents set forth in Section 4.2 of the Company’s Disclosure Schedule hereto. The Company shall use its commercially reasonable best efforts, and ROI and Holdco will cooperate in all reasonable respects with the Company, to obtain prior to the Closing all such Consents.

4.3 Operation of Business.

(a) Between the date of this Agreement and the Effective Time, except as otherwise contemplated in this Agreement or any Ancillary Agreement, or set forth in Section 4.3(a) of the Company’s Disclosure Schedule, or with the prior written consent of ROI (which consent will not be unreasonably withheld, conditioned or delayed), the Company will: (a) conduct the business of the Company only in the Ordinary Course of Business consistent with past practices, (b) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of the Company, preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with its suppliers, customers, lessors, licensors, lenders and key employees, and (c) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 2.7(b) of this Agreement. Except as otherwise contemplated in this Agreement or Section 4.3(a) of the Company’s Disclosure Schedule or the Ancillary Agreements or with the prior written consent of ROI (which consent will not be unreasonably withheld, conditioned or delayed), Holdco will not engage in any business activities or conduct any operations other than in connection with holding its investment in the Company and effecting the NSR Reorganization.

(b) Between the date of this Agreement and the Effective Time, except as otherwise contemplated in this Agreement or any Ancillary Agreement, or set forth in Section 4.3(b) of ROI’s Disclosure Schedule, or with the prior written consent of Holdco (which consent will not be unreasonably withheld, conditioned or delayed), ROI will: (a) conduct the business of ROI only in the Ordinary Course of Business consistent with past practices, (b) use commercially reasonable efforts to preserve intact the current business organization of ROI and keep available the services of the current officers, employees and agents of ROI, and (c) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 3.6(e) of this Agreement, provided, however, that ROI may seek to privately place shares of ROI Stock, not to exceed, in the aggregate, 1,000,000 shares of ROI Stock, at an amount equal to not less than $10 per ROI Stock for the purposes of satisfying the condition set forth in Section 6.3(i).

4.4 Access and Cooperation.

(a) The Company will, (a) provide ROI and its representatives reasonable access at reasonable times, upon prior written notice and during normal business hours, to key personnel, books, properties, customers, suppliers, records, Contracts, documents and data of the Company in connection with the transactions contemplated by this Agreement, and (b) furnish ROI and its representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as ROI may reasonably request, in each case subject to execution of confidentiality agreements in form reasonable acceptable to the Company and privilege; provided, however, that such investigations and inquiries by or on behalf of ROI do not unreasonably interfere with normal operations or customer or employee relations.

(b) All information obtained by ROI pursuant to Section 4.4(a) shall be kept confidential in accordance with the confidentiality agreement, dated October 1, 2014 (the “Confidentiality Agreement”), between ROI and the Company.

4.5 Notice of Developments.  Each of the Parties will provide the others with prompt written notice of any event that (a) would reasonably be expected to cause any of such Party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article 6 would reasonably be expected not to be satisfied, (d) is of a nature that is or would reasonably be expected to result in a Material Adverse Effect on the Company, ROI or Holdco, or (e) would require any amendment or supplement to the Proxy Statement. ROI and the Company shall have the obligation to supplement or amend their respective Disclosure Schedule being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in their respective Disclosure Schedule. Such obligations of the Company and ROI to amend or supplement their respective Disclosure Schedule shall terminate on the earlier to occur of (i) the termination of this Agreement or (i) the Closing Date. Supplementation of the Disclosure Schedules after the date hereof shall not cure a breach as of the date hereof. Notwithstanding anything to the contrary contained herein, other than as a result of the willful misconduct (whether by action or inaction) by a Party, except as set forth in this Section 4.5, and subject to Article 7, no Party shall be liable to the other Parties for any event set forth in clauses (a) to (b) above to the extent such event occurs after the date hereof or in respect of a representation and warranty qualified by knowledge, becomes known after the date hereof, and such Party discloses or supplements or amends the Disclosure Schedule.

4.6 No Solicitation of Transaction.  Each of Holdco, NSR, the Company and ROI agree that they will not, and will cause each of their respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than as contemplated by this Agreement or to effectuate the Closing of the transactions contemplated by this Agreement) relating to any transaction involving (i) the sale of any share capital or other ownership interest or any assets (other than the sale of inventory in the Ordinary Course of Business) or debt of the Company or ROI, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company or ROI, or (iii) any similar transaction or business combination involving the Company or ROI (in each case, an “Acquisition Proposal”),

(b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal, (c) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (e) enter into any agreement or agreement in principle requiring ROI or the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations hereunder, or (f) propose or agree to do any of the foregoing. Each of ROI, Holdco, NSR and the Company shall cause its respective agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Acquisition Proposal (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and electronic data room access previously granted to any such Person or its agents or representatives with respect to an Acquisition Proposal. If at any time ROI, Holdco, NSR or the Company is approached in any manner by a third party concerning such an Acquisition Proposal, ROI or the Company, as applicable, shall promptly inform the other Party of such contact and furnish such Party with a copy of any inquiry or proposal, or, if not in writing, a written description thereof, including the name of the third party making such proposal for an Acquisition Proposal and the terms of the Acquisition Proposal.

4.7 SEC Filings.  As promptly as reasonably practicable, ROI and Holdco shall prepare and Holdco shall file with the SEC the F-4 (in which the Proxy Statement will be included) and the 8-A12(b) which shall (a) comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and which F-4, 8-A12(b) and Proxy Statement shall be in form and substance reasonably satisfactory to ROI and Holdco prior to filing, (b) include proxy materials for the purpose of soliciting proxies from ROI Stockholders to vote at the ROI Stockholders Meeting in favor of the ROI Stockholder Voting Matters, and (c) an adjournment proposal, if necessary, to adjourn the ROI Stockholders Meeting if, based on the tabulated vote count, ROI is not authorized to proceed with the Merger. Each of ROI and Holdco shall use its reasonable best efforts to have the F-4 and 8-A12(b) declared effective under the Securities Act and the Securities Exchange Act, respectively, as promptly as practicable after such filing, and ROI shall thereafter, in compliance with the relevant requirements of the Securities Exchange Act, file and mail or deliver the Proxy Statement to the ROI Stockholders. No amendment or supplement to the Proxy Statement or the Registration Statements will be made by ROI or Holdco without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). ROI and Holdco each will advise the other, promptly after they receive notice thereof, of the respective times when the Registration Statements have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Shares issuable hereunder for offering or sale in any jurisdiction, or of any request by the SEC for amendment of any of the Proxy Statement or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information. Holdco and the Company acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by ROI under the Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional ROI Filings”) shall include disclosure regarding Holdco and the Company and its management, operations and financial condition. Accordingly, Holdco and the Company agree to, as promptly as reasonably practicable, provide ROI with all information concerning Holdco, the Company, its management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement and Additional ROI Filings. Holdco and the Company shall make their managers, directors, officers and employees available to ROI and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC. If, at any time prior to the Closing, any event or circumstance relating to Holdco or the Company, or their respective officers or directors, should be discovered by ROI, Holdco or the Company which should be set forth in an amendment or a supplement to the F-4 or Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Party, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement (it being understood and agreed that any information received by ROI pursuant to this Section 4.7 shall be subject to the provisions of Section 4.5). Prior to the Closing, Holdco shall use its reasonable best efforts to qualify the Shares under applicable state securities and “blue sky” laws of such jurisdictions that may be required. ROI and Holdco shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act and the Securities Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. The information relating to Holdco and the Company to be contained in the Proxy Statement, the F-4, the 8-A12(b), the Additional ROI Filings and any supplements thereto, and the information relating to Holdco and the Company that is provided by Holdco for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the ROI Stockholders, (iii) the time of the ROI Stockholder Meeting and the ROI Warrant Holder Meeting, or (iv) the Closing contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to ROI to be contained in the Proxy Statement, the F-4, the 8-A12(b), the Additional ROI Filings and any supplements thereto, and the information relating to ROI that is provided by ROI for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the ROI Stockholders, (iii) the time of the ROI Stockholder Meeting and the ROI Warrant Holder Meeting, or (iv) the Closing contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. ROI, acting through its board of directors, shall include in the Proxy Statement the recommendation of the Parent’s board that the ROI Stockholders vote in favor of the adoption of this Agreement and the approval of the ROI Stockholder Voting Matters.

4.8 Investor Presentations.  ROI, the Company and Holdco shall each use its commercially reasonable efforts to cause its respective officers, employees, and advisors, including legal and accounting advisors, to provide to the other all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

4.9 Listing of Shares.  Holdco and ROI will each use its commercially reasonable efforts to obtain prior to the Effective Time, approval for the list for trading of the Shares on the NASDAQ Stock Market.

4.10 Board Composition.  Holdco shall take all such action as may be necessary (i) to cause the number of directors comprising the board of directors of Holdco (the “Holdco Board”) as of the Effective Time to be increased to seven; (ii) to cause the Holdco Board to be staggered such that no more than three seats of the Holdco Board are up for election for three-year terms in any given year; (iii) to cause the Persons set forth in Section 4.10(a) of ROI’s Disclosure Schedule (the “ROI Designated Directors”) to be appointed to the Holdco Board in accordance with the terms of the Governance Agreement as of the Effective Time; and (iv) to cause the Person set forth in Section 4.10(b) of the Company’s Disclosure Schedule (the “NSR Designated Director”) to be appointed to the Holdco Board in accordance with the terms of the Governance Agreement as of the Effective Time.

4.11 Certain Business Relationships with the Company, NSR QSR and Holdco.  Except with respect to the Contracts set forth in Section 4.11 of the Company’s Disclosure Schedule, the Company shall cause all of the Contracts which are required to be set forth in Section 2.20 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing and Holdco shall cause all of the Contracts which are required to be set forth in Section 2.28 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) and Section 2.29 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

4.12 Transaction Expenses.  NSR, Holdco, the Company and ROI will use their respective commercially reasonable efforts not to incur aggregate Transaction Expenses in excess of the Transaction Expenses Cap.

4.13 NSR Reorganization.  NSR shall use its commercially reasonable best efforts to cause the NSR Reorganization to be completed promptly following the date hereof.

4.14 Other Actions.

(a) As promptly as practicable after execution of this Agreement, ROI will prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement. Promptly after the execution of this Agreement, ROI, Holdco and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement.

(b) At least five days prior to Closing, ROI and Holdco shall prepare draft Form 8-Ks in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Holdco and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated by this Agreement in any report or form to be filed with the SEC (the “Closing Form 8-Ks”). Prior to the Closing, ROI and Holdco shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Holdco shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, ROI and Holdco shall file the Closing Form 8-Ks with the SEC.

(c) Prior to the Closing, Holdco shall form a Delaware limited liability company (“Merger Sub”) for the purposes of consummating the transactions contemplated by this agreement. Except for matters expressly required by this Agreement and Ancillary Agreements, or with the prior written consent of ROI (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Date, the Merger Sub shall not conduct any business except as required by applicable Law.

4.15 Holdco Recapitalization.  The Parties hereto agree that Holdco shall effect a Share split, dividend or some other recapitalization that will result in NSR owning 12,545,000 Shares as of the Closing Date, together with an additional number of (i) Put Option Shares to be issued in connection with a contribution by NSR to the Company, Holdco, NSR QSR or Merger Sub of the Premium with respect to the Put Option Transaction, and (ii) Contribution Shares to be issued in connection with a contribution by an Affiliate of NSR of INR 120,000,000 to the Company on July 14, 2015. Such cash contribution of INR 120,000,000 shall be used as set forth in Section 4.3(a) of the Company’s Disclosure Schedule.

4.16 ROI Agent Designation.  Prior to the Closing, the ROI Agent shall execute an agreement pursuant to which such ROI Agent shall agree to serve as the ROI Agent.

4.17 Accounts Receivable Confirmation.  The Company shall use its commercially reasonable best efforts to obtain confirmation from the Company’s customers set forth in Section 4.17 of the Company’s Disclosure Schedule of the amounts due and payable, as of March 31, 2015, by such customer to the Company.

4.18 Financial Statements.  After the date hereof, the Company will attach to Section 4.18 of the Company’s Disclosure Schedule a correct and complete copy of the following financial statements of the Company (collectively, the “Audited Financial Statements”): audited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the fiscal years ended March 31, 2013, March 31, 2014 and March 31, 2015. Each of Holdco, the Company and NSR shall use their commercially reasonable best efforts to cause Ernst & Young to promptly complete its audit of the Financial Statements and deliver to the Company the Audited Financial Statements. The Company represents and warrants to ROI as of the date the Audited Financial Statements are attached to Section 4.18 of the Company’s Disclosure Schedule and as of the Closing Date that the Audited Financial Statements shall have been prepared in accordance with the books of account and other financial records of the Company, (except as may be indicated in the notes or schedules thereto), shall have been prepared in accordance with IFRS applied on a basis consistent with past practices of the Company and shall present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending.

4.19 Put Option.  NSR may cause the Company, Holdco, NSR QSR or Merger Sub to, on or prior to the Closing Date, enter into a U.S. Dollar/Indian Rupee currency put option transaction (the “Put Option Transaction”) having (i) a put currency amount not to exceed $80,000,000, (ii) a premium not to exceed $1,000,000 (the “Premium”) and (iii) such other terms as determined by NSR in its commercially reasonable discretion, upon consultation with ROI. For the avoidance of doubt, NSR shall not be required to obtain ROI’s consent, written or otherwise, prior to entering into the Put Option Transaction.

ARTICLE 5

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1 General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 77 below).

5.2 Continued Listing of Shares.  Holdco will take such actions as are necessary to maintain the listing of the Shares on the NASDAQ Stock Market following the Closing.

5.3 Indemnification.

(a) From and after the Effective Time, Holdco shall, subject to any change in additional or lesser coverage in amount, scope, cost of premium or otherwise as decided by a majority of the Holdco Board, provide or shall cause to be provided to each individual who becomes a director of Holdco (the “Covered Persons”), rights to indemnification, advancement of expenses, exculpation from liability and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, exculpation from liability and directors’ and officers’ insurance set forth in the organizational documents of ROI, currently maintained by ROI or its Affiliates, and with respect to such insurance, coverage with an annual premium in the range of $150,000 to $200,000.

(b) For a period of six (6) years after the Closing, Holdco shall either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the individuals who were officers, directors or managers of ROI or Holdco prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by ROI or its Affiliates for the benefit of such individuals.

(c) Each of the Parties hereby acknowledge that certain of the Covered Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or exculpation provided by other entities and/or organizations not associated with any Party, or their respective insurers (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). From and after the Closing Date, Holdco and each other Party hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to any such officer, director or manager by Holdco or any Other Indemnitor, whether pursuant to any organizational document of any such Party, any indemnification agreement or other document or agreement and/or pursuant to this Section 5.3 (any of the foregoing is herein an “Indemnification Agreement”) (i) Holdco shall, at all times, be the indemnitor of first resort (i.e., its obligations to such Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified party shall be secondary), (ii) Holdco shall, at all times, be required to advance the full amount of expenses incurred by such Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights such Covered Person may have against the Other Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof. From and after the Closing Date, each of the Parties hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from Holdco shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Covered Person against Holdco and Holdco shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Covered Person.

(d) From and after the Closing, in the event Holdco or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Section 5.3.

(e) From and after the Closing, Holdco will enter into customary indemnification agreements with each of the Covered Persons.

(f) The provisions of this Section 5.3 (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.4 Certain Taxes.  All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid by Holdco, when due, and Holdco will, at the expense of Holdco, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, ROI (or ROI’s Agent) will join in the execution of any such Tax Returns and other documentation.

5.5 Use of Proceeds.  Holdco shall use the Minimum Cash Amount and proceeds received in connection with the Put Option Transaction (if any) for general corporate purposes and satisfaction of the Company’s obligations in accordance with the Company’s business plan. For the avoidance of doubt, concurrent with the Closing, Holdco shall use a portion of the ROI net cash in the Trust Account and proceeds received in connection with the Put Option Transaction (if any) to (i) pay to the IL&FS Parties the IL&FS Purchase Price pursuant to the IL&FS Purchase Agreement, and (ii) repay to IL&FS Financial Services Limited the IL&FS Debt pursuant to the IL&FS Purchase Agreement.

5.6 NSR Earnout Shares.  Upon the Closing, Holdco shall issue to NSR 2,000,000 earnout Shares subject to forfeiture of (i) 2,000,000 such Shares in the event that the NSR Initial Performance Hurdle has not been satisfied within nine months after the Closing Date, or (ii) 1,000,000 such Shares in the event that the NSR Subsequent Performance Hurdle has not been satisfied within nine months after the Closing Date.

5.7 Sponsor Earnout Shares.  Upon the Closing, Holdco shall issue to the Sponsor (or a designee of the Sponsor or any Affiliates of the Sponsor) 307,652 earnout Shares subject to forfeiture of 307,652 such Shares in the event that the Sponsor Performance Hurdle has not been satisfied within five years after the Closing Date.

5.8 Holdco Board Committees.  In addition to any committees of the Board of Directors of Holdco required by applicable Law or stock exchange listing requirements, Holdco agrees that from and after the Closing, Holdco will establish, and maintain the existence of, a nominating and corporate governance committee and a compensation committee of the Board of Directors of Holdco.

5.9 Holdco Committee Membership.  Holdco agrees (a) that Thomas J. Baldwin shall be a member of the audit committee of the Board of Directors of Holdco and the compensation committee of the Board of Directors of Holdco and (b) that Joseph A. De Perio shall be a member of the nominating and corporate governance committee of the Board of Directors of Holdco, in each case for as long as either Mr. Baldwin or Mr. De Perio remain a director on the Board of Directors of Holdco.

5.10 Public Relations.  For a period of one year after the Closing, Holdco shall be required to engage, and maintain the existence of such engagement with, an investor relations firm mutually satisfactory to Holdco and ROI (or the ROI Agent).

5.11 Escrow.  On the 12-month anniversary of the Closing Date, NSR and the ROI Agent shall issue joint instructions to the Escrow Agent to release from the Escrow Account the Adjustment and Indemnity Shares then remaining in the Escrow Account to NSR, less the number of Adjustment and Indemnity Shares (i) owed to the ROI Stockholders pursuant to Section 7.5 and (ii) equal to the aggregate value of any unresolved Indemnifiable Matter, and thereafter, any portion of the Adjustment and Indemnity Shares not required to pay any such Indemnifiable Loss following the full and final resolution of such Indemnifiable Matter.

5.12 Holdco Equity Incentive Plan and Incentive Shares.  All Parties shall take all such actions reasonably appropriate or necessary for the Holdco to approve and adopt the Holdco Equity Incentive Plan and to issue any Shares pursuant thereto in accordance with the terms and provisions of the Holdco Equity Incentive Plan.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of Each Party.  The respective obligations of ROI, Holdco, and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a) the F-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

(b) the Required ROI Vote shall have been obtained;

(c) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) the Shares shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance; and

(e) the closing conditions contained in the IL&FS Purchase Agreement, other than the closing condition with respect to the Closing of the transactions contemplated by this Agreement, shall have been satisfied or waived in writing by the applicable parties thereto.

6.2 Conditions to Obligation of ROI.  The obligation of ROI to consummate the transactions to be performed by ROI in connection with the Closing is subject to satisfaction or written waiver (where permissible) of the following conditions:

(a) Holdco shall have issued and delivered the Shares in accordance with Section 1.3(a);

(b) NSR shall have deposited in escrow with the Escrow Agent, in accordance with the Escrow Agreement, the Adjustment and Indemnity Shares;

(c) all of the representations and warranties of the Company, Holdco and NSR contained in Article 2 and in Section 4.18 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of the Company and Holdco to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, Holdco or NSR, as applicable;

(d) the Company, Holdco, NSR and Merger Sub shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed by such Party prior to or at the Closing;

(e) no Proceeding shall be pending or threatened in writing against Holdco or the Company which would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause such transactions to be rescinded following consummation;

(f) since the date of this Agreement, there shall not have been a Material Adverse Change with respect to Holdco or the Company;

(g) (i) Holdco and the Company shall each have delivered to ROI at the Closing a certificate, in form and substance reasonably satisfactory to ROI, confirming that each of the conditions specified above in Section 6.2(c), (d) and (f) is satisfied, and (ii) NSR shall have delivered to ROI at the Closing a certificate, in form and substance reasonably satisfactory to ROI, confirming that each of the conditions specified above in Sections 6.2(c) and (d) is satisfied;

(h) the Consents or Permits set forth in Section 6.2(h) of the Company’s Disclosure Schedule shall have been obtained;

(i) (i) the Company shall have delivered to ROI a certificate of the Secretary of the Company, dated the Closing Date, attaching and certifying (1) the Organizational Documents of the Company, (2) the authorizing resolutions of the Company, and (3) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of the Company, and (ii) Holdco shall have delivered to ROI a certificate of the Secretary of such Person, dated the Closing Date, attaching and certifying (1) the Organizational Documents of such Person, (2) the authorizing resolutions of such Person, and (3) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of such Person;

(j) Holdco shall have delivered to ROI a good standing certificate for Holdco from the jurisdiction of Holdco’s organization and each jurisdiction in which such Person is qualified to do business;

(k) the Escrow Agreement executed by NSR, Holdco and the Escrow Agent shall be delivered to ROI;

(l) the Shareholder Lockup Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(m) the Governance Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(n) the Registration Rights Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(o) the Letter Agreement executed by Holdco, NSR and NSR Towers Mauritius, LLC shall be delivered to ROI;

(p) termination of each Contract set forth on Section 6.2(p) of the Company’s Disclosure Schedule;

(q) the ROI Designated Directors shall have been appointed to serve on Holdco’s Board of Directors in accordance with the Governance Agreement;

(r) either of Thomas J. Baldwin or Joseph A. De Perio shall have been appointed to the audit committee of the Board of Directors of Holdco;

(s) Holdco, NSR and the Company shall have provided to ROI the authorizing resolutions and agreements necessary to effect the NSR Reorganization and the NSR Reorganization shall have occurred;

(t) the Shares issuable pursuant to Section 5.7 shall have been issued to the Sponsor (or a designee of the Sponsor or any Affiliates of the Sponsor);

(u) the Organizational Documents of Holdco shall have been amended and restated in form and substance reasonably satisfactory to ROI; and

(v) the NSR Reorganization shall have occurred, except to the extent the failure of the NSR Reorganization to have occurred is principally due to ROI’s action or inaction.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to ROI.

6.3 Conditions to Holdco’s and the Company’s Obligation.  Holdco’s and the Company’s obligations to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction or written waiver (where permissible) the following conditions:

(a) all of the representations and warranties of ROI contained in Article 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of ROI to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ROI;

(b) ROI must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c) no Proceeding shall be pending or threatened in writing against ROI which would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause such transactions to be rescinded following consummation;

(d) since the date of this agreement, there shall not have been a Material Adverse Change with respect to ROI;

(e) ROI shall have delivered to Holdco at the Closing a certificate, in form and substance reasonably satisfactory to Holdco, confirming that each of the conditions specified above in Section 6.3(a), (b) and (d) is satisfied;

(f) ROI shall have delivered to Holdco a certificate from the Secretary of ROI, dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions of ROI and certifying the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby;

(g) all of the Sponsor warrants in ROI shall have been retired for zero consideration;

(h) following the payment of the (i) Transaction Expenses, (ii) amount to retire the issued and outstanding public warrants, and (iii) Redemption Amount, there shall be an amount of U.S. Dollars held by ROI equal to not less than INR 5,585,461,616 (the “Minimum Cash Amount”) based on the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date; provided, however, that if the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date (the “Closing Date Exchange Rate”) is less than 63.4928 (the “Execution Date Exchange Rate”), then the Minimum Cash Amount shall be an amount in U.S. Dollars equal to the greater of (x) (A) INR 5,585,461,616 multiplied by the quotient of (B) the Closing Date Exchange Rate divided by the Execution Date Exchange Rate (rounded up to the nearest full Indian Rupee) and (y) INR 5,155,332,223, in each case, based on the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date;

(i) the Redemption Amount shall not exceed $22,580,000;

(j) the Escrow Agreement executed by ROI (and/or the ROI Agent) shall be delivered to Holdco;

(k) the Sponsor Warrant Forfeiture Agreement shall have been executed and delivered by the parties thereto;

(l) the Sponsor Lockup Agreement executed by the Sponsor shall delivered to Holdco;

(m) the Governance Agreement executed by ROI shall be delivered to Holdco;

(n) the Registration Rights Agreement executed by ROI shall be delivered to Holdco;

(o) the NSR Designated Directors shall have been appointed to serve as a director on the Holdco Board in accordance with the Governance Agreement;

(p) all of the issued and outstanding public warrants of ROI shall have been exchanged in accordance with Section 6.3(p) of the Company’s Disclosure Schedule;

(q) the NSR Reorganization shall have occurred, except to the extent the failure of the NSR Reorganization to have occurred is principally due to the Company’s or NSR’s (or any of their Affiliates’) action or inaction; and

(r) the Shares issuable pursuant to Section 5.6 shall have been issued to NSR.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Holdco and the Company.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1 Indemnification of ROI Stockholders.  Effective at and after the Closing, subject to the terms and conditions of this Article 7, NSR will indemnify and hold harmless the ROI Stockholders, each of their Affiliates, and their respective successors and assigns (the “ROI Indemnitees”) from and against any Indemnifiable Losses that any ROI Indemnitee actually suffered or incurred to the extent resulting from, arising out of or relating to a breach of the Fundamental Representations (the “Indemnifiable Matter”). Any payment for an Indemnifiable Loss pursuant to this Section 7.1 shall be made by the transfer to the ROI Indemnitees of that number of Adjustment and Indemnity Shares held in the Escrow Account equal to the amount of the Indemnifiable Loss divided by the price of the Share as of the Closing Date, rounded down to the nearest whole number, and subject to Sections 7.2 and 7.5.

7.2 Limitations on Indemnification.

(a) Survival.  The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except (a) Fundamental Representations will survive the execution and delivery of this Agreement until the twelve-month anniversary of the Closing Date, at which time the Fundamental Representations will expire, and (b) the agreements set forth in Article 1, Article 5, this Article 7, Article 9 and Article 10 shall continue to survive until such time as set forth therein or until the obligations therein have been satisfied.

(b) Deductible.  Subject to the other limitations set forth in this Agreement, including this Section 7.2, no amount shall be payable by NSR pursuant to an Indemnifiable Matter resulting from a breach of Sections 2.6, 2.9(c), 2.10 or 2.22, unless and until the aggregate amount of all Indemnifiable Losses otherwise payable in connection with a breach of such Indemnified Representation exceeds an amount equal to 1.00% of the value of the Shares held by NSR as of the Closing Date (the “Threshold”), after which NSR shall be liable only for those Indemnifiable Losses in excess of the Threshold, subject to Section 7.2(c).

(c) Liability Cap.  The cash value of the Adjustment and Indemnity Shares deposited into the Escrow Account by NSR shall serve as the maximum liability of NSR which may be recovered from NSR pursuant to, under, relating to or in connection with this Agreement, including pursuant to this Article 7.

(d) No Double Recovery.  In the event that any Losses for which indemnification is provided under this Article 7 are recoverable under more than one provision of this Agreement, the ROI Indemnitees will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intention that once any particular Losses have been recovered by the ROI Indemnitees under one provision, such Losses no longer exist and, therefore, recovery by the ROI Indemnitees for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(e) Miscellaneous Limitations.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the ROI Indemnitees will not be entitled to indemnification pursuant to Section 7.1 for any Loss (or any part thereof) underlying such indemnification claim to the extent that: (i) either the Surviving Entity or ROI Indemnitees, as applicable, could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); or (ii) such Loss (or any part thereof) directly and primarily results from or is increased by the action or inaction of the Surviving Entity or ROI Indemnitees.

7.3 Notice of Loss; Third-Party Claims.

(a) The ROI Agent shall give NSR notice (a “Breach Notice”) of any Indemnifiable Matter (other than a Third Party Claim) which the ROI Agent has determined in good faith, has given or would give rise to a right of indemnification under this Agreement within 30 days of such determination, setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation and warranty alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. NSR shall have 30 days after receipt of the Breach Notice to dispute the contents of the Breach Notice. If NSR and the ROI Agent are unable to resolve the disputes to the Breach Notice, if any, within 30 days of NSR’s receipt of the Breach Notice, the parties will resolve the dispute in accordance with Section 10.14.

(b) If the ROI Agent receives notice of any Proceeding with respect to an Indemnifiable Matter which may give rise to a claim for Losses under this Article 77 (a “Third Party Claim”), within 30 days of the receipt of such notice, the ROI Agent shall, give NSR notice of such Third Party Claim; provided however, that the failure to so notify NSR will not relieve NSR from obligations under this Article 7, except to the extent that such failure shall have (i) materially adversely affected the ability of NSR to defend against or reduce its or the ROI Indemnitee’s liability or (ii) materially increased such liability or otherwise caused the Indemnifiable Losses for which NSR is obligated to be materially greater than such Indemnifiable Losses would have been had the ROI Agent given NSR prompt notice hereunder. NSR shall have the right, at its option, by written notice to the ROI Agent, to assume the entire control of the defense, compromise or settlement of the Third Party Claim, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense that is reasonably satisfactory to the ROI Agent; provided that NSR’s assumption of the defense of a Third Party Claim will not, vis-a-vis the ROI Agent, constitute acceptance of liability to the ROI Agent under this Article 7. If NSR elects to assume the defense of a Third Party Claim:

(i) NSR shall diligently and in good faith defend such Third Party Claim and shall keep the ROI Agent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not claims for monetary damages, the ROI Agent shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned;

(ii) the ROI Indemnitees and the ROI Agent shall cooperate fully in all respects with NSR in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the ROI Indemnitees and the ROI Agent shall make available to NSR all information and documents related to such Third Party Claim; and

(iii) the ROI Indemnitees and the ROI Agent (A) may participate in such defense and retain one law firm reasonably satisfactory to the ROI Agent at the Surviving Entity’s expense if the ROI Agent has been advised by outside legal counsel that there exists a conflict of interest between NSR and the ROI Indemnitees or that there are one or more legal defenses available to the ROI Indemnitees which are different from or additional to those available to NSR or (B) may participate in such defense at the ROI Agent’s expense in all other circumstances.

NSR shall not be entitled to assume control of such defense if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the ROI Indemnitees, or the Third Party Claim seeks an injunction or equitable relief against the ROI Indemnitees. If NSR fails to defend such Third Party Claim in good faith within sixty (60) days after receiving a notice of a Third Party Claim, the ROI Agent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that NSR shall have the right to approve any settlement (which approval will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained herein, NSR shall not, without the prior written consent of the ROI Agent (which consent will not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the ROI Indemnitees. Notwithstanding anything to the contrary contained herein, the Surviving Entity shall advance to or pay on behalf of NSR or the ROI Agent the reasonable out-of-pocket costs and expenses incurred by NSR or the ROI Agent in connection with the defense of any alleged Indemnifiable Matter or Third Party Claim, including reasonable attorneys fees; provided however, if it is finally determined by a court of competent jurisdiction that NSR is liable for Indemnifiable Losses related to any such Indemnifiable Matter or Third Party Claim, the advances to or payments made on behalf of NSR shall count toward the aggregate Indemnifiable Losses incurred by the ROI Indemnitees in connection with such Indemnifiable Matter.

7.4 Other Indemnification Matters.  For purposes of determining the amount of Indemnifiable Losses resulting from a breach of a Fundamental Representation (and not for the purposes of determining whether there has been a breach of such Fundamental Representation), all qualifications or exceptions in any Fundamental Representation relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 7, the Fundamental Representations contained in this Agreement shall be read as if such terms and phrases were not included in them. NSR agrees that it has no claims or rights to contribution or indemnity from Holdco, NSR QSR, the Surviving Entity or the Company with respect to any Indemnifiable Loss paid pursuant to this Article 77. The ROI Indemnitees’ right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) by ROI or such ROI Indemnitees at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except that the ROI Indemnitees shall not be entitled to indemnification if ROI or the ROI Indemnitees obtained Knowledge of such inaccuracy or non-compliance prior to entering into this Agreement. For the purposes of determining whether ROI or the ROI Indemnitees had acquired or obtained Knowledge of any inaccuracy or non-compliance, ROI and the ROI Indemnitees shall be deemed to have acquired or obtained Knowledge as it relates to the information and documents contained in the Data Room as of 11:59 P.M. Eastern Time on the calendar day prior to the date hereof.

7.5 Release of Adjustment and Indemnity Shares from Escrow.  Subject to the terms of the Escrow Agreement, in the event that the ROI Indemnitees are entitled to indemnification from NSR pursuant to this Article 77, the Escrow Agent shall, upon the receipt of a joint written instruction from the ROI Agent and NSR, or written instruction from the ROI Agent attaching a final non-appealable court order from a court of competent jurisdiction setting forth the amount of the Indemnifiable Loss, release and transfer to the

ROI Indemnitees pursuant to this Article 7 the number of Adjustment and Indemnity Shares having an aggregate value on the date thereof equal to the amount owed to such ROI Indemnitee pursuant to this Article 7 in satisfaction of NSR’s indemnity obligations hereunder, so that each ROI Stockholder (or, as directed by ROI Agent, such ROI Stockholder’s Affiliates, successors or assigns) receives such ROI Stockholder’s Pro Rata Portion of the aggregate number of the Adjustment and Indemnity Shares to be released and transferred pursuant to this Section 7.5, rounded down to the nearest whole number with any fractional Adjustment and Indemnity Shares forfeited to the Surviving Entity for no consideration. Concurrently with such transfer, NSR shall take all actions reasonably requested by Holdco and the ROI Agent to effect such transfer, including delivering such certificates (if the Adjustment and Indemnity Shares are certificated) and related transfer powers and indemnities by NSR to the ROI Indemnitees or Holdco and providing customary representations as to organization, existence and good standing of NSR, the legal right and requisite power and authority of NSR to execute and deliver such instruments of transfer, the ownership and title to the Adjustment and Indemnity Shares so transferred, that NSR has the sole right to transfer such Adjustment and Indemnity Shares and has not granted any rights to purchase or interests of any kind in such Adjustment and Indemnity Shares to any other Person, and that upon the closing of such transfer, the ROI Indemnitees or Holdco will receive record, legal and beneficial ownership of and good title to such Adjustment and Indemnity Shares, free and clear of any Liens. NSR hereby grants a power of attorney and proxy in favor of the ROI Agent to take any action to consummate any of the actions contemplated by this Section 7.5, which power of attorney and proxy is irrevocable, coupled with an interest and shall survive indefinitely.

7.6 Exclusive Remedy.  ROI HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF ROI, WITH RESPECT TO ANY AND ALL CLAIMS FOR ADVERSE CONSEQUENCES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING FOR BREACHES OF ANY REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY, NSR OR HOLDCO, SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 7. ACCORDINGLY, ROI EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE 77. FURTHERMORE, ROI AND EACH ROI AGENT ON BEHALF OF ROI AND THE ROI STOCKHOLDERS COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND ROI AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 7.6 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE 77 OR ELSEWHERE IN THIS AGREEMENT SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT ROI’S RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST ANY OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement.  This Agreement may be terminated and the transactions contemplated by the Parties hereto may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the ROI Stockholders referred to in Section 6.1(b), as follows:

(a) by mutual written consent of each of ROI and Holdco duly authorized;

(b) by either ROI or Holdco if the Effective Time shall not have occurred on or before 5 P.M., Eastern Time on September 20, 2015; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that if ROI is able to obtain the approval of its stockholders to amend its Organizational Documents to permit ROI to extend the timing upon which ROI must redeem its shares of ROI Stock in the event it fails to consummate a Business Combination (as defined in ROI’s amended and restated Certificate of Incorporation in effect as of the date hereof) (the “Extension Date”), then the date referred to in this Section 8.1(b) shall automatically be extended to the Extension Date without any further act or approval by any Party so long as such Extension Date is no later than October 31, 2015;

(c) by ROI, if it is not in material breach of its obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco, NSR or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 6.2(c) and Section 6.2(d) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall be become untrue; provided, however, if such breach is curable by the Company, Holdco or Merger Sub as the case may be, ROI may not terminate this Agreement under this Section 8.1(c) for so long as such breaching Party continues to exercise its best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by ROI to the breaching Party;

(d) by Holdco, if it is not in material breach of its obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of ROI set forth in this Agreement, or if any representation or warranty of ROI shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall be become untrue; provided, however, if such breach is curable by ROI, Holdco may not terminate this Agreement under this Section 8.1(d) for so long as ROI continues to exercise its best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Holdco to ROI;

(e) by either ROI or Holdco if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;

(f) by either ROI or Holdco if at the ROI Stockholder Meeting, the ROI Stockholders fail to vote for and approve the ROI Stockholder Voting Matters and the Required ROI Vote is not obtained; provided that, the right to terminate this Agreement under this Section 8.1(f) shall not be available to ROI or Holdco if such party fails to fulfill its obligations to timely call and conduct the meeting of the ROI Stockholders to approve the ROI Stockholder Voting Matters; or

(g) by Holdco, if a Triggering Event occurs.

8.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that Section 4.4(b), this Section 8.2 and Article 10 will survive the termination.

ARTICLE 9

DEFINITIONS

“8-A12(b)” has the meaning set forth in the definition of “Registration Statements”.

“Accountants” means an accounting firm mutually acceptable to the ROI Agent and NSR; provided, however, that if the ROI Agent and NSR are unable to agree on the choice of an accounting firm, they will each select a nationally (United States of America) recognized accounting firm, and such selected firms will jointly select a third nationally (United States of America) recognized accounting firm.

“Acquisition Proposal” has the meaning set forth in Section 4.6 above.

“Additional ROI Filings” has the meaning set forth in Section 4.7 above.

“Adjustment and Indemnity Shares” means 627,250 Shares beneficially owned by NSR.

“Adverse Consequences” means all actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages and other expenses (including interest, penalties, court costs and reasonable attorneys’ fees, expenses and costs of investigation, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement); provided that in no event will Adverse Consequences include any amounts paid in settlement, liabilities, losses, damages, and other costs or expenses that are or constitute indirect, remote, exemplary, special, consequential, diminution of value, failure to realize savings or benefits, punitive, loss profits, loss of use, or other multiple-based costs, except to the extent payable in connection with a Third Party Claim.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Escrow Agreement, the Shareholder Lockup Agreement, the Governance Agreement, the Registration Rights Agreement, the Sponsor Warrant Forfeiture Agreement, the Sponsor Lockup Agreement, the Letter Agreement and each of the other agreements being executed and delivered pursuant to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.18 above.

“Book-Entry Shares” has the meaning set forth in Section 1.3(b) above.

“Breach Notice” has the meaning set forth in Section 7.3(a) above.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York, the Republic of Mauritius, the Cayman Islands, or the Republic of India.

“Cash Amount” means the aggregate amount of all cash balances, bank balances, fixed deposits and cheques on hand, all determined in accordance with IFRS, consistently applied, expressed in U.S. Dollars of the Company as of 11:59 P.M. Eastern Time on the Closing Date (it being understood and agreed that if the Company initially expresses such amount in Indian Rupees, such number of Indian Rupees shall be deemed to have been converted into the number of U.S. Dollars exchangeable for an Indian Rupee based on the Reserve Bank of India Reference Rate on the Closing Date, as reported by the Reserve Bank of India).

“Certificate” has the meaning set forth in Section 1.3(b) above.

“Certificate of Merger” has the meaning set forth in Section 1.1(a) above.

“Chairman” has the meaning set forth in Section 10.14 below.

“Closing” has the meaning set forth in Section 1.5 above.

“Closing Date” has the meaning set forth in Section 1.5 above.

“Closing Date Exchange Rate” has the meaning set forth in Section 6.3(h) above.

“Closing Form 8-K” has the meaning set forth in Section 4.14(b) above.

“Closing Press Release” has the meaning set forth in Section 4.14(b) above.

“Closing Statement” has the meaning set forth in Section 1.4(a) above.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company” means has the meaning set forth in the preface above.

“Company Plans” has the meaning set forth in Section 2.17(a) above.

“Company Share” or “Company Shares” has the meaning set forth in the Preliminary Statements above.

“Confidentiality Agreement” has the meaning set forth in Section 4.4(b) above.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Contribution Shares” means 189,873 Shares.

“Covered Persons” has the meaning set forth in Section 5.3(a) above.

“Data Room” means the Company’s electronic data room maintained by the Company from June 14, 2015 to 11:59 pm Eastern Time on the calendar day prior to the date hereof in which documents and information in connection with the transactions contemplated by this Agreement were disclosed or made available to ROI, and which documents and information shall be incorporated by reference into the Company’s Disclosure Schedule to the extent that it is reasonably apparent on its face that such document or information is relevant to any section or subsection of the Company’s Disclosure Schedule.

“Debt” means, without duplication, with respect to any Person (and all as determined in accordance with IFRS, consistently applied), any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases, (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien, and (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (f) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Debt Amount” means the aggregate amount of all secured loans, all unsecured loans from banks, overdraft facilities, optionally convertible debentures, and provisions for premium payable on redemption of debentures, all determined in accordance with IFRS, consistently applied, expressed in U.S. Dollars of the Company as of 11:59 pm Eastern Time on the Closing Date (it being understood and agreed that if the Company initially expresses such amount in Indian Rupees, such number of Indian Rupees shall be deemed to have been converted into the number of U.S. Dollars exchangeable for an Indian Rupee based on the Reserve Bank of India Reference Rate on the Closing Date, as reported by the Reserve Bank of India).

“Designated Courts” has the meaning set forth in Section 10.15 below.

“Disclosure Schedule” means the respective disclosure schedules of ROI, the Company and Holdco on the date hereof, which such Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered sections or subsections of this Agreement, and any information disclosed in any such section or subsection of the applicable Party’s Disclosure Schedule shall be deemed to be disclosed, apply to and qualify the section or subsection of this Agreement to which it corresponds in number or letter and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection.

“DGCL” has the meaning set forth in Section 1.1(a) above.

“DLLCA” has the meaning set forth in Section 1.1(a) above.

“Effective Time” has the meaning set forth in Section 1.1(a) above.

“Employee Benefit Plan” means any (a) deferred compensation or retirement plan, fund, program, or arrangement, (b) equity-based plan, program, or arrangement (including any share capital option, share capital purchase, share capital ownership, share capital appreciation, phantom share capital, or restricted share capital plan) or (c) other retirement, severance, bonus, profit-sharing, incentive, health insurance, medical insurance, welfare, disability insurance, life insurance, severance, vacation, fringe benefit, change in control, or other similar plan, fund, program, or arrangement.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation, as generally applicable in the industry in which the Company operates in India.

“Escrow Account” has the meaning set forth in Section 1.6 above.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement by and among Holdco, NSR, ROI (and/or the ROI Agent) and the Escrow Agent, in the form to be agreed to by Holdco, NSR, ROI (and/or the ROI Agent) and the Escrow Agent.

“Exchange Agent” has the meaning set forth in Section 1.3(a) above.

“Exchange Fund” has the meaning set forth in Section 1.3(a) above.

“Execution Date Exchange Rate” has the meaning set forth in Section 6.3(h) above.

“Extension Date” has the meaning set forth in Section 8.1(b) above.

“F-4” has the meaning set forth in the definition of “Registration Statements”.

“Final Cash Amount” shall be deemed to be (a) the Cash Amount set forth in the Closing Statement if no Objections Statement is delivered by the ROI Agent as specified in Section 1.4(b), or (b) if an Objections Statement is delivered by the ROI Agent, the Cash Amount set forth in the Closing Statement as adjusted by either (i) the written agreement of NSR and the ROI Agent or (ii) the determination of the Accountants.

“Final Debt Amount” shall be deemed to be (a) the Debt Amount set forth in the Closing Statement if no Objections Statement is delivered by the ROI Agent as specified in Section 1.4(b), or (b) if an Objections Statement is delivered by the ROI Agent, the Debt Amount set forth in the Closing Statement as adjusted by either (i) the written agreement of NSR and the ROI Agent or (ii) the determination of the Accountants.

“Financial Statements” has the meaning set forth in Section 2.7(a) above.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6(a), 2.6(b), 2.9(c), 2.10, 2.20, 2.22, 2.24, 2.26, 2.27, 2.28 and 2.29.

“GAAP” means the generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governance Agreement” means the Governance Agreement, substantially in the form of Exhibit A attached hereto.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Holdco” has the meaning set forth in the preface above.

“Holdco Board” has the meaning set forth in Section 4.10 above.

“Holdco Equity Incentive Plan” means the Holdco Equity Incentive Plan, substantially in the form of Exhibit B attached hereto.

“IFRS” means the English language version of the International Financial Reporting Standards in effect from time to time as issued by the International Accounting Standards Board.

“IL&FS” means Infrastructure Leasing & Financial Services Limited.

“IL&FS Debt” means the outstanding subordinated debt in an amount equal to INR 1,800,000,000 owed by the Company to IL&FS Financial Services Limited under the terms of the Zero-coupon Optionally Convertible Debentures, issued by the Company and repayable pursuant to the terms of the IL&FS Purchase Agreement, along with interest, if applicable.

“IL&FS Parties” has the meaning set forth in the Preliminary Statements above.

“IL&FS Purchase Agreement” has the meaning set forth in the Preliminary Statements above.

“IL&FS Purchase Price” means an amount equal to INR 2,700,000,000.

“IL&FS Transaction” means (a) NSR QSR’s purchase from the IL&FS Parties, and the IL&FS Parties’ sale, transfer, assignment, conveyance and delivery of Company Shares beneficially owned by the IL&FS Parties to NSR QSR, which such Company Shares constitute all of the equity interests of the Company beneficially owned by the IL&FS Parties, free and clear of any Liens, in exchange for an amount in cash equal to the IL&FS Purchase Price, and (b) the repayment by NSR QSR to IL&FS of the IL&FS Debt, including in terms of redemption by the Company, pursuant to the terms of the IL&FS Purchase Agreement.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Indemnifiable Losses” means an amount equal to (a) the amount of any Loss multiplied by the number that is (b) equal to one minus the quotient of (i) the total number of Shares beneficially owned by NSR, NSR Towers Mauritius LLC and their Affiliates on the Closing Date, divided by (ii) the total number of Shares issued and outstanding immediately after giving effect to the Closing.

“Indemnifiable Matter” has the meaning set forth in Section 7.1 above.

“Indemnification Agreement” has the meaning set forth in Section 5.3(c) above.

“Indian GAAP” means the generally accepted accounting principles in the Republic of India, as in effect from time to time, consistently applied.

“INR” means Indian Rupees.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which the Company uses Intellectual Property which is not owned by the Company or pursuant to which the Company grants any other Person the right to use any Intellectual Property owned by the Company.

“Internal Controls” has the meaning set forth in Section 3.6(d) above.

“Knowledge” means (a) in the case of the Company, the actual knowledge of Sanjeev Chachondia, Vivek Sett and Sushil Kumar Chaturvedi, in each case without the requirement of any independent verification or investigation; (b) in the case of Holdco, the actual knowledge of Parag Saxena without the requirement of any independent verification or investigation; and (c) in the case of ROI, the actual knowledge of Joseph A. De Perio and Thomas J. Baldwin, in each case without the requirement of any independent verification or investigation.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, treaty or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including common law.

“Leakage” means any non market payments to or assumption of any Debt or liabilities of any equityholder or any Affiliate or family member of any equityholder or Affiliate, including the amount of any Taxes (including the employer portion of any payroll Taxes); provided that Leakage shall not include any Transaction Expenses.

“Leased Real Property” means all leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held or granted by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds or grants a leasehold or subleasehold estate or other rights to use or occupy any Leased Real Property.

“Letter Agreement” means the Letter Agreement, substantially in the form of Exhibit C attached hereto.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, transfer restriction (other than restrictions under the Securities Act and state securities laws), right of first refusal, easement, right of way or zoning restriction, other than any license of Intellectual Property.

“Losses” means all Adverse Consequences directly relating to an Indemnifiable Matter.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, occurrence, condition or effect with respect to a Party that has had a material and adverse effect on (a) the business, financial condition or results of operations of such Party, taken as a whole or (b) the ability of a Party to consummate the transactions contemplated by this Agreement; provided that, to the extent any such event, change, development, occurrence, condition or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect or a Material Adverse Change: (i) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (ii) changes in general legal, tax, regulatory, political or business conditions in countries in which the Party does business, (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the impact thereof on relationships, contractual or otherwise, with third-parties, including customers, suppliers, vendors, lenders, investors, venture partners or employees; (iv) any failure of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, provided, however, that the facts and circumstances underlying any such failure may, except as may otherwise be limited by this definition, be considered in determining whether a Material Adverse Effect or a Material Adverse Change has occurred; (v) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (vi) general conditions (including market or economic conditions) in the industries in which such Party operates (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such Party conducts business); (vii) a change in IFRS or the generally accepted accounting principles in the United States, as in effect from time to time, of a Party, as applicable, or interpretations thereof; (viii) earthquakes, hurricanes, floods, or other natural disasters; or (ix) any action taken by a Party at the written request or with the written consent of the other Parties; provided further, in each of clauses (i), (ii) and (v) of this definition, so long as such event, change, development, occurrence, condition or effect referenced do not have a disproportionate effect on such Party (as compared to other participants in the industry in which such Party operates).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 2.13(a) of the Company’s Disclosure Schedule.

“Merger” has the meaning set forth in the Preliminary Statements above.

“Merger Consideration” has the meaning set forth in Section 1.2 above.

“Merger Sub” has the meaning set forth in Section 4.14(c) above.

“Minimum Cash Amount” has the meaning set forth in Section 6.3(h) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 2.7(a) above.

“NK Tele” has the meaning set forth in the Preliminary Statements above.

“N.K. Telecom” has the meaning set forth in the Preliminary Statements above.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (a) $127,200,000, minus (b) (i) the Final Debt Amount, minus (ii) the Final Cash Amount.

“NSR Designated Director” has the meaning set forth in Section 4.10 above.

“NSR Initial Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within nine (9) months from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $11.50 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

“NSR” has the meaning set forth in the preface above.

“NSR QSR” has the meaning set forth in the Preliminary Statements above.

“NSR Reorganization” means (i) the formation of Holdco, (ii) the purchase of Company Shares beneficially owned by NSR by NSR QSR for shares in NSR QSR, (iii) the transfer of all of the equity interests in NSR QSR held by NSR to Holdco for the Shares, (iv) the formation of NSR Towers Mauritius LLC, (v) the transfer of all of the equity interests in NSR QSR held by certain NSR Affiliates to NSR Towers Mauritius LLC for shares in NSR Towers Mauritius LLC, and (vi) the transfer of all of the equity interests in NSR QSR held by NSR Towers Mauritius LLC to Holdco for Shares.

“NSR Subsequent Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within nine (9) months from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $13.00 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

“Objections Statement” has the meaning set forth in Section 1.4(b) above.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Other Indemnitor” shall have the meaning set forth in Section 5.3(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company.

“Party” has the meaning set forth in the preface above.

“Permit” means any license, import license, export license, franchise, authorization, permit, certificate, certificate of occupancy issued by any Person.

“Permitted Lien” means any (a) Liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, or for which contingent liabilities have been disclosed in the Financial Statements, (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) all defects, exceptions, restrictions, easements, covenants, reservations, rights of way or other similar matters of title of record, (d) title of a lessor under a capital or operating lease, (e) Liens created by or through ROI, (f) liens arising under this Agreement, (g) easements, encroachments or other encumbrances or conditions that would have been disclosed by an accurate survey of the Real Property, (h) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body or other third party, all of which do not materially interfere with the conduct of the business of the Company, (i) Liens arising under Contracts with third parties as expressly stated therein; (j) pledges or deposits to secure the obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (k) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate, and (l) Liens that will be released at Closing as a consequence of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Premium” has the meaning set forth in Section 4.19 above.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Pro Rata Portion” means the percentage obtained by dividing (a) the number of shares of ROI Stock owned by an ROI Stockholder as of the Closing Date (after taking into account any redemptions of ROI Stock by ROI Stockholders pursuant to ROI’s Organizational Documents) by (b) the total number of shares ROI Stock issued and outstanding as of the Closing Date (after taking into account any redemptions of ROI Stock by ROI Stockholders pursuant to ROI’s Organizational Documents).

“Proxy Statement” means the proxy statement to be filed by ROI with the SEC in connection with the transactions contemplated by this Agreement.

“Put Option Shares” means the number of Shares equal to the amount of the Premium, divided by $10, rounded down to the nearest whole number.

“Put Option Transaction” has the meaning set forth in Section 4.19 above.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” has the meaning set forth in Section 2.7(c) above.

“Redemption Amount” means the amount payable to ROI’s public stockholders who have properly elected to exercise their redemption rights with respect to their ROI Stock pursuant to ROI’s Organizational Documents.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form of Exhibit D attached hereto.

“Registration Statements” shall mean Holdco’s Registration Statement on Form F-4 (the “F-4”), for the registration under the Securities Act of the Shares to be issued in connection with this Agreement, and references to which shall include the Proxy Statement and Holdco’s Registration Statement on Form 8-A (the “8-A12(b)”) for the registration under Section 12(b) of the Securities Exchange Act of the Shares, as each may be amended from time to time.

“Required ROI Vote” means the vote of such holders of shares of ROI’s Stock as set forth in the Proxy Statement required to approve the ROI Stockholder Voting Matters.

“ROI” has the meaning set forth in the preface above.

“ROI Agent” has the meaning set forth in Section 10.17(a) below.

“ROI Designated Directors” has the meaning set forth in Section 4.10 above.

“ROI Indemnitees” has the meaning set forth in Section 7.1 above.

“ROI Material Contracts” has the meaning set forth in Section 3.10(a) above.

“ROI Preferred Stock” has the meaning set forth in Section 3.3 above.

“ROI SEC Reports” has the meaning set forth in Section 3.6(a) above.

“ROI Stock” has the meaning set forth in the Preliminary Statements above.

“ROI Stockholders” means the holders of ROI Stock as of the Closing Date (after taking into account any redemptions of ROI Stock by ROI Stockholders pursuant to ROI’s certificate of incorporation).

“ROI Stockholder Meeting” means a meeting of the stockholders of ROI to vote on the ROI Stockholder Voting Matters.

“ROI Stockholder Voting Matters” means, collectively, proposals to approve (i) the adoption of this Agreement and the approval of the Mergers and the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) any other proposals submitted to the vote of ROI’s stockholders in the Proxy Statement.

“ROI Warrant Agreement” means the Warrant Agreement, dated as of September 6, 2013, between ROI and Continental Stock Transfer & Trust Company,

“ROI Warrant Holder Meeting” means a meeting of the ROI Warrant Holders to vote on the ROI Warrant Holder Voting Matters.

“ROI Warrant Holder Voting Matters” means, collectively, proposals to approve the proposals submitted to the vote of ROI Warrant Holders in the Proxy Statement.

“ROI Warrant Holders” means holders of ROI Warrants, including the Sponsor.

“ROI Warrants” means warrants to purchase one-half share of common stock of ROI issued by ROI in connection with its initial public offering pursuant to the ROI Warrant Agreement.

“Rules” has the meaning set forth in Section 10.14 below.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Shareholder Lockup Agreement” means the Lockup Agreement, substantially in the form of Exhibit E attached hereto.

“Shares” means the ordinary shares, par value $1.00 per share of Holdco, or such ordinary shares of Holdco adjusted to reflect any changes to the share capital of Holdco (including any share split, reorganization, recapitalization, reclassification or redesignation, combination, exchange of shares or other changes whatsoever).

“SIAC” has the meaning set forth in Section 10.14 below.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Sponsor” means GEH Capital, Inc.

“Sponsor Lockup Agreement” means the Lockup Agreement, substantially in the form of Exhibit F attached hereto.

“Sponsor Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within five (5) years from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $13.00 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).

“Sponsor Warrant Forfeiture Agreement” means the Sponsor Warrant Forfeiture Agreement, substantially in the form of Exhibit G attached hereto.

“Subsidiary” means, with respect to any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Surviving Entity” has the meaning set forth in Section 1.1(a) above.

“Systems” has the meaning set forth in Section 2.19 above.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.3(b) above.

“Tower Site” means the tracts of real property, either owned or leased, on which the Tower Structures are located.

“Tower Structure” means communications tower structures and improvements (including buildings) situated at the Tower Sites and all of the Company’s right, title and interest therein or appurtenant thereto, including rights to all attached tower lighting equipment; AM detuning systems; grounding systems (including tower foundations); storage, equipment shelters (including foundations) or other buildings exclusively for use by third party tenants; temporary or portable on-site buildings that include shared equipment; and physical improvements on each Tower Site, including without limitation fencing.

“Threshold” has the meaning set forth in Section 7.2(b) above.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses (including costs, fees and expenses resulting from, based upon or arising out of the NSR Reorganization), incurred by ROI, Holdco, NSR or the Company in connection with this Agreement and the Ancillary Agreements or in investigating, pursuing or completing the transactions contemplated hereby and thereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by Holdco or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by Holdco’s or the Company’s shareholders or employees in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Cap” means an amount equal to $8,200,000.

“Triggering Event” means an event, which shall be deemed to have occurred if: (i) the ROI board withdraws, modifies or changes its recommendation of any of this Agreement or the transactions contemplated by this Agreement in a manner adverse to the Company or Holdco, or shall have resolved to do so; (ii) the ROI board shall have recommended to the ROI Stockholders an alternative transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction; (iii) ROI shall have failed to include in the Proxy Statement the recommendation of the ROI board in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements; or (iv) the ROI Stockholder Voting Matters are not, on or before October 31, 2015, submitted for approval at the meeting of the ROI Stockholders (other than through the fault (whether by action or inaction) of the Company, Holdco, NSR or their Affiliates).

“Trust Account” has the meaning set forth in Section 3.17 above.

“Trust Fund Agreement” has the meaning set forth in Section 3.17 above.

ARTICLE 10

MISCELLANEOUS

10.1 Press Releases and Public Announcements.  Except as may be required by applicable Law, none of ROI, Holdco, NSR or the Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which consent will not be unreasonably withheld, conditioned or delayed.

10.2 No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective heirs, successors, permitted assigns and legal representatives, and, except with respect to NSR with respect to Section 5.6, the Sponsor with respect to Section 5.7, the indemnified parties with respect to Section 5.3 and the ROI Indemnitees as provided in Article 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.3 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes, except as set forth in Section 4.4(b), all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 2 AND 3, AS THE CASE MAY BE, OF THIS AGREEMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT

OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS, ESTIMATES OR PREDICTIONS IN RESPECT OF REVENUES, EARNINGS OR OTHER FINANCIAL OR OPERATING METRICS OF THE COMPANY FOR ANY PERIOD, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.4 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign (whether pursuant to a merger, by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10.5 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company, or Holdco:	Ascend Telecom Infrastructure Private Limited
Bagmane Lake View Building
Ground Floor, B Block
Bagmane Tech Park, C.V. Raman Nagar
Bangalore – 560 093
Attention: Sushil Kumar Chaturvedi V.S.S.M, Director & CEO
Facsimile: +91 80 6695 1201
Email: skc@ascendtele.com
Copy to:	Jones Day 222 E. 41st Street New York, NY 10017 Attention: Brien M. Wassner Facsimile: +1 212 326 3998 Email: bwassner@jonesday.com
If to ROI or ROI Agent:	ROI Acquisition Corp. II c/o Clinton Group, Inc. 601 Lexington Avenue New York, NY 10022 Attention: Joseph A. De Perio Email: joseph.deperio@clinton.com
Copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Joel L. Rubinstein, Esq. Facsimile: +1 212 547 5444 Email: jrubinstein@mwe.com

If to NSR:	NSR-PE Mauritius, LLC 4th Floor, Tower A, 1 Cybercity, Ebene, Mauritius Attention: Sarfoodeen Fazankhan Facsimile: +230 404 2601 Email: sfazankhan@citco.com
Copy to:	Jones Day 222 E. 41st Street New York, NY 10017 Attention: Brien M. Wassner Facsimile: +1 212 326 3998 Email: bwassner@jonesday.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law.  This Agreement and any claim, controversy or dispute arising out of or related to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable to the transactions contemplated hereby.

10.9 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Specific Performance.  Each of the Parties hereby acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.12 Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto, and (i) the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Disclosure Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Disclosure Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.13 Currency Exchange.  All monetary amounts in this Agreement, unless otherwise expressly set forth herein, are expressed in U.S. Dollars. To the extent that (a) any amount expressed in U.S. Dollars hereunder requires, in whole or in part, conversion into Indian Rupees, or (b) any amount expressed in Indian Rupees hereunder requires, in whole or in part, conversion into U.S. Dollars, in each case, in order to give full effect to this Agreement, such number of Indian Rupees or U.S. Dollars, as the case may be, shall be deemed to have been converted into the number of U.S. Dollars exchangeable for an Indian Rupee or Indian Rupees exchangeable for U.S. Dollars, as the case may be, as reported by Bloomberg at 12:00 P.M. on July 17, 2015.

10.14 Arbitration.  All claims, disputes, or controversies arising under or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved by binding arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the SIAC (the “Rules”). The arbitration shall be conducted before a panel of three arbitrators. ROI and Holdco shall select one arbitrator in accordance with the Rules. ROI and Holdco shall each then attempt to agree on the third arbitrator (the “Chairman”) within thirty (30) days of the confirmation of the second arbitrator. If ROI and Holdco fail to agree on the Chairman within such period, then such Chairman shall be appointed by SIAC in accordance with the Rules. The arbitration shall be conducted in the English language. Any dispute submitted to arbitration shall be governed by the Rules and construed and interpreted in accordance with the Laws of the State of New York, pursuant to Section 10.8 (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrators may be enforced by any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking any provisional/preliminary relief (including, but not limited to, injunctions, attachments or other such orders in aid of arbitration) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Except as may be otherwise required by Law or subpoena, the Parties (including their counsel and other representatives), the witnesses and the arbitrators may not disclose the existence, contents or results of any arbitration conducted hereunder without the prior written consent of the Parties. Any award rendered by the arbitrators shall be final and binding on the Parties, and each Party hereto waives to the fullest extent permitted by Law any right it may otherwise have under the Laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. All costs and fees incurred by the prevailing Party in connection with the judicial enforcement of any arbitral award, including all attorneys’ fees, shall be paid by the non-prevailing Party, and the court shall have the authority to award such costs and fees to the prevailing Party. Except to the extent necessary to confirm a reward or as maybe required by Law, none of the Parties and the arbitrator may disclose the existence, content, or results of an arbitration without written consent of the Parties to such arbitration.

10.15 Exclusive Jurisdiction.  Subject to the provisions of Section 10.14 hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the borough of Manhattan in New York City and any state or federal appellate court therein (collectively, the “Designated Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 10.14 or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Designated Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document in compliance with Section 10.7 shall be effective service of process for any action, suit or proceeding in the Designated Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.15. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Designated Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

10.16 Trust Account Waiver.  Each of the Company, NSR and Holdco acknowledges and agrees that ROI is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Each of the Company, NSR and Holdco acknowledges and agrees that ROI’s sole assets consist of the cash proceeds of ROI’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of ROI entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company, NSR and Holdco, on behalf of itself and any of their respective managers, directors, officers, affiliates, members, shareholders, trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against ROI arising under this Agreement.

10.17 The ROI Agent.

(a) Upon receipt of the Required ROI Vote, each ROI Stockholder shall be deemed to have appointed each of Thomas J. Baldwin and Joseph A. De Perio (or any one of them acting singly) (collectively, the “ROI Agent”) to serve as the ROI Agent for and on behalf of ROI and the ROI Stockholders, to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of ROI and the ROI Stockholders pursuant to this Agreement and any Ancillary Agreement, and to take all actions necessary or appropriate in the judgment of the ROI Agent for the accomplishment of the foregoing. More specifically, the ROI Agent shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of ROI and each ROI Stockholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of ROI and each ROI Stockholder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such ROI Stockholder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the

ROI Agent. The ROI Agent shall be authorized to take all actions on behalf of ROI and ROI Stockholders in connection with any claims made under Article 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of the ROI Stockholders. No bond will be required of the ROI Agent, and the ROI Agent will receive no compensation for its services. Notices or communications to or from the ROI Agent will constitute notice to or from ROI and each ROI Stockholder.

(b) The ROI Agent will not be liable for any act done or omitted hereunder as the ROI Agent while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The ROI Stockholders will severally indemnify the ROI Agent and hold the ROI Agent harmless against any Adverse Consequences incurred without gross negligence or willful misconduct on the part of the ROI Agent and arising out of or in connection with the acceptance or administration of the ROI Agent’s duties hereunder.

(c) A decision, act, consent or instruction of the ROI Agent will constitute a decision of ROI and all of the ROI Stockholders and will be final, binding and conclusive upon ROI and the ROI Stockholders. The Company and Holdco are each hereby entitled to rely on all statements, representations and decisions of the ROI Agent and shall have no liability to ROI, ROI Stockholders and the ROI Agent in connection with any actions taken or not taken in reliance on such statements, representations and decisions of the ROI Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ROI ACQUISITION CORP. II

By:	/s/ Thomas J. Baldwin Name: Thomas J. Baldwin Title: Chairman and Chief Executive Officer

ASCEND TELECOM HOLDINGS LIMITED

By:	/s/ Parag Saxena Name: Parag Saxena Title: Director

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED

By:	/s/ Sushil Kumar Chaturvedi Name: Sushil Kumar Chaturvedi Title: Director and CEO

NSR-PE MAURITIUS LLC

By:	/s/ Parag Saxena Name: Parag Saxena Title: CEO

ANNEX B
EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger is made and entered into as of August 19, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (the “Company”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), ROI Acquisition Corp. II, a Delaware corporation (“ROI”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”).

WHEREAS, the Company, ROI, Holdco and NSR are parties to that certain Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”);

WHEREAS, Pursuant to Section 10.9 of the Merger Agreement, the parties may amend the terms of the Merger Agreement prior to the Effective Time by an instrument in writing, signed by the parties; and

WHEREAS, the parties hereto desire to amend certain terms of the Merger Agreement in accordance with Section 10.9 of the Merger Agreement as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto hereby agrees as follows:

1.	Definitions. Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Merger Agreement.
2.	Amendment to Merger Agreement.

(a) Section 5.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

5.7 Sponsor Earnout Shares.  Upon the Closing, Holdco shall issue to the Sponsor (or a designee of the Sponsor or any Affiliates of the Sponsor) 307,652 earnout Shares (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares and the Sponsor IPO Earnout Shares are subject to forfeiture in the event that the Sponsor Performance Hurdle has not been satisfied within five years after the Closing Date.

(b) Article 9 of the Merger Agreement is amended by adding the following new definitions after the definition of “Sponsor”:

“Sponsor Earnout Shares” has the meaning set forth in Section 5.7.

“Sponsor IPO Earnout Shares” means the 781,250 earnout shares that were previously issued to the Sponsor in connection with ROI’s initial public offering, and exchanged for Shares in connection with the Merger.

3.	Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. As used in the Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

4.	Miscellaneous. The provisions of Article 10 of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ROI ACQUISITION CORP. II

By:	/s/ Thomas J. Baldwin Name: Thomas J. Baldwin Title: Chairman and Chief Executive Officer

ASCEND TELECOM HOLDINGS LIMITED

By:	/s/ Parag Saxena Name: Parag Saxena Title: Director

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED

By:	/s/ Sushil Kumar Chaturvedi Name: Sushil Kumar Chaturvedi Title: Director and Chief Executive Officer

NSR-PE MAURITIUS LLC

By:	/s/ Parag Saxena Name: Parag Saxena Title: Authorized Representative

ANNEX C

FORM OF AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO THE WARRANT AGREEMENT (this “Amendment”) is made as of [            ], 2015, by and between ROI Acquisition Corp. II, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, on September 20, 2013, the Company consummated an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and one Public Warrant (as defined below) and, in connection therewith, issued and delivered 12,500,000 warrants to public investors in the Offering (the “Public Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 16, 2013, and filed by the Company with the United States Securities and Exchange Commission on September 26, 2013 as an exhibit to a current report on Form 8-K (the “Warrant Agreement”), which governs the Warrants (capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Warrant Agreement);

WHEREAS, on July 23, 2015, the Company entered into an Agreement and Plan of Merger (as may be amended, the “Merger Agreement”), by and among the Company, Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India, Ascend Telecom Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Ascend Holdings”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares;

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement to provide that, upon the consummation of the transactions contemplated by the Merger Agreement (the “Business Combination”), the holders of the Public Warrants who vote in favor of the Warrant Amendment Proposal and follow the procedures set forth in Ascend Holdings’ proxy statement/prospectus relating to the Business Combination will have the option to either (i) have their warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the warrant agreement, as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash, 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares, and that if the Warrant Amendment Proposal is approved and the Business Combination is consummated, any warrantholder who votes against the approval of the Warrant Amendment Proposal or who does not elect to have their warrants survive will receive in exchange for each of its public warrants $0.50 in cash, 0.05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Company has obtained the consent of at least 65% of the Registered Holders of the outstanding Public Warrants to this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of Warrant Agreement.
1.1.	A new Section 6.5 is added to the Warrant Agreement as follows:

“6.5  Mandatory Exchange of Public Warrants Upon Consummation of Business Combination.

(a) Notwithstanding anything contained in this Warrant Agreement to the contrary, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated July 23, 2015, by and among the Company, Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India, Ascend Telecom Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Ascend Holdings”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (collectively, the “Business Combination”), each

Registered Holder of a Public Warrant issued and outstanding immediately prior to the consummation of the Business Combination who votes in favor of this Amendment and who follows the procedures set forth in Ascend Holdings’ proxy statement/prospectus relating to the Business Combination will have the option (in each case as the Registered Holder of Public Warrants shall have elected or be deemed to have elected (an “Election”) in accordance with Section 6.5(b)) to either (i) have their Public Warrants survive the closing of the Business Combination and become exercisable for Ascend Holdings ordinary shares in accordance with the terms of the Warrant Agreement, as amended, or (ii) have their Public Warrants exchanged at the closing of the Business Combination for $1.00 per warrant, comprised of $0.50 in cash and 0.05 of an ordinary share of Ascend Holdings (with cash to be paid in lieu of any fractional shares) (the “Consideration”) to be delivered to such Registered Holder by or at the direction of the Company as soon as reasonably practicable, and such Registered Holder shall cease to have any rights with respect to the Public Warrants other than the right to receive the Consideration. If the Business Combination is consummated, any warrantholder who voted against the approval of this Amendment or who makes no Election will receive in exchange for each of its Public Warrants $0.50 in cash, .05 ordinary shares of Ascend Holdings and cash in lieu of fractional shares.

(b) Subject to the procedures in Section 6.5(c), each Registered Holder of Public Warrants outstanding immediately prior to the Election Date (as defined below) who makes a valid Election to receive the Consideration will be entitled to receive the Consideration in respect of such Public Warrants.

(c) An Election shall be made in accordance with the following procedures:

(1) An Election will have been properly made only if a Registered Holder of Public Warrants delivers such Public Warrants to the Warrant Agent through the facilities of The Depository Trust Company’s DWAC system at or prior to the special meeting of public warrantholders held to approve this Amendment (the “Election Date”).

(2) Any Registered Holder of Public Warrants may at any time prior to the Election Date change such Registered Holder’s Election if the Warrant Agent receives prior to the Election Date written notice of such change. The Company will have the right in its sole discretion to permit changes in Elections after the Election Date.

(3) The Company will have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Elections, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this section and the payment for Public Warrants converted into the right to receive the Consideration.”

2.	Miscellaneous Provisions.
2.1.	Effectiveness of Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Amendment shall be expressly subject to the consummation of the Business Combination and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated.
2.2.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.
2.3.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.4	Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.
2.5.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
2.6.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.7.	Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ROI ACQUISITION CORP. II

By:	Name: Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	Name: Title:

[Signature Page to Amendment to the Warrant Agreement]

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ROI ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph A. De Perio and Thomas J. Baldwin (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Special Meeting of Stockholders of ROI Acquisition Corp. II, (the “Company”) to be held on Friday, October 23, 2015 at 9:00 a.m. Eastern Time, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

ROI ACQUISITION CORP. II - THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2.

Please mark votes as indicated in this example ☒

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. **The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1 and 2.** If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

Date: ____ , 2015

____
Signature

____
Signature (if held jointly)

When shares are held by joint tennants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

PROXY

FOR THE SPECIAL MEETING OF PUBLIC WARRANTHOLDERS OF

ROI ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph De Perio and Thomas J. Baldwin (together, the "Proxies"), and each of them independently, with full power of substitution, as proxies to vote the warrants that the undersigned is entitled to vote (the "Warrants") at the Special Meeting of Public Warrantholders of ROI Acquisition Corp. II (the "Company") to be held on Friday, October 23, 2015 at 9:30 a.m., Eastern Time, and at any adjournments and/or postponements thereof. Such Warrants shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement prospectus and revokes all prior proxies for said meeting.

THE WARRANTS REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED WARRANTHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

ROI ACQUISITION CORP. II - THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2.

Please mark votes as indicated in this example ☒

FOR ☐ AGAINST ☐ ABSTAIN ☐

Warrant Election — If you intend to have your warrants survive the Business Combination, check the adjacent box.

Note: In order to have your warrants survive the Business Combination, you must check the adjacent box AND follow the procedures set forth in the proxy statement/prospectus.

WARRANT ELECTION ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. **The warrants represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned warrantholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1 and 2.** If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

Date: ____ , 2015

____
Signature

____
Signature (if held jointly)

When warrants are held by joint tennants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲